   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 14, 1999

                                                 REGISTRATION NO. 333-
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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                             PEGASUS SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                 7389                                75-2605174
   (State or other jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
    incorporation or organization)          Classification Code Number)                Identification No.)

                             ---------------------

                    3811 TURTLE CREEK BOULEVARD, SUITE 1100
                              DALLAS, TEXAS 75219
                                 (214) 528-5656
  (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)

                               JOHN F. DAVIS, III
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                             PEGASUS SYSTEMS, INC.
                    3811 TURTLE CREEK BOULEVARD, SUITE 1100
                              DALLAS, TEXAS 75219
                                 (214) 528-5656
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                             ---------------------

                                With copies to:

                       GUY KERR                                              FRANK M. PLACENTI
                   JOHN B. MCKNIGHT                                         LOUIS A. BRILLEMAN
                     WHIT ROBERTS                                             Bryan Cave LLP
               Locke Liddell & Sapp LLP                            Two North Central Avenue, Suite 2200
             2200 Ross Avenue, Suite 2200                                 Phoenix, Arizona 85004
                  Dallas, Texas 75201                                         (602) 364-7000
                    (214) 740-8000

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the effective time of the merger of a wholly owned subsidiary of the Registrant with and into REZ, Inc., which shall occur as soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all conditions to the closing of such merger.
    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                             ---------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                    AMOUNT          PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES              TO BE          OFFERING PRICE PER   AGGREGATE OFFERING      REGISTRATION
              TO BE REGISTERED                  REGISTERED (1)         SHARE (2)            PRICE (2)               FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share (and
associated preferred stock purchase
rights).....................................   3,990,000 shares      Not Applicable          $46,010               $12.15
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) Based on the maximum number of shares of Common Stock (and associated preferred stock purchase rights) of the Registrant which may be issued pursuant to the merger described herein. Value attributable to the associated preferred stock purchase rights, if any, is reflected in the market price of the Pegasus Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457(f)(2), based on the sum of one-third of the par value of the securities the registrant will receive in the merger due to the fact that REZ has an accumulated capital deficit, calculated as (a) $11,505, which is one-third of (x) $0.001, the per share par value of the REZ common stock multiplied by (y) 34,513,780, the total number of shares of REZ common stock issued and outstanding as of December 13, 1999, and (b) $34,505, which is one-third of (x) $0.005, the per share par value of the REZ Series A Preferred Stock multiplied by (y) 20,702,900, the total number of shares of REZ Series A Preferred Stock issued and outstanding as of December 13, 1999.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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--------------------------------------------------------------------------------

                                   REZ, INC.
                       7500 Dreamy Draw Drive, Suite 120
                             Phoenix, Arizona 85020

                                            , 2000

To all Stockholders of REZ, Inc.:

     The accompanying information statement/prospectus relates to the proposed merger of REZ, Inc. (formerly known as REZsolutions, Inc.) and Pegasus Systems, Inc. Under the terms of the merger, the outstanding shares of common stock of REZ will be converted into the right to receive a combination of shares of Pegasus common stock and cash, with the majority stockholder of REZ receiving a promissory note in lieu of a portion of the cash to which it would otherwise be entitled. The information statement/ prospectus contains detailed information about the merger and the board of directors of REZ encourages you to read it carefully.

     The merger will be effected pursuant to the Agreement and Plan of Merger, dated November 16, 1999. A copy of the merger agreement is attached as Appendix A to the information statement/ prospectus.

     The Pegasus board of directors declared a 3-for-2 split of its shares of common stock effected in the form of a stock dividend on January 7, 2000 to all Pegasus stockholders of record on December 20, 1999. Accordingly, the information contained in the accompanying information statement/prospectus gives effect to this stock split.

     The board of directors of REZ has unanimously approved the merger and the merger agreement. In addition, following effectiveness of the accompanying information statement/prospectus, the holders of more than 85% of the outstanding shares of REZ common stock approved the merger and the merger agreement by written consent. Under Delaware law and the terms of the certificate of incorporation and bylaws of REZ, as well as a stockholders agreement between REZ and most of its stockholders, this approval is sufficient to approve the merger and the merger agreement. For this reason, REZ will not call a meeting of its stockholders to vote on the merger, nor will REZ ask its stockholders for a proxy.

     If you are not in favor of the merger, Delaware law provides that the holders of shares of REZ common stock who have not approved the merger and the merger agreement and who otherwise strictly comply with the applicable requirements of Section 262 of the Delaware General Corporation Law are entitled to an appraisal of the fair value of their shares and may demand payment in cash of the fair value of their shares. Holders of shares who wish to assert appraisal rights should comply with the procedures set forth in Section 262, a copy of which is attached as Appendix I to the accompanying information statement/prospectus. Appraisal rights under Section 262 are also discussed in the information statement/ prospectus under the caption "Terms of the Merger and Related Transactions -- Appraisal Rights."

     This letter and the accompanying information statement/prospectus constitute notice to the stockholders of REZ of stockholder action taken pursuant to a written consent and notice of appraisal rights pursuant to Section 262 of the Delaware General Corporation Law.

     REZ IS NOT ASKING YOU FOR A PROXY OR CONSENT AND YOU ARE REQUESTED NOT TO SEND REZ A PROXY OR CONSENT.

                                            Sincerely,

                                                     I. Malcolm Highet
                                               President and Chief Executive
                                                          Officer

      Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This information statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED DECEMBER 14, 1999

                        INFORMATION STATEMENT/PROSPECTUS


                 [PEGASUS LOGO]                                            [REZINC LOGO]

     The boards of directors of Pegasus Systems, Inc. and REZ, Inc. (formerly known as REZsolutions, Inc.) have unanimously approved the merger of Pegasus and REZ. Under the terms of the merger, REZ will become a wholly-owned subsidiary of Pegasus and the outstanding shares of REZ common stock will be converted into the right to receive 3.99 million shares of Pegasus common stock and cash of approximately $115 million, with an additional $20 million promissory note issued to the majority stockholder of REZ in lieu of a portion of the cash to which it otherwise would be entitled. The Agreement and Plan of Merger that sets forth the terms of the merger provides for an adjustment in the amount of cash payable in the merger, as well as escrow arrangements with respect to the cash and stock issued in connection with the merger.

     This document is a prospectus of Pegasus relating to the shares of Pegasus common stock to be issued in the merger. Pegasus common stock is traded on the
Nasdaq National Market under the symbol "PEGS." On             , 2000, the last
reported sale price for the common stock on the Nasdaq National Market was
$     per share.

     The board of directors of REZ is also furnishing this document to you to provide you with important information about the merger and how it will affect your equity interest in REZ. The holders of more than 85% of the outstanding shares of REZ common stock have agreed to execute a written consent approving the merger and merger agreement. Under Delaware law and the terms of REZ's certificate of incorporation and bylaws, as well as a stockholders agreement between REZ and most of its stockholders, this approval is sufficient to approve the merger and the merger agreement. For this reason, REZ is not calling a meeting of its stockholders to vote on the merger and the merger agreement, nor is REZ asking you for a proxy. In addition to furnishing you with important information about the merger, this document also constitutes a notice of appraisal rights in accordance with the Delaware General Corporation Law.

     THE PROPOSED MERGER IS A COMPLEX TRANSACTION. PEGASUS AND REZ STRONGLY URGE YOU TO READ AND CONSIDER THIS INFORMATION STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO UNDER "RISK FACTORS" BEGINNING ON PAGE 10.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PEGASUS COMMON STOCK TO BE ISSUED UNDER THIS INFORMATION STATEMENT/PROSPECTUS OR DETERMINED THE ADEQUACY OR ACCURACY OF THIS INFORMATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

     This information statement/prospectus is dated                     , 2000
and is being mailed to the stockholders of REZ beginning on or about
            , 2000.

     REZ IS NOT ASKING YOU FOR A PROXY OR A CONSENT AND YOU ARE REQUESTED NOT TO SEND REZ A PROXY OR CONSENT.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Questions and Answers About the Merger......................     1
Summary.....................................................     3
  The Companies.............................................     3
  The Merger................................................     4
  What REZ Securityholders will Receive in the Merger.......     4
  Reasons for the Merger....................................     5
  Conditions to the Merger..................................     5
  Termination of the Merger Agreement.......................     5
  REZ Voting Agreements.....................................     6
  Stockholder Agreements....................................     6
  Noncompetition Agreement..................................     6
  Limitation on Negotiations................................     6
  Termination Fees and Expenses.............................     6
  Board and Stockholder Approvals...........................     7
  Opinions of Financial Advisors............................     7
  Interests of Certain Persons in the Merger................     7
  Federal Income Tax Consequences...........................     7
  Anticipated Accounting Treatment..........................     8
  Management Following the Merger...........................     8
  Ownership Following the Merger............................     8
  Rights of REZ Stockholders Following the Merger...........     9
  Comparative Market Prices.................................     9
Risk Factors................................................    10
  Risks Related to the Merger...............................    10
  Risks Related to the Business and Operations of Pegasus
     and REZ as a Combined Company..........................    15
  Investment Risks..........................................    22
Selected Consolidated Historical Financial Statement Data...    25
Selected Unaudited Pro Forma Combined Financial Statement
  Data......................................................    28
Comparative Per Share Data..................................    30
Where You Can Find More Information.........................    31
Forward-Looking Statements May Prove Inaccurate.............    31
Market Price and Dividend Information.......................    32
Approval of the Merger and Related Transactions.............    33
  Background of the Merger..................................    33
  Pegasus Board Considerations..............................    35
  REZ Board Considerations..................................    36
  Approval by Boards and Stockholders.......................    38
  Opinion of Pegasus' Financial Advisor.....................    38
  Opinion of REZ's Financial Advisor........................    43
  Interests of Certain Persons in the Merger................    48
  Prior Relationship of Pegasus and REZ.....................    49
Terms of the Merger Agreement and Related Transactions......    51
  General...................................................    51
  Effective Time of the Merger..............................    51
  Merger Consideration......................................    51
  Escrow Arrangements.......................................    53
  Disposition of REZ Securities Other than Common Stock.....    54
  Exchange of REZ Stock Certificates........................    55
  The Merger Agreement......................................    56
  REZ Voting Agreements.....................................    59
  Stockholder Agreements....................................    60

                                                              PAGE
                                                              ----
Noncompetition Agreement....................................    61
  Regulatory Approvals......................................    61
  Nasdaq Listing of Pegasus Common Stock....................    62
  Anticipated Accounting Treatment..........................    62
  Material Federal Income Tax Matters for United States REZ
     Securityholders........................................    62
  Appraisal Rights..........................................    65
Pegasus Business............................................    67
Pegasus Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................    80
Management Following the Merger.............................    90
Pegasus Executive Compensation and Other Matters............    92
Pegasus Security Ownership of Management and Principal
  Stockholders..............................................    96
Pegasus Certain Transactions................................    97
REZ Business................................................    99
REZ Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................   105
REZ Executive Compensation and Other Matters................   113
REZ Certain Transactions....................................   114
REZ Security Ownership of Management and Principal
  Stockholders..............................................   114
Unaudited Pro Forma Financial Information and Related
  Notes.....................................................   116
Description of Pegasus Capital Stock........................   124
Comparison of Pegasus and REZ Stockholder Rights............   127
Experts.....................................................   133
Legal Matters...............................................   133
Trademarks..................................................   133
Index to Financial Statements...............................   F-1
  Pegasus Financial Statements..............................   F-2
  REZ Financial Statements..................................  F-30

Appendix A -- Agreement and Plan of Merger
Appendix B -- Voting Agreement (with Majority Stockholder)
Appendix C -- Form of Voting Agreement (with parties other than
  Majority Stockholder)
Appendix D -- Form of Stockholder Agreement (with Majority
  Stockholder)
Appendix E -- Form of Stockholder Agreement (with parties other than Majority Stockholder)
Appendix F -- Form of Noncompetition Agreement
Appendix G -- Fairness Opinion of Hambrecht & Quist LLC
Appendix H -- Fairness Opinion of Thomas Weisel Partners, LLC
Appendix I -- Section 262 of the Delaware General
  Corporation Law: Appraisal Rights

                  ABOUT THIS INFORMATION STATEMENT/PROSPECTUS

     Except where the context requires otherwise, references in this information statement/prospectus to "Pegasus Systems, Inc." and "Pegasus" refer to Pegasus Systems, Inc., a Delaware corporation and its consolidated subsidiaries. References in this information statement/prospectus to "Pegasus Worldwide, Inc." or "Pegasus Worldwide" refer to Pegasus Worldwide, Inc., a Delaware corporation and a wholly owned subsidiary of Pegasus. References in this information statement/prospectus to "Pegasus common stock," or "common stock of Pegasus" refer to the common stock, $.01 par value per share, of Pegasus with each share carrying a preferred stock purchase right.

     References in this information statement/prospectus to "REZ, Inc.," or "REZ" refer to REZ, Inc., a Delaware corporation (formerly known as REZsolutions, Inc.) and its consolidated subsidiaries. References in this information statement/prospectus to "REZ common stock" or "common stock of REZ" refer to the common stock, $.001 par value per share, of REZ.

     Reed Elsevier Inc. and Utell International Group Ltd. are wholly owned subsidiaries of Reed Elsevier plc, and collectively own a majority of the issued and outstanding shares of the REZ common stock. References in this information statement/prospectus to "Reed Elsevier" or "the majority stockholder" refer to Reed Elsevier plc, a corporation organized under the laws of England and Wales, and its consolidated subsidiaries, including Reed Elsevier Inc., a Massachusetts corporation, and Utell International Group Ltd., a corporation organized under the laws of England and Wales, as well as the affiliates of these entities.

     References in this information statement/prospectus to "you" or "your" refer to an individual holder of the outstanding shares of REZ common stock.

     The Pegasus board of directors declared a 3-for-2 split of its shares of common stock effected in the form of a stock dividend on January 7, 2000 to all Pegasus' stockholders of record on December 20, 1999. Unless otherwise indicated, the information contained in this information statement/prospectus, including the historical market prices and number of shares of Pegasus common stock, has been adjusted to reflect this stock split.

     You should rely only on the information contained in this information statement/prospectus. Neither Pegasus nor REZ has authorized anyone to provide you with information that is different from what is contained in this information statement/prospectus.

     This information statement/prospectus is dated             , 2000. You
should not assume that the information contained in this information statement/prospectus is accurate as of any date other than that date, and the issuance of Pegasus common stock in the merger will not create any implication to the contrary. Pegasus provided the information concerning Pegasus. REZ provided the information concerning REZ.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    WHY ARE PEGASUS AND REZ PROPOSING TO
      MERGE?

A:    The merger allows Pegasus and REZ as a
      combined company to significantly expand each company's presence as a solution provider to the hotel industry, increase each company's product and service offerings to new and existing customers, capitalize on the economic benefits of each company's respective technologies and infrastructures and potentially increase value for the stockholders of both companies. Further, this merger will allow the combined company to increase its presence in international markets and take advantage of synergistic business opportunities and operational efficiencies as a combined company. To review the background and reasons for the merger in greater detail, see page 33.

Q:    WHEN IS IT EXPECTED THAT THE MERGER WILL BE
      COMPLETED?

A:    Pegasus and REZ are working toward
completing the merger as quickly as possible, and hope to complete the merger during the first quarter of 2000. They will complete the merger when all the conditions to completion of the merger are satisfied or waived. The merger will become effective when a certificate of merger is filed with the Secretary of State of Delaware.

Q:    WHAT WILL I RECEIVE IN THE MERGER?

A: You will receive a combination of shares of Pegasus common stock and cash for each share of REZ common stock that you own. Reed Elsevier, the majority stockholder of REZ, will receive a $20 million promissory note in lieu of a portion of the cash amount that it would otherwise be entitled to receive in the merger. Neither Pegasus nor REZ can at this time tell you exactly how many shares of Pegasus common stock or the exact amount of cash that you will receive in the merger. The actual amount of cash that you will receive is subject to an adjustment at the time of the closing of the merger. The actual number of shares of Pegasus common stock you will receive depends on the total number of REZ shares outstanding at the closing of the merger. Some shares of Pegasus common stock will also be placed in an escrow account upon the closing of the merger to provide for a further adjustment that will be made shortly following the closing of the merger. In addition, a portion of the shares and cash payable to you in the merger will be placed in an escrow account for at least one year, and will be subject to claims that Pegasus is entitled to assert under the terms of the merger agreement. Any of the escrowed cash and escrowed shares remaining after satisfaction of any claims will be released from escrow and distributed to you based on the relative number of shares of REZ common stock that you own.

Q:    HAS SOMEONE DETERMINED THAT THE MERGER IS
      IN THE BEST INTEREST OF THE REZ STOCKHOLDERS?

A:    Yes. The board of directors of REZ has
      determined that the merger is in the best interest of the REZ stockholders. The board of directors of REZ has unanimously approved the merger and the merger agreement. In addition, the board of directors of REZ received an opinion from its financial advisor, Thomas Weisel Partners LLC, that the merger was fair, from a financial point of view, to the stockholders of REZ.

Q:    HOW WILL OUTSTANDING OPTIONS TO PURCHASE
      SHARES OF REZ COMMON STOCK BE TREATED IN THE MERGER?

A:    The outstanding options to purchase REZ
      common stock will accelerate and become fully exercisable at or prior to completion of the merger. Holders of options will have the choice of either (1) exercising the options and receiving a combination of Pegasus common stock and cash in the merger or (2) receiving a cash payment of $1.73 per share upon the closing of the merger. Any options that are not exercised or cashed out will terminate 15 days after delivery by REZ of a notice of acceleration, which will be prior to the closing of the merger, except that options under REZ's UK option plan may be exercised for six months following the closing of the merger.

Q:    WILL PEGASUS STOCKHOLDERS VOTE ON THE
      MERGER?

A:    No, their vote is not required.

Q:    WHAT DO I NEED TO DO NOW?

A:    Nothing. REZ stockholders owning more
      than 85% of the issued and outstanding common stock of REZ have agreed to execute a written consent approving the merger and the merger agreement. As the holders of the required percentage of outstanding shares of REZ common stock have agreed to give their approval, REZ does not need to call a meeting of its stockholders to approve the merger or the merger agreement, and REZ is not soliciting proxies or consents.

Q:    SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Pegasus will send you a letter of transmittal and written instructions for exchanging your stock certificates. You should not surrender your REZ stock certificates until after the merger and until you receive the letter of transmittal.

Q:    WILL I RECEIVE ANY FRACTIONAL SHARES OF
PEGASUS COMMON STOCK IN THE MERGER?

A:    No, Pegasus will not issue fractional shares.
      You will receive cash based on the market price of Pegasus common stock for any fractional share of Pegasus common stock you would otherwise receive.

Q:    DO I HAVE APPRAISAL RIGHTS IF I DON'T LIKE THE
      MERGER?

A: Yes. Under Delaware law, you are entitled to appraisal rights if you follow the requirements specified by Delaware law and do not approve the merger and merger agreement.

Q:    WHO CAN ANSWER MY QUESTIONS?

A: If you would like additional copies of this information statement/prospectus, or if you have questions about the merger, you should contact:

      REZ, Inc.
      7500 Dreamy Draw Drive, Suite 120
      Phoenix, Arizona 85020
      Telephone: (602) 870-3330
      Attention: Vernon L. Snider

                                    SUMMARY

     This summary highlights selected information contained in this information statement/prospectus. This summary may not contain all of the information that is important to you and is qualified in its entirety by the more detailed information appearing elsewhere in this information statement/prospectus and the accompanying information and documents. Pegasus and REZ encourage you to carefully read this entire document and the documents referred to in this information statement/prospectus for a complete understanding of the merger. For additional information, see "Where You Can Find More Information" on page 31. Page references are included in parentheses to direct you to a more complete description of the items presented in this summary.

THE COMPANIES (PAGES 67 AND 99)

     Pegasus Systems, Inc.
     3811 Turtle Creek Boulevard, Suite 1100
     Dallas, Texas 75219
     (214) 528-5656

     Pegasus is a leading provider of transaction processing and electronic commerce services to the hotel industry worldwide. Pegasus is organized into three businesses: Pegasus Electronic Distribution, Pegasus Commission Processing and Pegasus Business Intelligence.

     - Pegasus Electronic Distribution improves the efficiency and effectiveness of the hotel reservation process by enabling travel agents and individual travelers to electronically access hotel room inventory information and conduct reservation transactions. Pegasus Electronic Distribution includes the GDS distribution service and the Internet-based distribution services, which include TravelWeb.com, the private-label reservation service and other Internet-based distribution services.

     - Pegasus Commission Processing improves the efficiency and effectiveness of the commission payment process for participating hotels and travel agencies by consolidating the payments in the travel agency's currency of choice and providing comprehensive transaction reports.

     - Pegasus Business Intelligence provides database marketing and consulting services and is being expanded to provide data mining and reporting services for benchmark analysis and strategic planning for the hotel industry.

     REZ, Inc.
     7500 Dreamy Draw Drive, Suite 120
     Phoenix, Arizona 85020
     (602) 870-3330

     REZ is a leader in providing distribution services and solutions for the hotel industry. It offers a fully integrated portfolio of services and applications to independent hotels, management companies and hotel chains in approximately 180 countries. REZ maintains a global network of approximately 40 offices with approximately 1,950 employees. REZ provides services to approximately 25,000 hotels and 80 brands.

     REZ's services and solutions improve the efficiency and effectiveness of the hotel reservations process by providing REZ customers with access to and the use of REZView, REZ's central reservation system, one of the most advanced, high-performance, functionally rich reservation systems in the hotel industry. REZView is designed to operate in numerous processing environments to handle a wide range of customers from small independent hotels to large hotel chains. REZ offers its customers the following five major types of services and solutions:

     - REZ offers representation services primarily to independent hotels that seek to sell their rooms in marketplaces outside their locale. These hotels associate themselves with a hotel representation service which uses its systems and office infrastructure to assist the hotels in marketing and making reservations for their rooms.

     - REZ provides international brand management services under its brand names, which include Summit Hotels & Resorts, Golden Tulip Hotels & Tulip Inns, Sterling Hotels & Resorts and Prima Hotels. As part of the branding relationship, the hotel receives reservation support, marketing assistance, purchasing, operations training and financial services.

     - REZ's private label services include the operation of private label central reservation systems and call centers on behalf of large individual properties, brand management companies and hotel chains.

     - REZ provides application server processing (ASP) services to customers who choose to operate their own reservations call centers but want a transaction processing solution for their central reservation system.

     - REZ licenses its RezView, Guestview and other applications software to hotels worldwide.

THE MERGER

     Upon the completion of the merger, REZ will merge with a subsidiary of Pegasus and REZ will become a wholly-owned subsidiary of Pegasus. The merger is subject to various conditions and rights of termination described in this document and in the merger agreement. The merger agreement is attached as Appendix A to this information statement/prospectus. It is a legal document that governs your rights in connection with the merger.

WHAT REZ SECURITYHOLDERS WILL RECEIVE IN THE MERGER (PAGE 51)

  Holders of REZ common stock

     In the merger, stockholders of REZ common stock will be entitled to receive an aggregate of 3.99 million shares of Pegasus common stock and cash of approximately $115 million, with Reed Elsevier receiving an additional $20 million promissory note in lieu of a portion of the cash it would otherwise be entitled to receive. The merger agreement also provides for an adjustment in the amount of cash payable in the merger based on various balance sheet items determined immediately prior to closing the merger. The merger agreement also provides for possible post-closing adjustments, which if favorable to Pegasus would be satisfied to the extent necessary with shares of Pegasus common stock issued in the merger having a market value of $2.0 million that will be placed in an escrow account pending the resolution of this post-closing adjustment. Any post-closing adjustments that are favorable to the REZ stockholders will be satisfied by a cash payment from Pegasus deposited into the escrow account for distribution to the REZ stockholders.
     Cash of $5.5 million and shares of Pegasus common stock having a value of $5.5 million that you are entitled to receive in the merger will also be placed in an escrow account until the later of one year from the effective time of the merger or the date of the publication of the first audited consolidated financial statements of Pegasus after the effective time of the merger. These shares will be used to satisfy any claims made by Pegasus prior to the expiration of the escrow period for any damages incurred by Pegasus as a result of any misrepresentation or breach of any representation, warranty, covenant or agreement made by REZ or Reed Elsevier in the merger agreement, subject to Pegasus incurring losses of at least $1.5 million prior to recovering any damages from the escrow account. Any of the escrowed shares or cash remaining after the satisfaction of any claims will be released from escrow and distributed to you based on the relative number of shares of REZ common stock that you own.

  Holders of REZ options

     As of December 1, 1999 there were options to purchase 3,578,911 shares of REZ common stock outstanding, each of which was granted pursuant to a REZ option plan. Additional options may be granted by REZ in the normal course of business prior to the closing of the merger, subject to some limitations. The options to purchase REZ common stock granted under REZ's stock option plans will accelerate and become fully vested and exercisable at or prior to the time of the merger.

     The options to purchase REZ common stock granted under REZ's 1997 Stock Option Plan and 1998 Outside Director Stock Option Plan are referred to as "accelerated REZ options." The options to purchase REZ common stock granted under REZ's Stock Option Scheme are referred to as "UK options." Pursuant to the merger agreement, all holders of outstanding accelerated REZ options will have the choice of either (1) exercising the options prior to the closing date of the merger in accordance with the terms of the option plan under which the options were issued or (2) receiving a cash payment of $1.73 per share covered by an option upon the closing of the merger. The shares of REZ common stock received upon the exercise of accelerated REZ options will be treated like all other outstanding shares of REZ common stock in the merger, as described above. Any accelerated REZ options that are not exercised or cashed out will terminate prior to the closing date of the merger.

     Prior to the effective time of the merger, REZ is also sending notices to all holders of outstanding UK options to either (1) exercise any or all of the UK options and purchase the related shares of REZ common stock or (2) receive a cash payment of $1.73 per share covered by an option upon the closing of the merger. If a holder of UK options makes his or her election within 15 days of receipt of the notice sent to all holders of UK options, then the holder will receive shares of REZ common stock or cash, as he or she elects, and on the closing of the merger will be treated in the same way as electing holders of accelerated REZ options. If, however, a holder of UK options makes no election prior to the merger, then this holder will be entitled during the six-month period following the closing of the merger to elect to exercise the UK options so held, pay the related exercise price, and receive the merger consideration as if the holder had elected to exercise his or her UK options and receive shares of REZ common stock prior to the closing of the merger. After the six-month period following the merger closing date, any merger consideration relating to UK options that are not exercised will be distributed to the former REZ stockholders based on each REZ stockholder's pro rata ownership of the REZ common stock at the time of the merger.

     Reed Elsevier has agreed to make arrangements for loans to be made available to REZ employees that hold REZ options that will enable them to have access to funds should they elect to exercise the options that they hold.

REASONS FOR THE MERGER (PAGE 35)

     Pegasus and REZ have identified several potential advantages of the merger that they believe will benefit Pegasus, REZ and their respective stockholders and customers. These include the following:

     - Providing a broader range of products and services to customers

     - Allowing Pegasus to leverage REZ's international sales force and infrastructure to sell Pegasus' services to REZ's customers and other new customers

     - Increasing the depth of the respective companies' technological expertise and resources

     - Increasing each respective company's size and presence as a solution provider to the hotel industry

     - Providing synergistic opportunities for the combined company's business and operations

     The merger will provide you with the following benefits:

     - Increased liquidity for your investment in REZ by providing you with a combination of cash and Pegasus common stock, which is traded on the Nasdaq National Market

     - Participation in the potential growth of the combined company after the merger

CONDITIONS TO THE MERGER (PAGE 57)

     Pegasus and REZ will complete the merger only if a number of standard contractual and other legal conditions are either satisfied or waived. Some of these conditions include:

     - No legal restraints or prohibitions prevent the completion of the merger

     - The Pegasus common stock to be issued in the merger is authorized for listing on the Nasdaq National Market

     - The parties have determined the estimated balance sheet relating to the closing cash adjustment

     - Filings with the Securities and Exchange Commission shall be effective and no stop orders shall exist

     - No material adverse change in the business or financial condition of Pegasus or REZ shall have occurred

TERMINATION OF THE MERGER AGREEMENT (PAGE 58)

     The merger agreement may be terminated by either Pegasus or REZ if:

     - The conditions to completion of the merger are not satisfied because of a material breach of the merger agreement by the other party

     - A representation or warranty of the other party becomes untrue

     - The merger is not completed by April 1, 2000; provided that in the event of governmental delays, this date may be extended to May 15, 2000

     - If REZ accepts or recommends to its stockholders a superior proposal and pays to Pegasus a breakup fee in the amount of $7.5 million

     A "superior proposal" is a written, unsolicited acquisition proposal that the REZ board of directors determines is reasonably capable of being consummated and likely to be financially superior to the merger.

     The merger agreement may also be terminated under other circumstances typically found in merger agreements, or by mutual consent.

     Pegasus may also terminate the merger agreement at any time prior to the time of the merger if the REZ board of directors withdraws, modifies or refrains from recommending the merger or if a third party has acquired beneficial ownership of, or the right to acquire beneficial ownership of, at least 20% of REZ's outstanding stock.

     REZ does not have "walk-away rights" and consequently cannot terminate the merger agreement solely because Pegasus' stock price declines.

REZ VOTING AGREEMENTS (PAGE 59 AND APPENDICES B AND C)

     To induce Pegasus to enter into the merger agreement, Reed Elsevier and some other stockholders of REZ entered into voting agreements with Pegasus. The voting agreements require these REZ stockholders to vote all shares of REZ common stock beneficially owned by them in favor of the merger and the adoption of the merger agreement and against approval of any proposal opposing or competing against the merger. The voting agreements also provide that the stockholders grant an irrevocable proxy in favor of Pegasus to vote each of these REZ stockholders' shares in favor of the merger and merger agreement. These REZ stockholders were not paid additional consideration in connection with the voting agreements.

     The REZ stockholders who entered into the voting agreements own an aggregate of 29,488,163 shares of REZ common stock, representing approximately 85.5% of REZ's common stock as of December 1, 1999. These REZ stockholders have agreed to execute a written consent in lieu of a stockholders meeting pursuant to which they will approve the merger and the merger agreement.

STOCKHOLDER AGREEMENTS (PAGE 60 AND APPENDICES D AND E)

     At the closing of the merger, Reed Elsevier and each REZ stockholder owning more than 1% of the outstanding REZ common stock will enter into stockholder agreements with Pegasus, which provide for restrictions on the transferability and resale of the Pegasus common stock to be issued in the merger or otherwise owned by these REZ stockholders.

NONCOMPETITION AGREEMENT (PAGE 61 AND APPENDIX F)

     At the closing of the merger, Reed Elsevier will enter into a five-year noncompetition agreement with Pegasus, which will become effective upon the closing date of the merger.

LIMITATION ON NEGOTIATIONS (PAGE 57)

     Until the merger is completed or the merger agreement terminated, REZ has agreed not to directly or indirectly solicit other acquisition proposals. Until the merger is completed or the merger agreement terminated, REZ has also agreed to promptly notify Pegasus of any third party inquiries or requests for non-public information that may result in any acquisition proposals.

TERMINATION FEES AND EXPENSES (PAGE 59)

     Pegasus and REZ will each pay their own fees and expenses in connection with the merger, whether or not the merger is completed. However, Pegasus and REZ will share equally all fees and expenses, other than attorneys' fees and accounting fees, in connection with filings of materials required under the Hart-Scott-Rodino Antitrust Improvements Act and the printing and filing of this information statement/prospectus and the registration statement of which this information statement/prospectus is a part. In addition, if the merger agreement is terminated for specified reasons, the non-terminating party will be entitled to fees and expenses from the terminating party. If specified merger fees and expenses of REZ exceed $2.75 million, any REZ merger expenses in excess of this amount will be deducted from the cash amount otherwise payable to the REZ stockholders in the merger. While the total amount that might be payable in a termination situation cannot be known at this time, the aggregate costs and expenses that Pegasus and REZ expect to incur in connection with the merger are approximately $11.0 million.

     REZ has agreed to pay Pegasus a breakup fee of $7.5 million upon the occurrence of any of the following events:

     - REZ accepts or recommends to the REZ stockholders a superior proposal

     - The REZ board of directors withdraws, modifies or refrains from recommending the merger

     - A third party acquires beneficial ownership, or the right to acquire beneficial ownership, of at least 20% of REZ's outstanding voting stock

     - REZ accepts or recommends a superior proposal before March 1, 2001 with a party with whom REZ conducted discussions regarding an acquisition proposal prior to termination of the merger agreement

BOARD AND STOCKHOLDER APPROVALS (PAGE 38)

  Pegasus

     The board of directors of Pegasus has unanimously approved the merger and the merger agreement. The Pegasus stockholders are not required to approve the merger or the merger agreement.

  REZ

     The board of directors of REZ has unanimously approved the merger and the merger agreement. The holders of more than 85% of the outstanding shares of REZ common stock have agreed to approve the merger and merger agreement. Under Delaware law and the terms of REZ's certificate of incorporation and bylaws, as well as a stockholders agreement between REZ and most of its stockholders, this approval will be sufficient to approve the merger and the merger agreement. For this reason, REZ is not calling a meeting of its stockholders to vote on the merger and the merger agreement, nor is REZ asking you for a proxy or a consent.

     On December 1, 1999, directors and executive officers of REZ and their affiliates owned approximately 83.6% of the issued and outstanding shares of REZ common stock.

OPINIONS OF FINANCIAL ADVISORS (PAGE 38 AND 43 APPENDICES G AND H)

     In deciding to approve the merger, the board of directors of Pegasus considered the opinion of its financial advisor and the board of directors of REZ considered the opinion of its financial advisor. Pegasus received an opinion from its financial advisor, Hambrecht & Quist LLC, that the consideration to be paid by Pegasus in the merger was fair to Pegasus from a financial point of view. REZ received an opinion from its financial advisor, Thomas Weisel Partners LLC, that the consideration to be received by the REZ stockholders in the merger was fair to the stockholders of REZ from a financial point of view.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 48)

     Several stockholders and executive officers of REZ have personal interests in the merger that are different from, or in addition to, the interests of most REZ stockholders. As a result, these stockholders and executive officers may have a conflict of interest that influenced their support of the merger.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 62)

     The merger will be a taxable transaction for federal income tax purposes to the REZ stockholders who are citizens or residents of the United States. In general, United States REZ stockholders will be taxed on the gain, if any, from the exchange of their REZ common stock for cash and Pegasus common stock pursuant to the merger. This tax treatment may not apply to every United States REZ stockholder. United States REZ stockholders will also be subject to state and local taxation on the transaction if currently subject to income tax in a state or local jurisdic-tion. The tax consequences for foreign stockholders are not addressed. For further discussion on the tax consequences of the merger, see "Terms of the Merger Agreement and Related Transactions -- Material Federal Income Tax Matters for United States REZ Securityholders -- United States REZ Stockholders."

     Existing options to purchase REZ common stock will be taxed differently depending upon the particular REZ stock plan under which the options were issued and whether the options are exercised or cashed out. In general, if a United States holder of nonstatutory stock options under a REZ option plan exercises options and purchases the related shares of REZ common stock prior to the closing date of the merger in accordance with the terms of the option plan, the holder will recognize ordinary income when the option is exercised. If a United States holder of incentive stock options under a REZ option plan exercises options and purchases the related shares of REZ common stock prior to the closing date of the merger in accordance with the terms of the option plan, the holder will recognize ordinary income at the time of merger equal to the excess, if any, of the lesser of (i) the amount realized or (ii) the fair market value of the shares on the date of exercise over the option price. The excess, if any, of the amount realized in the merger over the fair market value of the shares on the date of exercise will be short-term capital gain, provided the holder holds the shares as a capital asset at the time of the merger. If a holder disposes of such shares for less than his or her basis in the shares, the difference between the amount realized and his or her basis will be a short-term capital loss, provided the holder holds the shares as a capital asset at the time of disposition. If a United States holder of either nonstatutory or incentive stock options elects to receive a cash payment from REZ in lieu of exercising the options, the holder will recognize ordinary income in the amount of the total cash received at the time the cash is received. For further discussion on the exercise of United States REZ options, including incentive stock options granted under the REZ 1997 Stock Option Plan, see "Material Federal Income Tax Matters for United States REZ Securityholders-United States REZ Optionholders". Because this is intended to be a general discussion, optionholders should consult their tax advisors with regard to the tax consequences pertaining to their particular situation. The tax considerations for optionholders located in the United Kingdom are not addressed. Tax considerations for individuals who are not citizens or residents of the United States are beyond the scope of this discussion. The tax consequences of the loans to be arranged by Reed Elsevier for the benefit of REZ optionholders who elect to exercise their options are not addressed.

     TAX MATTERS ARE VERY COMPLICATED. THE TAX CONSEQUENCES OF THE MERGER TO EACH REZ STOCKHOLDER WILL DEPEND ON THE FACTS OF EACH STOCKHOLDER'S SITUATION. REZ STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS, AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

ANTICIPATED ACCOUNTING TREATMENT (PAGE 62)

     Pegasus and REZ expect that the transaction will be accounted for as a purchase for financial reporting and accounting purposes.

MANAGEMENT FOLLOWING THE MERGER (PAGE 90)

     The directors and executive officers of Pegasus will not change as a result of the merger, except that I. Malcolm Highet, the President and Chief Executive Officer of REZ, will be appointed the Chief Operating Officer of Pegasus and Joseph W. Nicholson will become the Chief Information Officer. In addition, Reed Elsevier has the right to nominate a person to serve on the Pegasus board of directors. After the merger, the directors and executive officers of Pegasus Worldwide will become the directors and executive officers of the surviving corporation.

OWNERSHIP FOLLOWING THE MERGER (PAGE 51)

     Subject to adjustments in the merger consideration and the escrow arrangements provided for in the merger agreement, the REZ stockholders will receive 3.99 million shares of Pegasus common stock and these shares will represent approximately 16.5% of the outstanding shares of Pegasus common stock following the merger based on the number of outstanding shares of Pegasus common stock as of December 1, 1999. Upon completion of the merger, REZ will become a wholly owned subsidiary of Pegasus.

RIGHTS OF REZ STOCKHOLDERS FOLLOWING THE MERGER (PAGE 127)

     The rights of REZ's stockholders are currently governed by Delaware law, REZ's certificate of incorporation and bylaws, and a stockholders agreement between REZ and most of the REZ stockholders. The rights of Pegasus' stockholders are governed by Delaware law and Pegasus' certificate of incorporation and bylaws. As of the effective time of the merger, REZ stockholders will become Pegasus stockholders. There are important differences between the rights of stockholders of REZ and the rights of stockholders of Pegasus. In particular, Pegasus has adopted a stockholder rights plan that discourages some types of change of control transactions.

COMPARATIVE MARKET PRICES (PAGE 32)

     Pegasus common stock is quoted on the Nasdaq National Market under the symbol "PEGS." REZ common stock is not quoted or listed on any market or exchange.

     On November 16, 1999, and             , 2000, the last trading day prior to
the announcement of the merger and the most recent practicable date prior to the mailing of this information statement/prospectus, respectively, the last reported sale price per share of Pegasus common stock on the Nasdaq National Market and the equivalent per share price of the REZ common stock set forth below, after giving effect to the 3-for-2 stock split of the shares of Pegasus common stock effected on January 7, 2000, is as follows:

                                              REZ
                                          EQUIVALENT
                                        PER SHARE PRICE
                           PEGASUS       (INCLUSIVE OF
                         COMMON STOCK        $3.35
                          PER SHARE      PER SHARE IN
                            PRICE            CASH)
                         ------------   ---------------
November 16, 1999......     $31.75           $7.02
             , 2000....     $                $

     The "REZ Equivalent Per Share Prices" set forth above are based on the assumption that (1) there will be 34,511,280 outstanding shares of REZ common stock on the closing date of the merger, which further assumes all REZ optionholders will elect to receive a cash payment for all of their outstanding REZ options, (2) the net downward adjustments to the merger consideration set forth in the merger agreement will be equal to $13.3 million and (3) all escrowed shares of Pegasus common stock and cash will ultimately be distributed to REZ stockholders. The assumed $13.3 million net downward adjustment reflects REZ's estimated indebtedness at the closing of the merger. These assumptions may not prove correct and you may receive less than the "REZ Equivalent Per Share Price" indicated for your shares of REZ common stock.

     STOCK PRICES CAN FLUCTUATE DRAMATICALLY AND PEGASUS URGES YOU TO CHECK RECENT STOCK PRICES OF PEGASUS COMMON STOCK.

                                  RISK FACTORS

     The following factors should be considered together with the other information included in this information statement/prospectus. Any of the following risks could materially adversely affect the business, operating results and financial condition of Pegasus, REZ or the combined company. You should consider these factors in conjunction with the other information contained in this information statement/prospectus, including its Appendices.

RISKS RELATED TO THE MERGER

THE EXPECTED BENEFITS OF THE MERGER WILL NOT BE REALIZED BY THE COMBINED COMPANY IF THE TECHNOLOGY, OPERATIONS AND PERSONNEL OF PEGASUS AND REZ ARE NOT EFFECTIVELY INTEGRATED.

     In order to achieve the benefits of the merger, the business and operations of Pegasus and REZ must be quickly and efficiently integrated. The difficulties associated with integration may be compounded by the broad scope of Pegasus' and REZ's operations and the geographic distance separating their bases of operation. The process of integrating the products, technologies, infrastructure, research and development activities, administration, sales and marketing and other operations of the two companies will involve significant costs and effort on behalf of the combined company. The difficulties, costs and delays involved in integrating the companies, which may be substantial, include:

     - Distracting management and other key personnel from the business of the combined company

     - Perceived and potential adverse changes in business focus or product offerings

     - Potential incompatibility of business cultures

     - Pegasus' inexperience in integrating its operations with those of another company

     - Costs and delays in implementing common systems and procedures, particularly in integrating different information systems

     - Possible negative effects on customer service resulting from the differing focus on product and service offerings

     - Inability to retain and integrate key management, technical, sales and customer support personnel

     If Pegasus and REZ do not integrate their operations and technologies quickly and smoothly, the anticipated benefits of the merger may not be realized and serious harm to the combined company's business, financial condition and operating results may result.

INTEGRATION OF THE COMBINED COMPANY MAY PROVE MORE DIFFICULT DUE TO THE RECENT FORMATION OF REZ AND FUTURE POTENTIAL BUSINESS ACQUISITIONS BY THE COMBINED COMPANY.

     The challenges of integrating the organizations and operations of Pegasus and REZ may be compounded by the ongoing efforts associated with the integration of the predecessor companies that resulted in the formation of REZ and any potential future acquisitions by the combined company. Products, technologies, distribution channels and businesses of previously acquired companies may not effectively be integrated into the combined company's business or product offerings. The integration of the companies' businesses following the merger will require the dedication of management resources, which may distract management's attention from the day-to-day business of the combined company. The business of the combined company may also be disrupted by employee uncertainty and lack of focus during integration, as well as cultural differences between the companies.

PEGASUS' LACK OF EXPERIENCE IN MANAGING A BUSINESS WITH A BROAD MARKET SCOPE AND A LARGE NUMBER OF EMPLOYEES AND OFFICES SPREAD ACROSS NUMEROUS COUNTRIES AROUND THE WORLD COULD ADVERSELY AFFECT THE BUSINESS OF THE COMBINED COMPANY.

     Pegasus has little experience in managing or operating many of the services and solutions offered by REZ, and REZ has little experience with Pegasus' areas of operations. Further, Pegasus' limited experience in operating and managing a company with geographically disparate operations and a large number of employees and offices could cause the combined company to fail to derive the expected benefits of the merger. Following the merger, there will be a significant increase in Pegasus' management resources required to oversee a large number of employees and business offices located in numerous foreign countries, while Pegasus' senior management team will largely remain unchanged. The combined company could face problems managing and staffing a large business operation, and handling the laws, regulations and cultural differences associated with employing a large personnel pool and operating offices in foreign countries. The failure of the combined company to effectively manage its business resources could seriously harm its business, operating results and financial condition.

THE NUMBER OF SHARES OF PEGASUS COMMON STOCK TO BE ISSUED IN THE MERGER WILL NOT BE ADJUSTED BASED ON CHANGES IN THE MARKET PRICE OF PEGASUS COMMON STOCK PRIOR TO THE MERGER.

     Since the number of shares to be issued in the merger will not be adjusted for any increase or decrease in the market price of Pegasus common stock prior to the merger, the REZ stockholders risk the loss of the value in their shares of common stock due to a decrease in the market value of Pegasus common stock. In the merger, Pegasus will issue 3.99 million shares. Accordingly, the market value of the stock consideration to be received by the stockholders of REZ in the merger transaction depends on the market price of Pegasus common stock upon the completion of the merger transaction. The last reported sale price for Pegasus common stock on the Nasdaq National Market on November 16, 1999, the last trading day before public announcement of the merger transaction, was
$31.75. On             , 2000, the most recent practicable trading day before
the printing of this information statement/prospectus, the last reported sale
price for Pegasus common stock on the Nasdaq National Market was $     . Neither
Pegasus nor REZ can assure you as to the market price of Pegasus common stock at any time before or after the merger. The market price of Pegasus common stock at the completion of the merger transaction may vary from its price on the date the merger agreement was signed and the date of this information statement/prospectus. The market price may vary because of many factors, including:

     - Changes in the business, operations or prospects of Pegasus

     - The timing of the completion of the merger transaction

     - The prospects or the market's perception of prospects of post-merger operations of the combined company

     - General market conditions

DUE TO THE UNCERTAINTIES RAISED BY THE MERGER TRANSACTION, SOME CUSTOMERS OF PEGASUS AND REZ COULD DELAY PURCHASING DECISIONS, OR CEASE DOING BUSINESS WITH PEGASUS AND REZ ALTOGETHER, WHICH COULD ADVERSELY AFFECT THE BUSINESS OF THE COMBINED COMPANY.

     Uncertainty in the marketplace or customer concern regarding the impact of the merger could result in customers or potential customers of Pegasus or REZ deferring purchasing decisions until the closing of the merger or thereafter, or ceasing to do business with Pegasus and REZ altogether, which could harm the business of the combined company. Since the merger transaction between the companies may be unsettling to some customers, some of Pegasus' and REZ's respective customers may delay their purchase decisions until they have the opportunity to learn more about the business plans of the combined company. As a result, the near-term quarterly results of Pegasus could fail to meet the expectations of investors and analysts.

THE MERGER WILL GREATLY INCREASE THE NUMBER OF FREELY TRADABLE PEGASUS SHARES, WHICH COULD DRIVE DOWN THE PRICE OF PEGASUS STOCK.

     Upon the issuance of the 3.99 million shares of Pegasus common stock in the merger, the REZ stockholders will hold approximately 16.5% of the then outstanding number of shares of common stock of Pegasus, based on the number of shares of Pegasus common stock outstanding on December 1, 1999. Sales in the public market of a substantial number of these shares shortly following completion of the merger could adversely affect the market price of the Pegasus common stock. The terms of stockholder agreements executed by REZ stockholders that will receive approximately 97% of the shares issued in the merger contractually prohibit the resale of shares of Pegasus common stock for 30 days following the closing of the merger, and subsequently restrict the resale of a portion of the shares for nine months following the closing of the merger. Subject to these contractual restrictions, all of the shares issued in the merger will be freely tradable in the public market as a result of being registered pursuant to a separate registration statement to be filed by Pegasus with the SEC or pursuant to an exemption from registration under the Securities Act of 1933. Significant sales of Pegasus common stock could occur after the merger, which could drive down the price of Pegasus stock. Any negative effect on the market price for Pegasus common stock may not be limited to either a magnitude or period of time.

THE RIGHTS OF THE REZ STOCKHOLDERS WILL DIFFER FROM THEIR RIGHTS AS PEGASUS STOCKHOLDERS.

     Upon the consummation of the merger, the REZ stockholders will become Pegasus stockholders. Several material differences exist between the rights of stockholders of Pegasus under Pegasus' charter documents and the rights of stockholders of REZ under REZ's charter documents and a stockholders agreement between REZ and most of its stockholders. These differences include, among others, the fact that Pegasus has adopted a stockholder rights plan that may discourage some types of transactions involving an actual or threatened change of control of Pegasus. REZ has no such plan.

REZ HAS REPORTED NET LOSSES IN MOST RECENT HISTORICAL PERIODS AND IF THESE LOSSES CONTINUE THEY WOULD ADVERSELY AFFECT PEGASUS' FINANCIAL PERFORMANCE AND CONDITION.

     REZ has incurred net losses for the year ended December 31, 1998 and the nine-month period ending September 30, 1999. If the combined company is not successful in reversing the performance of REZ's business operations, then these business operations would have a negative impact on the overall business of the combined company. Further, as a result of the purchase accounting treatment of the merger, non-cash charges associated with the amortization of goodwill and other intangibles will adversely affect the combined company's performance in future periods. These negative factors may adversely affect the market price for Pegasus common stock in the future.

DUE TO REZ'S HISTORICALLY SLOWER REVENUE GROWTH AND LOWER OPERATING MARGINS, THE FUTURE PERFORMANCE OF THE COMBINED COMPANY'S BUSINESS COULD BE NEGATIVELY IMPACTED.

     REZ has typically experienced slower revenue growth and lower operating margins than Pegasus has historically experienced. As a result, the combined company's business will likely experience slower revenue growth and lower operating margins than that of Pegasus. If the combined company's revenue growth and operating margins do not improve over REZ's previous operating performance, the combined company's business, operating results and financial condition could be adversely affected.

THE SUBSTANTIAL EXPENSES ASSOCIATED WITH THE MERGER COULD ADVERSELY AFFECT THE FINANCIAL RESULTS OF THE COMBINED COMPANY.

     Pegasus and REZ estimate that the aggregate costs and expenses that will be incurred in connection with the merger will be approximately $11.0 million. These costs will primarily relate to the costs associated with combining the operations of the two companies and the fees of financial advisors, attorneys and accountants. Although Pegasus and REZ believe that the costs will not exceed this estimate, the estimate may be incorrect or unanticipated contingencies may occur that substantially increase the costs of

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

combining their operations. In subsequent quarters, the combined company may incur additional charges to reflect costs associated with the merger. If the merger is not completed, Pegasus and REZ will have incurred significant costs for which they will have received no benefits.

NON-CASH CHARGES ASSOCIATED WITH THE MERGER WILL REDUCE PEGASUS' EARNINGS IN THE FUTURE, WHICH COULD ADVERSELY AFFECT PEGASUS' STOCK PRICE.

     Based on the total consideration determined for the merger as set forth in
Note 2 to the Pro Forma Combined Condensed Financial Statements, Pegasus expects to amortize approximately $271.0 million of acquired intangible assets and goodwill over periods ranging from three to ten years, which will negatively impact results of operations for the duration of the applicable periods. The amortization expense relating to the intangible assets and goodwill purchased in the merger will not be tax deductible. In addition, Pegasus anticipates expensing the costs associated with in process research and development, which will negatively impact results of operations in the quarter in which the merger is completed. As a result, Pegasus' earnings per share will be adversely affected, which may negatively affect the market price of Pegasus common stock.

SOME EXECUTIVE OFFICERS AND STOCKHOLDERS OF REZ HAVE CONFLICTS OF INTEREST ARISING FROM PERSONAL BENEFITS TO BE RECEIVED IN THE MERGER.

     The personal benefits to be received in the merger by some executive officers and stockholders of REZ may raise conflicts of interest because the receipt of these benefits may have favorably influenced their support of the merger. In particular, upon consummation of the merger, Reed Elsevier will be relieved of its guaranty under one of REZ's revolving lines of credit, REZ will repurchase all of the outstanding shares of REZ Series A Preferred Stock held by Reed Elsevier, Hambrecht & Quist, as an existing REZ stockholder, will receive merger consideration and some executives of REZ may be entitled to receive severance payments as a result of the merger. Further, Reed Elsevier is entitled to designate an individual to serve as a director on the Pegasus board of directors following the merger. See "Approval of the Merger and Related Transactions-Interests of Certain Persons in the Merger."

SOME OF THE RESPECTIVE COMBINED COMPANY'S CUSTOMERS MAY CEASE TO DO BUSINESS OR REDUCE THE AMOUNT OF BUSINESS THAT THEY DO WITH THE COMBINED COMPANY, WHICH COULD CAUSE A DECLINE IN THE COMBINED COMPANY'S REVENUES.

     Since some of Pegasus' current customers are direct competitors of REZ, the announcement and consummation of the merger may cause some of Pegasus' customers to end or curtail their relationships with Pegasus and the combined company and seek alternative vendors. In addition, due to the change of control provisions in some REZ customer contracts, these customers may be able to terminate or renegotiate their contracts. While Pegasus and REZ are working to minimize any negative impact the merger may have in this regard, one or more customers of Pegasus or REZ may use the merger to end or curtail their relationships with the combined company, which could have a material adverse effect on the business, operating results and financial condition of the combined company.

A PORTION OF THE CONSIDERATION TO BE RECEIVED BY THE REZ STOCKHOLDERS IN THE MERGER WILL BE HELD IN AN ESCROW ACCOUNT.

     At the time of the closing of the merger, cash in the amount of $5.5 million and Pegasus shares having a market value of $5.5 million will be delivered to Chase Bank of Texas, N.A. on behalf of the holders of REZ common stock to provide compensation to Pegasus for any breach by REZ or Reed Elsevier of any of their respective representations, warranties or covenants set forth in the merger agreement. The escrowed cash and shares covering any breaches are to remain in the escrow account for at least one year after the effective time of the merger. In the event of a post-closing adjustment in favor of Pegasus or if Pegasus successfully asserts one or more claims for breach that, in the aggregate, exceed $1.5 million while the escrowed cash and shares remain in an escrow account, the REZ stockholders will not receive all or part of the escrowed cash and shares. In addition, at the time of the closing of the merger, Pegasus shares having a market value of $2.0 million will be delivered to Chase Bank of Texas, N.A. on behalf of the REZ stockholders to satisfy possible post-closing adjustments in favor of Pegasus.

THE ESCROW AGENT MAY NOT ACT IN THE MANNER YOU DESIRE.

     The merger agreement provides that Chase Bank of Texas, N.A. will act as the escrow agent in several matters involving the shares of Pegasus common stock and cash to be held in escrow. The escrow agent may not act in the manner you desire and any arbitration orders required to be enforced by the escrow agent could have the effect of reducing the consideration you ultimately receive in the merger.

THE STOCKHOLDERS' AGENT MAY NOT ACT IN THE MANNER YOU DESIRE.

     The merger agreement provides that several representatives of REZ will act as the stockholders' agent in some matters involving the shares of Pegasus common stock to be held in escrow. The stockholders' agent may, among other things, compromise and settle claims made by Pegasus against the escrowed shares. The stockholders' agent may not act in the manner you desire and decisions made by the stockholders' agent could have the effect of reducing the consideration you ultimately receive in the merger.

FAILURE TO COMPLETE THE MERGER COULD ADVERSELY AFFECT THE BUSINESS AND FINANCIAL CONDITION OF PEGASUS AND REZ.

     If the merger is not completed for any reason, Pegasus and REZ may be subject to a number of material risks, including the following:

     - Potential customers may defer purchases of Pegasus or REZ services and products

     - Potential partners may refrain from entering into agreements with Pegasus or REZ

     - Employee turnover may increase

     The occurrence of any of these factors could result in serious harm to the business, operating results and financial condition of Pegasus, REZ or both.

THE MERGER CONSIDERATION YOU WILL RECEIVE IN THE MERGER IS SUBJECT TO UNITED STATES FEDERAL INCOME TAXES AND POSSIBLY STATE, LOCAL AND FOREIGN TAXES.

     Although some mergers are structured as a tax-free transaction to stockholders, the merger between Pegasus and REZ will be a taxable transaction for federal income tax purposes to the REZ stockholders who are citizens or residents of the United States. In general, United States REZ stockholders will be taxed on the gain, if any, from the exchange of their REZ common stock for Pegasus common stock, cash or a combination of both pursuant to the merger. This tax treatment may not apply to every REZ stockholder. REZ stockholders may also be subject to state, local and foreign taxation on the transaction. Further, a substantial portion of the merger consideration that you will receive will be in the form of shares of Pegasus common stock, and you may not be able to sell these shares at prices attractive to you should you need the proceeds to pay taxes. You should note that tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax laws.

THE COMBINED COMPANY MAY REQUIRE ADDITIONAL FINANCING TO MEET ITS FUTURE CAPITAL AND OPERATIONAL REQUIREMENTS AND MAY FACE UNCERTAINTY IN OBTAINING FAVORABLE FINANCING ALTERNATIVES.

     If the liquidity and cash flow from operations of the combined company are insufficient to meet its operating and capital requirements, the combined company may have to seek additional financing, including public or private debt or equity offerings. The combined company's future capital requirements will depend on numerous factors, including the combined company's profitability, operational cash requirements, competitive pressures, development of new services and applications, acquisition of complementary businesses or technologies and response to unanticipated requirements. There can be no assurance that any financing alternatives sought by the combined company will be available, or, if available, will be on terms or in amounts attractive to the combined company. Further, any debt financing may involve restrictive covenants and any equity financing may be dilutive to the combined company's stockholders. If adequate funds are not available on acceptable terms, the combined company may be unable to develop or enhance its services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could have a material adverse effect on the combined company's business, financial condition and results of operations.

RISKS RELATED TO THE BUSINESS AND OPERATIONS OF PEGASUS AND REZ AS A COMBINED COMPANY

     The risks set forth below are a number of the risks relating to the business and operations of Pegasus and REZ that could harm the business of the combined company after the merger.

PEGASUS IS GROWING RAPIDLY AND MAY NOT HAVE THE RESOURCES TO EFFECTIVELY MANAGE ADDITIONAL GROWTH.

     The recent growth and potential future growth of Pegasus has placed significant demands on its management as well as on its administrative, operational and financial resources. The expansion of the combined company's business to take advantage of new market opportunities will require significant management attention and financial resources. To manage additional growth the combined company may be required to:

     - Expand its sales, marketing and customer support organizations

     - Attract and retain additional qualified personnel

     - Expand its physical facilities

     - Invest in the development or enhancement of its current services and develop new services that meet changing industry needs

     - Develop systems, procedures or controls to support the expansion of its operations

     An inability on the part of the combined company to sustain or manage any additional growth could have a material adverse effect on the business, operating results and financial condition of the combined company.

BECAUSE A LARGE PORTION OF THE COMBINED COMPANY'S EXPENSES WILL BE RELATIVELY FIXED AND NEITHER PEGASUS NOR REZ CAN ACCURATELY PREDICT THE COMPETITIVE ENVIRONMENT THAT THE COMBINED COMPANY WILL FACE, UNEXPECTED REVENUE SHORTFALLS AND QUARTERLY VARIATIONS MAY ADVERSELY AFFECT THE BUSINESS OF THE COMBINED COMPANY.

     The expense levels of Pegasus and REZ, a large portion of which are relatively fixed, are based primarily on their respective estimates of future revenues. In the future, the combined company may not accurately predict the introduction of its new or enhanced services or those of its competitors, or the degree of customer acceptance of new services. The combined company may also be unable to adjust spending rapidly enough to compensate for any unexpected revenue shortfall. In addition, Pegasus' past and future operating results vary significantly from quarter to quarter due to a variety of factors, many of which are outside its control. It is likely that in one or more future quarters Pegasus' results may fall below the expectations of securities analysts and investors. Due to the relatively fixed nature of the combined company's costs, and because operating costs are based on anticipated revenues, a decline in revenue from even a limited number of transactions, failure to achieve expected revenue in any fiscal quarter or unanticipated variation in the recognition of revenues may cause significant variations in operating results from quarter to quarter. This could have a material adverse effect on the business, operating results and financial condition of the combined company. Neither Pegasus nor REZ believes that period-to-period comparisons of either of their past operating results should be relied upon as an indication of future performance of the combined company.

LOSS OF THE COMBINED COMPANY'S ARRANGEMENTS WITH KEY CUSTOMERS OR THIRD-PARTY SERVICE PROVIDERS COULD ADVERSELY AFFECT ITS BUSINESS.

     The business of the combined company will be dependent upon its customer arrangements with hotel chains, independent hotels, hotel representation firms, hotel management companies, travel agencies, travel agency consortia, global distribution systems and Internet-based information and reservation providers. Several important REZ customers have within the last two years asserted that REZ is in breach of the applicable customer contracts. REZ does not believe that it is in breach of these contracts, but in any event believes that it has satisfactorily addressed any customer situations which, if unaddressed, are likely to be material and adverse to REZ's business, operating results and financial condition. Nevertheless, these or other customers may seek damages or compensation from REZ or the combined company, or may terminate or curtail their relationship with REZ or the combined company, based on the performance of REZ or the combined company. Neither Pegasus nor REZ has entered into written agreements with most of the travel agencies relating to Pegasus Commission Processing or REZ's financial services. Pegasus currently relies, and the combined company will in the future rely, on third parties to provide remittance and worldwide currency exchange services, and for facility maintenance and disaster recovery services for the computer and voice/data communications systems used in all of its services.

     In the future, the combined company may be unable to continue or renew these arrangements on favorable terms or initiate new arrangements. If the combined company is unable to renew, extend or enter into contracts with its current or future customers or with alternate service providers on favorable terms, it could have a material adverse effect on the business, operating results and financial condition of the combined company.

THE FUTURE SUCCESS OF THE COMBINED COMPANY WILL DEPEND ON ITS ABILITY TO DEVELOP NEW TECHNOLOGIES AND SERVICES TO MEET THE CHANGING NEEDS OF CUSTOMERS.

     The future success of the combined company will depend, in part, on its ability to develop leading technologies, enhance its existing services and develop and introduce new services. In particular, its technologies and services must meet the needs of the combined company's customers. The combined company also must continue to meet the demands of technological advances and emerging industry standards and practices on a timely and cost-effective basis. Although the combined company will strive to be a technological leader, future technology advances may not complement or be compatible with its services. In addition, the combined company may be unable to economically and timely incorporate technology changes and technology advances into its business. The combined company may be unsuccessful in effectively using new technologies, adapting its services to emerging industry standards or developing, introducing and marketing service enhancements or new services. The combined company may also experience difficulties that could delay or prevent the successful development, introduction or marketing of these services. If the combined company is unable to develop and introduce new services or enhance existing services on a timely and cost-effective basis or if new services do not achieve market acceptance, it could have a material adverse effect on the business, operating results and financial condition of the combined company.

THE COMBINED COMPANY'S SUCCESS WILL SIGNIFICANTLY DEPEND ON THE EXPERIENCE OF KEY PERSONNEL AND ITS ABILITY TO RETAIN, ATTRACT, AND INTEGRATE THE KEY PERSONNEL OF PEGASUS AND REZ.

     The combined company's success will depend on the continued services of its executive officers and other key personnel, including John F. Davis, III, I. Malcolm Highet and Joseph W. Nicholson. Following the merger, the combined company may be unable to retain the key personnel of Pegasus or REZ or attract other qualified personnel. The success of the operations of the combined company depends upon the ability of the combined company to retain, attract and integrate key management personnel. Even though Pegasus currently has "key-man" insurance covering Messrs. Davis and Nicholson, this insurance may not adequately compensate the combined company for the loss of their services.

     REZ's chief financial officer resigned effective November 1999 and REZ's chief sales and marketing officer resigned effective December 1999. The vacancies created by these departures may adversely affect the business of REZ and the integration of the combined company. In addition, as a result of the merger some officers of REZ may be entitled to receive severance payments under the terms of their respective employment agreements with REZ. There can be no assurance that these officers will remain with the combined company.

     Competition for highly-skilled personnel is intense in the industry in which Pegasus and REZ operate. You cannot be assured that the combined company will be able to successfully identify, attract, hire and retain other highly-skilled personnel in a timely and effective manner. During the pre-merger and integration phases, competitors may intensify their efforts to recruit key employees. The loss of services of any of the key members of the combined company's management team, the failure to attract and retain other key personnel or recruit new personnel could disrupt operations and have a negative effect on employee productivity and morale or could have a material adverse effect on the business, financial condition and operating results of the combined company.

AS NEARLY ALL OF PEGASUS' AND REZ'S REVENUES ARE DERIVED FROM THE HOTEL INDUSTRY, A DOWNTURN IN THE HOTEL INDUSTRY WOULD LIKELY ADVERSELY AFFECT THE COMBINED COMPANY'S BUSINESS.

     Nearly all of Pegasus' and REZ's revenues are directly or indirectly dependent on the hotel industry. The hotel industry could experience rapid and unexpected downturns. For instance, the hotel industry is highly sensitive to any change in the economic conditions affecting business or leisure travel as well as other unforeseen events. Many factors affect the hotel industry, most of which are beyond the control of Pegasus or REZ. The hotel industry and demand for hotel rooms or travel may be affected by, among other things:

     - Political instability

     - Regional hostilities

     - Recession

     - Gasoline price escalation

     - Inflation

     - Any event resulting in significant decreases in demand for hotel rooms or travel

     - Any decrease in hotel room reservation volumes, which may result from increased competition among hotels

     - A decrease in the average hotel room rate

     In the event of a downturn in the hotel industry, both Pegasus and REZ would likely experience significantly reduced demand for their services and solutions. Any significant downturn in the hotel industry or any reduction in the demand for hotel rooms and travel generally, would negatively impact the combined company's business, operating results and financial condition. The combined company may experience substantial period-to-period fluctuations in its results of operations as a consequence of these industry patterns and the general economic conditions affecting the demand for hotel rooms and travel.

REDUCTIONS IN HOTEL COMMISSION PAYMENTS WOULD REDUCE THE COMBINED COMPANY'S REVENUES AND NET INCOME DERIVED FROM THESE PAYMENTS.

     Pegasus Commission Processing and REZ's Paycom services derive revenues based on the dollar value of travel agency commissions paid by hotels. A substantial portion of the combined company's revenues and net income is attributable to these commission processing services. If there is any change in the commission payment process or any increase in the direct distribution of rooms by hotels, the combined company's revenues and net income derived from its commission processing services could substantially decrease. Hotels typically are under no contractual obligation to pay room reservation commissions to travel agencies. Hotels could elect to reduce the current customary commission rate of 10%, limit the maximum commission generally paid for a hotel room reservation or eliminate commissions entirely. For example, Marriott Hotels, a significant Pegasus customer, has required travel agencies to complete a training course and to sign an agreement in order to continue to receive a 10% commission after November 15, 1999. Failure to do so may result in the travel agency receiving reduced commissions. Hotels increasingly are utilizing other direct distribution channels, such as the Internet, or offering negotiated rates to major corporate customers that are non-commissionable to travel agencies. Any change in the process affecting the way Pegasus or REZ derives revenues could have a material adverse effect on the business, operating results and financial condition of the combined company.

RAPID CONSOLIDATION IN THE HOTEL INDUSTRY COULD LOWER THE VALUE OF SERVICES PROVIDED BY THE COMBINED COMPANY.

     The combined company will offer volume-based discounting of its fees. The recent consolidation of the hotel industry has resulted in a higher percentage of discounted fees, and this trend could continue. In addition, the global distribution system industry has consolidated into four major global distribution systems (GDS). If further consolidation occurs, the value of the combined company's services and the benefits to hotel operators of utilizing the GDS distribution service would be reduced. Any potential decrease in the combined company's customer base or any potential increase in the percentage of discounted fees may have a material adverse effect on the business, operating results and financial condition of the combined company.

FUTURE ACQUISITIONS OR JOINT VENTURES MAY BE DIFFICULT AND DISRUPTIVE, AND MAY NOT REALIZE EXPECTED BENEFITS.

     Pegasus regularly evaluates acquisition and joint venture opportunities and in the future the combined company expects to make acquisitions of other companies or technologies or enter into joint ventures. Pegasus has limited experience in integrating newly acquired organizations into its operations. Acquisitions involve many risks, including:

     - Difficulty in integrating or otherwise assimilating technologies, products, personnel and operations

     - Diversion of management's attention from other business concerns

     - Issuance of dilutive equity securities and incurrence of debt or contingent liabilities

     - Large write-offs and amortized expenses related to goodwill and other intangible assets

     - Loss of key employees of acquired organizations

     - Risks of entering markets in which the combined company has no or limited prior experience

     - Payments of cash, incurrence of debt or assumption of other liabilities to acquire other businesses

     The result of one or more of these factors could have a material adverse effect on the business, operating results and financial condition of the combined company.

THE COMBINED COMPANY'S COMPUTER SYSTEMS AND DATABASES MAY SUFFER SYSTEM FAILURES, BUSINESS INTERRUPTIONS OR SECURITY RISKS.

     The combined company's operations will depend on its ability to protect its computer systems and databases against damage or system interruptions from fire, earthquake, power loss, telecommunications failure, unauthorized entry or other events beyond its control. A significant amount of Pegasus' and REZ's computer equipment is located at a single site in Phoenix, Arizona. Any unanticipated problems may cause a significant system outage or data loss. Despite the implementation of security measures, the combined company's infrastructure may also be vulnerable to break-ins, computer viruses or other disruptions caused by its customers or others. Any damage to the combined company's databases, failure of communication links, security breach or other loss that causes interruptions in its operations could have a material adverse effect on the business, operating results and financial condition of the combined company.

THE COMBINED COMPANY WILL BE DEPENDENT TO A SUBSTANTIAL DEGREE ON INTERNET COMMERCE FOR ITS FUTURE GROWTH.

     The success and growth of the combined company's Internet-based distribution services depends on the viability of the Internet as a channel for distributing services and products. The combined company's services depend on the expansion of the Internet infrastructure to enable the Internet to support the future demand created by expected growth. Participants in the Internet industry may fail to develop necessary infrastructure or complementary services and products, such as high speed modems and high speed communication lines. In addition, there are critical issues concerning the commercial use of the Internet that remain unresolved, including issues relating to security, reliability, cost, ease of use, accessibility and quality of service. If the issues concerning the commercial use of the Internet are not resolved favorably, it could have a material adverse effect on the business, operating results and financial condition of the combined company.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD FORCE THE COMBINED COMPANY TO CHANGE ITS OPERATIONS.

     Although several aspects of the travel industry are heavily regulated by the United States and other governments, the combined company does not believe the services that it expects to offer are currently subject to any material industry-specific government regulation. Any future regulations implemented by federal, state or foreign governmental authorities affecting one or more of the combined company's current or future services could have a material adverse effect on the business, operating results and financial condition of the combined company.

     The combined company's primary customers consist of hotel chains, hotel representation firms, independent hotels, hotel management companies and travel agencies. Although some of Pegasus' stockholders are customers, Pegasus and REZ expect that the combined company will operate as an entity independent from its stockholders. Any federal, state or foreign governmental authorities, the competitors or the consumers of the combined company raising any anti-competitive concerns regarding the combined company's relationship with its stockholders that are customers could institute an action against the combined company. Any such action by federal, state or foreign governmental authorities or allegations by third parties could have a material adverse effect on the business, operating results and financial condition of the combined company.

     The combined company will be subject to the same federal, state, local and foreign laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards online services. However, due to the increasing popularity and use of the Internet and online services, it is possible that laws and regulations will be adopted with respect to the Internet or online services. These laws and regulations could cover issues such as online contracts, user privacy, freedom of expression, pricing, fraud, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Those laws that do reference the Internet have not yet been thoroughly interpreted by the courts and their applicability and reach are therefore uncertain.

     Several states within the United States have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies and some foreign jurisdictions have adopted similar legislation. The United States Federal Trade Commission also has recently settled a proceeding with one online service regarding the manner in which personal information is collected from users and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues could directly affect the way the combined company will do business and could create uncertainty in the marketplace. This could reduce demand for the combined company's services, increase the cost of doing business as a result of litigation costs or increased service delivery costs, or otherwise harm its business. In addition, because the combined company's services will be accessible worldwide, foreign jurisdictions may require that the combined company comply with their laws. The combined company's failure to comply with foreign laws could subject it to penalties ranging from fines to bans on the combined company's ability to offer its services. In the United States, companies are required to qualify as foreign corporations in states where they are conducting business. As an Internet company, it is unclear in which states the combined company is actually conducting business. The combined company's failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject it to taxes and penalties for the failure to qualify and could result in its inability to enforce contracts in those jurisdictions. Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to the combined company's business, could adversely affect its business, operating results and financial condition.

THE COMBINED COMPANY'S INTERNATIONAL OPERATIONS WILL MAKE IT SUSCEPTIBLE TO GLOBAL ECONOMIC FACTORS, FOREIGN TAX LAW ISSUES, FOREIGN BUSINESS PRACTICES AND CURRENCY FLUCTUATIONS.

     Pegasus has little experience outside of the United States, while REZ has substantial foreign operations. The combined company's international operations will be subject to particular risks, including:

     - Pegasus' inexperience in managing foreign operations

     - Difficulties and costs of managing and staffing foreign operations

     - Costs associated with the termination of any foreign employees

     - Impact of possible adverse political and economic conditions

     - Fluctuations in the value of the U.S. dollar relative to other currencies and among foreign currencies

     - Potentially adverse tax consequences

     - Impact of the policies of the United States and foreign governments on foreign trade

     - Reduced protection for intellectual property rights in some countries

     - Unexpected changes in regulatory requirements

     - Cost of adapting the Pegasus services to foreign markets

     If the combined company does not realize the expected results from international operations, it could have a material adverse effect on the business, operating results and financial position of the combined company.

THE COMBINED COMPANY MAY BE UNABLE TO ADEQUATELY PROTECT ITS PROPRIETARY RIGHTS OR PREVENT THEIR UNAUTHORIZED USE, WHICH COULD DIVERT ITS FINANCIAL RESOURCES AND HARM ITS BUSINESS.

     The combined company's success will depend upon its proprietary technology. Both Pegasus and REZ currently rely upon a combination of copyright, trademarks, trade secrets, confidentiality procedures and contractual provisions to protect this proprietary technology. Despite current efforts to protect these proprietary rights, these protective measures may not be adequate to prevent misappropriation or independent third-party development of the combined company's technology. Many foreign jurisdictions offer less protection of intellectual property rights than the United States. Effective copyright, trademark and trade secret protection may not be available in other jurisdictions. In addition, the combined company may need to litigate claims against third parties to enforce its intellectual property rights, protect its trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. This litigation could result in substantial cost and diversion of management resources. A successful claim against the combined company could effectively block its ability to use or license its technology in the United States or abroad. If the combined company cannot adequately protect its proprietary rights, it could have a material adverse effect on the business, operating results and financial condition of the combined company.

PEGASUS AND REZ RELY ON TECHNOLOGY LICENSES FROM THIRD PARTIES, THE LOSS OF WHICH MAY HARM THE COMBINED COMPANY'S ABILITY TO DEVELOP AND SELL ITS SERVICES.

     Pegasus and, to a lesser extent, REZ currently have, and in the future the combined company may procure, licenses from third parties relating to its services or technology. The combined company's inability to obtain or maintain these licenses could impair its ability to develop and sell its services. The combined company's competitors may obtain licenses with lower royalty obligations or other terms more favorable than those received by the combined company. If the combined company or its suppliers are unable to obtain licenses, the combined company could be forced to market services without some technological features. Pegasus and REZ also license some software and technology for their operations. The combined company's inability to obtain licenses or its inability to obtain such licenses on competitive terms could have a material adverse effect on the business, operating results and financial condition of the combined company.

THE COMBINED COMPANY MAY LOSE MARKET SHARE AND BE REQUIRED TO REDUCE PRICES AS A RESULT OF ITS INTENSELY COMPETITIVE MARKETS.

     The combined company will compete in markets that are rapidly evolving, intensely competitive and involve continually changing technology and industry standards. The combined company may not be successful in competing against its current and future competitors. The competitors of the combined company may be able to respond more quickly to new or emerging technologies, services or changes in customer requirements. The combined company may experience increased competition from current and potential competitors, many of which have significantly greater financial, technical, marketing and other resources than the combined company does. Other participants in the hotel room distribution process, commission processing, business information, hotel representation service, hotel branding service, technology service, and hotel property management system sectors, as well as new competitors, could create services and applications that are more attractive than the services and applications of the combined company. Competitive pressures could reduce market share of the combined company or require it to reduce the prices of its services. An inability to compete effectively with these services could have a material adverse effect on the business, operating results and financial condition of the combined company.

POTENTIAL YEAR 2000 ISSUES MAY EXPOSE THE COMBINED COMPANY TO LIABILITY OR LOSS.

     Pegasus and REZ develop, market and sell information technology (IT) systems for third parties and utilize a significant number of IT systems in their internal operations. If these, or any non-IT systems, are unable to appropriately interpret dates occurring in the calendar year 2000, some level of modification or replacement of these systems may be necessary. Each of Pegasus and REZ have undertaken a process of evaluating, implementing and testing their IT and non-IT systems for year 2000 compliance. This process has included reviewing what actions are required to make these systems year 2000 compliant as well as actions necessary to make each company less vulnerable to year 2000 compliance problems associated with third parties' systems.

     Even though Pegasus and REZ have implemented programs designed to ensure that all IT and non-IT systems used in connection with their services and operations are year 2000 compliant, they may fail to identify all year 2000 problems or correct these problems in a timely manner. Pegasus and REZ derive a substantial amount of their revenues from processing electronic reservations, managing hotel room inventory and consolidating hotel commissions electronically. In the future, the combined company's inability to effectively process electronic hotel reservations, manage hotel room inventory or consolidate hotel commissions as a result of year 2000 problems could have a material adverse affect on its business, operating results and financial condition. Furthermore, year 2000 problems or the threat of year 2000 problems could cause a decrease in travel, which in turn could adversely affect the combined company's business, operating results and financial condition.

     Pegasus and REZ and, in the future, the combined company will have no control over services, functions and data provided by third-party customers, vendors and others, which may result in the inability to provide services. Pegasus and REZ have been and are currently working with their material customers and vendors to verify their degree of year 2000 compliance. However, they have no control over third parties and cannot assure that they will be year 2000 compliant. The extent to which third-party customers, vendors and others do not become year 2000 compliant on a timely basis may have a material adverse effect on the business, operating results and financial condition of the combined company.

THE COMBINED COMPANY HAS LITTLE CONTROL OVER THE BUSINESS OPERATIONS OF THE COMPANIES IN WHICH IT OWNS A MINORITY INTEREST.

     In September 1998, Pegasus purchased a minority interest in Intermezzo, Inc., a developer of hotel reservation and property management systems and software. In July 1999, the Intermezzo board of directors elected to cease operations and entered into an orderly plan of liquidation. As a result, Pegasus wrote off $1.1 million in the second quarter of 1999, representing its entire investment in Intermezzo. In June 1998, Pegasus also invested $500,000 for a minority interest in Customer Analytics, Inc., a new venture aimed at providing services to companies in the field of data warehousing and data mining. In October 1999, Customer Analytics merged with Actionsystems Holdings, Inc., a Dallas company. As a result of the merger, the stockholders of Customer Analytics own 22% of the surviving corporation. Pegasus has little or no control over the success of Actionsystems Holdings or its successor company and it cannot guarantee the success of this investment. The failure of Pegasus' minority interest investment in Actionsystems Holdings or other companies in the future could have an adverse effect on the operating results and financial condition of the combined company.

INVESTMENT RISKS

THE STOCK PRICE OF PEGASUS HAS BEEN AND MAY CONTINUE TO BE EXTREMELY VOLATILE DUE TO MANY FACTORS, WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO RESELL SHARES WHEN YOU WANT TO AT PRICES YOU FIND ATTRACTIVE.

     The stock price of Pegasus common stock has been and is likely to be extremely volatile. The Pegasus stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

     - Actual or anticipated variations in quarterly operating results

     - The ability of the combined company to successfully develop, introduce and market new or enhanced products on a timely basis

     - Changes in demand for the combined company's services and solutions

     - Unpredictable volume and timing of customer revenues due to seasonality in the travel industry, the terms of customer contracts and other factors

     - Purchasing and payment patterns, pricing policies of competitors

     - Announcements of technological innovations or new services by the combined company or its competitors

     - Changes in financial estimates by securities analysts

     - Conditions or trends in the Internet and online commerce industries

     - Changes in the market valuations of other similarly situated companies

     - Developments in Internet regulations

     - Announcements by the combined company or its competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments

     - Unscheduled system downtime

     - Additions or departures of key personnel

     - Sales of Pegasus common stock or other securities in the open market

     - General and market specific fluctuations of the stock market

     - General economic conditions

     - The performance of the hotel industry generally

     - Other events or factors that may be beyond Pegasus' control

     Factors such as quarterly fluctuations in Pegasus' financial results or announcements by its competitors, travel agencies, hotel operators or other hotel industry participants could cause the market price of its common stock to fluctuate substantially. In addition, the stock market may experience extreme price and volume fluctuations that often are unrelated to the operating performance of specific companies. Market fluctuations or perceptions regarding the hotel industry and general economic or political conditions may adversely affect the market price of the Pegasus common stock.

     In addition, the trading prices of Internet stocks in general have experienced extreme price and volume fluctuations. Any negative change in the public's perception of the prospects of Internet or e-commerce companies or other broad market and industry factors could depress the market price of Pegasus common stock, regardless of the combined company's operating performance. Market fluctuations, as well as general political and economic conditions, such as recession or interest rate or currency rate fluctuations, also may decrease the market price of Pegasus' common stock. In the past, following declines in the market price of a company's securities, securities class-action litigation often has been instituted against that company. Litigation of this type, if instituted against the combined company, and its stockholders rights plan, could result in a further decline in the Pegasus stock price, and could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the business, operating results and financial condition of the combined company.

PROVISIONS IN PEGASUS' CHARTER DOCUMENTS AND IN ITS STOCKHOLDERS' RIGHTS PLAN MAY DETER POTENTIAL ACQUISITION BIDS FOR ITS BUSINESS, INCLUDING BIDS WHICH MAY BE BENEFICIAL TO ITS STOCKHOLDERS.

     Provisions of Pegasus' certificate of incorporation and bylaws could make it more difficult for a third party to acquire it, even if doing so would be beneficial to Pegasus' stockholders. Pegasus' certificate of incorporation and bylaws provide for a classified board of directors serving staggered terms of three years, prevent stockholders from calling a special meeting of stockholders and prohibit stockholder action by written consent. Pegasus' certificate of incorporation also authorizes only the board of directors to fill director vacancies, including newly created directorships, and states that directors may be removed only for cause and only by the affirmative vote of holders of at least two-thirds of the outstanding shares of Pegasus' voting stock voting together as a single class. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also discourage others from making tender offers for Pegasus' shares. As a result, these provisions may prevent the market price of Pegasus' common stock from reflecting the effects of actual or rumored takeover attempts. These provisions may also prevent significant changes in Pegasus' board of directors and its management.

     On September 28, 1998, the Pegasus board of directors adopted a stockholder rights plan and declared a dividend distribution of one right for each outstanding share of Pegasus' common stock to stockholders of record at the close of business on October 13, 1998. In addition, each share of common stock issued in connection with the merger will be coupled with a right under the stockholder rights plan. Each right entitles the registered holder to purchase from Pegasus one-one thousand five hundredth of a share of its Series A Preferred Stock for each share of Pegasus common stock held, at a price of $60. The rights are exercisable only if a person or group of affiliated persons acquires, or has announced the intent to acquire, 20% or more of the Pegasus common stock. These rights could make it more difficult for a third party to acquire or could discourage a third party from acquiring control of Pegasus.

DELAWARE LAW MAY DETER POTENTIAL ACQUISITION BIDS FOR PEGASUS' BUSINESS, INCLUDING BIDS THAT MAY BE BENEFICIAL TO ITS STOCKHOLDERS.

     Pegasus is subject to the provisions of Delaware law which restrict some mergers with interested stockholders even if such a combination would be beneficial to stockholders. These provisions may inhibit a non-negotiated merger or other merger. The anti-takeover provisions of the Delaware General Corporation Law prevent Pegasus from engaging in a "merger" with any "interested stockholder" for three years following the date that the stockholder became an interested stockholder. For purposes of Delaware law, a "merger" includes a merger or consolidation involving Pegasus and the interested stockholder and the sale of more than 10% of the combined company's assets. In general, Delaware law defines an "interested stockholder" as any entity or person beneficially owning more than 15% of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by such entity or person. Under Delaware law, a Delaware corporation may opt out of the anti-takeover provisions. Pegasus does not intend to opt out of these anti-takeover provisions.

           SELECTED CONSOLIDATED HISTORICAL FINANCIAL STATEMENT DATA

     The following selected consolidated historical financial statement data of Pegasus and REZ has been derived from their respective historical financial statements, which are included in this information statement/prospectus. The Pegasus historical financial statement data as of and for the nine months ended September 30, 1999 and 1998 has been prepared on the same basis as the historical information in the audited financial statements and, in the opinion of Pegasus' management, contains all adjustments, consisting of normal recurring accruals, necessary for the fair presentation of the results of operations for such periods. The REZ historical financial statement data as of and for the nine months ended September 30, 1999 and 1998 has been prepared on the same basis as the historical information in the audited financial statements and, in the opinion of REZ's management, contains all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the results of operation for such periods. The following data should be read in conjunction with the historical consolidated financial statements of Pegasus and REZ, respectively, and the related notes, the unaudited pro forma condensed consolidated financial statements, and the related notes, as well as Pegasus' and REZ's respective "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this information statement/prospectus.

     On December 8, 1999, the Pegasus Board of Directors declared a 3-for-2 split of its shares of common stock to be effected in the form of a stock dividend on January 7, 2000 to all Pegasus' stockholders of record on December 20, 1999. The information contained in the selected consolidated historical financial statement data has been adjusted to reflect the stock split.

PEGASUS SELECTED HISTORICAL FINANCIAL DATA

(In thousands, except for per share data)

     Pegasus' statement of operations data for 1994 consists of the accounts of THISCO, Pegasus' wholly owned subsidiary. Statement of operations data for subsequent periods reflects Pegasus' operations, including the depreciation and amortization of the following:

     - Acquisition of Driving Revenue in August 1998

     - Acquisition of the remaining 16.7% of the outstanding capital stock of The Hotel Clearing Corporation in June 1996

     - Acquisition of 83.3% of the outstanding capital stock of The Hotel Clearing Corporation in July 1995

                                        NINE-MONTH PERIOD
                                              ENDED
                                          SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                        -----------------   -----------------------------------------------
                                         1999      1998      1998      1997      1996      1995      1994
                                        -------   -------   -------   -------   -------   -------   -------
STATEMENTS OF OPERATIONS DATA:
Net revenues..........................  $27,636   $20,751   $29,064   $20,903   $15,869   $ 9,296   $ 4,666
Operating expenses:
  Cost of services....................    8,907     7,091     9,717     7,445     6,199     3,883     1,546
  Research and development............    1,888     1,967     2,673     2,504     1,961       840       238
  Write-off of purchased in-process
    research and development..........       --     1,480     1,480        --       245     1,223        --
  General and administrative
    expenses..........................    3,996     3,202     4,442     3,715     3,799     2,770     1,065
  Marketing and promotion expenses....    4,499     3,610     4,824     3,998     2,824       912       130
  Depreciation and amortization.......    1,853     2,081     2,690     3,017     3,426     2,477     1,519
                                        -------   -------   -------   -------   -------   -------   -------
         Total operating expenses.....   21,143    19,431    25,826    20,679    18,454    12,105     4,498
                                        -------   -------   -------   -------   -------   -------   -------
Operating income (loss)...............    6,493     1,320     3,238       224    (2,585)   (2,809)      168

                                        NINE-MONTH PERIOD
                                              ENDED
                                          SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                        -----------------   -----------------------------------------------
                                         1999      1998      1998      1997      1996      1995      1994
                                        -------   -------   -------   -------   -------   -------   -------
Other income (expense):
  Interest income.....................  $ 3,241   $ 1,929   $ 2,503   $   993   $   114   $    --   $    --
  Write-off of minority interest
    investment........................   (1,100)       --        --        --        --        --        --
  Interest expense....................      (37)     (122)     (147)     (600)     (893)     (815)     (591)
                                        -------   -------   -------   -------   -------   -------   -------
  Income (loss) before income taxes
    and minority interest.............    8,597     3,127     5,594       617    (3,364)   (3,624)     (423)
Income taxes..........................    3,113        58       198        28        15        --        --
                                        -------   -------   -------   -------   -------   -------   -------
Income (loss) before minority
  interest............................    5,484     3,069     5,396       589    (3,379)   (3,624)     (423)
Minority interest.....................       --        --        --        --      (106)       53        --
                                        -------   -------   -------   -------   -------   -------   -------
Net income (loss).....................  $ 5,484   $ 3,069   $ 5,396   $   589   $(3,485)  $(3,571)  $  (423)
                                        =======   =======   =======   =======   =======   =======   =======
Net income (loss) per share:
  Basic...............................  $  0.30   $  0.20   $  0.34   $  0.05   $ (0.44)  $ (0.87)  $ (0.37)
                                        =======   =======   =======   =======   =======   =======   =======
  Diluted.............................  $  0.29   $  0.18   $  0.32   $  0.05   $ (0.44)  $ (0.87)  $ (0.37)
                                        =======   =======   =======   =======   =======   =======   =======
Weighted average shares outstanding:
  Basic...............................   18,024    15,663    15,691    10,801     7,870     4,128     1,143
  Diluted.............................   19,207    16,752    16,795    13,014     7,870     4,128     1,143

                                  AS OF SEPTEMBER 30,                   AS OF DECEMBER 31,
                                  -------------------   --------------------------------------------------
                                    1999       1998      1998       1997       1996       1995      1994
                                  --------   --------   -------   --------   --------   --------   -------
BALANCE SHEET DATA:
Working capital (deficit).......  $139,733   $ 40,133   $44,398   $ 38,397   $  2,068   $ (1,560)  $  (844)
         Total assets...........   159,125     58,397    60,320     49,923     13,892     10,316     4,150
Accounts payable and accrued
  liabilities...................     6,721      5,113     4,715      4,048      2,689      1,941       690
Current portion of capital lease
  obligations...................       119        740       535      1,048      1,834      1,049     1,392
Long-term obligations, net of
  current portion...............        --        119        58        661      6,353      6,994     4,718
Minority interest...............        --         --        --         --         --      1,340        --
Accumulated deficit.............    (3,100)   (10,912)   (8,584)   (13,981)   (14,570)   (11,085)   (7,514)
         Total stockholders'
           equity (deficit).....   150,936     51,424    54,264     43,478      1,954     (2,380)   (2,649)

REZ SELECTED HISTORICAL FINANCIAL DATA

(In thousands, except for per share data)

     REZ's statement of operations data for 1996 reflect the carved out results of operations of the Utell reservation and data processing business of Reed Elsevier ("Utell"). REZ's statement of operations data for 1997 reflect the carved out results of operations of Utell for the first eleven months of 1997, as well as the combined results of operations for Utell and Anasazi, Inc. for December 1997, reflecting the merger in that month of Utell and Anasazi that resulted in the formation of REZ. Statements of operations for subsequent periods reflect REZ's operations.

     The 1997 statement of operations data include a non-recurring charge of $20.0 million for in-process research and development allocated to the purchase price for Anasazi in the Utell/Anasazi merger. The statement of operations data for 1998 include amortization of intangibles related to purchase accounting of $7.3 million. The unaudited statement of operations data for the nine-month periods ended September 30, 1999 and 1998 include amortization of intangibles related to purchase accounting of $5.5 million and $5.6 million, respectively.

     Prior to December 1997, the Utell operations were operated within different business units of Reed Elsevier. In preparation for the business combination with Anasazi, Inc., the Utell operations for 1996 and subsequent periods were carved out from the other Reed Elsevier operations, and through a series of transactions were ultimately contributed to the separate legal entity that acquired Anasazi in a transaction that was recorded using the purchase method of accounting. (See Note 1 to the REZ consolidated financial statements for a more complete description of this carve out and business combination). In light of the passage of time since the Utell/Anasazi merger, the complications associated with carving out Utell operations prior to 1996 and the reduced significance of those earlier operations to an understanding of REZ's current operating results and financial condition, the selected historical financial data for REZ has not been provided for periods prior to 1996.

                                                NINE-MONTH
                                               PERIOD ENDED
                                               SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                            -------------------   -----------------------------
                                              1999       1998       1998       1997      1996
                                            --------   --------   --------   --------   -------
STATEMENT OF OPERATIONS DATA:
Net revenues.............................   $107,841   $105,482   $141,870   $ 90,454   $80,610
Operating expenses:
  Direct Costs (cost of services)........     57,191     55,192     74,634     41,148    36,161
  Research and development...............      3,008      2,270      2,985        292        --
  Write-off of purchased in-process
     research and development............         --         --         --     19,999        --
  General and administrative.............     20,717     17,203     26,282     16,558    12,452
  Sales and marketing....................     21,438     22,673     30,164     22,670    17,584
  Depreciation and amortization..........     12,537     11,949     16,084      5,248     3,002
                                            --------   --------   --------   --------   -------
          Total operating expenses.......    114,891    109,287    150,149    105,915    69,199
                                            --------   --------   --------   --------   -------
Operating income (loss)..................     (7,050)    (3,805)    (8,279)   (15,461)   11,411
Other income (expense):
  Interest income (expense) -- net.......       (832)      (583)      (613)        79       264
  Gain on sale of investments............         --      4,472      3,945         --        --
                                            --------   --------   --------   --------   -------
Income (loss) before income taxes........     (7,882)        84     (4,947)   (15,382)   11,675
Income tax benefit (provision)...........      3,074        (16)       990     (2,170)   (3,970)
                                            --------   --------   --------   --------   -------
Net income (loss)........................   $ (4,808)  $     68   $ (3,957)  $(17,552)  $(7,705)
                                            ========   ========   ========   ========   =======

                                         AS OF SEPTEMBER 30,          AS OF DECEMBER 31,
                                         --------------------   ------------------------------
                                           1999       1998        1998       1997       1996
                                         --------   ---------   --------   --------   --------
BALANCE SHEET DATA:
Working capital (deficit)..............  $ (6,603)  $  (9,347)  $ (9,408)  $ (4,120)  $ (3,994)
Total assets...........................   106,591     116,515    104,997    113,039     38,273
Accounts payable and accrued
  liabilities..........................    27,527      30,415     27,712     25,409     19,419
Short-term borrowings, including
  current portion of long-term.........     3,700       4,440      6,814      2,299         --
Deferred revenue.......................     5,387       6,715      7,471      5,872         --
Reed Elsevier Equity...................        --          --         --         --     13,195
Accumulated deficit....................   (32,302)    (26,115)   (27,494)   (23,537)        --
Total stockholders' equity.............    48,165      54,237     53,314     58,838         --

         SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENT DATA

(In thousands, except per share data)

     The following pro forma combined statements of operations data assume the merger took place as of the beginning of the earliest period presented and combines: (i) Pegasus' unaudited consolidated statement of operations data for the nine-month period ended September 30, 1999 with REZ's unaudited consolidated statement of operations data for the same period in 1999, and (ii) Pegasus' consolidated statement of income for the year ended December 31, 1998 and REZ's consolidated statement of operations for the same period. The pro forma balance sheet data assumes the merger took place as of September 30, 1999 and combine Pegasus' unaudited September 30, 1999 consolidated balance sheet data and REZ's unaudited September 30, 1999 unaudited consolidated balance sheet data.

     The pro forma combined financial statements give effect to the proposed merger of Pegasus and REZ using the purchase method of accounting. Under this method of accounting, the aggregate purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. The pro forma adjustments are preliminary and are based on management's estimates of the value of the tangible and intangible assets and liabilities acquired. The final allocation of the purchase price to the respective assets and liabilities acquired are determined a reasonable time after consummation of these transactions and are based on a complete evaluation of the assets and liabilities assigned. Accordingly, the information presented herein may differ from the final purchase price allocation; however, the allocations are not expected to differ materially from the preliminary amounts.

     The pro forma information is unaudited and does not purport to be indicative of the combined company's financial condition or the results that actually would have been obtained had the merger been consummated as of the assumed dates and for the periods presented, nor are they indicative of the combined company's results of operations or financial condition for any future period or date. See "Unaudited Pro Forma Combined Condensed Financial Statements" for a further description of the pro forma adjustments.

                                                           PRO FORMA COMBINED
                                                           FOR THE NINE-MONTH   PRO FORMA COMBINED
                                                              PERIOD ENDED      FOR THE YEAR ENDED
                                                           SEPTEMBER 30, 1999   DECEMBER 31, 1998
                                                           ------------------   ------------------
STATEMENT OF OPERATIONS DATA:
Net revenues.............................................       $134,057             $169,616
Operating expenses:
  Cost of services.......................................         64,678               83,033
  Research and development...............................          4,896                5,658
  Write-off of purchased in-process research and
     development.........................................             --                1,480
  General and administrative expenses....................         24,713               30,724
  Marketing and promotion expenses.......................         25,937               34,988
  Depreciation and amortization..........................         49,241               65,260
                                                                --------             --------
          Total operating expenses.......................        169,465              221,143
                                                                --------             --------
Operating loss...........................................        (35,408)             (51,527)
Other income (expense):
  Interest expense, net..................................         (3,707)              (8,186)
  Net gain (loss) on sale of investments.................         (1,100)               3,945
                                                                --------             --------
(Loss) before income taxes...............................        (40,215)             (55,768)
Income taxes.............................................        (10,231)             (15,130)
                                                                --------             --------
Net loss.................................................       $(29,984)            $(40,638)
                                                                ========             ========

                                                               PRO FORMA COMBINED
                                                                     AS OF
                                                               SEPTEMBER 30, 1999
                                                               ------------------
BALANCE SHEET DATA:
Working Capital.............................................        $ 20,470
Total assets................................................         391,122
Accounts payable and accrued liabilities....................          34,335
Short-term borrowings, including current portion of
  long-term.................................................           6,933
Deferred income.............................................           8,289
Accumulated deficit.........................................         (11,100)
Total stockholders' equity..................................        $269,619

                           COMPARATIVE PER SHARE DATA

     The following table sets forth the historical per share data of Pegasus and REZ and pro forma combined per share data after giving effect to the merger on a purchase basis of accounting.

     You should read the information set forth below along with Pegasus' and REZ's consolidated financial statements and the pro forma combined financial information of Pegasus and REZ included elsewhere in this information statement/prospectus. The pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the merger been consummated as of the beginning of the periods presented and you should not construe it as representative of future operations.

                                                                  NINE-MONTH
                                                                 PERIOD ENDED         YEAR ENDED
                                                              SEPTEMBER 30, 1999   DECEMBER 31, 1998
                                                              ------------------   -----------------
Historical -- Pegasus:
  Basic net income per share................................        $ 0.30              $ 0.34
  Diluted net income per share..............................        $ 0.29              $ 0.32
Historical -- REZ:
  Basic net (loss) per share................................        $(0.14)             $(0.11)
  Diluted net (loss) per share..............................        $(0.14)             $(0.11)
Pro forma combined net (loss)
  Per Pegasus share.........................................        $(1.36)             $(2.06)
  Equivalent per REZ share..................................        $(0.16)             $(0.24)

     The above REZ equivalent pro forma combined net loss per share amounts are calculated by multiplying the Pegasus combined pro forma net loss per share amounts by the assumed exchange ratio in the merger of .1156.

                                                                    AS OF                AS OF
                                                              SEPTEMBER 30, 1999   DECEMBER 31, 1998
                                                              ------------------   -----------------
Book value per share:
  Historical Pegasus........................................        $ 7.49               $3.43
  Historical REZ............................................        $ 1.40               $1.55
  Pro forma combined per Pegasus share......................        $11.17               $  --
  Pro forma combined per REZ share..........................        $ 1.29               $  --

     The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period. The pro forma combined book value per Pegasus share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock of Pegasus outstanding at September 30, 1999, assuming the merger had occurred at the end of such period. The pro forma combined book value per REZ share is computed by multiplying the Pegasus pro forma combined book value per share by the assumed exchange ratio in the merger of .1156.

     For purposes of pro forma combined data, Pegasus' financial data for the nine-months ended September 30, 1999 and for the fiscal year ended December 31, 1998 have been combined with REZ's financial data for the corresponding periods, including the effects of pro forma adjustments described elsewhere in this information statement/prospectus.

     Pegasus and REZ estimate that the aggregate costs and expenses that will be incurred in connection with the merger will be $11.0 million, which will be included as part of the purchase price to be allocated to the REZ assets acquired. The pro forma combined book value per share data gives effect to the estimated direct transaction costs as if such costs had been incurred as of the respective balance sheet date. The direct transaction costs are not included in the pro forma combined net income per share data. See "Unaudited Pro Forma Financial Information and Related Notes."

                      WHERE YOU CAN FIND MORE INFORMATION

     Pegasus files annual, quarterly and special reports, proxy statements and other information with the Securities Exchange Commission, or the SEC. You may inspect and copy these materials at the public reference facilities maintained by the SEC at:

Judiciary Plaza                 Citicorp Center                 Seven World Trade Center
Room 1024                       500 West Madison Street         13th Floor
450 Fifth Street, N.W.          Suite 1400                      New York, New York 10048
Washington, D.C. 20549          Chicago, Illinois 60661

     You may also obtain copies of these materials from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. You can also find Pegasus SEC filings at the SEC's website at www.sec.gov. Pegasus common stock is quoted on the Nasdaq National Market under the trading symbol "PEGS." Reports, proxy statements and other information about Pegasus may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     Pegasus has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended, with respect to Pegasus' common stock to be issued to REZ stockholders in the merger. This information statement/prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information set forth in the registration statement. For further information about Pegasus and its common stock, Pegasus refers you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to those documents are qualified in all respects by such reference. You can review and copy the registration statement and its exhibits and schedules from the SEC at the address listed above or from its Internet site.

     Pegasus' world wide web home page is located at http:\\www.pegsinc.com. REZ's world wide web home page is located at http:\\www.rez.com. Information contained in either Pegasus' or REZ's website does not constitute, and shall not be deemed to constitute, part of this information statement/prospectus.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     Some statements made in this document are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements as to:

     - The anticipated closing date of the merger

     - Any adjustments to the merger consideration and any distribution to REZ stockholders of shares of Pegasus common stock and cash from escrow

     - The anticipated tax treatment of the merger

     - The benefits expected to result from the merger

     - The performance and financial condition of the combined company following the merger

     - Projections or other forward-looking statements made in support of the respective opinions of Hambrecht & Quist and Thomas Weisel Partners in this information statement/prospectus

     Any statements contained herein, including without limitation statements to the effect that Pegasus or REZ or their respective management "believes," "expects," "anticipates," "plans," "may," "will," "projects," "continues" or "estimates," or statements concerning "potential," or "opportunity" or other variations thereof or comparable terminology or the negative thereof, that are not statements of historical fact should be considered forward-looking statements. Actual results could differ materially and adversely from those anticipated in the forward-looking statements as a result of several factors, including those set forth in "Risk Factors" beginning on page 10, which you should review carefully.

                     MARKET PRICE AND DIVIDEND INFORMATION

     The following table sets forth for the quarters indicated the high and low sale prices per share of Pegasus common stock as reported on the Nasdaq National Market. The market prices set forth below have been adjusted to reflect Pegasus' 3-for-2 stock split to be effected on January 7, 2000 to all Pegasus stockholders of record on December 20, 1999. The Pegasus common stock trades on the Nasdaq National Market under the symbol "PEGS."

                                                               HIGH     LOW
                                                              ------   ------
1999
  Fourth quarter (through December 9, 1999).................  $54.42   $24.17
  Third quarter.............................................   29.75    19.33
  Second quarter............................................   32.92    20.75
  First quarter.............................................   30.67    16.67
1998
  Fourth quarter............................................   24.17     5.92
  Third quarter.............................................   17.92     7.17
  Second quarter............................................   20.67    14.67
  First quarter.............................................   18.08     9.08
1997
  Fourth quarter............................................   13.83     8.33
  Third quarter (from August 7, 1997).......................   12.83    10.33

     Information regarding the market prices of REZ's capital stock is not included since there is no established trading market for shares of REZ capital stock.

RECENT CLOSING PRICES

     On November 16, 1999, the last full trading day prior to the public announcement of the execution and delivery of the merger agreement, the last reported sale price on the Nasdaq National Market was $31.75 per share of
Pegasus common stock. On             , 2000, the latest practicable date before
the mailing of this information statement/prospectus, the last reported sale
price on the Nasdaq National Market was $     per share of Pegasus common stock.

     Since the market price of Pegasus common stock is subject to fluctuation, the market value of the shares of Pegasus common stock that REZ stockholders will receive in the merger may increase or decrease prior to and following the merger.

     NEITHER PEGASUS NOR REZ CAN PREDICT THE FUTURE PRICES FOR PEGASUS COMMON STOCK. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR PEGASUS COMMON STOCK.

DIVIDEND INFORMATION

     Neither Pegasus nor REZ has declared or paid cash dividends on shares of their capital stock. After the merger, Pegasus intends to retain earnings for development of its business and not to distribute earnings to stockholders as dividends. The declaration and payment by Pegasus of any future dividends and the amount thereof will depend upon Pegasus' results of operations, financial condition, cash requirements, future prospects and other factors deemed relevant by the Pegasus board of directors.

NUMBER OF STOCKHOLDERS

     As of December 1, 1999, there were 65 stockholders of record who held shares of Pegasus common stock, and as of December 1, 1999, there were 123 stockholders of record who held shares of REZ capital stock.

                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

BACKGROUND OF THE MERGER

     For several years, Pegasus and REZ and their respective predecessors have transacted business together as customers of each other in various areas. In addition, several current or former affiliates of REZ previously were affiliated with Pegasus or its predecessors. Through these various contacts and otherwise, Pegasus and REZ have from time to time discussed the possibility and the relative merits of various business relationships, including a strategic business combination between the two organizations. In March 1998, the board of directors of REZ established an IPO Committee to analyze the feasibility of an initial public offering of REZ common stock or, alternatively, the desirability of a merger with, or acquisition of REZ by, an unaffiliated third party. From mid-1998 through early 1999, Pegasus and REZ executed several non-disclosure or confidentiality agreements to permit the parties to share limited amounts of information necessary to determine whether additional discussions concerning a possible business combination should be pursued. Throughout 1998 and 1999, representatives of REZ also engaged in discussions with several other potential acquirors.

     In January 1999, Pegasus retained Hambrecht & Quist as its financial advisor to assist in exploratory discussions with REZ. Also in January 1999, REZ retained Thomas Weisel Partners to explore the possibility of an initial public offering of REZ common stock or the sale of the company. In early February 1999, representatives of Pegasus and REZ management met for two days in Phoenix, Arizona during which time REZ presented its Strategic Plan and 1999 Business Plan to Pegasus. In April 1999, the REZ Board of Directors considered, and ultimately rejected, three proposals to acquire the company (including a proposal from Pegasus). In each series of discussions between Pegasus and REZ prior to the late summer of 1999, the parties ultimately decided not to pursue further discussions.

     During the late summer of 1999, at the request of Pegasus management, representatives of Hambrecht & Quist prepared and delivered a preliminary, non-binding term sheet outlining a proposed merger between Pegasus and REZ. The parties and their financial and legal advisors discussed and revised the non-binding term sheet on several occasions through early October 1999, but the parties were unable to reach agreement on various material terms outlined in the term sheet. In addition, prior to late September 1999, a limited amount of information about REZ was made available to Pegasus and neither Pegasus nor REZ was permitted to conduct any confidential due diligence with respect to the other party's business.

     On September 9, 1999, Pegasus's management reported to the Pegasus board of directors on the status of the discussions with REZ. The Pegasus board of directors discussed the rationale for and possible terms of a transaction with REZ. The Pegasus board of directors determined that further discussions were desirable and authorized management to continue discussions. Similarly, at a meeting of the REZ board of directors on September 16, 1999, the REZ board reviewed with REZ management and its legal and financial advisers the status of negotiations with various potential acquirors, determined that it would be desirable to continue discussions with Pegasus and authorized REZ management to proceed with such discussions. On September 24, 1999 during a telephonic meeting of the REZ board of directors, both REZ management and its legal and financial advisors reviewed the most recent version of the non-binding term sheet prepared by representatives of Hambrecht & Quist on behalf of Pegasus. During this meeting, the REZ board of directors unanimously resolved to proceed with its due diligence investigation of Pegasus's affairs and to instruct REZ's legal advisors to enter into negotiations regarding the terms of a definitive agreement with Pegasus.

     On September 30, 1999, Pegasus and REZ entered into an amendment to the most recent confidentiality agreement whereby, for an exclusive period of time (subject to fiduciary obligations), the parties agreed to permit due diligence with respect to each other and to attempt to negotiate a definitive agreement for a merger between the parties. Commencing in late September and continuing through October and November of 1999, representatives of Pegasus, REZ and, in some cases, Reed Elsevier, together with outside legal counsel and other advisors, held numerous meetings and discussions to explore the possible merger, conduct due diligence and negotiate the terms of a definitive merger agreement and related documents.

     On October 21, 1999, the Pegasus board of directors discussed with the Pegasus management and its financial advisors the latest proposed terms and structure of the possible merger. In addition, Pegasus management and financial advisors to Pegasus reported on the results of the due diligence investigation of REZ and the potential benefits and risks of the merger and responded to questions from members of the Pegasus board of directors.

     On October 22, 1999, the REZ board of directors held a telephonic board meeting during which REZ's executive management, and its legal and financial advisors each reviewed their respective due diligence of Pegasus. Management and the advisors answered the directors' questions in extensive discussions.

     On November 8, 1999, an informal meeting of the Pegasus board of directors was held specifically to consider the REZ transaction. At the meeting Mr. John Davis reported on the status of the negotiations with REZ. Pegasus management also updated the board of directors on the results of the due diligence investigation of REZ. In addition, Mr. Highet, Chief Executive Officer of REZ, attended part of the meeting to address various issues raised by the Pegasus due diligence investigation. The Pegasus board of directors reviewed and discussed various issues and potential changes in the proposed terms of the transaction. The presentations and discussions at the meeting were wide ranging and detailed and included, among other things:

     - A presentation by Mr. John Davis and other Pegasus management of the rationale and an update on the key terms of the proposed merger and related transactions

     - A presentation by Hambrecht & Quist regarding the fairness of the then proposed transaction with REZ from a financial point of view

     - A description of the structure of the transaction, the material terms of the merger agreement, including the representations, warranties and covenants of the parties, the conditions to closing the merger and the termination rights, treatment of REZ options, the REZ voting agreements, the REZ stockholder agreements, the Reed Elsevier noncompetition agreement and various other matters

     On November 11, 1999, the REZ board of directors met and thoroughly reviewed the status of the negotiations with Pegasus. These discussions included:

     - A review by Thomas Weisel Partners of the effect of changes in the proposed merger agreement from points contained in the original term sheet and an explanation of the methodology which would be used to evaluate the fairness of the Pegasus proposal

     - REZ's legal advisors' report on outstanding issues in the proposed merger agreement and possible negotiation strategies

     - Identification of key issues and formulation of REZ's requirements for settling them

     - A discussion of REZ's alternatives if the merger did not occur

     On November 12, 1999, representatives of Pegasus and REZ held a conference call in which the parties' respective legal and financial advisors participated. During this call, the major remaining issues with respect to the merger agreement were resolved and the parties' lawyers were instructed to finalize the definitive merger agreement.

     On November 15, 1999, at a special meeting of the Pegasus board of directors, Pegasus senior management and Pegasus's financial and legal advisors reported to the Pegasus board of directors that the parties had negotiated the remaining material terms of a definitive merger agreement and related documents, reviewed any material changes to the terms of the transaction with the Pegasus board of directors and responded to questions. After all questions were answered, Hambrecht & Quist delivered its oral opinion, subsequently confirmed in writing, that, as of such date, the consideration to be paid by Pegasus in the merger was fair to Pegasus from a financial point of view. At this point, the Pegasus board of directors approved the merger and authorized management to enter into the merger agreement and related documents.

     Also on November 15, 1999, the REZ Board of Directors held a special meeting for the purpose of reviewing and approving the merger agreement. At such meeting, Thomas Weisel Partners delivered its opinion that, as of such date, the consideration to be paid to REZ stockholders in the merger was fair to REZ stockholders from a financial point of view. Following a final discussion of the material terms of the merger agreement and related documents and a brief question and answer period of REZ management, the REZ board of directors approved the merger and authorized senior management of REZ to enter into the merger agreement and related documents.

     On November 16, 1999, Pegasus and REZ entered into the merger agreement and the execution of the merger agreement was announced in a press release on November 17, 1999.

PEGASUS BOARD CONSIDERATIONS

     The decision of the Pegasus board of directors to approve the merger was based upon its consultation with Pegasus's management, as well as its financial, legal, accounting and other advisors, and was based upon various factors, including the following:

          (1) The financial condition, results of operations, business, technologies, services and products of REZ and Pegasus, on both an historical and prospective basis, as well as current industry, economic and market conditions. In particular, the Pegasus board of directors considered the following factors:

        - Pegasus's strategic objective of achieving greater scale and presence in the hotel industry

        - Expansion of product and service offerings to existing and new customers

        - Enlargement of international sales platform and customer base

        - Enhancement of Pegasus' central position as a solution provider for hotel reservations

        - Increase in depth of technological experience among new combined employee base

          (2) The reports and opinions of Pegasus's management and advisors, including reports relating to the due diligence review which had been conducted regarding REZ's business, operations, technology, and possible synergistic and expansion opportunities for the two companies

          (3) With the assistance of Pegasus's financial advisors, the past business relationship and associations between Pegasus and REZ, an analysis of the pro forma impact of the merger on the projected results of Pegasus, the multiples paid in other selected merger and acquisition transactions, trading and valuation statistics for selected public companies, discounted cash flow analysis and potential future industry developments

          (4) The oral opinion, subsequently confirmed in writing, of Hambrecht & Quist delivered November 15, 1999, that, as of such date, the consideration to be paid by Pegasus in the merger was fair to Pegasus from a financial point of view

          (5) The terms of the issuance of Pegasus common stock in the merger

          (6) A review with Pegasus's legal counsel of the terms of the merger agreement, including the obligation of REZ not to solicit or encourage other acquisition proposals, the circumstances under which either Pegasus or REZ can terminate the merger agreement and the closing conditions to the merger

          (7) The compatibility of the corporate cultures of Pegasus and REZ

     The Pegasus board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger, including the following factors:

     - The potential dilutive effect of the issuance of Pegasus common stock in the merger

     - The potential impact on Pegasus' future performance of REZ's historically unprofitable business and historically slower rate of revenue growth and lower operating margins than Pegasus has experienced

     - The negative impact on Pegasus' future earnings from the amortization of intangibles as a result of the merger

     - The substantial costs expected to be incurred, primarily in the current or next few quarters, in connection with the merger, including the transaction expenses arising from the merger and costs associated with combining the operations of the two companies

     - The risk that either Pegasus or REZ would lose the business of some of its customers for various reasons

     - The risk that, despite the intentions and the efforts of the parties, the benefits sought to be achieved in the merger will not be achieved

     - The risk that the market price of Pegasus common stock might be adversely affected by the public announcement of the merger

     - The risk that despite the intentions and efforts of the parties, the key personnel of REZ may not be retained by Pegasus

     - The other risks described above under "Risk Factors"

     The foregoing discussion of the information and factors considered by the Pegasus board of directors is not intended to be exhaustive, but is believed to include all material factors considered by the Pegasus board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the Pegasus board of directors did not find it possible to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Pegasus board of directors may have given different weights to different factors. In the course of its deliberations, the Pegasus board of directors did not establish a range of values for REZ; however, based on the factors outlined above and on the opinion of its financial advisor described above, the Pegasus board of directors determined that the terms of the merger agreement are fair to, and that the merger is in the best interests of, Pegasus and its stockholders.

REZ BOARD CONSIDERATIONS

     The decision of the REZ board of directors to recommend the transaction for approval by the stockholders of REZ was reached following consultation with REZ management, as well as with its financial, legal, accounting and other advisors, and was based on various factors, including the following:

          (1) The financial condition, results of operations, business, technologies, services and products of REZ and Pegasus, on both a historical and prospective basis, as well as the current industry, economic and market conditions. In particular, the REZ board of directors considered the following factors:

        - The ability of the combined company to expand its offering of products and services to existing and new customers

        - The ability of the combined company, as a public company, to access the capital markets

        - The fact that, absent the merger, REZ may require additional capital investment in the short term

        - The uncertain ability of REZ to complete an initial public offering in the near term

        - The fact that REZ stockholders would receive registered Pegasus stock, which would provide them with greater liquidity than they would have as stockholders of REZ

          (2) The reports and opinions of REZ management and advisors, including reports relating to the due diligence review which was conducted regarding Pegasus' business, operations, technology and possible synergistic and expansion opportunities for the two companies.

          (3) Past business relationships and associations between Pegasus and REZ which allowed the company's management team a relatively higher level of knowledge regarding each other's businesses than might normally exist in a typical merger.

          (4) With the assistance of REZ financial advisors, an analysis of the premium to market price and multiples paid in other comparable merger and acquisition transactions, and an analysis of relative values of REZ.

          (5) The terms of the issuance of Pegasus common stock provided in the merger.

          (6) A review with REZ legal counsel of the terms of the merger agreement, including the ability of REZ to entertain unsolicited superior acquisition proposals, and the circumstances in which either party could terminate the merger agreement and the closing conditions to the merger.

          (7) The oral opinion, subsequently confirmed in writing, of Thomas Weisel Partners that, as of such date, the consideration to be received by the REZ stockholders in the merger is fair from a financial point of view to REZ and its stockholders.

          (8) The ability of the combined company to successfully integrate its businesses.

     The REZ board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger, including the following factors:

     - The risk that the market price of Pegasus common stock might be adversely affected by the public announcement of the merger, resulting in REZ stockholders receiving a lower than anticipated value for their shares

     - The fact that Pegasus was unwilling to agree to "pricing collars" for Pegasus common stock that would have guaranteed a certain minimum value for Pegasus common stock as of the date the merger closed

     - The risk that the Pegasus management team could not successfully manage an organization of considerably larger size, complexity and geographic scope than Pegasus

     - The risk that Pegasus' common stock price might decrease prior to the expiration of the period during which REZ stockholders might be required to hold a portion of their shares pursuant to stockholder agreements required by Pegasus

     - The risk that Pegasus may not be able to continue the historical level of growth in its existing lines of business

     - The risk that the combined company may not be able to retain the businesses of REZ and Pegasus customers for various reasons

     - The risk that, despite the intentions and efforts of the parties, the benefits sought to be achieved in the merger would not be achieved

     - The other risks described above under "Risk Factors"

     The foregoing discussion of the information and factors considered by the REZ board of directors is not intended to be exhaustive but it is believed to include all the material factors considered by the REZ board of directors. In view of the variety of factors considered in connection with its valuation of the merger, the REZ board of directors did not find it possible and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the REZ board of directors may have given different weights to different factors, particularly with respect to the liquidity to be obtained as a result of receiving registered shares of Pegasus common stock. In the course of its deliberations, the REZ board of directors did not establish a range of values for REZ, however, based upon the factors outlined above and on the opinion of its financial advisors described above, the REZ board of directors determined that the terms of the merger agreement are fair to, and that the merger is in the best interest of, REZ and its stockholders.

APPROVAL BY BOARDS AND STOCKHOLDERS

  Pegasus

     The Pegasus board of directors has unanimously approved the merger agreement and the merger and believes that the terms of the merger agreement are fair to, and that the merger is in the best interests of Pegasus and its stockholders. Pegasus, as the holder of all of the outstanding capital stock of Pegasus Worldwide, has also approved the merger and the merger agreement. The approval of the stockholders of Pegasus is not required for consummation of the merger and the merger agreement. Accordingly, Pegasus is not soliciting proxies or consents from the Pegasus stockholders in connection with the merger.

  REZ

     The REZ board of directors has unanimously approved the merger agreement and the merger and believes that the terms of the merger agreement are fair to, and that the merger is in the best interests of REZ and its stockholders.

     The holders of more than 85% of the outstanding shares of REZ common stock have agreed to approve the merger and merger agreement. Under Delaware law and the terms of REZ's certificate of incorporation and bylaws, as well as the stockholders agreement between REZ and most of its stockholders, this approval will be sufficient to approve the merger and the merger agreement. For this reason, REZ is not calling a meeting of its stockholders to vote on the merger and the merger agreement nor is REZ soliciting proxies or consents.

OPINION OF PEGASUS' FINANCIAL ADVISOR

     Pegasus engaged Hambrecht & Quist to act as its exclusive financial advisor in connection with the proposed transaction and to render an opinion as to the fairness, from a financial point of view, to Pegasus of the consideration to be paid by Pegasus in the merger. Hambrecht & Quist was selected by the Pegasus board based on Hambrecht & Quist's qualifications, experience and reputation, as well as Hambrecht & Quist's past investment banking relationship and familiarity with Pegasus. Hambrecht & Quist rendered its oral opinion (as confirmed in writing) on November 15, 1999 to the Pegasus board that, as of this date, the consideration to be paid by Pegasus in the merger was fair to Pegasus from a financial point of view.

     Pegasus determined the consideration it was willing to pay to the REZ stockholders in the transaction through negotiations with REZ. Pegasus did not impose any limitations on Hambrecht & Quist with respect to the investigations made or procedures followed in rendering its opinion.

     THE FULL TEXT OF THE OPINION DELIVERED BY HAMBRECHT & QUIST TO THE PEGASUS BOARD DATED NOVEMBER 15, 1999, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY HAMBRECHT & QUIST IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX G TO THIS INFORMATION STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HAMBRECHT & QUIST'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF PEGASUS, AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE PAID BY PEGASUS IN THE MERGER. IN FURNISHING ITS OPINION, HAMBRECHT & QUIST DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT, NOR DID IT ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF THE SECURITIES ACT. THE SUMMARY OF

HAMBRECHT & QUIST'S OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS OPINION. PEGASUS STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

     In arriving at its opinion, Hambrecht & Quist, among other things:

     - Reviewed the financial statements of REZ for recent years and interim periods to date and other relevant financial and operating data of REZ made available to Hambrecht & Quist from the internal records of REZ

     - Reviewed various internal financial and operating information, including some projections, relating to REZ prepared by the management of REZ

     - Discussed the business, financial condition and prospects of REZ with various members of senior management of Pegasus and REZ

     - Reviewed the publicly available financial statements of Pegasus for recent years and interim periods to date and other relevant financial and operating data of Pegasus made available to Hambrecht & Quist from published sources and from the internal records of Pegasus

     - Reviewed various internal financial and operating information, including some projections, relating to Pegasus prepared by the management of Pegasus

     - Discussed the business, financial condition and prospects of Pegasus with various members of senior management

     - Reviewed the recent reported prices and trading activity for the common stock of Pegasus and compared this information and other financial information for Pegasus and REZ with similar information for other companies engaged in businesses Hambrecht & Quist considered generally comparable to those of Pegasus and REZ

     - Reviewed the financial terms, to the extent publicly available, of comparable merger and acquisition transactions involving companies engaged in businesses Hambrecht & Quist believed to be generally comparable to those of Pegasus and REZ

     - Reviewed a draft of the merger agreement

     - Performed other analyses and examinations and considered other information, financial studies, analyses and investigations and financial, economic and market data as Hambrecht & Quist deemed relevant

     Hambrecht & Quist did not independently verify any of the information concerning Pegasus or REZ in connection with its review of the proposed transaction and, for purposes of its opinion, Hambrecht & Quist assumed and relied upon the accuracy and completeness of all this information. In connection with its opinion, Hambrecht & Quist did not prepare or obtain any independent valuation or appraisal of any of the assets or liabilities of Pegasus or REZ or concerning the solvency or fair value of Pegasus or REZ, nor did it conduct a physical inspection of the properties and facilities of Pegasus or REZ. With respect to the financial forecasts and projections or any financial or operating information made available to it, Hambrecht & Quist assumed that they reflected the best currently available estimates and judgments of the competitive, operating and regulatory environment and the expected future financial performance of Pegasus and REZ. Hambrecht & Quist assumes no responsibility for and expresses no view as to any forecasts and projections or the assumptions on which they are based. Hambrecht & Quist assumed that neither Pegasus nor REZ was a party to any material pending transactions, including external financings, recapitalizations or mergers, other than the proposed transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Hambrecht & Quist further assumed that the merger agreement in the form executed would not differ in any material respects from the draft of the merger agreement reviewed by it and that the proposed transaction would be consummated substantially on the terms specified in the merger agreement, without any waiver of any material terms or conditions by any party to the merger agreement.

     Hambrecht & Quist's opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the opinion and any subsequent change in these conditions would require a reevaluation of this opinion.

     The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. This opinion is therefore not necessarily susceptible to partial analysis or summary description. Accordingly, Hambrecht & Quist believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the following summary, without considering all factors and analyses, could create an incomplete and misleading view of the processes underlying the analyses performed by Hambrecht & Quist in connection with its opinion. In arriving at its opinion, Hambrecht & Quist did not attribute any particular weight to any analyses or factors considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Hambrecht & Quist did not form an opinion as to whether any individual analysis or factor whether positive or negative, considered in isolation, supported or failed to support the Hambrecht & Quist opinion. In performing its analyses, Hambrecht & Quist made numerous assumptions with respect to industry performance, general business and economic conditions and acquisition transaction environment and other matters, many of which are beyond the control of Pegasus and REZ. Because such analyses are inherently subject to uncertainty, Hambrecht & Quist does not assume responsibility if actual values or actual future results, are significantly more or less favorable than suggested by this analyses. No company or transaction used in the analyses as a comparison is identical to Pegasus or REZ or the proposed transactions. These analyses were prepared solely as part of the Hambrecht & Quist analysis of the fairness to Pegasus, from a financial point of view, of the consideration to be paid by Pegasus in the proposed transaction. The Hambrecht & Quist opinion was one of many factors taken into consideration by the Pegasus board in making its determination to approve the merger agreement.

     The following is a brief summary of the material financial analyses performed by Hambrecht & Quist in connection with providing its opinion to the Pegasus board on November 15, 1999. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, you should read the tables together with the text of each summary. Considering the data set forth in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

     Pro Forma Merger Analysis. Hambrecht & Quist analyzed the pro forma impact of the merger on the projected financial results of Pegasus. Projections for Pegasus were based on published Wall Street research estimates. Projections for REZ were based on REZ management estimates, as adjusted by Pegasus management. Hambrecht & Quist observed that the transaction is expected to be dilutive to Pegasus' earnings for the foreseeable future as a result of the amortization of goodwill and other intangible assets. Excluding these purchase accounting adjustments, the transaction is anticipated to be accretive to Pegasus' earnings in calendar 2000 and 2001.

     Analysis of Selected Public Companies. Using published Wall Street estimates, Hambrecht & Quist compared, among other things, various trading and valuation statistics for 18 publicly-traded companies engaged in businesses Hambrecht & Quist believed to be generally comparable, to corresponding measures for REZ. These companies were generally categorized as vertical market systems providers, business outsourcing service providers, telemarketing service providers and hotel franchising companies. Hambrecht & Quist noted that no company used in this analyses as a comparison had precisely the same mix of business and financial condition as REZ. The companies that Hambrecht & Quist reviewed in connection with this analysis were:

     - Affiliated Computer Services
     - Computer Sciences Corp.
     - Electronic Data Systems
     - Fiserv
     - Micros Systems
     - Perot Systems
     - Sabre Holdings
     - Acxiom

     - Bisys Group
  - CCC Information Services
  - CSG Systems
  - National Data Corporation
  - Transaction Systems Architects
  - APAC Customer Services
  - SITEL
  - Teletech Holdings
  - West Teleservices
  - Choice Hotels

     Hambrecht & Quist derived a range of estimated trading multiples of projected calendar 1999 and 2000 revenues and projected calendar 1999 and 2000 earnings before interest, taxes, depreciation and amortization, or "EBITDA" for these public companies. Applying these multiples to the relevant operating statistics for REZ, Hambrecht & Quist calculated a range of implied enterprise values for REZ. The results of this analysis are indicated in the table below:

                                                                          IMPLIED
                                                       MULTIPLES      ENTERPRISE VALUE
                                                      ------------    ----------------
                                                      LOW     HIGH     LOW       HIGH
                                                      ----    ----    ------    ------
Enterprise Value as a Multiple of:
  Calendar Year 1999 Revenues.......................   1.5x    2.5x   $221.0    $368.4
  Calendar Year 2000 Revenues.......................   1.0x    2.0x    167.2     334.4
  Calendar Year 1999 EBITDA.........................  10.0x   13.0x    160.0     208.0
  Calendar Year 2000 EBITDA.........................   8.0x   11.0x    213.9     294.1

     Hambrecht & Quist compared the range of implied enterprise values in the table above to the implied enterprise value in the proposed transaction of $262.8 as of November 12, 1999.

     Hambrecht & Quist noted that none of the selected companies were identical to REZ and that any analysis of the selected companies necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the relative trading values.

     Analysis of Selected Transactions. Hambrecht & Quist compared the proposed transaction with selected merger and acquisition transactions. Hambrecht and Quist derived the multiples, where information was available, of trailing twelve months revenues and EBITDA for 15 transactions since 1997 involving companies which had similar business descriptions, service offerings and/or vertical market focus to REZ. Such transactions included (target/acquirer):

International Telecommunication Data Systems/
  Amdocs
Transaction Network Services/PSINet
JDR Holdings/NCO Group Inc.
ABR Information Services/Ceridian Corp.
International Data Response Corp./TeleSpectrum   Worldwide
TeleService Resources (AMR Corp.)/Platinum
  Equity Holdings
Medaphis Services Corp. (Medaphis)/NCO
  Group Inc.
Access Health/HBO & Co.
USCS International/DST Systems
Lexington Services Associate/Travel Services
  International
May & Speh Inc./Acxiom Corp.
TRIS (Computer Sciences)/International
  Telecom Data Systems
Neodata Corp./Electronic Data Systems
Apollo Travel Services/Galileo International
BHC Financial Inc./Fiserv Inc.

     Hambrecht & Quist derived a range of multiples of trailing twelve months revenues and EBITDA, as well as book value for the selected transactions. Applying these multiples to the relevant operating statistics for REZ, Hambrecht & Quist calculated a range of implied enterprise values for REZ. The results of this analysis are indicated in the table below:

                                                                          IMPLIED
                                                       MULTIPLES      ENTERPRISE VALUE
                                                      ------------    ----------------
                                                      LOW     HIGH     LOW       HIGH
                                                      ----    ----    ------    ------
Enterprise Value as a Multiple of:
  LTM Revenues......................................   1.5x    3.0x   $221.0    $442.1
  LTM EBITDA........................................  11.0x   14.0x    176.0     224.0
Equity Value as a Multiple of:
  Book Value........................................   4.0x    6.0x   $218.5    $322.7

     Hambrecht & Quist compared the range of implied enterprise values in the table above to the implied enterprise value in the proposed transaction of $262.8 as of November 12, 1999.

     No company or transaction used in the above analyses is identical to REZ or the proposed transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the values of the companies or company to which they are compared.

     Discounted Cash Flow Analysis. Hambrecht & Quist analyzed the theoretical valuation of REZ based on the present value of its potential future cash flows. To estimate the total present value of REZ's business, before giving effect to its capital structure, Hambrecht & Quist discounted to the present the projected stream of after-tax cash flows for REZ through the year ending December 31, 2004 and a terminal value based on multiples of REZ's projected calendar 2004 EBITDA. In this analysis, Hambrecht & Quist used discount rates ranging from 12.0% to 20.0% and multiples for a sale of the business ranging from 8.0 to 12.0 times projected calendar 2004 EBITDA. Based on these parameters, Hambrecht & Quist determined the implied enterprise value of REZ to be in the range of $240.9 million to $463.0 million.

     Financial projections used by Hambrecht & Quist in this analysis were based on REZ's management estimates, as adjusted by Pegasus management, and were extrapolated through calendar 2004 by Hambrecht & Quist. Hambrecht & Quist noted that the discounted cash flow analysis is highly sensitive to assumptions regarding revenue growth and terminal value. Hambrecht & Quist makes no representations as to the accuracy or attainability of the projections for the future performance of REZ used by it in this analysis.

     In connection with the review of the proposed transaction by the Pegasus board, Hambrecht & Quist performed a variety of financial and comparative analyses for purposes of its opinion. While the foregoing summary describes the analyses and factors reviewed by Hambrecht & Quist in connection with its opinion, it does not purport to be a complete description of all analyses performed by Hambrecht & Quist in arriving at its opinion. The analyses were prepared solely for the purpose of Hambrecht & Quist in providing the opinion to the Pegasus Board in connection with its consideration of the proposed transaction and do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may be significantly more or less favorable.

     Pursuant to an engagement letter dated January 6, 1999, Pegasus has agreed to pay Hambrecht & Quist a fee of $750,000 in connection with the delivery of the fairness opinion rendered on November 15, 1999. Upon consummation of the proposed transaction, Pegasus has agreed to pay Hambrecht & Quist a fee of $2.5 million, plus an additional fee to be determined based upon the price of the Pegasus common stock at the closing of the merger, less any fees previously paid. Pegasus also has agreed to reimburse Hambrecht & Quist for its reasonable out-of-pocket expenses and to indemnify Hambrecht & Quist against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as financial advisor.

     In the past, Hambrecht & Quist has provided investment banking and other financial advisory services to Pegasus and has received fees for rendering these services. Specifically, Hambrecht & Quist served as lead-manager for Pegasus' initial public offering in August 1997, as lead-manager for Pegasus' follow-on offerings in February 1998 and May 1999, and as financial advisor with respect to Pegasus' adoption of a stockholder rights plan in September 1998, and Hambrecht & Quist may provide additional investment banking or other financial advisory services to Pegasus. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Pegasus and receives customary compensation in connection therewith, and also provides research coverage of Pegasus. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of Pegasus for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Hambrecht & Quist or its affiliates own approximately 59,723 shares of REZ stock, which represents approximately 0.17% of REZ's shares outstanding as of December 1, 1999. Hambrecht & Quist may in the future provide investment banking or other financial advisory services to Pegasus.

     Hambrecht & Quist, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

OPINION OF REZ'S FINANCIAL ADVISOR

     In January, 1999, the board of REZ hired Thomas Weisel Partners LLC to act as REZ's financial advisor in connection with the possible acquisition of REZ. On November 15, 1999, Thomas Weisel Partners delivered to the board of REZ its oral opinion that, as of that date, the consideration to be received by REZ's stockholders was fair to REZ's stockholders from a financial point of view. Thomas Weisel Partners later delivered its written opinion dated November 15, 1999, confirming its oral opinion.

     REZ determined the consideration its stockholders would receive in the transaction through negotiations with Pegasus. REZ did not impose any limitations on Thomas Weisel Partners with respect to the investigations made or procedures followed in rendering its opinion.

     The full text of the written opinion of Thomas Weisel Partners that was delivered to REZ's board is attached as Appendix H to this information statement/prospectus. You should read this opinion carefully and in its entirety. However, the following is a summary of the Thomas Weisel Partners opinion.

     Thomas Weisel Partners has directed its opinion to the board of REZ. The opinion addresses only the financial fairness of the consideration to be received by REZ's stockholders. It does not address the relative merits of the transaction or any alternatives to the transaction. Further, it does not address REZ's underlying decision to proceed with or effect the transaction. In furnishing its opinion, Thomas Weisel Partners did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act. The Thomas Weisel Partners opinion includes statements to this effect.

     In connection with its opinion, Thomas Weisel Partners:

     - Reviewed publicly available financial and other data with respect to REZ and Pegasus including the consolidated financial statements for recent years and interim periods to September 30, 1999, and other relevant financial and operating data relating to REZ and Pegasus made available to Thomas Weisel Partners from published sources and from the internal records of REZ and from Pegasus

     - Reviewed the financial terms and conditions of the November 12, 1999 draft of the agreement

     - Reviewed publicly available information concerning the trading of, and the trading market for, the common stock of Pegasus

     - Compared REZ and Pegasus from a financial point of view with other companies in the industries which Thomas Weisel Partners deemed to be relevant

     - Considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the following groups: business outsourcing services, inbound telemarketing services, travel related services, and outsourced software solutions which Thomas Weisel Partners deemed to be comparable, in whole or in part, to the transaction

     - Reviewed and discussed with representatives of REZ's management, information of a business and financial nature regarding REZ and Pegasus, furnished to Thomas Weisel Partners by REZ and Pegasus

     - Reviewed and discussed financial forecasts and related assumptions of REZ and Pegasus provided to Thomas Weisel Partners by REZ's management, Pegasus' management and third party analysts for the purposes of REZ's discounted cash-flow analysis and a pro forma merger analysis

     - Discussed the transaction and related matters with REZ's counsel

     In preparing its opinion, Thomas Weisel Partners did not assume any responsibility to independently verify the information referred to above. Instead, with REZ's consent, Thomas Weisel Partners relied on the information being accurate and complete. Thomas Weisel Partners also made the following assumptions, in each case with REZ's consent:

     - With respect to the financial forecasts of REZ and Pegasus provided to Thomas Weisel Partners by REZ's management, Pegasus' management and third party analysts, Thomas Weisel Partners assumed for purposes of its opinion, upon the advice of REZ's management, Pegasus' management and third party analysts reports, that (a) these forecasts, including the assumptions regarding the projections, have been reasonably prepared on bases reflecting the best available estimates and judgments at the time of preparation as to the future financial performance of REZ, and that of Pegasus and (b) these forecasts provide a reasonable basis upon which Thomas Weisel Partners could form its opinion

     - That there have been no material changes in the assets, financial condition, results of operations, business or prospects of REZ or Pegasus since the respective dates of the last financial statements made available to Thomas Weisel Partners

     - That the transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Securities Exchange Act and all other applicable federal and state statutes, rules and regulations

     - That the transaction will be consummated in accordance with the terms described in the November 12, 1999 draft of the agreement, without further amendment thereto, and without any waiver by REZ of any of the conditions to any party's obligations thereunder

     In addition, for purposes of Thomas Weisel Partners' opinion:

     - Thomas Weisel Partners acknowledged that REZ does not publicly disclose internal management forecasts of the type provided to Thomas Weisel Partners by REZ's management in connection with the review by Thomas Weisel Partners of the transaction. These forecasts were not prepared with a view toward public disclosure. In addition, these forecasts were based upon numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in these forecasts. Thomas Weisel Partners did not assume any liability for these forecasts

     - Thomas Weisel Partners relied on advice of its counsel and independent accountants as to all legal and financial reporting matters with respect to REZ, the transaction and the agreement

     - Thomas Weisel Partners did not assume responsibility for making an independent evaluation, appraisal or physical inspection of the assets or liabilities, contingent or otherwise, of REZ, nor was Thomas Weisel Partners furnished with any of these appraisals

     - REZ informed Thomas Weisel Partners, and Thomas Weisel Partners assumed, that the transaction would be recorded as a purchase transaction under generally accepted accounting principles

     - The Thomas Weisel Partners' opinion was based on economic, monetary, market and other conditions as in effect on, and the information made available to Thomas Weisel Partners as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Thomas Weisel Partners has not assumed any obligation to update, revise or reaffirm its opinion.

     The following represents a brief summary of the material analyses performed by Thomas Weisel Partners in connection with providing its opinion to the board of REZ. Some of the summaries of financial analyses performed by Thomas Weisel Partners include information presented in tabular format. In order to fully understand the financial analyses performed by Thomas Weisel Partners, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Thomas Weisel Partners.

     In addition to these financial analyses, Thomas Weisel Partners considered the results of discussions, which occurred during the period between July 1999 and September 1999, between REZ or its advisors and three parties other than Pegasus regarding possible alternate merger or sale transactions. With one of these parties, a leveraged buyout group, the REZ board decided not to proceed based on REZ's determination that the party was not likely to offer a proposal that would be acceptable or be competitive with a Pegasus proposal. A second party, following meetings with the management of REZ, decided not to proceed with discussions regarding an acquisition of REZ. The third party also had meetings with the management of REZ to better understand REZ, however following those meetings this third party indicated that it was unlikely to be able to pay more than $150 million for REZ.

     Further, Thomas Weisel Partners considered REZ's inability to accurately project its future performance to be a significant factor. REZ's historical difficulty with its ability to accurately forecast results has been illustrated by its nearly 40% downward revision in its internal budget for calendar year 1999 earnings before interest, taxes, depreciation and amortization or "EBITDA" estimate. Going forward, there was a concern that a significant shortfall in REZ's performance as compared to REZ's forecasted budget could result in REZ needing additional capital to fund operations.

Comparable Company Analysis

     Based on public and other available information, Thomas Weisel Partners calculated the multiples of aggregate value, which Thomas Weisel Partners defined as equity value plus debt less cash and cash equivalents, to LTM and projected 1999 and 2000 calendar year estimates based on publicly available analyst information for revenues, and EBITDA equity value to calendar year net income for companies in the following groups: business outsourcing services, inbound telemarketing services, travel related services, and outsourced software solutions whose securities are publicly traded and which Thomas Weisel Partners believes have operating, market and trading valuations similar to those that might be expected of REZ. Since there are no directly comparable publicly traded companies, Thomas Weisel Partners analyzed companies with similar business models to components of REZ's business. Thomas Weisel Partners believes that the 18 companies listed below have operations similar to some of the operations of REZ but noted that none of these companies have the same management, composition, size or combination of businesses as REZ:

BUSINESS OUTSOURCING      INBOUND TELEMARKETING     TRAVEL RELATED SERVICES   OUTSOURCED SOFTWARE
SERVICES PROVIDERS:       SERVICE PROVIDERS:        PROVIDERS:                SOLUTIONS PROVIDERS:
Acxiom Corp.              APAC Customer Services,   Galileo International     PeopleSoft, Inc.
Automated Data            Precision Response Corp.  Sabre Group Holdings      Remedy Corp.
Ceridian Corp.            Sitel Corp.               Travel Services           Siebel Systems
First Data Corp.          Snyder Communications
Paychex
Policy Management
The Profit Recovery
  Group
Sykes Enterprises

     The following table sets forth the multiples indicated by this analysis:

                                                                                   IMPLIED
                                                                                 MULTIPLE OF
                                          RANGE OF MULTIPLES   MEAN    MEDIAN   PEGASUS OFFER
                                          ------------------   -----   ------   -------------
Aggregate Value to:
  LTM Revenues..........................     0.7x -  6.8x       2.9x    2.6x         1.8x
  Projected Calendar Year 1999
     Revenue............................     0.6x -  5.7x       2.5x    2.3x         1.8x
  Projected Calendar Year 2000
     Revenue............................     0.5x -  4.7x       2.2x    2.1x         1.5x
  LTM EBITDA............................     4.8x - 28.6x      13.0x   10.3x        24.1x
  Projected Calendar Year 1999 EBITDA...     3.0x - 43.4x      12.3x    9.0x        16.6x
  Projected Calendar Year 2000 EBITDA...     2.0x - 26.9x       9.8x    8.0x         8.7x
Equity Value to:
  Projected Calendar Year 2000 Net
     Income.............................    11.9x - 80.4x      24.5x   19.9x        48.6x

     While the comparable company analysis compared REZ to 18 companies in the following groups: business outsourcing services, inbound telemarketing services, travel related services, and outsourced software solutions, Thomas Weisel Partners did not include every company that could be deemed to be a participant in this same industry, or in the specific sectors of this industry.

Comparable Transactions Analysis

     Based on public and other available information, Thomas Weisel Partners calculated the multiples of aggregate value to LTM revenues, LTM EBITDA and equity value to LTM net income for the following 14 comparable acquisitions within the following industries: business outsourcing services, inbound telemarketing services, travel related services, and outsourced software solutions that have been announced since 1997:

ANNOUNCEMENT DATE                NAME OF ACQUIROR                 NAME OF TARGET
-----------------                ----------------                 --------------
May 13, 1999..............  NCO Group, Inc.               Compass International Services
May 3, 1999...............  Ceridian Corp.                ABR Information Services, Inc.
December 16, 1998.........  CustomerOne Holding Corp.     LCS Industries, Inc.
October 16, 1998..........  NCO Group, Inc.               Medaphis Services Corp.
September 28, 1998........  Access Health                 HBO & Co.
September 2, 1998.........  USWeb                         CKS Group
September 2, 1998.........  DST Systems                   USCS International
August 20, 1998...........  Navigant Consultant, Inc.     Peterson Consulting
June 2, 1998..............  Travel Services               Lexington Services
                            International
May 27, 1998..............  Acxiom Corp.                  May & Speh, Inc.
May 20, 1997..............  Galileo International         Apollo Travel Services
March 19, 1997............  Snyder Communications, Inc.   American List Corp.
March 3, 1997.............  Fiserv Inc.                   BHC Financial, Inc.
February 20, 1997.........  Iron Mountain, Inc.           Safesite Records Management

     The following table sets forth the multiples indicated by this analysis and the multiples implied by the proposed transaction:

                                                                                   PROPOSED
                                            RANGE OF MULTIPLES   MEAN    MEDIAN   TRANSACTION
                                            ------------------   -----   ------   -----------
Aggregate Value to:
  LTM Revenues............................     0.6x -  8.4x       2.9x    2.6x        1.8x
  LTM EBITDA..............................     5.0x - 26.2x      11.7x   10.7x       24.1x
Equity Value to:
  LTM Net Income..........................    11.2x - 48.4x      24.6x   21.9x          NA

     No company or transaction used in the comparable company or comparable transactions analyses is identical to REZ, or the transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which REZ, and the transaction are being compared.

  Discounted Cash Flow Analysis

     Thomas Weisel Partners used financial cash flow forecasts of REZ for calendar years 2000 through 2004, as estimated by REZ's management, to perform a discounted cash flow analysis. In conducting this analysis, Thomas Weisel Partners assumed that REZ would perform in accordance with these forecasts. Thomas Weisel Partners first estimated the terminal value of REZ by applying multiples to net income, which multiples ranged from 17.0x to 25.0x. Thomas Weisel Partners then discounted the cash flows projected through 2004 and the terminal values to present values using rates ranging from 20.0% to 30.0%. This analysis indicated a range of aggregate values, which were then reduced by REZ's estimated net debt, to calculate a range of equity values. These equity values were then divided by fully diluted shares outstanding to calculate implied equity values per share ranging from $4.69 to $9.01. Thomas Weisel Partners noted that the value of stock consideration to be received by REZ stockholders was $7.12.

  Pro Forma Merger Analysis

     Thomas Weisel Partners used a pro forma analysis to determine the effect of this transaction on Pegasus' pro forma projected 2000 calendar year earnings per share on a cash basis. Thomas Weisel Partners defined cash earnings per share as net income plus tax effected goodwill amortization divided by the weighted average diluted shares outstanding. Thomas Weisel Partners used financial information

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

provided by REZ, and current public financial estimates for Pegasus to complete this analysis. Based on the pro forma merger analysis, Thomas Weisel Partners determined that this transaction may be accretive to the stockholders of Pegasus common stock on the basis of cash earnings per share for the year 2000. This analysis performed by Thomas Weisel Partners is not necessarily indicative of the accretion or dilution or actual future results which may be significantly more or less favorable than those suggested by this analysis.

     The foregoing description is only a summary of the analyses and examinations that Thomas Weisel Partners deems material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Thomas Weisel Partners. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Thomas Weisel Partners believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to REZ. In addition, Thomas Weisel Partners may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Thomas Weisel Partners with respect to the actual value of REZ.

     In performing its analyses, Thomas Weisel Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of REZ and Pegasus. The analyses performed by Thomas Weisel Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Thomas Weisel Partners with respect to the financial fairness of the consideration to be received by REZ's stockholders pursuant to the transaction, and were provided to REZ in connection with the delivery of the Thomas Weisel Partners opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

     As described above, Thomas Weisel Partners' opinion and presentation were among the many factors that REZ's board took into consideration in making its determination to approve, and to recommend that REZ stockholders approve, the transaction.

     REZ has paid Thomas Weisel Partners a $100,000 retainer fee. In addition, REZ has agreed to pay Thomas Weisel Partners an additional fee, payable only upon consummation of this transaction. Further, REZ has agreed to reimburse Thomas Weisel Partners for its reasonable out-of-pocket expenses and to indemnify Thomas Weisel Partners, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws.

     In the ordinary course of its business, Thomas Weisel Partners actively trades the equity securities of Pegasus for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Several stockholders and executive officers of REZ have personal interests in the merger that are different from, or in addition to, the interests of most REZ stockholders. As a result, these stockholders and executive officers may have a conflict of interest that influenced their support of the merger.

     For instance, the merger agreement provides that Pegasus has agreed that Reed Elsevier shall have the right to nominate a person to serve as a director on the Pegasus board of directors immediately following the merger.

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

     In addition, Hambrecht & Quist LLC, financial advisor to Pegasus, is the record holder of 59,723 shares of REZ common stock, representing approximately
 .17% of the outstanding common stock of REZ. Hambrecht & Quist will receive, on its own behalf and on behalf of some of its own affiliates, Pegasus common stock and cash in the merger in accordance with the terms of the merger agreement. In addition, Hambrecht & Quist was recently acquired by Chase Manhattan Corp., and one of its affiliates, Chase Bank of Texas, N.A., will act as escrow agent in connection with the merger.

     On or shortly following the closing of the merger, Pegasus intends to refinance a revolving bank line of credit of REZ, which is currently guaranteed by Reed Elsevier. There was no indebtedness outstanding under the revolving line of credit on December 1, 1999. Following completion of the refinancing, Reed Elsevier will no longer be obligated with respect to the indebtedness underlying the bank line of credit.

     Pursuant to the terms of the employment agreements between REZ and each of
I. Malcolm Highet, Michael Ball, Rachid Bengougam, John H. Holdsworth and Vernon
L. Snider, the change of control of REZ resulting from the merger will entitle these REZ executives to the payment of severance benefits if there are specified changes in their employment status. These executives also have the right to terminate their employment with the combined company and receive specified severance benefits during the 30 days following the first anniversary of the merger, and under other circumstances that are typical in employment agreements.

     On or prior to the closing date, REZ will repurchase all of the issued and outstanding shares of REZ Series A Preferred Stock, all of which are held by Reed Elsevier. The aggregate purchase price for Series A Preferred Stock will be $103,515, which is equal to the aggregate par value and the original issuance price of these shares.

     Reed Elsevier and REZ are parties to the arrangements described below, some of which will continue in effect with the combined company following the merger. REZ believes these arrangements are on an arms-length basis and are on terms no less favorable to REZ than could have been obtained from unrelated third parties.

     - REZ leases an employee in Toronto, Canada from Reed Elsevier

     - Reed Elsevier has an employee lease and service agreement with REZ for Mexican employees, but no employees are currently leased under this agreement

     - Reed Elsevier subleases a facility from REZ in Italy and in London, England

     - Reed Elsevier has a premises license from REZ in Mexico

     - REZ leases space from Reed Elsevier in Dusseldorf, Germany

PRIOR RELATIONSHIP OF PEGASUS AND REZ

     REZ provides services to Pegasus, which include facility management and maintenance, consulting and software development. During 1996, 1997, 1998 and during the nine months ended September 30, 1999, Pegasus paid $716,870, $524,866, $430,988, and $433,901, respectively, for these services.

     Pegasus received revenues from REZ relating to services provided by Pegasus through Pegasus Electronic Distribution, Pegasus Commission Processing and the TravelWeb.com website during 1996, 1997, 1998 and the nine months ended September 30, 1999, in the amounts of $412,695, $751,075, $795,792 and $978,587, respectively.

     Pegasus has granted to Reed Elsevier a license to use the Ultraswitch technology in connection with operations unrelated to the hotel industry. As a part of this licensing arrangement, Reed Elsevier agreed to not compete with the services provided by Pegasus using the Ultraswitch technology.

     Rockwell A. Schnabel, a current director of REZ, served on the Pegasus board of directors from September 1996 to July 1998. Mr. Schnabel owns 3,000 shares of Pegasus common stock obtained

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

through the exercise of Pegasus options granted at an exercise price of $10.20 per share to him while serving as a Pegasus director.

     I. Malcolm Highet, a current director and the President and Chief Executive Officer of REZ, served as a director of Pegasus from September 1996 to June 1998. Mr. Highet holds 3,000 vested options to purchase shares of Pegasus common stock at an exercise price of $10.20 per share.

     Tom Castleberry, a current director of REZ and a former director of Pegasus owns 6,000 shares of Pegasus common stock held in a trust managed by Fiduciary Trust of California.

     Paul Travers, the former Chief Financial Officer of REZ, served as a director of Pegasus from September 1996 to June 1998.

     REZ, its predecessors and several affiliates of REZ, including Reed Elsevier and its affiliates have been stockholders of Pegasus at various times over the years and in some cases continue to be stockholders of Pegasus. In connection with Pegasus' initial public offering in August 1997, Reed Travel Group, an affiliate of Reed Elsevier, sold 192,900 shares of Pegasus stock and REZ's predecessor sold 34,800 shares of Pegasus stock, all at a net price (after underwriting discount) of $8.06 per share. In connection with Pegasus' secondary public offering in February 1998, REZ, Reed Elsevier and entities affiliated with Rockwell A. Schnabel, a REZ director, sold 313,200, 355,595 and 1,034,948 shares of Pegasus common stock, respectively, all at a net price (after underwriting discount) of $11.00 per share. Hambrecht and Quist served as the managing underwriter for each of these Pegasus offerings. In the third quarter of 1998, REZ sold 191,979 shares of Pegasus common stock, representing all of its remaining shares of Pegasus, in the open market at an average net price (after selling commissions) of $13.51 per share.

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

             TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS

     The merger agreement, as well as the forms of several related agreements, are attached as appendices to this information statement/prospectus. Pegasus and REZ encourage you to read the merger agreement and these related agreements in their entirety. These are the legal documents governing the merger and related transactions, and in the event of any discrepancy between the terms of these legal documents and the following summary, these legal documents will control.

GENERAL

     On November 16, 1999, Pegasus, REZ and other affiliated parties entered into the merger agreement, which provides for the merger of a wholly-owned subsidiary of Pegasus, Pegasus Worldwide, with and into REZ, with REZ being the surviving corporation. The parties amended the merger agreement effective December 7, 1999. Attached to this information statement/prospectus as Appendix A is the merger agreement, as amended and restated. Upon completion of the merger, REZ will become a wholly-owned subsidiary of Pegasus. After the merger, the certificate of incorporation and bylaws of the surviving corporation will be amended to be the same as the certificate of incorporation and bylaws of Pegasus Worldwide, but the name of the surviving corporation will be "REZ, Inc." The directors and executive officers of Pegasus Worldwide will be the initial directors and executive officers of the surviving corporation.

     If the merger is completed, holders of REZ common stock will no longer hold any interest in REZ other than through their interest in shares of Pegasus common stock. They will become stockholders of Pegasus and their rights will be governed by Pegasus' Third Amended and Restated Certificate of Incorporation and Bylaws and the laws of the State of Delaware. See "Comparison of Rights of Stockholders of Pegasus and REZ" for information about the relative rights of stockholders of Pegasus and REZ.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective upon the filing of the signed Certificate of Merger with the Secretary of State of Delaware. The merger agreement provides that the contracting parties will cause the Certificate of Merger to be filed as soon as practicable after:

     - All required regulatory approvals and actions have been obtained or taken

     - All other conditions to the consummation of the merger have been satisfied or waived

     There can be no assurance that the conditions to the merger will be satisfied. Moreover, the merger agreement may be terminated by either Pegasus or REZ under various conditions as specified in the merger agreement. Therefore, there can be no assurance as to whether or when the merger will become effective.

MERGER CONSIDERATION

     In the merger, holders of outstanding shares of REZ common stock will be entitled to receive an aggregate of 3.99 million shares of Pegasus common stock and cash of approximately $115 million, with Reed Elsevier receiving an additional $20 million promissory note in lieu of a portion of the cash to which it would otherwise be entitled to receive. This merger consideration payable to the stockholders of REZ is subject to some adjustments and escrow arrangements described below.

     No fractional shares of Pegasus common stock will be issued in the merger. Instead, if you would otherwise be entitled to receive a fraction of a share, you will receive from Pegasus cash equal to the per share market value of the fractional share of Pegasus common stock.

     Based upon the number of shares of Pegasus common stock outstanding at December 1, 1999, the 3.99 million shares of Pegasus common stock issued to REZ stockholders in the merger, after completion

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

of the merger, will represent approximately 16.5% of the total number of shares of Pegasus common stock then outstanding.

     The number of shares of Pegasus common stock to be issued in the merger will not increase or decrease due to fluctuations in the market price of Pegasus common stock. In the event that the market price of Pegasus common stock decreases or increases prior to the closing date, the value of Pegasus common stock to be received by REZ stockholders in the merger would correspondingly decrease or increase. REZ does not have "walk-away" rights and cannot terminate the merger agreement solely because the Pegasus stock price declines. You are advised to obtain recent market quotations for Pegasus common stock. Pegasus cannot predict the market price of its common stock at the effective time of the merger or the market price of its common stock at any time after the merger is completed.

  Adjustments to Merger Consideration

     The amount of cash you will receive in the merger is subject to a closing adjustment at the time of the closing of the merger. Some shares of Pegasus common stock will also be placed in an escrow account upon the closing of the merger to provide for further post-closing adjustments that will be made shortly following the closing of the merger. In addition, a portion of the shares and cash payable to you under the terms of the merger agreement will be placed in an escrow account and will be subject to claims that Pegasus is entitled to assert under the terms of the merger agreement.

     The closing adjustment to the cash consideration will be based on a balance sheet prepared as of the end of a calendar month within 45 days prior to the closing of the merger. This balance sheet is referred to as the "estimated balance sheet" in the merger agreement. On the closing date of the merger, the cash consideration will be adjusted downward based on the total of the following:

     - The amount of some types of REZ debt as reflected on the estimated balance sheet

     - The amount of monies loaned by Pegasus to REZ that are necessary to fund the cash-out of REZ options

     - Any merger expenses incurred by REZ exceeding $2.75 million

     - The amount of any decrease in the net tangible assets of REZ as reflected on the estimated balance sheet from the amount of the net tangible assets reflected on the REZ balance sheet as of July 31, 1999

     - The amount of any decrease in the working capital as reflected on the estimated balance sheet from the amount of the forecasted working capital for the applicable period set forth in the merger agreement

Any downward adjustment to the amount of cash payable in the merger will be offset to the extent the amount of the working capital as reflected on the estimated balance sheet is greater than the forecasted working capital for the applicable period set forth in the merger agreement.

     Shortly following the closing of the merger a further possible post-closing adjustment may be made to the number of shares of Pegasus common stock issuable to you. A downward post-closing adjustment would be effected through a claim against the escrowed shares, as described further below. A post-closing adjustment to the number of shares of Pegasus common stock will be based on the balance sheet as of the closing date, which is referred to as the "closing date balance sheet" in the merger agreement. Any post-closing adjustment will be based on the following:

     - Any increase in the amount of the REZ debt as reflected on the closing date balance sheet from the REZ debt reflected on the estimated balance sheet

     - Any decrease in the amount of the net tangible assets as reflected on the closing date balance sheet from the amount of the net tangible assets reflected on the estimated balance sheet

     - Any decrease in the sum of (a) the difference between the working capital as reflected on the estimated balance sheet and forecasted working capital for the applicable period and (b) the

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

       difference between the working capital as reflected on the closing date balance sheet and the forecasted working capital for the applicable period

ESCROW ARRANGEMENTS

     Shares of Pegasus common stock issued in the merger with a value of $2.0 million will at the closing of the merger be placed in an escrow account with Chase Bank of Texas, N.A., as the escrow agent, to satisfy any post-closing adjustment in favor of Pegasus. The number of shares of Pegasus common stock to be placed in escrow will be determined by dividing $2.0 million by the average per share closing price of the Pegasus common stock for the five market trading days preceding the date that is three days before the closing date of the merger.

     If the net post-closing adjustment is in favor of Pegasus, the number of shares of Pegasus common stock representing the amount of the net post-closing adjustment will be returned to Pegasus from the related escrow account. If the net post-closing adjustment is in the favor of the REZ stockholders, Pegasus will place in the related escrow account, an amount of cash corresponding to the net post-closing adjustment amount. Any cash contributed by Pegasus due to such a post-closing adjustment or any Pegasus common stock remaining in the escrow account after the determination of the post-closing adjustment will be delivered by the Escrow Agent to the securityholder agent for distribution to the REZ stockholders in proportion to the cash and shares of Pegasus common stock that the REZ stockholders would otherwise receive in the merger.

     In addition to the escrow arrangement described above, at the closing of the merger, Pegasus will deposit in an escrow account with Chase Bank of Texas, N.A., as the escrow agent, $5.5 million in cash plus shares of Pegasus common stock having a value of $5.5 million. The number of shares of Pegasus common stock to be placed in escrow will be determined by dividing $5.5 million by the average per share closing price of the Pegasus common stock for the five market trading days preceding the date that is three days before the closing date of the merger. The cash and shares of Pegasus common stock placed in escrow will be contributed on behalf of each REZ stockholder in proportion to the cash and the aggregate number of shares of Pegasus common stock the stockholder would otherwise receive by virtue of the merger. This escrowed cash and stock will be held in the escrow account for losses incurred by Pegasus in the event of breaches by REZ or Reed Elsevier of their respective representations, warranties, covenants and agreements contained in the merger agreement. Subject to the satisfaction of any claims asserted by Pegasus, the escrowed cash and stock shall be distributed to the REZ stockholders on the later of (i) one year from the closing date of the merger or (ii) the date of the publication of the first audited consolidated financial statements of Pegasus after the effective time of the merger. Pegasus may collect amounts from the escrow account only after the aggregate amount of Pegasus damages relating to breaches by REZ or Reed Elsevier under the terms of the merger agreement exceed $1.5 million.

     The escrow agreement sets forth the duties of the escrow agent, which include (1) the safeguarding of the escrow cash and escrow shares during the escrow period, and (2) the delivery to REZ stockholders at the expiration of the escrow period of all the escrowed cash and escrow shares in excess of any amounts necessary to cover any successful claim made by Pegasus. Pegasus and the REZ stockholders will equally pay all the escrow agent's fees, with the fees payable by the REZ stockholders being paid from the escrow account. The exchange agent will invest any cash included in the escrow in U.S. investment-grade securities, as directed by Pegasus. Any interest and other income resulting from such investments shall be paid to the party ultimately receiving the investments.

  Securityholder Agent

     After the closing of the merger, several individuals will act on behalf of the REZ stockholders as their agent and attorney-in-fact in connection with the escrow arrangements, arbitration matters, notices, communications or otherwise arising under the terms of the merger agreement or documents related to the merger agreement. These individuals are referred to in the merger agreement as the "securityholder

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

agent." The REZ stockholders may remove a securityholder agent or appoint a new securityholder agent by the affirmative vote of the holders of an 85% interest in the escrow.

     The securityholder agent is not required to post a bond for the responsibilities to be performed under the merger agreement nor will the securityholder agent receive compensation for these services. The REZ stockholders will indemnify the securityholder agent for all actions relating to its duties arising under the merger agreement and incurred without negligence or bad faith. Any actions by the securityholder agent relating to the escrow arrangements will be the act of the REZ stockholders and the escrow agent and Pegasus may rely on any act or decision of the securityholder agent as being final and binding on the REZ stockholders, the escrow agent and Pegasus. In addition, the escrow agent and Pegasus will have no liability to any party relating to any act or decision by the escrow agent and Pegasus based on any acts or decisions of the securityholder agent.

DISPOSITION OF REZ SECURITIES OTHER THAN COMMON STOCK

  REZ options

     Existing options to purchase REZ common stock will be treated differently in the merger depending under which REZ stock plan the options were issued. The two categories of options are referred to as "accelerated REZ options" and "UK options." The options to purchase REZ common stock that were granted under REZ's 1997 Stock Option Plan and the 1998 Outside Director Stock Option Plan are referred to as "accelerated REZ options." All options to purchase REZ common stock that were granted under REZ's Stock Option Scheme are referred to as "UK options."

     The accelerated REZ options will accelerate and become fully vested and exercisable immediately prior to the merger. Prior to the effective time of the merger, REZ is sending notices to all holders of outstanding accelerated REZ options to either (1) exercise any or all of the accelerated REZ options and purchase the related shares of REZ common stock prior to the closing date of the merger in accordance with the terms of the option plan under which the options were issued or (2) receive a cash payment of $1.73 per option share from REZ on the closing date of the merger. If the holders of the accelerated REZ options exercise their options prior to the closing date of the merger instead of receiving the cash payment, the REZ shares purchased upon the exercise will convert into the right to receive shares of Pegasus common stock and cash in the merger on the same terms as all other holders of outstanding shares of REZ common stock. Any accelerated REZ options that are not exercised or cashed out will be canceled and terminated within 15 days after the holder of the accelerated REZ options receives the notice described above, which will be prior to the closing date of the merger.

     All outstanding UK options accelerated and became fully vested and exercisable at the time of the execution of the merger agreement. Prior to the effective time of the merger, REZ is sending notices to all holders of outstanding UK options to either (1) exercise any or all of the UK options and purchase the related shares of REZ common stock, or (2) receive a cash payment of $1.73 per option share from REZ on the closing date of the merger. If a holder of UK options makes an election within 15 days of receipt of the notice sent to all holders of UK options, then the holder will receive shares of REZ common stock or cash, as he or she elects, and on the closing date of the merger will be treated in the same way as electing holders of accelerated REZ options. If, however, a holder of UK options makes no election prior to the merger, then this holder will be entitled during the six-month period following the closing of the merger to elect to exercise the UK options so held, pay the related exercise price, and receive the merger consideration as if the holder had elected to receive shares of REZ common stock prior to the closing of the merger. After the six-month period following the merger closing date, any merger consideration relating to UK options that are not exercised will be distributed to the former REZ stockholders based on each REZ stockholder's pro rata ownership of the REZ common stock at the time of the merger.

     Each REZ stockholder who elects to receive a cash payment for REZ stock options will receive the aggregate payment for the options on the closing date of the merger. Any amounts necessary to pay the cash payment to the REZ stockholders will be funded through a loan made by Pegasus to REZ. This loan will be evidenced by a promissory note made payable to Pegasus, and this promissory note is referred to as

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

the "option note" in the merger agreement. The option note will be considered debt of REZ and deducted from the cash consideration to be paid to the REZ stockholders as part of the closing adjustments.

     In the merger agreement, Reed Elsevier has agreed to make arrangements for loans to be made available to REZ employees that hold REZ options that will enable them to have access to funds should they elect to exercise the options that they hold. The loans would be made to REZ employees on a full-recourse basis, although Reed Elsevier has also agreed to guarantee the loans.

     As of December 1, there were options to purchase 3,578,911 shares of REZ common stock outstanding, each of which was granted pursuant to REZ's option plans. Additional options may be granted by REZ in the normal course of business prior to the closing of the merger, subject to some limitations. The amount of cash and number of shares of Pegasus common stock to be issued in the merger is fixed. Therefore, the pro rata portion of the cash and shares of Pegasus common stock REZ stockholders are entitled to receive in the merger will be diluted based on the number of accelerated REZ options and UK options exercised or otherwise cashed out by REZ.

  Redemption of Preferred Stock

     Prior the closing date, REZ will repurchase all of the issued and outstanding shares of REZ Series A Preferred Stock, all of which are held by Reed Elsevier. The aggregate purchase price for Series A Preferred Stock will be $103,515, which is equal to the aggregate par value and the original issuance price of these shares.

EXCHANGE OF REZ STOCK CERTIFICATES

     As soon as practicable after the effective time, Pegasus will cause American Stock Transfer & Trust Co., its exchange agent, to mail to each REZ stockholder of record a letter of transmittal with instructions to be used by such stockholder in exchanging certificates which, prior to the merger, represented shares of REZ common stock. After the effective time, there will be no further registration or transfers on the stock transfer books of the surviving corporation of shares of REZ common stock which were outstanding immediately prior to the effective time.

     Upon the surrender of a REZ common stock certificate to the exchange agent or to such other agent as may be appointed by Pegasus together with a duly executed letter of transmittal and such other documents as may be reasonably required by the exchange agent, the holder of such certificate will be entitled to receive a certified or bank cashier's check, or a wire transfer for amounts in excess of $500,000, and a certificate representing the number of whole shares of Pegasus common stock to which the holder of REZ common stock is entitled plus cash in lieu of fractional shares. Each payment of cash may be reduced by the amount of any withholding taxes required under applicable law. The merger agreement provides for a similar mechanism following the election by a UK option holder after the closing of the merger to exercise his or her UK options.

     In the event of a transfer of ownership of REZ common stock that is not registered in the transfer records of REZ, a certificate representing the appropriate number of shares of Pegasus common stock may be issued to a transferee if the certificate representing the shares of REZ common stock is presented to the exchange agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid, along with a duly executed letter of transmittal.

     Until a certificate representing REZ common stock has been surrendered to the exchange agent, each REZ certificate will be deemed at any time after the effective time of the merger to represent only the right to receive the cash or promissory note, as applicable, and a certificate representing the number of shares of Pegasus common stock to which the REZ stockholder is entitled under the merger agreement plus cash in lieu of fractional shares.

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THE MERGER AGREEMENT

  Representations, Warranties and Covenants

     Under the merger agreement, Pegasus and/or REZ made a number of standard representations, including representations relating to:

     - Organization and similar corporate matters of Pegasus, REZ and their respective subsidiaries

     - The capital structure of Pegasus and REZ

     - Authorization, execution, delivery, performance and enforceability of the merger agreement and related matters

     - The absence of conflicts under certificates of incorporation or bylaws, required consents or approvals and violations of any instruments or law

     - Documents filed with the SEC and the accuracy of the information contained therein, if applicable

     - Absence of some specified material adverse changes, material litigation or material undisclosed liabilities

     - Tax, labor and employee benefit matters

     - Title to properties and intellectual property matters

     - Compliance with applicable law including environmental laws

     - The accuracy of information supplied by each of Pegasus and REZ in connection with the preparation of this information statement/prospectus and the related registration statement

     - The receipt of fairness opinions from their respective financial advisors

     - The approval of the merger agreement by the Pegasus board of directors and the REZ board of directors and the inapplicability of the provisions of the Delaware Business Combination Law, which concerns business combinations with interested stockholders, to the transactions contemplated by the merger agreement. Each party has agreed promptly to notify the other party of any event likely to result in the failure of a representation or warranty to be true in any material respect, or the material breach of a covenant under the merger agreement

     REZ has covenanted as to itself and its subsidiaries that, until the consummation of the merger or the termination of the merger agreement, it will, among other things, maintain its business, conduct its operations in the ordinary course, not take actions outside the ordinary course without Pegasus' consent, provide Pegasus with reasonable access to its financial, operating and other information, and use all reasonable efforts to consummate the merger.

     Pegasus has agreed to assume the employment agreements to which REZ is a party.

     Pegasus has also made additional covenants regarding REZ's existing indemnification agreements and agreed to maintain directors' and officers' liability insurance covering REZ's directors and officers for the three-year period from the closing date of the merger, but in no event will Pegasus will be required to expend in excess of $75,000 to maintain directors' and officers' liability insurance.

     Pursuant to the merger agreement, Pegasus has agreed to provide benefits to employees of REZ and REZ subsidiaries that are not materially less favorable in the aggregate to the employees than those in effect on the closing date. For purposes of determining eligibility to participate, vesting, and entitlement to benefits, service with REZ and the REZ subsidiaries will be treated as service with Pegasus and its subsidiaries. Notwithstanding the foregoing, six months after the closing date of the merger, Pegasus may amend or revise any benefits provided to the employees of REZ or the REZ subsidiaries.

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

  Conditions to the Completion of the Merger

     The obligations of Pegasus and REZ to consummate the merger are subject to the satisfaction or waiver of each of the following conditions:

     - The accuracy of the representations and warranties made by the other party (without regard to materiality qualifiers) except for any inaccuracies that would not have a material adverse effect

     - The performance in all material respects by the other party of its covenants

     - The effectiveness and the absence of any stop orders or proceedings seeking a stop order with respect to Pegasus' registration statements and other filings with the Securities and Exchange Commission

     - The absence of any legal restraint or prohibition issued or pending by any court or governmental authority, or any statute or regulation that would prohibit or render illegal the consummation of the merger

     - The receipt of all material consents, orders and approvals and the expiration of any waiting periods imposed by, any governmental entity necessary for the consummation of the merger

     - The shares of Pegasus common stock to be issued in connection with the merger shall be approved for quotation on the Nasdaq National Market

     - The estimated closing balance sheet will be determined and agreed upon by the parties

     - The absence of any material adverse change of the other party

     - The receipt by REZ of specified contracts and consents

     - The receipt by REZ of the option note

     - The directors' and officers' liability insurance obtained by Pegasus in an amount up to $75,000

     - The delivery of specified ancillary documents

  Limitation on Negotiations

     The merger agreement provides that REZ will not, directly or indirectly, solicit or encourage or take other action to facilitate, any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an acquisition proposal from any person or engage in any discussions or negotiations with any person with respect to any acquisition proposal or accept any acquisition proposal. For purposes of the merger agreement, "acquisition proposal" means any inquiries or proposals regarding:

     - Any merger, consolidation, sale of a substantial amount of assets or similar transactions involving REZ or any subsidiaries of REZ, other than sales of assets or inventory in the ordinary course of business

     - Purchase of 20% or more of the outstanding shares of capital stock of REZ, including by way of a tender offer or an exchange offer, or similar transactions involving REZ

     - The acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" defined under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which beneficially owns, or has the right to acquire beneficial ownership of 20% or more of the then outstanding shares of capital stock of REZ

     - Any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing

     The REZ board of directors, in the exercise of and as required by its fiduciary duties as determined after consultation with outside legal counsel, may engage in discussions or negotiations with, and furnish information to, a third party who makes a written, unsolicited acquisition proposal that constitutes a
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

superior proposal, as long as Pegasus has been notified in writing of the principal financial terms and conditions of the acquisition proposal. A "superior proposal" means a written, unsolicited, bona fide acquisition proposal that is reasonably capable of being consummated and is reasonably likely to be financially superior to the merger, as determined in each case in good faith by REZ's board of directors after consultation with REZ's financial advisors.

     The merger agreement also requires REZ to immediately notify Pegasus of any unsolicited offer or proposal to enter into negotiations relating to an acquisition proposal and to provide Pegasus with information as to the identity of the party making the offer or proposal and the principal financial terms and conditions of the offer or proposal.

  Waiver and Amendment

     At any time before the effective time of the merger, Pegasus and REZ may:

     - Extend the time for the performance of any of the obligations or other acts of the parties under the merger agreement

     - Waive any inaccuracies in the representations and warranties of the other contained in the merger agreement

     - Waive compliance by the other with any of the agreements or conditions contained in the merger agreement

  Termination, Break-Up Fees

     Termination. The merger agreement may be terminated at any time prior to the effective time of the merger as follows:

     - By mutual written consent of Pegasus and REZ

     - By Pegasus or REZ if the merger has not become effective on or before April 1, 2000, unless the merger has not been consummated due to any delay by the Securities and Exchange Commission or an action having been instituted by the Department of Justice or FTC challenging or seeking to enjoin the consummation of the merger, in which case the date is extended to May 15, 2000, unless caused by the action or failure to act of the party seeking to terminate the merger agreement in breach of that party's obligations under the merger agreement

     - By Pegasus or REZ if any court or governmental authority with jurisdiction has taken any action having the effect of permanently restraining, enjoining or prohibiting the merger, which action is final and nonappealable or has sought to enjoin the merger and the terminating party reasonably believes that the time period required to resolve the governmental action and the related uncertainty is reasonably likely to have a material adverse effect on either Pegasus or REZ

     - By Pegasus if REZ shall have accepted or recommended to the stockholders of REZ a superior proposal and REZ shall have paid to Pegasus the breakup fee

     - By Pegasus or REZ upon a breach of any representation, warranty, covenant or agreement of the other party, or if any representation or warranty of the other party has become untrue, in either case with the result that the conditions to the consummation of the merger would not be satisfied as of the time of the breach or as of the time the representation or warranty became untrue, provided that if the inaccuracy in the representation or warranty or breach is curable by the party through the exercise of its reasonable efforts and for so long as the party continues to exercise reasonable efforts, the other party may not terminate the merger agreement

     In the event the merger agreement is terminated, the merger will be deemed abandoned and the termination will be without liability of any party thereto, except for liability for breach of the merger agreement and except for any provisions relating to breakup fees. In the event of a termination, the

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

provisions of the merger agreement regarding confidentiality, fees and expenses and termination shall survive.

     Breakup Fees. REZ is required to make immediate payment to Pegasus of a breakup fee of $7.5 million upon the occurrence of any of the following events:

     - REZ accepts or recommends to the REZ stockholders a superior proposal

     - The REZ board of directors withdraws, modifies or refrains from recommending the merger

     - A third-party acquires beneficial ownership, or the right to acquire beneficial ownership of, at least 20% of REZ's outstanding voting stock

     - REZ accepts or recommends a superior proposal before March 1, 2001 with a party with whom REZ conducted discussions regarding an acquisition proposal prior to termination of the merger agreement

     Payment of the breakup fee will not substitute for damages incurred in the event of a breach of the merger agreement.

  Tax Indemnification By Reed Elsevier and Some REZ Stockholders

     Reed Elsevier and each REZ stockholder that entered into a voting agreement with Pegasus have agreed to indemnify Pegasus and its affiliates for any damages suffered by Pegasus relating to tax matters occurring prior to the closing date of the merger for a period of time equal to the applicable statute of limitations with respect to the taxes. Reed Elsevier and the applicable REZ stockholders will only be required to provide the tax indemnity to the extent there are no amounts remaining in the escrow account established under the provisions of the merger agreement and Pegasus has incurred damages in excess of $1.5 million relating to the breach of representations, warranties, covenants or agreements in the merger agreement.

  Fees and Expenses

     Pegasus and REZ will each pay their own fees and expenses in connection with the merger, whether or not the merger is completed. However, Pegasus and REZ will share equally all fees and expenses, other than attorneys' fees and accounting fees, in connection with filings of materials required under the Hart-Scott-Rodino Antitrust Improvements Act and the printing and filing of this information statement/ prospectus and the registration statement of which this information statement/prospectus is a part. If some merger fees and expenses of REZ exceed $2.75 million, any REZ merger expenses in excess of this amount will be deducted from the cash amount otherwise payable to the REZ stockholders in the merger.

REZ VOTING AGREEMENTS

     At the same time as the execution of the merger agreement, Reed Elsevier and some stockholders of REZ entered into voting agreements with Pegasus, the forms of which are attached as Appendix B and Appendix C to this information statement/prospectus. Based on the number of shares of REZ common stock outstanding on December 1, 1999, stockholders that signed voting agreements beneficially own, excluding shares subject to options to purchase REZ common stock, 85.5% of the outstanding REZ common stock. All of the REZ stockholders that signed the voting agreements were executive officers, directors, affiliates, founders or 5% or greater stockholders of REZ. The voting agreements provide, among other things, for the following:

     - The agreement on the part of the REZ stockholders to vote all shares of REZ common stock held by them at any stockholders meeting and in every written consent solicited in favor of approval of the merger and the merger agreements and against approval of any proposal made in opposition to or in competition with the consummation of the merger and against any merger, consolidation, sale

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

       of assets, reorganization or recapitalization with any party other than Pegasus and its affiliates and against any liquidation or winding up of REZ

     - That the REZ stockholders will not transfer any shares of Pegasus common stock, including shares obtained after the date of the voting agreement

     - The grant to Pegasus of an irrevocable proxy to vote the REZ stockholders' shares of REZ common stock in favor of the merger agreement and the merger

     - Some representations by the REZ stockholders relating to ownership of REZ common stock, accredited investor status and receipt of the Pegasus filings with the Securities and Exchange Commission

     - The amendments to an existing REZ agreement and the provision of any necessary consents or waivers required to complete the merger

     The REZ stockholders also consented to the provision in the merger agreement providing for tax indemnification by the REZ stockholders to Pegasus if no escrow funds are available to compensate Pegasus for the breach of the tax representations in the merger agreement and if Pegasus has previously incurred at least $1.5 million in damages relating to breaches of the representations and warranties in the merger agreement.

     The voting agreements of the REZ stockholders, other than that of Reed Elsevier, terminate upon the earlier to occur of the effective date of the merger or the date the merger agreement is terminated. The Reed Elsevier voting agreement further provides that the voting agreement will not terminate in the event that REZ enters into a definitive agreement relating to a superior proposal within one year following the termination of the merger agreement with several parties, until the earlier to occur of REZ paying Pegasus the breakup fee or one year following the termination of the merger agreement.

STOCKHOLDER AGREEMENTS

     Reed Elsevier and officers and directors of REZ holding 1% or more of the outstanding REZ common stock will each enter into a stockholder agreement with Pegasus at or before the closing date of the merger, the forms of which are attached as Appendix D and Appendix E to this information statement/prospectus. The terms of each stockholder agreement provide some restrictions on the disposition and transferability of the Pegasus common stock received by the REZ stockholders in the merger or otherwise owned by the REZ stockholders.

     The stockholder agreements prohibit the transferability of any Pegasus common stock held by the REZ stockholders for a period of 30 days following the closing of the merger. Thereafter, the REZ stockholders may sell up to 50% of the Pegasus common stock received in the merger and the REZ stockholders may sell all shares of Pegasus common stock nine months after the closing of the merger. If a REZ stockholder owns less than 45,000 shares of Pegasus common stock, then the REZ stockholder may sell all shares of Pegasus common stock 30 days after the closing date.

     The stockholder agreement to be entered into by Reed Elsevier also provides that Reed Elsevier will provide prior written notice to Pegasus of any intent to dispose of more than 15,000 shares of Pegasus common stock in any transaction or series of related transactions. In this case, Pegasus may require Reed Elsevier to postpone selling any shares of Pegasus common stock during the 180-day period following the closing of the merger if the board of directors of Pegasus determines the proposed sale could be seriously detrimental to Pegasus or its stockholders. During the 180-day period following the closing of the merger and upon the request of Reed Elsevier, Pegasus will assist Reed Elsevier in some marketing efforts associated with the sale of shares of Pegasus common stock held by Reed Elsevier. Reed Elsevier also specifically agrees to obtain the prior consent of Pegasus prior to transferring Pegasus common stock to several competitors of Pegasus.

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

NONCOMPETITION AGREEMENT

     As a material inducement to Pegasus entering into the merger agreement, Reed Elsevier Inc., on behalf of itself and some affiliates, will enter into a five year noncompetition agreement with Pegasus at the closing of the merger. The form of the noncompetition agreement is attached as Appendix F to this information statement/prospectus. The terms of the noncompetition agreement will restrict Reed Elsevier from disclosing any confidential information of Pegasus and REZ and limit the type of duties that may be performed by any Pegasus employee who becomes an employee or independent contractor of Reed Elsevier during the term of the noncompetition agreement. Reed Elsevier will also agree to not engage in activities that are similar to the business of Pegasus or hold any equity interest, debt or to lend money to any person or entity engaged in a business similar to that of Pegasus that would result in Reed Elsevier controlling that particular person or entity.

REGULATORY APPROVALS

     Under the merger agreement, the obligations of both Pegasus and REZ to consummate the merger are subject to the following conditions:

     - The expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the merger under the Hart-Scott-Rodino Act, or HSR Act, and no action having been instituted by the Department of Justice or the Federal Trade Commission, or FTC, challenging or seeking to enjoin the consummation of the merger, which action shall not have been withdrawn or terminated.

     - All material authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity, shall have been filed, expired or have been obtained, other than those that, individually or in the aggregate, the failure to be filed, expired or obtained, would not, in the reasonable opinion of Pegasus, have a material adverse effect on REZ or Pegasus.

     Pegasus cannot predict whether any applicable regulatory authority will approve or take other required action with respect to the merger, or as to the timing of such regulatory approval or other action. Pegasus and REZ are not aware of any governmental approvals or actions that are required in order to consummate the merger except in connection with the Securities Act of 1933, the filing of merger-related documents under Delaware Law or as described below. Should other approvals or actions be required, it is contemplated that Pegasus and REZ would seek the other required approvals or actions. Pegasus cannot predict whether or when any required approvals or actions could be obtained.

     Transactions like the merger are reviewed by the Department of Justice and the FTC to determine whether they comply with applicable antitrust laws. On November 24, 1999, Pegasus and the ultimate parent entities of REZ (Reed International P.L.C. and Elsevier N.V.) each furnished notification of the merger to the Department of Justice and the FTC to satisfy provisions of the HSR Act. The applicable waiting period under the HSR Act expired on
  , 1999.

     At any time before or after the effective time, the Department of Justice, the FTC, state attorneys general, the antitrust regulatory agencies of various foreign countries or a private person or entity could challenge the merger under antitrust laws and seek, among other things, to enjoin the merger or to cause Pegasus to divest itself, in whole or in part, of REZ or of other businesses conducted by Pegasus. Based on information available to them, Pegasus and REZ believe that the merger will not violate federal, state or foreign antitrust laws. However, a challenge to the merger on antitrust grounds could be raised. If such a challenge is made, Pegasus and REZ may be required to accept several conditions, possibly including some divestitures or hold-separate agreements in order to consummate the merger.

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

     Any person or persons receiving Pegasus common stock pursuant to the merger may be required to make a filing pursuant to the HSR Act. In general, if

     - a person receiving Pegasus common stock pursuant to the merger would own, upon consummation of the merger, Pegasus common stock that exceeds $15 million in value

     - several jurisdictional requirements are met; and

     - no exemption applies; then

the HSR Act would require that such person file a Premerger Notification and Report Form together with a filing fee of $45,000 payable to the FTC, and observe the applicable waiting periods under the HSR Act prior to acquiring such Pegasus common stock pursuant to the merger.

     If the waiting periods described above have not expired or been terminated at the effective time with respect to any REZ stockholder, Pegasus may be required to deliver Pegasus common stock to be received by the REZ stockholder in the merger into an escrow facility pending the expiration or termination of such waiting period. Holders of REZ common stock are urged to consult legal counsel to determine whether the requirements of the HSR Act will apply to the receipt by them of Pegasus common stock pursuant to the merger.

NASDAQ LISTING OF PEGASUS COMMON STOCK

     It is a condition to the obligations of REZ and Pegasus to consummate the merger that the shares of Pegasus common stock to be issued in the merger be approved for listing on the Nasdaq National Market. Pegasus will file an additional listing application with Nasdaq covering such shares, and it is anticipated that such application will be approved, subject to notice of issuance, at or before the effective time of the merger.

ANTICIPATED ACCOUNTING TREATMENT

     The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. Under this method of accounting, the assets and liabilities of REZ will be recorded at their fair market value and any excess of Pegasus' purchase price over such fair value will be attributed to either goodwill or a variety of intangible assets including software, Reed Elsevier's non-compete, customer base and assembled workforce.

     Pegasus intends to record an expense of approximately $8 million in the quarter in which the merger closes with respect to the write-off of in-process research and development acquired. In addition, the estimated intangible assets of approximately $271.0 million to be recorded with respect to the merger are expected to be amortized over a periods ranging from three to ten years following the closing of the merger. See the section titled "Unaudited Pro Forma Information and Related Notes" for a description of the purchase method of accounting.

MATERIAL FEDERAL INCOME TAX MATTERS FOR UNITED STATES REZ SECURITYHOLDERS

  United States REZ Stockholders

     The following discussion summarizes the federal income tax considerations anticipated to be material to a REZ stockholder who is a citizen or resident of the United States ("U.S. REZ Stockholder") in connection with the merger. The discussion does not intend to be exhaustive of all possible tax considerations; for example, the discussion does not contain a description of any state, local, or foreign tax considerations. In addition, the summary discussion is intended to address only those federal income tax considerations that are generally applicable to a U.S. REZ Stockholder who holds REZ common stock as a capital asset, and it does not discuss all aspects of federal income taxation that might be relevant to a specific U.S. REZ Stockholder in light of particular investment or tax circumstances.

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

     In particular, the discussion does not purport to deal with all aspects of taxation that may be relevant to U.S. REZ Stockholders subject to special treatment under the federal income tax laws, including, without limitation: individual retirement and other tax-deferred accounts; banks; insurance companies; tax-exempt organizations; dealers or brokers in securities or currencies; persons subject to the alternative minimum tax; persons who hold their common stock as part of a straddle, hedging, or conversion transaction; persons whose functional currency is other than the U.S. dollar; persons who received their common stock as compensation in connection with the performance of services or upon exercise of options received as compensation in connection with the performance of services; persons eligible for tax treaty benefits; and foreign corporations, foreign partnerships, other foreign entities, and individuals who are not citizens or residents of the United States.

     There will be different tax consequences for Reed Elsevier, which will receive a promissory note from Pegasus in exchange for REZ common stock and REZ stockholders who are not citizens or residents of the United States. The tax consequences to these REZ stockholders involve tax considerations that are beyond the scope of this discussion. It is therefore advised that such REZ stockholders consult their own tax advisors to determine the tax consequences of the merger applicable to such REZ stockholders.

     The following discussion is a general summary of the material United States federal income tax consequences of the merger. The information in the discussion is based on the Federal Income Tax Laws (which means, collectively, (i) the Internal Revenue Code of 1986, as amended (the "Code"), (ii) current, temporary and proposed Treasury regulations promulgated under the Code, (iii) the legislative history of the Code, (iv) current administrative interpretations and practices of the Internal Revenue Service ("IRS") (including its practices and policies as expressed in private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), and (v) court decisions, all as of the date of this document). No assurance can be given that future legislation, Treasury regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of the Federal Income Tax Laws. Any such change could apply retroactively to transactions preceding the date of the change, and neither Pegasus nor REZ will undertake to inform the U.S. REZ Stockholders of any such change. No assurance can be provided that the statements set forth in the following summary discussion (which do not bind the IRS or the courts) would not be challenged by the IRS or would be sustained by a court if so challenged.

     The discussion is not intended to be, and should not be construed by the U.S. REZ Stockholders as, tax advice. The U.S. REZ Stockholders are urged to consult with their own tax advisors to determine the federal, state, local, and foreign tax consequences of the merger.

     For federal income tax purposes, the merger will be a taxable transaction. The merger will be treated as a taxable stock sale by the U.S. REZ Stockholders. Assuming such treatment, the merger will be treated as a fully taxable disposition by the U.S. REZ Stockholders of the REZ common stock on which gain or loss will be recognized. Such gain or loss will equal the difference between the amount realized from such disposition and the U.S. REZ Stockholder's adjusted tax basis in the REZ common stock disposed of. A U.S. REZ Stockholder's amount realized equals the sum of (i) the amount of cash received by such stockholder in the merger and (ii) the fair market value of the Pegasus common stock received by such stockholder in the merger. See discussion below regarding the tax consequences of amounts deposited in escrow.

     The Federal Income Tax Laws do not provide definitive guidance regarding the determination of the fair market value of publicly traded securities, but in computing the amount realized by a U.S. REZ Stockholder, Pegasus and REZ intend to compute the fair market value of the Pegasus common stock as the average of the high and low sales prices of Pegasus common stock on The Nasdaq National Market for the date on which the merger occurs. There can be no assurance, however, that the IRS will not seek to establish a different fair market value for the Pegasus common stock comprising part of the merger consideration (e.g., by using the closing sales price of Pegasus common stock on the Nasdaq National Market on such date).

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     The Federal Income Tax Laws do not provide definitive guidelines regarding the taxation of the portion of the amount realized required to be placed in an escrow account to secure the buyer against breach of representations and warranties and for post-closing adjustments. See "Terms of the Merger Agreement and Related Transactions -- Escrow Arrangements." In two IRS letter rulings issued in 1986, the IRS held that the portion of the amount realized deposited in escrow to secure the buyer against breach of warranty, representation, or covenant, could be treated by the seller as an installment obligation and could be reported by the seller on the installment method. Because the letter rulings are binding on the IRS only with respect to those parties who requested the rulings, U.S. REZ Stockholders should consult with their own tax advisors concerning the use of the installment method. The parties intend to treat the income earned on the escrowed funds as taxable to Pegasus.

     Furthermore with regard to the use of the installment method, U.S. REZ Stockholders should be aware of the Ticket to Work and Work Incentives Improvement Act of 1999, (the "Act"). This Act contains a provision for the repeal of the installment method for accrual basis taxpayers. The provision would apply to sales or other dispositions occurring on or after the date of the enactment of the Act. The bill is expected to be enacted by the end of the year and therefore, before the closing of the merger.

     If it is determined that the installment method is not available to the U.S. REZ Stockholders for the amount realized placed in the escrow account, the stockholders will be required to treat "all payments to be received" as having been received in the year of sale. Under current law, it is unclear how the amount of payments should be determined when the receipt is subject to substantial restrictions and contingencies. Several alternatives are possible. The IRS may seek to tax U.S. REZ Stockholders on the full amount transferred to escrow. This approach assumes that all contingencies will be resolved in favor of the REZ stockholders. If the ultimate distribution were less than such amount, REZ's U.S. Stockholders would recognize a capital loss in the year of final distribution.

     Alternatively, REZ's U.S. Stockholders may be taxed currently on the fair market value of their rights to receive funds from escrow, after discounting to reflect the contingent nature of their rights. Funds distributed in excess of this current value would be taxable to REZ's U.S. Stockholders in the year received. A portion of such excess funds may be taxable as interest, with the balance taxed as capital gain. If the aggregate distributions from escrow were less than the current value, the stockholders would be treated as incurring a capital loss in the year of final distribution.

     As a third approach, REZ's U.S. Stockholders may be allowed to delay reporting the escrowed funds as taxable income until such funds are actually received in the future. As payments are received from escrow, a portion may be taxable as interest, with the balance taxed as capital gain. This approach is termed the "open transaction" method.

     The open transaction method has been upheld by courts where taxpayers receive deferred payment obligations (such as contingent escrow rights), if such obligations have no ascertainable fair market value. Regulations promulgated by the Treasury Department also recognize the validity of the open transaction method, but limit its applicability to "rare and extraordinary" situations in which the value of the contingent obligation cannot reasonably be ascertained. U.S. REZ Stockholders may determine that the fair value of the escrowed assets cannot reasonably be ascertained due to the substantial contingencies imposed under the escrow agreement. This determination may be supported by the trading value of REZ's common stock immediately prior to the closing of the merger. If the trading value of such stock does not exceed the merger consideration received at the closing of the merger, it may reflect a market determination that the value of the escrowed assets cannot be ascertained.

     Because of the lack of clear legal authority, each U.S. REZ Stockholder is urged to consult his or her tax advisor concerning the recognition of gain with respect to amounts placed in escrow.

  United States REZ Optionholders

     Existing options to purchase REZ common stock will be taxed differently depending upon the particular REZ stock plan under which the options were issued and whether the options are exercised or

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cashed out. The following summary is not comprehensive, and therefore it is advised that holders of options consult their own tax advisors regarding the tax consequences of the options.

     Outstanding options under REZ's 1998 Outside Director Stock Option Plan are nonstatutory stock options. In general, if the holder of one of these options exercises the options and purchases the related shares of REZ common stock prior to the closing date of the merger in accordance with the terms of the option plan, the holder will recognize ordinary income when the option is exercised equal to the excess of the fair market value of the shares when purchased over the option price. The tax basis in the REZ shares will be their fair market value when purchased. The REZ shares purchased upon the exercise will convert into the right to receive shares of Pegasus common stock and cash in the merger on the same terms as all other holders of outstanding shares of REZ common stock. See tax consequences above for the tax effect upon receiving Pegasus common stock and cash. If, on the other hand, the holder of one of these options elects to receive a cash payment from REZ on the closing date of the merger, the holder will recognize ordinary income in the amount of the total cash received at the time the cash is received.

     Awards under REZ's 1997 Stock Option Plan include both nonstatutory stock options and incentive stock options (ISOs). The holders of nonstatutory stock options under this plan will have the same tax consequences as the holders of options under the 1998 Outside Director Stock Option Plan discussed above. If shares acquired upon exercise of an ISO are disposed of within two years from the date the ISO was granted or one year from the date the ISO was exercised (an "Early Disposition"), the holder recognizes ordinary income at the time of the Early Disposition. In general, if the holder of one of the ISOs exercises options and purchases the related shares of REZ common stock prior to the closing date of the merger in accordance with the terms of the option plan, an Early Disposition will occur when the REZ shares convert into the right to receive shares of Pegasus common stock and cash in the merger. The holder will recognize ordinary income at the time of such Early Disposition equal to the excess, if any, of the lesser of (i) the amount realized on the Early Disposition or (ii) the fair market value of the shares on the date of exercise, over the option price. The excess, if any, of the amount realized on the Early Disposition of such shares over the fair market value of the shares on the date of exercise will be short-term capital gain, provided the holder holds the shares as a capital asset at the time of Early Disposition. If a holder disposes of such shares for less than his or her basis in the shares, the difference between the amount realized and his or her basis will be a short-term capital loss, provided the holder holds the shares as a capital asset at the time of disposition. For purposes of determining alternative minimum tax, the holder's alternative minimum taxable income will include the gain on the disposition of the ISO stock. See the tax consequences outlined above for the tax effect upon receiving Pegasus common stock and cash. If, on the other hand, the holder of an ISO elects to receive a cash payment from REZ on the closing date of the merger, the holder will recognize ordinary income in the amount of the total cash received at the time the cash is received.

     REZ's Stock Option Scheme is provided for REZ employees located in the United Kingdom. Because tax considerations for individuals who are not citizens or residents of the United States are beyond the scope of this discussion, the holders of these options should consult their own tax advisors concerning the tax consequences relating to the options granted under the Stock Option Scheme.

     The tax consequences of the loans to be arranged by Reed Elsevier for the benefit of REZ optionholders who elect to exercise their options are not addressed.

APPRAISAL RIGHTS

     Under the Delaware General Corporation Law, or DGCL, notwithstanding the approval of the merger by the holders of the requisite number of shares of common stock of REZ, you are entitled to refuse the merger consideration to which you would otherwise be entitled under the merger agreement and exercise appraisal rights and obtain payment of the "fair value" for your shares under the terms of the DGCL. In order to effectively exercise your appraisal rights you must satisfy each of the following primary requirements:

     - You must hold shares in REZ as of the date you make your demand for appraisal rights and continue to hold shares in REZ through the effective date of the merger

     - You must deliver to REZ a written notice of your demand of payment of the fair value for your shares within 20 days of the mailing date of the information statement/prospectus

     - You must not have consented to the merger and the merger agreement

     If you fail to comply with any of the above conditions or otherwise fail to comply with the requirements of Section 262 of the DGCL, you will have no appraisal rights with respect to your shares.

     The determination of fair value takes into account all relevant factors, but excludes any appreciation or depreciation in anticipation of the applicable merger. The costs of the appraisal proceeding may be determined by the Delaware Court of Chancery and allocated among the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon your application for appraisal, the Delaware Court of Chancery may order all or a portion of the expenses incurred by you in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, you will bear your own expenses.

     All written notices should be addressed to: REZ, Inc., 7500 Dreamy Draw Drive, Suite 120, Phoenix, Arizona, 85020, Attention: Vernon L. Snider. All written notices must be executed by, or with the consent of, the holder of record. The notice must identify you and indicate your intention to demand payment of the fair value for your shares. In the notice, your name should be stated as it appears on your stock certificate(s). If your shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, your demand must be executed by or for the fiduciary. If you own the shares with another person, such as in a joint tenancy or tenancy in common, your demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute your demand for appraisal. However, the agent must identify you and any other owners of the shares and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for you and any other owners.

     IF YOU ARE CONTEMPLATING THE EXERCISE OF THE RIGHTS SUMMARIZED ABOVE IN CONNECTION WITH THE MERGER, YOU ARE URGED TO CONSULT WITH YOUR OWN LEGAL COUNSEL. THE DESCRIPTION OF SECTION 262 CONTAINED IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX I ATTACHED TO THIS INFORMATION STATEMENT/ PROSPECTUS AND THE DGCL. FAILURE TO FOLLOW PRECISELY ALL OF THE STEPS REQUIRED BY SECTION 262 OF THE DGCL WILL RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS. ANY DEMANDS, NOTICES, CERTIFICATES OR OTHER DOCUMENTS REQUIRED TO BE DELIVERED IN CONNECTION WITH YOUR EXERCISE OF APPRAISAL RIGHTS SHOULD BE SENT TO REZ, INC. AT THE ADDRESS INDICATED ABOVE.

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

                                PEGASUS BUSINESS

OVERVIEW

     Pegasus is a leading provider of transaction processing and electronic commerce services to the hotel industry worldwide. Pegasus is organized into three businesses: Pegasus Electronic Distribution, Pegasus Commission Processing and Pegasus Business Intelligence.

     - Pegasus Electronic Distribution improves the efficiency and effectiveness of the hotel reservation process by enabling travel agents and individual travelers to electronically access hotel room inventory information and conduct reservation transactions. Pegasus Electronic Distribution includes the GDS distribution service and the Internet-based distribution services, which include TravelWeb.com, the private-label reservation service and other Internet-based distribution services. Pegasus' private-label reservation service was formerly referred to as NetBooker.

     - Pegasus Commission Processing improves the efficiency and effectiveness of the commission payment process for participating hotels and travel agencies by consolidating payments in the customer's currency of choice and providing comprehensive transaction reports.

     - Pegasus Business Intelligence provides database marketing and consulting services and is being expanded to provide data mining and reporting services for benchmark analysis and strategic planning for the hotel industry.

INDUSTRY BACKGROUND

     The room reservation and commission payment processes in the hotel industry are complex and information intensive. Making a hotel room reservation requires significant amounts of data, such as room rates, features and availability. This complexity is compounded by the need to confirm, revise or cancel room reservations, which generally requires multiple parties to have ongoing access to real-time reservation information. Similarly, the process of reconciling and paying hotel commissions to travel agencies is based on transaction-specific hotel data. Furthermore, this process consists of a number of relatively small payments to travel agencies that often include payments in multiple currencies. In addition, information regarding guest cancellations and "no-shows" needs to be accurately communicated between hotels and travel agencies in order to reconcile commission payments.

     Reservations for hotel rooms are made either directly by individual travelers or indirectly through intermediaries. Individual travelers typically make direct reservations by telephoning or faxing a hotel to ascertain room rates, features and availability and to make reservations. Increasingly, individual travelers can conduct all aspects of this transaction through hotel and travel-related websites. Intermediaries for hotel room reservations, including travel agencies, convention and other large meeting organizers and corporate travel departments, access hotel information either by telephone or fax or through a global distribution system. Global distribution systems maintain databases of room rates, features and availability information provided by hotels to which they are connected. Because each global distribution system has a unique electronic interface to hotel reservation systems, each global distribution system can obtain room information and book rooms only at hotels that have developed protocols and message formats compatible with that particular global distribution system.

     A number of current trends are affecting the hotel industry:

     - The hotel industry has been shifting from manual to electronic means of making hotel room reservations. As more hotels become electronically bookable, Pegasus expects that electronic hotel room reservations will grow substantially in the United States and internationally over the next several years.

     - A growing number of individual travelers are making hotel room reservations electronically on the Internet.

     - Smaller hotel chains and independent hotels increasingly have affiliated with large hotel chains through a process known in the industry as "branding" or "reflagging." This global consolidation process produces economies of scale and increases the global penetration of larger hotel chains, many of whom are customers of Pegasus.

     - Hotel commissions are becoming increasingly important to travel agencies as a source of revenue. Travel agencies are looking to increase their revenue by making more hotel room reservations to offset the effects of increased competition among travel agencies, new competition from emerging travel service distribution channels and caps on commissions for airline reservations, which historically have been the leading revenue source for travel agencies.

     - Participants in the travel industry increasingly desire detailed, customized information regarding hotel room distribution that can be delivered in a timely manner. Much of the information currently available regarding hotel room distribution does not contain in-depth detail about guest behavior. It also may not be customized to contain the information that is valuable to a user. Furthermore, it may reflect events or industry patterns that occurred months in the past and as a result may not be as useful.

PEGASUS SOLUTION

     Pegasus provides information and transaction processing services that improve the efficiency and effectiveness of the hotel room reservation and commission payment processes. Pegasus Electronic Distribution enhances the electronic hotel room reservation process by providing a standard, common electronic interface that enables individual travelers and intermediaries to access hotel room inventory information and conduct reservation transactions. Pegasus Commission Processing improves the efficiency and effectiveness of the commission payment process for hotels and travel agencies by consolidating commissions into one payment in the travel agency's currency of choice and providing comprehensive transaction reports. Pegasus Business Intelligence is intended to provide detailed and timely hotel information that is valuable to a wide variety of audiences in the global hotel industry from hotel chains to travel industry marketing groups to corporate travel departments.

     Pegasus' services benefit many of the participants in the hotel room distribution process, including hotels, hotel representation firms, global distribution systems, travel agencies, convention and other large meeting organizers, corporate travel departments and websites with travel-related features. Pegasus' strategic position as a gateway in the hotel room distribution chain, its transaction processing capabilities and its reputation for reliability and neutrality enable Pegasus to offer a range of services delivering industry-wide benefits that are difficult for industry participants to achieve individually. Because Pegasus processes transactions from a wide variety of sources, it is well positioned to capitalize on the overall growth in electronic hotel reservations, whether made through global distribution systems, the Internet or other means.

STRATEGY

     Pegasus' goal is to be the leading provider of information services and technology in the distribution of hotel rooms. Pegasus believes that its central role in the hotel industry room reservation process positions it to achieve this goal. The following are key elements of Pegasus' strategy:

     Expand Hotel Room Distribution Channels. Pegasus is expanding its service and product offerings to include additional distribution channels, such as hotel room reservation services for individual travelers over the Internet, for convention and other large meeting organizers and for corporate travel departments. Pegasus is addressing this online distribution opportunity through increasing the capability and consumer awareness of the TravelWeb.com website and expanding the use by third-party websites of the private-label reservation service. Pegasus' services are intended to provide transaction fee revenue opportunities through virtually all of the distribution channels by which electronic hotel room reservations occur.

     Develop and Expand Pegasus Business Intelligence. Pegasus intends to continue the development and expansion of Pegasus Business Intelligence. This service is intended to provide hotel and other industry participants with hotel transaction information for use in strategic analysis, market tracking, improved target marketing and revenue optimization. Pegasus recently acquired and is developing software and technology to enhance its ability to gather and process hotel checkout data for Pegasus Business Intelligence.

     Build Strategic Alliances and Pursue Acquisition Opportunities. Pegasus intends to build strategic alliances with other participants in the hotel industry, as well as members of the financial information services, Internet and information technology industries, to enhance the functionality and market presence of its services. Pegasus believes that these relationships will increase brand recognition of its services and help to expand its customer base. Pegasus will also seek to acquire assets, technology and businesses that provide complementary services or access to new markets and customers.

     Expand Customer Base. Pegasus' established customer base includes hotels, hotel representation firms, travel agencies, global distribution systems and third-party websites. Pegasus intends to expand its customer base domestically and internationally by adding customers and by cross-selling new and existing services to its current and future customers. Because of the fixed nature of many of Pegasus' costs, addition of new customers and the increase in transaction volumes with new and existing customers enhances the profitability of all of its services.

SERVICES

     Pegasus is organized into three businesses: Pegasus Electronic Distribution, Pegasus Commission Processing and Pegasus Business Intelligence.

  Pegasus Electronic Distribution

     Pegasus Electronic Distribution consists of the GDS distribution service and the Internet-based distribution services, including TravelWeb.com, the private-label reservation service and other Internet-based services.

     The following table summarizes the services of Pegasus Electronic Distribution that Pegasus has developed or is developing (including year of introduction):

--------------------------------------------------------------------------------------------------------
                                    PEGASUS ELECTRONIC DISTRIBUTION
--------------------------------------------------------------------------------------------------------
             SERVICES                            USERS                             BENEFITS
--------------------------------------------------------------------------------------------------------
GDS DISTRIBUTION SERVICE (1989)     - Hotels and hotel representation  - Improved efficiency because of
                                     firms                              single interface
- Single electronic interface                                          - Improved customer service due
  between hotel central                                                to frequent hotel room inventory
  reservation systems and global                                         updates
   distribution systems utilized                                       - Improved accessibility to wide
   by travel agencies                                                    audience of travel agencies via
                                                                         global distribution systems
                                    --------------------------------------------------------------------
                                    - Global distribution systems and  - Improved efficiency because of
                                      participating travel agencies      single interface
                                                                       - Rapid confirmations
                                                                       - Access to over 28,000 hotel
                                                                         properties worldwide
                                                                       - Real-time availability of
                                                                         information
 -------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
                                    PEGASUS ELECTRONIC DISTRIBUTION
--------------------------------------------------------------------------------------------------------
             SERVICES                            USERS                             BENEFITS
--------------------------------------------------------------------------------------------------------
TRAVELWEB.COM                       - Hotels and hotel representation  - Access to emerging low cost
                                     firms                              electronic distribution channel
- Electronic hotel property                                            - Reduced distribution costs
  catalog (1994)                                                       - Inexpensive publication and
- Internet-based hotel room                                            date hotel information and
   reservations (1995)                                                   promotions
                                                                       - More attractive presentation of
                                                                         hotel information
                                    --------------------------------------------------------------------
                                    - Individual travelers             - Around the clock electronic
                                    - Travel agents                    access to hotel reservation
                                                                       capability
                                                                       - Ability to shop and gain
                                                                         convenient access to
                                                                         approximately 30,000 hotel
                                                                         properties with rich
                                                                         information content, including
                                                                         rate, feature and availability
                                                                         information and pictures of
                                                                         properties
 -------------------------------------------------------------------------------------------------------
 PRIVATE-LABEL RESERVATION SERVICE  - Hotels and hotel representation  - Access to special promotional
 FOR THIRD-PARTY WEBSITES (1997)      firms                              offers
                                                                       - Access to emerging low cost
 - Comprehensive hotel database                                          electronic distribution channel
   capability tailored and fully                                       - Reduced distribution costs
 integrated into third-party                                           - Inexpensive publication and
 websites                                                                distribution of comprehensive
                                                                         and up-to-date hotel
                                                                         information and promotions
                                                                       - More attractive presentation of
                                                                         hotel information
                                                                       - Wider distribution of hotel
                                                                         information and access to
                                                                         individual travelers through
                                                                         presence on multiple websites
                                    --------------------------------------------------------------------
                                    - Third-party websites             - Low cost access to
                                                                       comprehensive hotel information
                                                                         and proven on-line hotel
                                                                         reservation functionality
                                                                       - Increased site value due to
                                                                       wider scope of services provided
                                                                       - Advertising and
                                                                       transaction-based revenue
                                                                         opportunities
 -------------------------------------------------------------------------------------------------------
 PRIVATE-LABEL RESERVATION SERVICE  - Hotels                           - Access to emerging low cost
 FOR HOTEL PROPRIETARY WEBSITES                                          electronic distribution channel
 (1997)                                                                - Reduced distribution costs
                                                                       - Inexpensive publication and
                                                                       date hotel information and
                                                                         promotions
                                                                       - More attractive presentation of
                                                                         hotel information
 -------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
                                    PEGASUS ELECTRONIC DISTRIBUTION
--------------------------------------------------------------------------------------------------------
             SERVICES                            USERS                             BENEFITS
--------------------------------------------------------------------------------------------------------
PRIVATE-LABEL RESERVATIONS SERVICE  - Hotels and hotel representation  - Broadened distribution channel
FOR CORPORATE TRAVEL (1997)         firms                              - Improved ability to update
                                                                        corporate rate and availability
- Direct electronic access to                                           information and respond to
  comprehensive hotel database and                                      reservation requests
  hotel room reservation                                               - Reduced distribution costs for
  capability                                                             corporate room sales
                                    --------------------------------------------------------------------
                                    - Corporate travel departments     - Reduced time and effort in
                                                                         making hotel reservations
                                                                       - Enforcement of corporate travel
                                                                         policies and utilization of
                                                                         preferred rates
                                                                       - Improved travel information
                                                                         reporting
                                    --------------------------------------------------------------------
                                    - Third-party corporate travel     - Account retention
                                    management systems providers       - Low cost access to hotel
                                    - Corporate travel agencies        information and online booking
                                                                       functionality
                                                                       - Reduced time and effort in
                                                                         making hotel reservations
                                                                       - Enforcement of corporate travel
                                                                         policies and utilization of
                                                                         negotiated rates at preferred
                                                                         hotels
                                                                       - Improved travel information
                                                                         reporting
 -------------------------------------------------------------------------------------------------------
 MEETINGS AND CONVENTIONS SERVICE   - Hotels and hotel representation  - Improved accuracy of convention
 (IN DEVELOPMENT)                     firms                              and large meeting reservations
                                                                       - Reduced costs by eliminating
 - Single electronic interface                                           manual reservation process
   between hotel central                                               - Improved tracking of room
   reservation systems and group                                         inventory
   reservation systems utilized by
   meeting planners and convention
   housing organizers
                                    --------------------------------------------------------------------
                                     - Convention and visitors         - Improved reservation and
                                    bureaus                              cancellation tracking and
                                    --------------------------------   reporting capabilities
                                     - Meeting planners                - Single connection to multiple
                                     - Group housing reservation         hotel properties
                                      providers                        - Reduced costs by eliminating
                                                                         manual reservation process
 -------------------------------------------------------------------------------------------------------

  GDS distribution service

     Pegasus' GDS distribution service provides an electronic interface for communications concerning hotel reservation information between major global distribution systems and hotel central reservation systems. The interface enables a hotel to connect to all major global distribution systems without having to build and maintain a separate interface for each global distribution system. Without Pegasus' GDS distribution service or a similar service, hotel chains that desire their room inventory to be accessible to travel agencies electronically on a global distribution system must develop protocols and message formats compatible with each global distribution system, a process that entails significant time and expense. Alternatively, hotels may rely more heavily on less-automated means, such as traditional toll-free telephone reservation centers with higher processing costs. The Pegasus electronic distribution technology enables the processing of hotel room reservations and also transmits daily millions of electronic status messages, which are used to update room rates, features and availability on global distribution system databases. Many participating hotels also have chosen to utilize Pegasus' service that provides travel agencies with direct access through Pegasus to a hotel's central reservation system, bypassing the global distribution system databases to obtain the most complete and up-to-date hotel room information available.

     Hotels using the GDS distribution service improve the efficiency of their central reservation systems and reduce costs by not having to develop and maintain separate communications circuits and translation software for each global distribution system. Through the GDS distribution service, participating hotels are able to gain improved access to a wide audience of travel agencies worldwide that are connected to global distribution systems and to provide better customer service due to the ability to frequently update hotel room information on global distribution system databases in a fast and reliable manner. The GDS distribution service benefits travel agencies that use global distribution systems by providing real-time access to comprehensive hotel room information and enabling them to make reservations and receive confirmations in seconds from over 28,000 hotel properties worldwide.

     Pegasus charges its hotel customers a fee based on the number of net reservations processed through the GDS distribution service. In addition, hotels pay several fees for status messages sent to global distribution systems through the GDS distribution service. New participants in the GDS distribution service may be charged one-time set-up fees for work associated with the implementation of the interface with the GDS distribution service. Pegasus also charges some global distribution systems a fee based on either the number of net reservations or the number of hotel links in place to compensate for the management and consolidation of multiple interfaces. Pegasus Electronic Distribution technology enables Pegasus to enhance its revenue base by providing the information and reservation interface for its other hotel reservation services, including the TravelWeb.com, private-label reservation, meeting and convention and corporate travel services.

  Internet-based distribution services

     Pegasus' Internet-based services include TravelWeb.com, the private-label reservation service, the meetings and conventions service and the corporate travel service. These services enable travelers to make reservations electronically at approximately 30,000 properties in approximately 170 countries, as of September 30, 1999.

     TravelWeb.com. Located at www.travelweb.com, TravelWeb.com provides individual travelers direct access to online hotel information and the ability to make reservations electronically. Individual travelers traditionally obtain information or reserve a room by contacting a hotel directly by telephone or fax or indirectly through intermediaries, such as travel agencies, convention and other large meeting organizers and corporate travel departments. As a result, an individual traveler cannot easily obtain information from a wide range of hotel properties in a timely manner. TravelWeb.com provides travelers with detailed information regarding a wide array of hotel properties and, through its use of Pegasus electronic distribution technology, allows travelers to reserve a hotel room and receive a confirmation in seconds. In addition to hotel room reservations, TravelWeb.com offers airline booking capabilities.

     TravelWeb.com benefits hotels, hotel representation firms and individual travelers. TravelWeb.com reduces distribution costs for hotels and hotel representation firms. TravelWeb.com also enables access to an emerging low cost electronic distribution channel. In addition, TravelWeb.com provides an inexpensive method of publishing and distributing comprehensive and up-to-date hotel marketing information with an attractive presentation format featuring visual images and graphics. Hotels can easily add, delete and update such information using the "remote author" feature. This feature enables hotels to take advantage of the real-time nature of the Internet to offer flexible pricing and to reach individual travelers on a world-wide basis quickly and inexpensively. TravelWeb.com benefits individual travelers by providing electronic access, 24 hours a day, seven days a week, to shop for and reserve a hotel room in one or more of the thousands of hotel properties online. Furthermore, individual travelers are able to gain detailed information about a hotel property and its special promotional offers through the rich information content available on TravelWeb.com.

     Pegasus derives its TravelWeb.com revenues by charging participating hotels a combination of transaction fees or commissions. Transaction fees are based on the number of net reservations made at participating properties through TravelWeb.com, and commissions are based on the value of the guest stay for reservations booked through TravelWeb.com.

     Private-label reservation service. Pegasus' private-label reservation service is a service for the operators of third-party websites that combines the hotel information database and the Pegasus electronic distribution technology to make hotel room reservations. To conduct Internet-based electronic commerce successfully, website operators must offer a content set that is sufficiently broad, accurate, up-to-date, graphically appealing and useful to attract buyers to the website. Typically, the development of such a content set is expensive and time consuming. Furthermore, in addition to providing individual travelers with access to useful and graphically appealing information, the operator of a website must offer individual travelers the capability to effect a transaction in order to generate a transaction fee. The private-label reservation service offers operators of websites an extensive and comprehensive set of hotel information and a simple and fast method of making a hotel room reservation online. The private-label reservation service utilizes advanced technology applications to customize the hotel database so that it appears to the user to be an integral part of the third-party website. In connection with this service, the operator of the third-party website establishes an interface to the Pegasus electronic distribution technology, which enables users of the website to shop and query room availability, electronically make a reservation and receive a confirmation in seconds.

     Pegasus' hotel customers benefit from the private-label reservation service because it enables a broader dissemination through the emerging, low cost Internet distribution channel of the same marketing information supplied to TravelWeb.com. As a result, hotels need only incur the effort and expense of creating and maintaining their information on a single site to reach multiple Internet distribution points and achieve increased overall visibility. Furthermore, the private-label reservation service provides hotel customers an inexpensive means to distribute and publish visually attractive marketing information and Internet-specific promotions. Hotels offering their own brand-specific websites also can have their own content delivered to their sites from the Internet database and process reservation requests from their websites through the booking engine. Users and operators of third-party websites benefit from the private-label service through immediate access to the rich content of TravelWeb.com. Furthermore, because users of the third-party websites can book hotel rooms and receive confirmations in seconds through the Pegasus electronic distribution technology, the service affords the operators of third-party websites the opportunity to generate a transaction fee revenue stream.

     Pegasus realizes revenues from the private-label reservation service by charging third-party websites initial development, maintenance and licensing fees and by charging hotels a fee based on the number of net reservations made through the private-label reservation service. Pegasus realizes subscription fees based on the number of properties included in Pegasus' database.

     Other Internet-based services. Pegasus' meetings and conventions service automates the processing of hotel room reservations for conventions and large meetings. The manual process traditionally used to reserve hotel rooms for these events is information-intensive and inefficient and frequently leads to inaccurate and delayed information and overbooking or underbooking. With the meetings and conventions service, convention and other large meeting organizers are able to transfer reservation requests to the Pegasus electronic distribution technology, which translates the information to electronically book a room in each hotel central reservation system. Pegasus' meetings and conventions service eliminates the need to transfer rooming lists for manual entry at the hotel and allows hotels to deliver reservations and confirmations electronically in a fast and reliable manner. Pegasus recently entered into a strategic alliance with Passkey.com to enhance the meeting and convention service.

     Pegasus' meetings and conventions service can benefit all parties involved in the distribution of hotel rooms for conventions and other large meetings. Since reservations are made through the Pegasus electronic distribution technology rather than manually, reservations, modifications and cancellations can be received earlier and updated more frequently and efficiently. The meetings and conventions service provides convention and other large meeting organizers a single connection to multiple hotel properties and enables fast, accurate and reliable reservation and confirmation of hotel rooms at reduced cost. The meetings and conventions service also assists hotels in controlling their room inventory by reducing the risk of overbooking or underbooking and allows hotels to reduce the booking costs related to convention reservations. Pegasus estimates that the majority of these types of reservations were made at five major hotel chains (Hilton, Hyatt, Marriott, Sheraton and Westin) whose facilities are designed for and cater to large conventions and meetings. Because all five of these chains are GDS distribution service customers, Pegasus is positioned to take advantage of the existing connectivity with these chains to facilitate the development and marketing of the meeting and convention service.

     Pegasus' corporate travel service provides the corporate travel management industry with a direct real-time link to the online distribution database through corporate intranet travel management software. With the corporate travel service, corporate travelers are able to check availability and make hotel reservations within seconds at hotel chains or properties with which the traveler's employer has negotiated rates. The corporate travel service enables corporate travel departments to have access to the customized information negotiated with hotel chains and properties to facilitate hotel room reservations. Furthermore, this information can be fully integrated into other components of the intranet site and facilitate the creation of passenger name records and detailed profile information.

     The corporate travel service will benefit hotels by providing an additional hotel room distribution channel and enabling targeted marketing efforts directed at corporate travel departments. Hotels will also be able to reduce distribution costs for corporate room sales and better update information and respond to reservation requests from corporate travelers. Pegasus markets this service to developers of corporate travel software programs and to travel agencies that operate intranet travel management services. The corporate travel service is intended to provide benefits to travel agencies and companies by decreasing the amount of time necessary to arrange a business trip, improving travel information reporting and helping to ensure that employees comply with company travel policies and utilize hotels with whom a company has negotiated rates.

     Pegasus has not received a material amount of revenues for many of these electronic hotel room reservation services to date, and there can be no assurance that such services will produce material revenues in the future.

     PEGASUS COMMISSION PROCESSING

     Pegasus Commission Processing began operations in 1992 to process the payment of hotel commissions to travel agencies. The following table summarizes the commission processing and payment services offered by Pegasus Commission
Processing:

--------------------------------------------------------------------------------------------------------
                                     PEGASUS COMMISSION PROCESSING
--------------------------------------------------------------------------------------------------------
             SERVICES                            USERS                             BENEFITS
--------------------------------------------------------------------------------------------------------
PEGASUS COMMISSION PROCESSING       - Travel agencies                  - Improved efficiency in
(1992)                                                                   reconciliation of commission
- Commission processing service:                                        payments
  aggregates, reports and                                              - Reduced bookkeeping and banking
  disburses hotel room reservation                                       costs
   commissions from hotels to                                          - Improved information on
   travel agencies                                                       customer reservation habits
                                                                       - Assistance in reconciling
                                                                         commissions through customer
                                                                         relation centers
                                    --------------------------------------------------------------------
                                    - Hotels and hotel representation  - Streamlined commission payment
                                      firms                              process
                                                                       - Reduced accounting, processing
                                                                         and bookkeeping costs
                                                                       - Improved information regarding
                                                                         travel agency bookings
                                                                       - Encouragement of travel agency
                                                                         bookings at hotels
                                    --------------------------------------------------------------------
 - Commission payment service:      - Hotels                           - Streamlined commission payment
   provides full outsourcing on                                          process
   behalf of hotels for all travel                                     - Reduced accounting, processing
   agency hotel commission                                               and bookkeeping costs
   payments
 -------------------------------------------------------------------------------------------------------

     Pegasus Commission Processing is the largest provider of travel agency commission and processing services in the hotel industry. Pegasus has registered over 24,000 properties and over 84,000 travel agencies as Pegasus Commission Processing participants as of September 30, 1999.

     Typically, a hotel pays to the travel agency that made the hotel reservation a commission of approximately 10% of the room rate paid by a hotel guest. However, the payment process related to these commissions historically has been costly and inefficient. The process has consisted of numerous checks in small amounts and little information regarding the basis from which the commission was calculated. Furthermore, communication between hotels and travel agencies regarding payable commissions generally has not been effective. Often, guest cancellations or "no-shows" would not be reported and travel agencies would expect a commission when in fact none was due. As a result, travel agencies lacked the necessary resources to reconcile commission payments effectively.

     Pegasus Commission Processing streamlines the commission payment process by consolidating into a single payment the aggregate commissions owed by participating hotels to each participating travel agency. Additionally, Pegasus Commission Processing offers a service to pay on behalf of hotels commissions owed by a hotel to travel agencies that are not Pegasus Commission Processing participants.

     Pegasus Commission Processing provides an incentive to travel agencies to make reservations at participating hotels in countries other than their own because Pegasus Commission Processing disburses checks denominated in each travel agency's currency of choice. Furthermore, Pegasus Commission Processing provides monthly and quarterly marketing reports and statistics that allow the hotel to identify and market more effectively to those travel agencies that provide the hotel with the majority of its guests. The hotel also benefits from Pegasus Commission Processing's customer relations center, which allows travel agency inquiries regarding commissions to be resolved by Pegasus rather than by the hotel itself.

     Pegasus Commission Processing also provides benefits to its travel agency participants. The consolidated check that Pegasus Commission Processing delivers in the travel agency's currency of choice reduces the staff time spent processing multiple checks and deposit slips, eliminates bank fees for multiple deposits and currency exchanges and is designed to improve the travel agency's ability to manage cash flow. Pegasus Commission Processing delivers a monthly report that allows the travel agency to confirm commissions paid, follow customers' reservation habits and reduce expenses associated with collection and tracking cancellations or "no-shows." Pegasus Commission Processing's customer relations center provides prompt responses to agency inquiries and can substantially reduce the time and cost of reconciling outstanding commissions. Pegasus' optional service for electronic payment and reconciliation of commissions enables travel agencies to further reduce commission reconciliation costs and provides travel agencies with immediate access to funds. Pegasus Commission Processing maintains a website that provides a comprehensive description of its services. The site also provides a complete listing of all of the hotels that have committed to paying hotel commissions through Pegasus Commission Processing. Moreover, travel agencies can subscribe to an executive summary report that can be used to evaluate the travel agency's activity with a particular hotel to assist with volume negotiations, among other matters.

     Pegasus charges each participating travel agency a service fee based on the amount of commissions paid to the travel agency. Pegasus also generally charges hotels a fee based on the number of commissionable transactions processed.

     PEGASUS BUSINESS INTELLIGENCE

     Pegasus Business Intelligence provides database marketing and consulting services and is being expanded to provide data mining and reporting services for benchmark analysis and strategic planning for the hotel industry. Pegasus Business Intelligence is intended to provide information for a wide variety of audiences in the global hotel industry, from hotel chains to travel industry marketing groups to corporate travel departments. This service compiles aggregate data regarding hotel guests and their use of hotels and organizes that data into meaningful information. Pegasus intends to provide other information services, including comparing a hotel's daily room and occupancy rates with that of its competition. Pegasus Business Intelligence also intends to provide industry trend reports and aggregate guest behavior data in an automated, timely format for hotels and hotel marketing companies. Furthermore, Pegasus Business Intelligence intends to provide data in an electronic format to individual travelers or corporate travel departments regarding a particular stay at a hotel, together with information provided by payment card companies, to facilitate automated expense reporting or to ensure travel policy adherence.

COMPETITION

     Each of Pegasus' services faces unique competition from within its respective market.

  Pegasus Electronic Distribution

     GDS distribution service

     Pegasus' GDS distribution service competes with WizCom International Ltd. Customers may change their electronic reservation interface to WizCom or to another similar service. Also, some hotels have established their own direct connection to one or more global distribution systems. Other hotels may choose to take the same action. If hotels establish this direct connection, they would bypass the Pegasus electronic distribution technology and eliminate the need to pay Pegasus' fees. Several factors affecting the competitive success of Pegasus' GDS distribution service include:

     - Reliability

     - Pricing structure

     - The number of hotel properties using the combined company's system

     - The ability to provide a neutral, comprehensive interface between hotels and other participants in the distribution of hotel rooms

     - The ability to develop new technological solutions

     Internet-based reservation services

     Pegasus' TravelWeb.com site, private-label reservation service and other Internet-based distribution services face competition in the online hotel room reservation business from Pegasus' current competitors as well as potential new entrants, including other websites. Several of Pegasus' competitors have websites offering a more comprehensive range of travel opportunities than Pegasus does. These websites include Preview Travel, Travelocity and Microsoft's MSN(TM) Expedia(TM). The costs of entry into the Internet hotel room reservation business are relatively low. There can be no assurance that Pegasus' Internet-based distribution services will compete successfully.

  Pegasus Commission Processing

     Pegasus Commission Processing faces competition principally from National Processing Company and Citicorp. National Processing Company has traditionally provided car rental and cruise line commission processing services and Citicorp has provided commission consolidation services to hotel chains. In addition, hotels that are current or potential customers of Pegasus Commission Processing can decide to process commission payments without, or in competition with, Pegasus Commission Processing. Furthermore, while Pegasus Commission Processing has written agreements with substantially all of its hotel customers, most of its travel agency customers are not bound by any written agreement with Pegasus. If a significant portion of these customers stop using Pegasus Commission Processing, it could have a material adverse effect on the business, operating results and financial condition of the combined company.

  Pegasus Business Intelligence

     Pegasus Business Intelligence principally competes with Smith Travel Research, which currently provides information services to hotels. Additionally, accounting firms and other businesses currently or may in the future provide information services similar to Pegasus' current or future service offerings. Pegasus' competitors may have existing customer relationships that create an obstacle to Pegasus acquiring new customers. The current or future information service offerings of Pegasus' existing competitors or new competitors may reduce the attractiveness of Pegasus' services.

CUSTOMERS

     Pegasus markets and provides services to a wide range of customers, including but not limited to hotels, large travel agencies, travel agency consortia comprised of smaller travel agencies, global distribution systems and independent hotels represented by hotel representation firms, such as Lexington Services Corporation. Pegasus includes as its customers nine of the ten largest hotel chains in the world based on total number of rooms. Pegasus has registered approximately 84,000 travel agencies as participants in Pegasus Commission Processing and four of the top five travel agencies in the United States, according to Travel Weekly, a publication of Reed Elsevier. No one customer accounted for as much as 7% of Pegasus' revenues during the nine-month period ended September 30, 1999 or during fiscal 1998.

SALES AND MARKETING

     Pegasus sells its services to hotels through a direct sales force in the Americas and in Europe and sells Pegasus Commission Processing directly to travel agencies and through relationships with travel agency consortia and franchisors. Additionally, as of September 30, 1999, Pegasus has a team of 41 technical support staff to supplement the efforts of the sales force and provide comprehensive customer support services. Pegasus' travel agency sales force sells Pegasus Commission Processing services directly to large travel agencies. Additionally, Pegasus Commission Processing offers services to smaller travel agencies organized in consortia and to travel agency franchisees through preferred supplier programs. Pegasus uses the services of DoubleClick Inc., a third-party marketing organization to sell advertising on the TravelWeb.com website.

TECHNOLOGY, SYSTEMS MAINTENANCE AND DISASTER RECOVERY

     The GDS distribution service utilizes a UNIX-based, client/server architecture. Global distribution systems are connected to Pegasus' interface by either point-to-point telecommunications lines or a multi-protocol frame relay network, both of which Pegasus manages. Communication processors running proprietary, UNIX-based software perform protocol conversions. The transaction processing engine contains its own proprietary, UNIX-based software. This engine performs message formatting and field translation functions between global distribution systems and hotels' central reservation systems. The service also contains an Informix relational database that stores transaction-specific information for billing and marketing and translates specific hotel property information. In 1998, the average processing time for interactive transactions, such as reservations and inquiry messages, was 0.19 seconds and the average uptime across the 76 distinct connections was 99.7%, including all scheduled and emergency downtime. Sun Microsystems, Inc. provides computer hardware maintenance and replacement and mitigation of the potential effects of system downtime. In addition, Comdisco, Inc. provides disaster recovery services which includes full system redundancy within 24 hours in the event of a site disaster.

     The Internet-based distribution services use a scalable architecture. The information provided resides on an Informix relational database. To add, delete and update information on their properties, hotels can access the information in the database either through electronic batch transfers or using a standard Web browser through the proprietary "remote author" feature. The secured server software prevents unauthorized use of the "remote author" feature. Pegasus' communication engines called Web engines, currently consisting of a Sun UltraSparcII, Netscape Enterprise server software and a Javascript application, manipulate the information contained in the Informix database. The architecture allows the addition of more database servers as demand requires. These services provide a connection to the Pegasus electronic distribution technology, which allows a user who has found a desired hotel room to secure a hotel reservation and a confirmation. To assure a high level of Internet connectivity, GTE Internetworking Incorporated, a "Tier 1" Internet service provider, maintains Pegasus' connections to the Internet. GTE is responsible for maintaining the speed and reliability of communications. GTE also provides message routing assistance and dynamic load balancing of communications to minimize bottlenecks in Internet communications. Furthermore, Pegasus' databases and Web engines are located at sites operated by GTE.

     Pegasus Commission Processing provides a connection for hotels through the same communication network used by Pegasus Electronic Distribution. Communication engines perform protocol conversions. The UNIX-based processing engine for Pegasus Commission Processing uses proprietary software to process commission information. Pegasus Commission Processing also utilizes an Informix database that stores transaction-specific information regarding hotel stays and information regarding required currency conversions, cleared checks, the source of reservations and hotel and travel agency profiles. Participating hotels use Pegasus' proprietary commission processing software to either collect the data derived from a hotel's property management system or compile data from each hotel property.

     Pegasus Business Intelligence currently utilizes the software and services of a third party to convert information received from hotels into a standardized digital database. Once the standardized digital database is established, third-party software is used to make specific inquiries of the database to obtain usable analytical information. Pegasus holds a perpetual license to the third-party software used to query the data. Pegasus is currently developing proprietary software which will enhance and expand the gathering, manipulation and analytical utilization of the hotel information.

RESEARCH AND DEVELOPMENT

     Pegasus' research and development activities primarily consist of software development, development of enhanced communication protocols and custom user interfaces and database design and enhancement.

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

At September 30, 1999, Pegasus employed 99 people in its information technology group and from time to time, supplements their efforts with the use of independent consultants and contractors. This group is comprised of information technology, services development, technical services and product support personnel.

EMPLOYEES

     At September 30, 1999, Pegasus had 158 employees, 151 which were located in the United States, with 99 persons in the information technology group, 39 persons performing sales and marketing, customer relations and business development functions and the remainder performing corporate, finance and administrative functions. Pegasus had 7 employees in England performing international sales activities. Pegasus has no unionized employees. Pegasus believes that its employee relations are satisfactory.

PROPERTIES

     Pegasus' principal executive office is a leased facility with approximately 43,700 square feet of space in Dallas, Texas. Pegasus leases this space under a lease agreement that expires December 2002. Pegasus has signed an agreement to lease an additional 14,568 square feet of space in the same facility effective March 1, 2000 under a lease agreement that expires December 2002. Pegasus also maintains an administrative and sales office in a leased facility with approximately 2,255 square feet of space near London, England. The lease agreement for the office in England expires in February 2006. Under an agreement with REZ, some of the equipment owned by Pegasus is housed at a site owned by REZ in Phoenix, Arizona. Pegasus believes that its existing facilities are well maintained and in good operating condition and are adequate for its present and anticipated levels of operations.

LEGAL PROCEEDINGS

     Pegasus is a party from time to time to routine legal proceedings arising in the ordinary course of its business. Although the outcome of any such proceedings cannot be predicted accurately, Pegasus does not believe any liability that might result from such proceedings could have a material adverse effect on the financial condition and results of operations of Pegasus.

                  PEGASUS MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with Pegasus' consolidated financial statements and the related notes appearing elsewhere in this information statement/prospectus.

GENERAL FINANCIAL INFORMATION RELATING TO PEGASUS

     Pegasus is a leading provider of transaction processing and electronic commerce services to the hotel industry worldwide. Pegasus is organized into three businesses: Pegasus Electronic Distribution, Pegasus Commission Processing and Pegasus Business Intelligence.

     Pegasus Electronic Distribution. Pegasus Electronic Distribution includes the GDS distribution service and the Internet-based distribution services. These services improve the efficiency and effectiveness of the hotel reservation process by enabling travel agents and individual travelers to electronically access hotel room inventory information and conduct reservation transactions.

     Pegasus' GDS distribution service provides an electronic interface between a hotel's central reservation system and the global distribution systems that travel agents use to book hotel and airline reservations. Revenues from this service are derived by charging hotel participants a fee based on the number of reservations made, less the number cancelled ("net reservations"), and a fee for "status messages" processed through the GDS distribution service. Status messages are electronic messages sent by hotels to global distribution systems to update room rates, features and availability information in global distribution system databases. As a hotel's cumulative volume of net reservations increases during the course of the calendar year, its fee per transaction decreases after predetermined transaction volume hurdles have been met. As a result, for higher volume customers, unit transaction fees are higher at the beginning of the year, when cumulative transactions are lower. Pegasus recognizes revenues based on the fee per transaction that a customer is expected to pay during the entire year. This process of recognizing revenues creates a deferred revenue balance during early periods of the year, which is reflected in interim balance sheets. The deferred revenue balance created during the early periods of the year is fully utilized and eliminated by the end of each year. Pegasus offers volume-based discounting of the GDS distribution service fees. The recent consolidation in the hotel industry has resulted in a lower average fee per transaction for the GDS distribution service. Despite increases in the number of transactions, revenues generated from the GDS distribution service has remained consistent with prior periods. Pegasus expects this trend to continue.

     Additionally, Pegasus generally charges new participants in the GDS distribution service a one-time set-up fee for work associated with the implementation of this service. Revenue for these one-time set-up fees is recognized on a percentage of completion basis as the services are performed over the set-up period, which generally ranges from two to six months. Pegasus also charges the global distribution systems a fee based on either the number of net reservations to compensate for the management and consolidation of multiple interfaces or the number of hotel links in place.

     Pegasus' Internet-based distribution services provide online hotel reservation capabilities to travelers via the TravelWeb.com website (www.travelweb.com) and the private-label reservation service, formerly referred to as NetBooker. To participate in the Internet-based distribution services, hotels pay Pegasus subscription fees based on the number of the hotel company's properties in the online distribution database. For reservations that originate on the TravelWeb.com website, Pegasus assesses either a transaction fee based on the number of net reservations made at participating properties or a commission based on the value of the guest stay. For reservations that originate on websites using the private-label reservation service, Pegasus charges transaction fees based on the number of net reservations made at participating properties. Private-label reservation customers also pay initial development, maintenance and licensing fees.

     Pegasus Commission Processing. Pegasus Commission Processing provides hotel commission payment processing. Pegasus Commission Processing improves the efficiency and effectiveness of the commission payment process for participating hotels and travel agencies by consolidating payments and providing comprehensive transaction reports. Pegasus Commission Processing derives revenues by charging a participating travel agency a fee based on a percentage of commissions paid to that agency. Pegasus also generally charges a participating hotel a fee based on the number of commissionable transactions arising from that hotel. Revenues from travel agency fees can vary substantially from period to period based on the types of hotels at which reservations are made and fluctuations in overall room rates. Pegasus Commission Processing recognizes revenues in the month in which the hotel stay occurs. In the following month, Pegasus collects commissions from the hotels by the 12th business day of such month and pays commissions to travel agencies by the 15th business day of such month. If a hotel fails to deliver funds to Pegasus, Pegasus is not obligated to deliver commission payments on behalf of the hotel to travel agencies.

     Pegasus Business Intelligence. Pegasus Business Intelligence provides database marketing and consulting services and is being expanded to provide data mining and reporting services for benchmark analysis and strategic planning for the hotel industry. Pegasus Business Intelligence revenues consist of fees charged to hotels for the development of hotel databases and for consulting services.

     Historically, Pegasus derives a majority of its revenues from its electronic distribution and commission processing services. For the nine-month period ended September 30, 1999, approximately 48% of consolidated revenues were derived from Pegasus Electronic Distribution, approximately 47% of consolidated revenues were derived from Pegasus Commission Processing and approximately 5% of consolidated revenues were derived from Pegasus Business Intelligence. Pegasus has experienced substantial growth since its inception. However, there can be no assurance that Pegasus will experience the same rate of revenue growth in the future. Any significant decrease in the rate of revenue growth could have a material adverse effect on the financial condition and results of operations of Pegasus.

     Pegasus has developed or is in the process of developing several new services to capitalize on its existing technology and customer base and to provide additional electronic hotel reservation capabilities and information services to existing Pegasus customers and to other participants in the hotel room distribution process. Pegasus Electronic Distribution intends to introduce services that automate the processing of hotel bookings for large meetings and conventions and for corporate travelers. Pegasus Business Intelligence intends to introduce data mining and reporting services for benchmark analysis and strategic planning for the hotel industry. Pegasus has not received a material amount of revenue from these services, and there can be no assurance that any of these services will produce a material amount of revenue in the future. Pegasus' future success will depend, in part, on its ability to:

     - Develop leading technologies

     - Enhance existing services

     - Develop and introduce new services that address the increasingly sophisticated and varied needs of current and prospective customers

     - Respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis

     Pegasus' cost of services consists principally of personnel costs relating to information technology, facilities and equipment maintenance costs and fees paid to the processing bank for the processing of travel agency commissions. Research and development costs consist principally of personnel costs, related overhead costs and fees paid to outside consultants. General and administrative expenses are primarily personnel, office, legal and accounting related. Marketing and promotion expenses consist primarily of personnel costs, advertising, amortization of customer incentive contracts, public relations and participation in trade shows and other industry events. Depreciation and amortization expense includes depreciation of computer equipment, office furniture, office equipment and leasehold improvements as well as amortization of software and goodwill. Interest expense includes interest on notes payable to some stockholders of Pegasus and interest on payments made under capital equipment leases. Minority interest represents the former minority interests in the subsidiaries that have been wholly owned by Pegasus since June 1996.

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

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage relationship of several items from Pegasus' statement of operations to net revenues:

                           PERCENTAGE OF NET REVENUES

                                                       NINE-MONTH
                                                      PERIOD ENDED
                                                     SEPTEMBER 30,     YEAR ENDED DECEMBER 31,
                                                     --------------    -----------------------
                                                     1999     1998     1998     1997     1996
                                                     -----    -----    -----    -----    -----
Net revenues.......................................  100.0%   100.0%   100.0%   100.0%   100.0%
Operating expenses:
  Cost of services.................................   32.2     34.2     33.4     35.6     39.1
  Research and development.........................    6.8      9.5      9.2     12.0     12.4
  Write-off of purchased in-process research and
     development...................................     --      7.1      5.1       --      1.5
  General and administrative expenses..............   14.5     15.4     15.3     17.8     23.9
  Marketing and promotion expenses.................   16.3     17.4     16.6     19.1     17.8
  Depreciation and amortization....................    6.7     10.0      9.3     14.4     21.6
                                                     -----    -----    -----    -----    -----
          Total operating expenses.................   76.5     93.6     88.9     98.9    116.3
                                                     -----    -----    -----    -----    -----
Operating income (loss)............................   23.5      6.4     11.1      1.1    (16.3)
Other income (expense):
     Interest income...............................   11.7      9.3      8.6      4.7      0.7
     Write-off minority interest investment........   (4.0)      --       --       --       --
     Interest expense..............................   (0.1)    (0.6)    (0.5)    (2.9)    (5.6)
                                                     -----    -----    -----    -----    -----
  Income (loss) before income taxes and minority
     interest......................................   31.1     15.1     19.2      2.9    (21.2)
  Income taxes.....................................   11.3      0.3      0.6      0.1      0.1
                                                     -----    -----    -----    -----    -----
  Income (loss) before minority interest...........   19.8     14.8     18.6      2.8    (21.3)
  Minority interest................................     --       --       --       --     (0.7)
                                                     -----    -----    -----    -----    -----
  Net income (loss)................................   19.8%    14.8%    18.6%     2.8%   (22.0)%
                                                     =====    =====    =====    =====    =====

  Nine Months Ended September 30, 1999 and 1998

     Net revenues. Net revenues for the nine months ended September 30, 1999 increased to $27.6 million from $20.8 million for the nine months ended September 30, 1998, an increase of 33.2%. This increase in revenues was primarily driven by higher transaction levels for Pegasus Electronic Distribution and Pegasus Commission Processing as well as the acquisition of Driving Revenue in August 1998, which provided the majority of Pegasus Business Intelligence revenues for the nine months ended September 30, 1999.

     Pegasus Electronic Distribution revenues increased 46.4% for the nine months ended September 30, 1999 as compared to the same period in 1998. This increase resulted primarily from an increase in the number of hotel reservations made through the GDS and Internet-based distribution services. Although GDS revenue per transaction decreased as compared to the prior year period, total electronic distribution revenue per transaction increased. The overall increase in revenue per transaction was due to a higher percentage of Internet-based transactions, which generate more revenue per transaction. An increase in subscription fees, implementation fees, advertising and other non-transaction related revenues also contributed to the increase in total revenues.

     Pegasus Commission Processing revenues increased 14.5% for the nine months ended September 30, 1999 compared to the same period in 1998 as a result of a 18.9% increase in the number of hotel commission transactions processed. The increase in the number of transactions was due in part to an increase in the number of hotel properties and travel agencies participating in Pegasus Commission Processing. The value of commissions paid by Pegasus increased 22.1% for the nine months ended September 30, 1999 as compared to the same period in 1998 because of an increase in the number of hotel commission transactions processed combined with an increase in the average value of commissions processed. Net revenues arising from the increase in commissions paid was somewhat offset by a reduction in the average fee received from participating travel agencies for consolidating and remitting hotel commission payments. Pegasus expects this trend to continue.

     Pegasus Business Intelligence revenues increased $1.0 million to $1.4 million for the nine months ended September 30, 1999 from $357,000 for the same period in 1998. The increase was due to the acquisition of Driving Revenue in August 1998. Pegasus Business Intelligence revenues consisted of fees charged to hotels for the development and maintenance of hotel databases and for consulting services.

     Cost of services. Cost of services increased by $1.8 million, or 25.6%, to $8.9 million for the nine months ended September 30, 1999 from $7.1 million for the same period in 1998. Cost of services increased due to additional staffing primarily related to new business intelligence services. In addition, Pegasus incurred costs during the current period for enhancing the infrastructure. These enhancements included upgrades to the e-mail and local and wide area networks. This increase was partially offset by reduced costs associated with Pegasus Commission Processing during the first two quarters of 1999 as some functions that were previously outsourced were brought in-house at a lower cost during the third quarter of 1998.

     Research and development. Research and development expenses were $1.9 million for the nine months ended September 30, 1999 and 1998. Current period research and development expenses were primarily related to the development of business intelligence services while the prior year period included a major commission processing project, which was completed in the third quarter of 1998.

     Write-off of purchased in-process research and development. During the nine months ended September 30, 1998, Pegasus incurred a charge of $1.5 million to write-off purchased in-process research and development related to the acquisition of Driving Revenue L.L.C. in August 1998.

     General and administrative expenses. General and administrative expenses increased $793,000, or 24.8%, to $4.0 million for the nine months ended September 30, 1999 from $3.2 million for the same period in 1998. This increase was primarily due to higher office costs including rent, telephone, travel and supplies associated with increased headcount. Pegasus also launched a new corporate identity and branding strategy during the first quarter of 1999, which resulted in additional costs for the transition to the new company logo. In addition, accounting and legal expenses increased as a result of additional reporting and consulting services necessary due to increasingly complex tax, legal and reporting issues associated with the growth over the past year.

     Marketing and promotion expenses. Marketing and promotion expenses increased $889,000, or 24.6%, to $4.5 million for the nine months ended September 30, 1999 from $3.6 million for the same period in 1998. Marketing and promotion expenses increased primarily due to the promotion of the commission processing services, the Internet-based distribution services and the new business intelligence services. An increase in the number of marketing and sales personnel as well as the related recruiting and relocation costs contributed to higher marketing costs for the nine months ended September 30, 1999.

     Depreciation and amortization. Depreciation and amortization expenses decreased $229,000, or 11.0%, to $1.9 million for the nine months ended September 30, 1999 from $2.1 million for the same period in 1998. Depreciation and amortization decreased primarily because goodwill and capitalized software associated with the purchase accounting transaction that formed Pegasus was fully amortized as of the beginning of the fourth quarter of 1998. In addition, the former computing platform for Pegasus Electronic Distribution was fully depreciated and replaced earlier this fiscal year with less expensive equipment resulting in lower depreciation expense. This decrease was somewhat offset by additions to property and equipment and additional amortization of goodwill and software related to the acquisition of Driving Revenue in August 1998.

     Interest income. Interest income increased $1.3 million, or 68.0%, to $3.2 million for the nine months ended September 30, 1999 from $1.9 million for the same period in 1998. Interest income increased as Pegasus had additional cash available for short-term investment as a result of the secondary public offering of common stock in May 1999. The increase was partially offset by a decline in the prevailing interest rate level for short-term investments combined with a shift in the investment portfolio to include tax-exempt securities with lower pre-tax yields.

     Interest expense. Interest expense decreased $85,000, or 70.0%, to $37,000 for the nine months ended September 30, 1999 from $122,000 for the same period in 1998. The expense reflects payments made under capital equipment leases, and the decrease is due to the expiration of some leases.

     Write-off of minority interest investment. In September 1998, Pegasus purchased a minority interest in Intermezzo. The Intermezzo Board of Directors elected to cease operations in July 1999 and entered into an orderly plan of liquidation. Pegasus wrote-off $1.1 million in the second quarter of 1999 representing the entire investment in Intermezzo.

     Income taxes. Income taxes for the nine months ended September 30, 1999 reflect federal, state and foreign income taxes payable. Income taxes for the nine months ended September 30, 1998 include only state and foreign income taxes payable as Pegasus was able to realize the benefit of its federal net operating loss carryforwards in 1998. The effective tax rate of approximately 36% for nine months ended September 30, 1999 decreased from the effective tax rate of approximately 38% for the six months ended June 30, 1999. Beginning in the third quarter of 1999, the marketable securities portfolio included tax-exempt securities which reduced the effective tax rate.

  Years Ended December 31, 1998 and 1997

     Net revenues. Pegasus' net revenues for 1998 increased to $29.1 million from $20.9 million in 1997, an increase of 39.0%. The increase in revenues was primarily driven by higher transaction levels for Pegasus Electronic Distribution and Pegasus Commission Processing as well as revenues derived from Pegasus Business Intelligence.

     Pegasus Electronic Distribution revenues increased 24.8% in 1998 compared to 1997 primarily due to an increase in the number of hotel reservations made through the website on the Internet (www.travelweb.com) and an increase in the average fee earned per transaction. In addition, there was an increase in the number of hotel reservations made through other websites that use the private-label reservation service. Also, more hotel companies paid fees to be listed in the online distribution database. Net reservations made through the GDS distribution service increased by 22.6% in 1998 compared to 1997, but this increase was offset by a reduction in the average fee per reservation. As a result, net revenues from the GDS distribution service remained consistent with the prior year.

     Pegasus Commission Processing revenues increased 43.6% in 1998 compared to 1997 as a result of a 34.4% increase in the number of hotel commission transactions processed. The increase in the number of transactions was due in part to an increase in the number of hotel properties and travel agencies participating in Pegasus Commission Processing. The value of commissions paid to travel agencies by Pegasus Commission Processing increased 48.5% in 1998 compared to 1997 because of an increase in the number of hotel commission transactions processed combined with an increase in the average value of the commissions processed. The average value of commissionable transactions processed increased due to rising overall average daily rates for hotel rooms as well as a higher proportion of transactions generated by full-service and luxury hotel chains. Net revenues arising from the increase in commissions paid was somewhat offset by a reduction in the average fee received from participating travel agencies for consolidating and remitting hotel commission payments.

     Pegasus Business Intelligence revenues were $903,000 for 1998 and consisted of fees charged to hotels for the development and maintenance of hotel databases and for consulting services.

     Cost of services. Cost of services increased by $2.3 million, or 30.5%, to $9.7 million in 1998 from $7.4 million in 1997. Cost of services increased due to additional staffing, higher pay rates for technology
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

personnel and the increased number of Pegasus Commission Processing transactions, which added to the processing fees paid to the processing bank.

     Research and development; Write-off of purchased in-process research and development. Research and development expenses increased $1.7 million, or 65.9%, to $4.2 million in 1998 from $2.5 million in 1997. Excluding the effect of the one-time charge taken in 1998 for in-process research and development expenses relating to the acquisition of Driving Revenue, research and development expenses increased $170,000, or 6.8%, to $2.7 million in 1998 from $2.5 million in 1997. This increase was primarily due to expenditures relating to the development of business intelligence services. Based on a third party valuation, approximately $1.5 million of the Driving Revenue acquisition purchase price was allocated to in-process research and development projects that at the time of the Driving Revenue acquisition had not reached technological feasibility and had no probable alternative future use.

     General and administrative expenses. General and administrative expenses increased $727,000, or 19.6%, to $4.4 million in 1998 from $3.7 million in 1997. The increase was primarily due to higher legal, accounting, insurance, printing and reporting costs associated with operating as a public company.

     Marketing and promotion expenses. Marketing and promotion expenses increased $826,000, or 20.7%, to $4.8 million in 1998 from $4.0 million in 1997. Marketing and promotion expenses grew primarily due to the addition of sales and marketing staff, the promotion of the other services in Pegasus Electronic Distribution and Pegasus Commission Processing.

     Depreciation and amortization. Depreciation and amortization expenses decreased $327,000, or 10.8%, to $2.7 million in 1998 from $3.0 million in 1997. This decrease was primarily due to the final amortization of capitalized software related to the acquisition of 83.3% of HCC's outstanding capital stock in 1995. The decrease was partially offset by the addition of amortization related to software purchased from Wetherly International in December 1997 and the addition of goodwill and software amortization related to the acquisition of Driving Revenue in August 1998.

     Interest income. Interest income increased $1.5 million to $2.5 million in 1998 from $994,000 in 1997. Interest income increased as a result of short-term investment of operating cash balances and of a portion of the proceeds from the secondary public offering of common stock in February 1998. In addition, 1998 included a full year of interest income earned on proceeds from the initial public offering of common stock in August 1997.

     Interest expense. Interest expense decreased $453,000, or 75.5%, to $147,000 in 1998 from $600,000 in 1997. The 1998 expense reflects payments made under capital equipment leases. The expense in 1997 consisted of interest accrued on promissory notes payable to some Pegasus stockholders as well as interest accrued on payments made under capital equipment leases. Pegasus repaid all of its promissory notes in August 1997 using a portion of the proceeds from its initial public offering.

     Income taxes. Income taxes for 1998 reflect state and foreign income taxes payable as Pegasus was able to realize the benefit of its federal net operating loss carryforwards. In the fourth quarter of 1998, Pegasus released a significant portion of the valuation allowance as management believes it is more likely than not that the net deferred tax asset will be realized. Income taxes for 1997 reflect foreign income taxes payable with respect to the taxable earnings of the United Kingdom subsidiary, which reports earnings on a cost-plus basis. In 1997, the net deferred tax asset was fully reserved because of uncertainty regarding the ability to realize the benefit of the asset in future years.

  Years Ended December 31, 1997 and 1996

     Net revenues. Pegasus' net revenues for 1997 increased to $20.9 million from $15.9 million in 1996, an increase of 31.7%. The increase in revenues was primarily driven by higher transaction levels for Pegasus Electronic Distribution and Pegasus Commission Processing.

     Pegasus Electronic Distribution revenues increased 21.2% in 1997 compared to 1996. Net reservations made through the GDS distribution service increased 25.7% in 1997 compared to 1996. Revenues contributed by the TravelWeb.com website decreased by 7.7% in 1997 compared to 1996. This decrease was primarily a result of the transition from revenues based on website page building and maintenance fees to revenues based on monthly subscription fees and booking fees per net reservation.

     Pegasus Commission Processing revenues increased 42.8% as a result of a 38.0% increase in hotel commission transactions processed during 1997 compared to 1996. The increase in the number of transactions was due in part to the addition of hotel properties, including those of Marriott Corporation, and travel agencies participating in Pegasus Commission Processing. The net revenues per commissionable transaction increased in 1997 because of an increase in overall average daily rates for hotel rooms.

     Cost of services. Cost of services increased by $1.2 million, or 20.1%, to $7.4 million in 1997 from $6.2 million in 1996. Cost of services increased due to additional staffing in support of the electronic distribution and commission processing services and the increased number of commission processing transactions, which added to the processing fees paid to the processing bank.

     Research and development; Write-off of purchased in-process research and development. Research and development expenses increased $298,000, or 13.5%, to $2.5 million in 1997 from $2.2 million in 1996. Excluding the effect of the one-time charge taken in 1996 for in-process research and development expenses relating to the acquisition of HCC, research and development expenses increased $543,000, or 27.7%, to $2.5 million in 1997 from $2.0 million in 1996. This increase was primarily due to additional work on the TravelWeb.com website including the development of the online distribution database.

     General and administrative expenses. General and administrative expenses decreased $84,000, or 2.2%, to $3.7 million in 1997 from $3.8 million in 1996. This decrease was primarily due to a number of non-recurring expenses incurred in 1996 associated with the closing of a financial transaction.

     Marketing and promotion expenses. Marketing and promotion expenses increased $1.2 million, or 41.5%, to $4.0 million in 1997 from $2.8 million in 1996. Marketing and promotion expenses grew primarily due to the addition of sales and marketing staff, the promotion the TravelWeb.com website and, to a lesser degree, the promotion of the other services in Pegasus Electronic Distribution and Pegasus Commission Processing.

     Depreciation and amortization. Depreciation and amortization expenses decreased $409,000, or 11.9%, to $3.0 million in 1997 from $3.4 million in 1996. This decrease was primarily due to the 1996 completion of amortization for a number of software development projects that had been previously capitalized.

     Interest income. During 1997, Pegasus realized $994,000 in interest income as a result of short-term investment of operating cash balances and of the proceeds from its initial public offering.

     Interest expense. Interest expense decreased $293,000, or 32.8%, to $600,000 in 1997 from $893,000 in 1996. The expense reflects interest accrued on promissory notes payable to some stockholders of Pegasus and interest accrued on payments made under capital equipment leases. Interest expense decreased primarily due to the repayment of all promissory notes in August 1997 using proceeds from the initial public offering of common stock.

     Income taxes. Income taxes reflect foreign income taxes payable with respect to the taxable earnings of the United Kingdom subsidiary, which reports earnings on a cost-plus basis.

LIQUIDITY AND CAPITAL RESOURCES

     Pegasus' principal sources of liquidity at September 30, 1999 included cash and cash equivalents of $88.2 million, short-term investments of $47.7 million and restricted cash of $2.4 million. Pegasus' principal sources of liquidity at December 31, 1998 included cash and cash equivalents of $25.0 million, short-term investments of $15.8 million and restricted cash of $2.1 million. Restricted cash represents funds for travel agency commission checks that have not cleared the processing bank and are returned to Pegasus. The portion of restricted cash amounts not remitted to travel agents is escheated to the appropriate state, as required. Pegasus has financed its cash requirements for investments primarily through cash generated from operations, sale of capital stock and capital lease financing.

     Working capital increased to $139.7 million at September 30, 1999 from $44.4 million at December 31, 1998. Cash provided by operating activities was $10.5 million for the nine months ended September 30, 1999 compared to $5.6 million for the same period in 1998 due to the improved operating performance. Working capital increased from $38.4 million in 1997 to $44.4 million in 1998, and net cash provided by operating activities increased from $2.8 million in 1997 to $6.8 million in 1998 due to Pegasus' improved operating performance.

     Capital expenditures consist of purchases of software, furniture and computer equipment as well as internally developed software costs and were $3.1 million for the nine months ended September 30, 1999 compared to $1.3 million for the same period in 1998. Capital expenditures consist of purchases of software, furniture and equipment and amounted to $1.7 million in 1998 compared to $1.6 million in 1997. In addition, Pegasus acquired no equipment under capital leases in 1998 compared with $79,000 in 1997. Additional uses of cash for investing activities in 1998 included the purchase of Driving Revenue, strategic equity investments and marketable securities.

     Pegasus completed an initial public offering of its common stock in August 1997, raising proceeds of $40.5 million, net of offering expenses. Approximately $5.2 million of the proceeds was used to repay notes payable to stockholders and to repay some lease obligations. The remainder of the proceeds was placed in short-term marketable securities. Pegasus completed a secondary offering of its common stock in February 1998, raising net proceeds to Pegasus of $4.2 million. A portion of the proceeds was used to repay the lease obligations, with the remaining proceeds placed in short-term marketable securities.

     In May 1999, Pegasus completed an additional secondary public offering of common stock, raising net proceeds of $84.4 million. Pegasus is currently using the net proceeds from this offering for working capital and other general corporate purposes, with the remaining amount placed in short-term investments.

     Pegasus expects to fund the total cash to be paid to REZ stockholders in the merger and the related cash merger expenses through the use of cash, cash equivalents and short-term investments available to Pegasus at the time such cash is paid. As a result, Pegasus's existing liquidity will be significantly reduced. While it does not expect to be required to borrow or otherwise obtain additional funds to meet these merger-related cash requirements, Pegasus does intend to seek to establish one or more credit relationships to provide additional liquidity for the combined company's operations after the closing of the merger.

     Pegasus's future liquidity and capital requirements will depend on numerous factors, including Pegasus' profitability, operational cash requirements, competitive pressures, development of new services and applications, acquisition of complimentary businesses or technologies or response to unanticipated requirements. Pegasus believes that the liquidity and cash flow from operations of the combined company after the closing of the merger, together with funds available from any future debt financing, will be sufficient to meet Pegasus's foreseeable operating and capital requirements through at least the end of 2000. Pegasus may consider other financing alternatives to fund it requirements, including possible public or private debt or equity offerings. However, there can be no assurance that any financing alternatives sought by Pegasus will be available or, if available, will be on terms or in amounts attractive to Pegasus. Further, any debt financing may involve restrictive covenants and any equity financing may be dilutive to stockholders.

INFLATION

     Pegasus does not believe that inflation has materially impacted results of operations during the past three years. Substantial increases in costs and expenses could have a significant impact on Pegasus' and the combined company's results of operations to the extent such increases are not passed along to customers.

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

YEAR 2000 COMPLIANCE

     The year 2000 computer issue is primarily the result of information technology (IT) or non-IT systems and programs with date sensitive devices, such as embedded chips or code, using only the last two digits to refer to a year. The failure of these devices to interpret dates beyond the year 1999 could cause a system failure or other errors, with the resultant disruption in the operation of such systems.

     State of Readiness. Beginning in July 1997, Pegasus established internally staffed project teams to address year 2000 issues related to services provided to customers as well as any IT and non-IT internal systems supporting the operations. Pegasus has tested and upgraded, if necessary, its systems and processes to comply with the requirements of the year 2000 date transition. Pegasus personnel have researched internal IT and non-IT hardware, software and data issues related to dates and date range processing, and each product line has undergone extensive internal and external testing. Any non-compliant hardware or software discovered during testing has been upgraded or replaced. This process included contacting material third-party suppliers and customers to assess their year 2000 readiness. The following is a table showing the state of year 2000 readiness based on management's assessment:

                               STATE OF READINESS

                  INTERNAL IT AND NON-IT SYSTEMS AND EQUIPMENT

                                                                          ESTIMATED
                                                               PERCENT    COMPLETION
PHASE                                                          COMPLETE      DATE
-----                                                          --------   ----------
Awareness...................................................     100%     Complete
Assessment of changes required..............................     100%     Complete
Remediation or replacement..................................     100%     Complete
Testing.....................................................     100%     Complete
Contingency planning........................................     100%     Complete

                 SUPPLIERS, CUSTOMERS AND THIRD-PARTY PROVIDERS

                                                                          ESTIMATED
                                                               PERCENT    COMPLETION
PHASE                                                          COMPLETE      DATE
-----                                                          --------   ----------
Awareness...................................................     100%     Complete
Assessment questionnaires...................................     100%     Complete
Detail assessment review with third-party providers.........     100%     Complete
Contract review.............................................     100%     Complete
Contingency planning........................................     100%     Complete
Testing as applicable.......................................      95%     December 1999

     Costs. During the nine months ended September 30, 1999, Pegasus expensed approximately $84,000 in labor costs associated with its year 2000 efforts. For the years ended December 31, 1998 and 1997, Pegasus expensed approximately $258,000 and $108,000, respectively, in labor costs associated with year 2000 efforts. Total labor costs for 1999 related to year 2000 efforts are expected to be less than those incurred in 1998 and comparable to those incurred in 1997. In addition, Pegasus anticipates incurring approximately $13,000 for the lease of additional testing hardware in 1999. In 1998, Pegasus capitalized $48,000 of computer equipment. This computer equipment was purchased to address the year 2000 issue, and upon the completion of year 2000 testing it is anticipated that such equipment will be used to support the growth of the current systems. Pegasus does not anticipate incurring a material amount of additional costs related to the purchase of IT and non-IT hardware for the purpose of addressing the year 2000 issue. Cash required to fund these matters is expected to be generated from operations. To date, no IT development projects have been delayed due to year 2000 remediation efforts.

     Risks/Contingency Plans. Even though Pegasus is undertaking efforts to ensure that all its systems and programs are year 2000 compliant, Pegasus has no control over services, functions and data of, customers vendors and others, which may result in the inability to provide services. Pegasus has contacted and is working with its material customers and vendors to verify their degree of year 2000 compliance. Pegasus has requested end-to-end testing with those systems that interface with the systems. However, Pegasus has no control over year 2000 compliance for third parties. To date, Pegasus has received responses from substantially all of its material third-party customers and vendors. The extent to which third-party customers, vendors and others do not become year 2000 compliant in a timely manner may have a material adverse effect on the cash flow and results of operations.

     Pegasus derives nearly all revenues from processing electronic reservations or consolidating hotel commissions electronically. Pegasus' inability or limitation of the ability to process electronic reservations or consolidate hotel commissions due to year 2000 problems would have a material impact on the revenues and cash flow. Due to the electronic medium used by Pegasus to conduct the majority of the business, any interruption or outage of telecommunications, electricity or other basic utility services may also adversely impact the ability to do business.

     Pegasus services the travel industry and is dependent on the continued health of the industry. Any general disruption of travel due to year 2000 issues that adversely affects other travel vendors such as airlines, hotels and travel agency systems would have a material adverse effect on the cash flows and results of operations.

     Pegasus has developed operational contingency and coverage plans for the December 31, 1999 to January 1, 2000 date rollover. In addition, Pegasus will have key staff members on site at both the Phoenix data center and the Dallas headquarters to monitor and test systems during the date rollover.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 requires that the costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. Accordingly, Pegasus will adopt SOP 98-1 in its 1999 annual financial statements. Pegasus does not believe the adoption of SOP 98-1 will have a material impact on the results of operations or financial condition.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133). FAS 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivative instruments are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction. FAS 133 is effective for the first quarter financial statements in fiscal 2000. Pegasus is not currently involved in derivative instruments or hedging activities, and therefore, will measure the impact of this statement as it becomes necessary.

CHANGE OF INDEPENDENT ACCOUNTANTS

     In January 1997, Pegasus advised Belew Averitt LLP that it would no longer retain the firm as independent accountants. The reports of Belew Averitt on Pegasus, formerly The Hotel Industry Switch Company, and The Hotel Clearing Corporation for prior periods did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was precipitated by the plan to complete an initial public offering in 1997 and was approved by Pegasus' board of directors on January 7, 1997. During the periods audited by Belew Averitt and through January 7, 1997 there were no disagreements with Belew Averitt on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s) if not resolved to the satisfaction of Belew Averitt, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. PricewaterhouseCoopers LLP was engaged by Pegasus as its independent accountants on January 7, 1997.

                        MANAGEMENT FOLLOWING THE MERGER

     Set forth below are the persons that will be the executive officers and directors of Pegasus after completion of the merger:

                   NAME                      AGE                    POSITION
                   ----                      ---                    --------
John F. Davis, III.........................  46    President, Chief Executive Officer, and
                                                   Director
I. Malcolm Highet..........................  48    Chief Operating Officer
Joseph W. Nicholson........................  38    Chief Information Officer
Jerome L. Galant...........................  49    Chief Financial Officer
William S. Lush............................  57    Vice President, Business Development
Michael A. Barnett.........................  46    Director
Paul J. Brown..............................  32    Director
Robert B. Collier..........................  59    Director
William C. Hammett, Jr. ...................  52    Chairman of the Board of Directors
Thomas O'Toole.............................  41    Director
Mark C. Wells..............................  49    Director
Bruce Wolff................................  55    Director

     John F. Davis III has served as the President and Chief Executive Officer of Pegasus since February 1989 and as a director of Pegasus since July 1995. Before joining Pegasus, Mr. Davis was the founder, President and a director of Advanced Telemarketing Company, a provider of inbound and outbound telemarketing services. He was also one of the founders of 1-800-Flowers, Limited, a company offering quality floral arrangements by telephone.

     I. Malcolm Highet will, following the closing of the merger, serve as the Chief Operating Officer of Pegasus. Mr. Highet has served as a director of REZ since December 1997. Since August 1999, Mr. Highet has served as President and Chief Executive Officer of REZ. From September 1998 to August 1999, Mr. Highet served as President and Chief Operating Officer of REZ, Inc. From September 1996 to September 1998, Mr. Highet served as Executive Vice-President Corporate Development for Reed Elsevier, a global publishing company. Prior to September 1998, Mr. Highet held various senior financial and management positions with Reed Elsevier. Following completion of the merger, Reed Elsevier will be a significant stockholder of Pegasus.

     Joseph W. Nicholson has served as the Chief Operating Officer since September 1998. From September 1989 to September 1998, Mr. Nicholson served as the Chief Information Officer of Pegasus. Following completion of the merger, Mr. Nicholson will become the Chief Information Officer of Pegasus.

     Jerome L. Galant has served as the Chief Financial Officer of Pegasus since September 1996. From April 1996 to September 1996, Mr. Galant served as the Chief Financial Officer of Personnel Security & Safety Systems, Inc., a technology development company. From 1990 to February 1996, Mr. Galant served in a variety of positions for The SABRE Group, including Managing Director, Finance.

     William S. Lush has served as Vice President, Business Development of Pegasus since May 1995. From 1990 to May 1995, Mr. Lush served as Vice President, Service Development in the travel management services group of American Express Travel Related Services.

     Michael A. Barnett has served as a director of Pegasus since February 1999. Mr. Barnett has served as Chairman of the Board and Chief Executive Officer of Benchmark Bank since 1988. Since 1983, Mr. Barnett has served as President and Chairman of the Board of Barnett Interest, Inc., a diversified real estate management company. Since 1986, Mr. Barnett has served as President and Director of Quinlan Bancshares, Inc., a bank holding company. Since 1994, Mr. Barnett has served as Chairman of the Board of Barnett Lane Investments, Inc., a real estate investment and management company. Mr. Barnett also served as a board member of The Hotel Clearing Corporation, a predecessor of Pegasus, from 1993 to 1996.

     Paul J. Brown has served as a director of Pegasus since August 1999. Since January 1999, Mr. Brown has served as Senior Vice President, Strategic Services for Bass Hotels & Resorts, parent of Holiday Inn, Crowne Plaza Hotels and Resorts, Holiday Inn Express, Staybridge Suites and Inter-Continental Hotels and Resorts. From April 1998 to January 1999, Mr. Brown served as Vice President of Strategic Planning for Bass Hotels & Resorts. Prior to joining Bass Hotels & Resorts, Mr. Brown held the position of Consultant for Boston Consulting Group from August 1994 to April 1998.

     Robert B. Collier has served as a director of Pegasus since July 1998. Since September 1998, Mr. Collier has served as President of RBC Associates. From January 1997 to September 1998, Mr. Collier held the position of Vice Chairman of Saison Overseas Holdings, a majority shareholder of Inter-Continental Hotels and Resorts. From January 1994 to January 1997, Mr. Collier served as Joint Managing Director of Inter-Continental.

     William C. Hammett, Jr. has served as a director of Pegasus since October 1995 and as Chairman of the Board of Directors since May 1998. From October 1995 to May 1998, Mr. Hammett also served as Vice Chairman of the Board of Directors of Pegasus. Since July 1998, Mr. Hammett has served as President of Dogwood Creek Food Systems, Inc., a private restaurant management company. From September 1997 to July 1998, Mr. Hammett served as President of DB&K Enterprises, Inc., a private investment company. From August 1996 through September 1997, Mr. Hammett served as Senior Vice President and Chief Financial Officer of La Quinta Inns, Inc. From June 1992 to August 1996, Mr. Hammett served as Senior Vice President, Accounting and Administration of La Quinta.

     Thomas O'Toole has served as a director of Pegasus since May 1998. Since March 1999, Mr. O'Toole has served as Senior Vice President, Marketing for Hyatt Hotels Corporation. From July 1995 to March 1999, Mr. O'Toole served as Vice President, Marketing for Hyatt. From March 1993 through June 1995, Mr. O'Toole served as Vice President, Marketing for Renaissance Hotels International.

     Mark C. Wells has served as a director of Pegasus since September 1996. Since May 1998, Mr. Wells has served as Senior Vice President, Marketing of Choice Hotels International, Inc. From February 1996 to May 1998, Mr. Wells served as Senior Vice President, Franchise Operations for Promus Hotel Corporation. From April 1995 to February 1996, Mr. Wells served as Senior Vice President, Marketing for Promus. From 1993 to April 1995, Mr. Wells served as Senior Vice President, Marketing for Embassy Suites.

     Bruce W. Wolff has served as a director of Pegasus since October 1995. Mr. Wolff has served as Senior Vice President, Distribution Sales and Marketing for the lodging division of Marriott International, Inc. since 1998. From 1986 to 1998, Mr. Wolff served as Vice President, Distribution, Sales and Marketing for the lodging division of Marriott.

     In addition, pursuant to the merger agreement, following completion of the merger Reed Elsevier is entitled to designate a nominee to be elected as a director of Pegasus. As of the date of this information statement/prospectus, Reed Elsevier has not indicated who it intends to nominate as a director of Pegasus.

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

                PEGASUS EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

     The following table sets forth for the periods indicated the compensation earned by Pegasus' Chief Executive Officer and the four other most highly compensated Pegasus executive officers (collectively, the "Named Executive Officers") whose salary and bonus for the fiscal year ended December 31, 1998 was in excess of $100,000 for services rendered in all capacities to Pegasus for that year:

                         SUMMARY COMPENSATION TABLE(1)

                                                                                  LONG-TERM
                                                 ANNUAL COMPENSATION                AWARDS
                                      -----------------------------------------   ----------
                                                                                  SECURITIES
                                                                OTHER ANNUAL      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR   SALARY($)   BONUS($)   COMPENSATION($)(2)   OPTIONS(#)   COMPENSATION($)(3)
---------------------------    ----   ---------   --------   ------------------   ----------   ------------------
John F. Davis, III(4)........  1998   $300,000    $150,000         $8,000          120,000          $10,292
President and Chief Executive  1997    275,385     175,000          7,917               --            9,397
Officer                        1996    261,708     302,208          7,500          450,000           10,511
Joseph W. Nicholson(4).......  1998   $195,833    $ 68,548         $8,000           60,000          $ 3,191
Chief Information Officer      1997    175,159      74,750          7,596               --            2,847
                               1996    164,000      56,292          7,500          225,000            3,335
Jerome L. Galant(5)..........  1998   $163,625    $ 57,269         $8,000           24,000          $   546
Chief Financial Officer        1997    147,944      69,167          7,523           22,500               --
                               1996     45,313      14,014          1,889           80,000               --
Michael R. Donahue(6)........  1998   $170,500    $ 34,100         $8,000               --          $   546
Senior Vice President,         1997    116,135      43,657          3,055           80,000               --
Commission Processing
Services
William S. Lush..............  1998   $132,267    $ 33,075         $6,613               --          $   462
Vice President, Business       1997    128,000      41,140          6,229            7,500              438
Development                    1996    115,838      27,000          5,677           70,000              399

---------------

(1) In accordance with the rules of the Commission, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all salaried employees of Pegasus, and may not include some perquisites and other personal benefits received by the Named Executive Officers that do not exceed the lesser of $50,000 or ten percent (10%) of any such officer's salary and bonus disclosed in the table.

(2) Reflects matching contributions made by Pegasus pursuant to its 401(k) Savings Plan.

(3) Includes premiums paid for life insurance policies for the benefit of the Named Executive Officers.

(4) The salaries of Messrs. Davis and Nicholson were paid in accordance with the terms of their respective employment agreements. The bonus of Mr. Davis includes a one-time $200,000 employment agreement-signing bonus paid in 1996. See "-- Employment Agreements."

(5) The 1996 salary of Mr. Galant represents remuneration paid to him from September 1996 to December 1996. Mr. Galant commenced employment with Pegasus in September 1996.

(6) The 1997 salary of Mr. Donahue represents remuneration paid to him from May 1997 to December 1997. Mr. Donahue commenced employment with Pegasus in May 1997. Mr. Donahue's employment with Pegasus terminated in May 1999.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth each grant of stock options made during the fiscal year ended December 31, 1998 to the Named Executive Officers:

                               NUMBER OF
                               SECURITIES         % OF TOTAL                                     GRANT DATE
                               UNDERLYING       OPTIONS GRANTED   EXERCISE PRICE   EXPIRATION   PRESENT VALUE
NAME                       OPTIONS GRANTED(1)     IN 1998(2)       PER SHARE(3)     DATE(4)        ($)(5)
----                       ------------------   ---------------   --------------   ----------   -------------
John F. Davis, III.......       120,000              20.14%           $6.33         12/31/06      $436,000
Joseph W. Nicholson......        60,000              10.07%           $6.33         12/31/06      $218,000
Jerome L. Galant.........        15,000               2.52%           $6.33         12/31/06      $ 54,500
                                  9,000               1.51%           $7.67         12/31/06      $ 39,600

---------------

(1) The options held by Messrs. Davis, Nicholson and Galant vest over a four-year period with twenty-five percent (25%) of the shares vesting after one year and 1/12th of the balance of the shares vesting each quarter for the next 12 quarters. Such options are subject to acceleration upon the occurrence of an "acquisition event."

(2) Based on an aggregate of 595,749 shares subject to options granted in 1998.

(3) The exercise prices for the common stock set forth in the table for Messrs. Davis, Nicholson and Galant are based on and equal to the closing price of the common stock as quoted on the Nasdaq National Market on the date of grant as determined by the compensation committee of the board of directors of Pegasus.

(4) Options may terminate before their expiration date upon the death, disability or termination of employment of the optionee.

(5) These values are determined using the Black-Scholes Option Pricing Model. The Black-Scholes Option Pricing Model is one of the methods permitted by the SEC for estimating the present value of options. The Black-Scholes Option Pricing Model is based on assumptions as to the variables as described below and it is not intended to estimate, and has no direct correlation to, the value of stock options that an individual will actually realize. The actual value of the stock options that a Named Executive Officer may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. The values listed above for Messrs. Davis, Nicholson and Galant were based on the following assumptions: volatility -- 72.8%; risk free rate of return -- 4.4%; dividend yield -- 0.0%; and expected life -- 4 years.

AGGREGATE FISCAL YEAR-END OPTION VALUES

     The following table sets forth, for each of the Named Executive Officers, information concerning the number of shares received during 1998 upon exercise of options and the aggregate dollar amount received from such exercise, as well as the number and value of securities underlying unexercised options held on December 31, 1998.

                                                         NUMBER OF SECURITIES          VALUE OF IN-THE-MONEY
                         SHARES                               UNDERLYING                      OPTIONS
                       ACQUIRED ON       VALUE              OPTIONS AT YEAR                     AT
                       EXERCISE(#)   REALIZED($)(1)             END(#)                    YEAR-END(2)($)
                       -----------   --------------   ---------------------------   ---------------------------
NAME                                                  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                                  -----------   -------------   -----------   -------------
John F. Davis, III...        --               --        281,250        288,750      $6,373,125     $5,943,675
Joseph W.
  Nicholson..........        --               --        140,625        144,375      $3,186,563     $2,971,938
Jerome L. Galant.....    10,500         $162,805         41,499         74,470      $  676,757     $1,418,602
Michael R. Donahue...        --               --         29,998         50,001      $  614,969     $1,025,021
William S. Lush......     4,500         $ 44,310         37,218         35,782      $  797,142     $  742,784

---------------

(1) Based on the difference between the option exercise price and the closing sales price of Pegasus' common stock as reported on the Nasdaq National Market on the exercise date.

(2) Based on the difference between the option exercise price and the closing sale price of $24.00 of Pegasus' common stock as reported on the Nasdaq National Market on December 31, 1998, the last trading day prior to the closing of Pegasus' 1998 fiscal year multiplied by the number of shares underlying the options.

EMPLOYMENT AGREEMENTS

     Pegasus is a party to employment agreements with each of Messrs. Davis and Nicholson. Each agreement has a term extending through June 25, 2000, and automatically renews for additional one-year terms if neither Pegasus nor the employee has notified the other party 60 days prior to the date of renewal of its intention to terminate the agreement. The agreements provide that Messrs. Davis and Nicholson will receive base annual salaries of $275,000 and $175,000, respectively, and will be eligible to receive incentive compensation determined by the compensation committee of Pegasus' board of directors based on the achievement of performance objectives established by the compensation committee from time to time. The base annual salaries are subject to increase annually at the discretion of the compensation committee. The agreements also provide that Messrs. Davis and Nicholson will receive options for a total of 450,000 and 225,000 shares of common stock, respectively, at an exercise price of $1.34 per share. The option exercise price was less than the fair market value at the date of the grant and therefore unearned compensation was recorded for the excess of fair market value over the $1.34 exercise price. The unearned compensation is being recognized ratably over the vesting period. These options were granted on June 25, 1996. The options will fully vest no later than June 25, 2000. Each agreement obligates Pegasus to the extent commercially practicable to maintain life insurance with respect to Messrs. Davis and Nicholson. Pegasus currently maintains coverage with respect to Mr. Davis in the amount of $2.5 million with Pegasus as the sole beneficiary and with respect to Mr. Nicholson in the amount of $2 million with Pegasus as the sole beneficiary.

     Each employment agreement provides that either Pegasus or the employee has the right to terminate the employment at any time during the term of the agreement with or without cause by delivering written notice of termination to the other 30 days prior to the date of termination. Each agreement provides for a severance payment if the agreement is terminated by Pegasus without cause. Under such circumstances, Messrs. Davis and Nicholson would receive their base annual salary for a period of 12 months following the date of termination, payable over such 12-month period at such times as executives of Pegasus receive their regular salary payments; all accrued salary, any benefits under any plans of Pegasus in which the employee is a participant to the full extent of such employee's rights under such plans and any appropriate out-of-pocket business expense reimbursements; and, vesting of the options granted under the applicable employment agreement shall accelerate so that (i) if termination of employment occurs prior to July 25, 1999, such employee's options shall vest for an additional 112,500 and 56,250 shares of common stock, respectively (in addition to shares vested as of the date of termination), or (ii) if termination of employment occurs on or after July 25, 1999, such employee's options shall fully vest. If the agreements are terminated voluntarily either by the employee or by Pegasus with cause, or by reason of death or disability, then Mr. Davis or Mr. Nicholson, as the case may be, or their respective estate will be entitled to payment of all accrued salary, vesting of the options granted through the date of termination only, any further benefits under any plans of Pegasus in which such person is a participant to the full extent of such person's rights under such plans through the date of termination only, and any appropriate out-of-pocket business expense reimbursements.

     On August 29, 1996, Pegasus entered into a letter agreement with Jerome L. Galant, Chief Financial Officer. The agreement provides that Mr. Galant will receive annual base salary of $145,000 (subject to adjustment), plus a bonus of up to thirty percent (30%) of such annual base salary. Pursuant to this agreement, Mr. Galant has been granted options to purchase up to 80,000 shares of common stock at an exercise price of $1.34 per share. The option exercise price was less than the fair market value at the date of the grant and therefore unearned compensation was recorded for the excess of fair market value over the $1.34 exercise price. The unearned compensation is being recognized ratably over the vesting period.

     The merger agreement requires that Pegasus enter into new employment agreements with each of Messrs. Davis and Nicholson prior to the merger.

COMPENSATION OF DIRECTORS

     Directors (other than the Chairman of the Board) and the Chairman of the Board receive compensation of $10,000 and $15,000, respectively, for each year of service on the Pegasus board. In addition, each director receives $2,500 and $250 for each board meeting and committee meeting attended, respectively. Additionally, the Chairman of the Board receives an additional $2,500 for each board meeting attended and each committee chairman receives and additional $250 for each committee meeting attended. Directors are also reimbursed for all reasonable expenses incurred in connection with the performance of their duties as directors of Pegasus. Under Pegasus' director stock option plan, upon the election or re-election of directors to the board of directors and, on the date of each annual meeting held during a director's multi-year term, each non-employee director is granted options for 1,500 shares of common stock with an option price of eighty-five (85%) of the closing price at the end of the business day immediately preceding the date of grant and such options vest 12 months following such grant. If a director's service terminates six (6) months or more following the date of grant, the grant will be partially vested as follows: 50% following six (6) months of service and an additional 8.33% for each additional completed month of service as a director following the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, Messrs. Collier, Hammett and Wells served on Pegasus' compensation committee. None of these individuals was at any time, during 1998, or at any other time, an officer or employee of Pegasus. There were no interlocks with any other company within the meaning of the Securities Act.

                    PEGASUS SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL STOCKHOLDERS

     The following table sets forth as of December 1, 1999 information regarding the beneficial ownership of Pegasus' outstanding common stock by:

     - Each person known by Pegasus to own beneficially more than five percent of the outstanding common stock

     - Each director and the chief executive officer and the four other most highly compensated executive officers whose salary and bonus for 1998 exceeded $100,000

     - All directors and executive officers of Pegasus as a group

     The following calculations of the percentage of outstanding shares are based on 20,225,241 shares of Pegasus' common stock outstanding as of December 1, 1999. The outstanding share percentages indicated are based on the issuance of the 3.99 million shares to the REZ stockholders in the merger and that none of the stockholders identified below engage in any transactions involving Pegasus' common stock through the date of the completion of the merger.

     Beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Information for each five percent stockholder is derived solely from filings with the Commission on or before December 1, 1999.

     Shares of the common stock subject to options that are presently exercisable or exercisable within 60 days of December 1, 1999 are deemed outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. These options are separately set forth below in the column titled "Options."

                                                                                  PERCENT
                                                                        ----------------------------
NAME                                   SHARES     OPTIONS     TOTAL     BEFORE MERGER   AFTER MERGER
----                                  ---------   -------   ---------   -------------   ------------
FIVE PERCENT STOCKHOLDERS:
The TCW Group, Inc. ................  1,956,903        --   1,956,903        9.7%           8.1%
  865 South Figueroa Street,
  Los Angeles, California 90017
FMR Corp. ..........................  1,846,425        --   1,846,425        9.1            7.6
  82 Devonshire Street,
  Boston, Massachusetts 02109
DIRECTORS AND OFFICERS:
John F. Davis, III..................     16,356   374,250     390,606        1.9            1.6
Joseph W. Nicholson.................      2,185   140,625     142,810          *              *
Jerome L. Galant....................      1,768    64,321      66,089          *              *
Michael R. Donahue..................         --        --          --          *              *
William S. Lush.....................      2,064    38,292      40,356          *              *
Michael A. Barnett(1)...............     61,698        --      61,698          *              *
Paul J. Brown.......................         75        --          75          *              *
Robert B. Collier...................      2,400     3,000       5,400          *              *
William C. Hammett, Jr. ............     10,897     6,000      16,897          *              *
Thomas F. O'Toole...................         --     3,000       3,000          *              *
Mark C. Wells.......................        750     6,000       6,750          *              *
Bruce Wolff.........................         --     6,000       6,000          *              *
Directors and executive officers as
  a group (12 persons)(2)...........     98,193   641,488     739,681        3.5%           3.0%

---------------

 *  Less than one percent

(1) Includes 61,698 shares of common stock held by Lodging Partners-Barnett Joint Venture, a partnership controlled by Mr. Barnett.

                          PEGASUS CERTAIN TRANSACTIONS

     Mr. Wells is a director of Pegasus and is associated with Choice Hotels International. During 1996, 1997, 1998 and the nine months ended September 30, 1999, Pegasus received from Choice or its affiliates as remuneration for services the amounts of $516,666, $439,648, $507,059 and $563,116, respectively.
Pegasus paid Choice or its affiliates as remuneration for services during 1998 and the nine months ended September 30, 1999, the amounts of $18,210 and $13,277, respectively.

     Mr. Wolff is a director of Pegasus and is associated with Marriott International, Inc. In 1996, 1997, 1998 and the nine months ended September 30, 1999, Pegasus received from Marriott or its affiliates as remuneration for services the amounts of $425,673, $367,594, $1,046,263 and $1,609,440, respectively. Pegasus paid Marriott or its affiliates as remuneration for services during 1997, 1998 and the nine months ended September 30, 1999, the amounts of $522,834, $1,165,128 and $1,045,174, respectively.

     Mr. O'Toole is a director of Pegasus and is associated with Hyatt Hotels Corporation. In 1996, 1997, 1998 and the nine month period ended September 30, 1999, Pegasus received from Hyatt or its affiliates as remuneration for services the amount of $633,818, $708,113, $769,499 and $703,158, respectively.

     Mr. Brown is a director of Pegasus and is associated with Bass Hotels & Resorts. In May 1999, Pegasus issued and sold approximately 518,584 shares to Bass at a purchase price of $4.80 per share resulting in an aggregate purchase price of approximately $2,489,208 pursuant to the exercise of a warrant issued in May 1997 to Holiday Hospitality Corporation, the predecessor of Bass. On July 6, 1999, a Form S-3 Registration Statement was declared effective by the Securities and Exchange Commission covering 37,500 shares issued to Bass in connection with the exercise of the warrant. The remainder of the shares issued to Bass remain unregistered.

     In 1996, 1997, 1998 and the nine months ended September 30, 1999, Pegasus received from Bass or its affiliates remuneration for services in the amounts of $380,287, $369,061, $778,625 and $1,432,470, respectively. Pegasus paid Bass or its affiliates as remuneration for services during 1996, 1997, 1998 and for the nine months ended September 30, 1999, the amounts of $904,541, $1,018,360, $1,152,145 and $1,074,421, respectively.

     During 1996 and 1997, some former stockholders provided Pegasus with loans as set forth below. Pegasus has repaid all the outstanding amounts relating to these loans with a portion of the proceeds from its initial public offering of common stock, other than the loan from REZ as reflected in the table below with an interest rate of prime plus 3%, which was repaid in March 1997. The maturity date for the loan from Reed Travel Group was June 30, 2001. The maturity date for each of the remaining loans was July 21, 2000. Prime means the prime rate of interest published in The Wall Street Journal. The following table sets forth some information concerning loans and the amount of principal and interest, including the largest amount of indebtedness outstanding since January 1996, paid to the former stockholders during the periods indicated.

                                                                                            AMOUNT OF PRINCIPAL
                                                                                            AND INTEREST PAID IN
                                      LARGEST AMOUNT OF                                   YEAR ENDED DECEMBER 31,
                                      LOANS OUTSTANDING                                 ----------------------------
LENDERS                          (INCLUDING ACCRUED INTEREST)   ACCRUED INTEREST RATE     1996        1997      1998
-------                          ----------------------------   ---------------------   --------   ----------   ----
Reed Travel Group...............          $4,536,482                 Prime + 2%         $441,241   $4,524,941     --
Choice Hotels International,
  Inc. .........................              91,541                 Prime + 1%               --       64,576     --
Hyatt Hotels Corporation........             180,790                 Prime + 1%               --      104,176     --
Marriott International, Inc. ...              86,044                 Prime + 1%               --       27,913     --
REZ.............................              94,148                 Prime + 1%               --       67,622     --
REZ.............................             215,503                 Prime + 3%          205,514           --     --

     In the past, Pegasus has purchased furniture and interior design items from Right Angle, a company owned by Mrs. Leah Davis, the spouse of Mr. John F. Davis, III, the Chief Executive Officer, President and a director of Pegasus. Mrs. Davis received commissions not in excess of 15% of the amount of such purchases. The total payments made to Right Angle and Mrs. Davis for furniture, decorative items and commissions in 1996, 1997, 1998 and the nine months ended September 30, 1999 were $121,425, $4,946, $3,184 and $33,721 respectively.
Pegasus believes that the terms of its transactions with Right Angle were at least as favorable to Pegasus as terms that could have been negotiated with an unrelated third party.

                                  REZ BUSINESS

OVERVIEW

     REZ is a leader in providing distribution services and solutions for the hotel industry. It offers a fully integrated portfolio of services and applications to independent hotels, management companies and hotel chains in approximately 180 countries. REZ maintains a global network of approximately 40 offices with approximately 1,950 employees. REZ provides services to approximately 25,000 hotels and 80 brands.

     REZ was formed in connection with the merger in December 1997 of the Utell reservation and data processing business of Reed Elsevier ("Utell") with Anasazi, Inc. At the time of the merger, Anasazi was a leading provider of software systems, private label reservations services and representation services to the hotel industry, and Utell was one of the world's leading hotel marketing, representation and reservation companies.

REZ'S SOLUTION

     Through its REZView(TM) and GuestView(R) application platforms, REZ offers distribution services and solutions that improve the efficiency and effectiveness of hotel reservation processing, inventory control, data and rate maintenance and third party connectivity. The flexibility and multiple interfaces of REZ's applications enable customers to maximize revenue opportunities, analyze reservations data and manage their business more effectively. REZ's position as a market leader in developing technologies and services for the hotel industry allows it to capitalize on new opportunities in reservation processing and differentiates REZ from competitors who cannot offer the same range of services and applications.

SERVICES AND SOLUTIONS

     REZ provides distribution services and solutions to a wide variety of customers worldwide in the hotel industry. These services and solutions improve the efficiency and effectiveness of the hotel reservations process by providing REZ customers with access to and the use of REZView, REZ's central reservation system, one of the most advanced, high-performance, functionally rich reservation systems in the hotel industry. REZView is designed to operate in numerous processing environments to handle a wide range of customers from small independent hotels to large hotel chains. See "-- Applications."

     REZ offers its customers five major types of services, each characterized by distinct attributes.

     - Representation Services. REZ offers representation services primarily to independent hotels that seek to sell their rooms in marketplaces outside their locale. These hotels associate themselves with a hotel representation service which uses its systems and office infrastructure to assist the hotels in marketing and in making reservations for their rooms. REZ is the largest representation company in the world representing approximately 7,700 hotels worldwide. REZView provides travel agents, corporate bookers, Internet bookers and other users booking access to hotel rooms. REZ effects on average in excess of three million reservations per year for its representation customers. REZ also offers a wide range of financial services to its representation customers designed to simplify the collection and payment of traveler prepayments and the collection of commissions by the travel agent. These services are known as Paytell(TM) and PayCom(TM). Paytell enables travel agents to accept prepayments in the traveler's local currency and remit them to the hotel in the hotel's local currency. PayCom allows hotels to pay travel agency commissions in local currency, in a cost effective way. REZ earns revenue from its representation services in the form of reservation processing fees, membership fees, marketing services fees and financial services fees.

     - Brand Management Services. REZ provides international brand management services under its brand names, which include Summit Hotels & Resorts(TM), Golden Tulip Hotels(TM) and Tulip Inns(TM), Sterling Hotels & Resorts(TM) and Prima Hotels(TM). REZ acquired the Prima Hotels brand in May 1999 and is in the process of transitioning the hotels in this brand into its other brands. Each of these brands has a close working relationship with REZ and is dependent on REZ for its worldwide marketing distribution. As part of the branding relationship, the hotel receives reservation support, marketing assistance, purchasing and operations training, as well as financial services similar to those provided to representation customers. Hotels are subject to meeting specified inspection criteria to remain affiliated with the brand and are generally required to have a designated star rating (a hotel industry standard measurement of quality.)

       Brand participation is as follows (as of October 1999):

Golden Tulip Hotels and Tulip Inns(TM)......................  398 properties
Sterling Hotels and Resorts(TM).............................  108 properties
Summit Hotels and Resorts(TM)...............................  148 properties
Prima Hotels(TM)............................................   96 properties

       REZ earns revenue from its brand management services in the form of reservation processing fees, membership fees, marketing services fees and financial services fees.

     - Private Label Services. REZ's private label services include the operation of private label central reservation systems and call centers on behalf of large individual properties, brand management companies and hotel chains. These services include handling of reservations from substantially all sources, data management and other related services. Typical customers are small to mid-size hotel groups who do not want to develop their own reservations infrastructure but desire to maintain their market positioning without supplementary branding or affiliation. REZ's involvement remains transparent to the end consumer, with all services offered in the client's name. Private label services enable these hotel groups to compete with larger hotel chains without incurring the hardware and maintenance costs necessary for the operation of a reservation system and call center. Private label services cover a wide spectrum of client needs ranging from the maintenance of a unique two letter code in the GDS's to dedicated voice reservations and customer support, Internet hosting, managed sales calls and data management. Customer accounts are managed through a dedicated team working at the head office and regional level. REZ earns revenue from private label services primarily in the form of reservation processing fees and membership fees.

     - Application Server Processing (ASP) Services. REZ provides application server processing services to customers who choose to operate their own reservations call centers but want a transaction processing solution for their central reservation systems. REZ provides these customers with REZView, which is configured to the customer's requirements, installed in REZ's data center, and managed and operated by REZ. The customer has no capital expense for hardware or facilities as those costs are included in REZ's pricing structure. Typical contracts for application server processing services range from 5 to 7 years. REZ earns application server processing revenues primarily in the form of reservation processing fees.

     - Application Software Licensing. REZ licenses its REZView, GuestView and other applications software to hotels worldwide. See "REZ
       Business -- Applications." REZ earns revenues from its license customers in the form of initial license fees, integration or modification service fees and maintenance and support fees.

APPLICATIONS

  REZView(TM)

     REZView is a comprehensive central reservation system, which uses a Windows-based graphical interface and includes the application of centralized yield technology to help hotels maximize revenue from their properties. REZView interfaces with GDS's connected to travel agent locations worldwide and annually processes over 5.5 million reservations via GDS's. REZView provides comprehensive guest history and recognition functionality, GDS connectivity and Internet services. Decision support applications, available through the Anasazi Decision Support feature within REZView, enables customers to analyze reservations data and manage their business more effectively. Sales aids features provide additional support for reservation agents by incorporating electronic color pictures, mapping and search criteria.

     REZ licenses its REZView software to hotels and hotel chains worldwide and also utilizes this software application to provide representation, brand, private label and ASP services.

     Information analysis tools contained in REZView provide control of last room availability, multiple levels of inventory control and flexible rate handling. A suite of data collection, management and distribution modules allow full access to reservation information and reporting. The central booking facility features:

     - Real-time availability and pricing for properties, rooms, and products

     - Connections with third-party systems, including airlines, tour operators, GDS and Internet-based booking systems

     - Interfaces with local property management systems for exchange of guest profiles, consumption information, property statistics and financial data

     - Bookings and queries from other customer-affiliated properties, sales outlets and industry sources

     - Referral bookings from other lodging company central reservation system and emerging sources, such as the Internet

     - Interfaces to revenue management and sales and catering systems intended to maximize revenue opportunities

     - Connectivity to NetRez(TM), REZ's property-based Internet terminal, for rate and availability maintenance

  GuestView(R)

     GuestView is REZ's property management system, which enables a hotel to service and track hotel guests and to provide a centralized control of inventory. Developed in Windows, GuestView is one of the most user friendly and flexible property management systems available to hotels and their staff. GuestView is currently installed in over 550 hotels. This system is designed to allow centralized control of inventory, with last room availability when integrated with the REZView central reservation system. Centralized inventory enables a hotel to effectively manage its guest history and recognition programs, provides centralized access and control of distribution channels and aids in optimizing revenue.

     GuestView comprises a full range of front-office functionality and interfaces to other automated property systems. Market and source-driven rate tables, package plans, detailed group reservations management and travel agent wholesaling management allow users to block reservations on a contingent basis and adjust rates by season and day. GuestView's ability to perform real-time updating of room availability provides control of inventory to better achieve maximum occupancy.

     GuestView utilizes Windows programming languages and tools. The graphical user interface supports both pointing devices and touch screen technology. The object linking and embedding feature is designed to provide seamless integration to a variety of third-party office programs.

     GuestView includes a comprehensive set of reports to meet operational and marketing requirements. GuestView is able to interface with popular office productivity tools like Microsoft Word and Excel. Using Excel, a customer can export information from the database to a spreadsheet or chart. Additional interfaces to other third-party services are available.

  NetRez(TM)

     NetRez is REZ's Internet software solution targeted at the central reservation system customer for rates and inventory management, property information management, notification and reports management. NetRez provides hotel personnel with the ability to connect to the central reservation system through the
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

Internet. Using NetRez, inventory is rapidly updated in the central reservation system and the GDS's. Additionally, rack and special rate plans may be altered with a workflow command generated for all distribution channels. NetRez allows hotel properties to receive and print notifications of reservations, inventory changes and administrative messages. NetRez provides processing of arrival data and consumer business reports. NetRez allows users to view and modify rack rate and special rate plans. NetRez also provides rapid access to rates through the main menu. Special features of NetRez include the ability to specify a rate for a date within the selected date range and the ability to track past modifications in inventory. The inventory history function of NetRez provides a diary of changes made to one of four inventory types for dates specified by the user. The four inventory types include:

     - SRP (or "special rate package") Inventory

     - SRP Group Inventory

     - Rack Inventory

     - Rate Level Inventory

     Use of NetRez by REZ not only reduces REZ's internal cost but it also provides the platform for extending e-commerce operations to hotels by making NetRez an Internet portal for REZ's customers.

  Anasazi Decision Support(TM)

     Anasazi Decision Support is designed to provide a single source for the reporting needs of hotels and hotel chains. Anasazi Decision Support can provide this information by consolidating central reservation system and integrated property management system reservation information, as well as external sources such as IATA or "International Air Transport Association" and GDS updates. Anasazi Decision Support utilizes PowerPlay technology, which consists of a suite of tools that extracts information from the central reservation system and property management systems. This information allows the user to accomplish a variety of reporting tasks. Data reports can be viewed in a large number of formats, including colorful pie and bar graphs or classic raw data presentation. Anasazi Decision Support provides the capability to perform Online analytical processing of reservation data. Online analytical processing tools give customers the power to accomplish an array of data processing tasks.

CUSTOMERS

     REZ markets and provides hotel distribution systems and solutions and financial services to customers ranging from small independent hotels to large international hotel chains within five distinct customer groups. REZ's representation customers are typically independent hotels that have a need for REZ's global sales force and office infrastructure to market their room inventory on a worldwide basis. REZ's brand customers are typically three to five star independent hotels that rely on REZ to provide worldwide distribution, marketing assistance, purchasing, operations training and other services and are loosely affiliated in one of REZ's brands. Private label customers are typically small to medium hotel chains, large independent hotels or management groups that contract with REZ to provide reservations processing, including call center and GDS processing, and other related services, all in the name of the customer. The majority of these customers are located in the United States and Europe, and to a lesser extent, Asia Pacific. ASP customers are typically medium to large hotel chains that contract with REZ to provide transaction-based reservation processing services. Customers for REZView, NetRez and Anasazi Decision Support are typically large hotel chains that want to control their own reservation processing, by licensing the software and providing their own call center and data center environments. GuestView customers are typically independent hotels and small management groups, and chains or franchises in the limited service segment.

     For the twelve months ended December 31, 1998 and the nine months ended September 30, 1999 no single customer accounted for more than 6% of REZ's revenues.

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STRATEGY

     REZ's goal is to be the hotel industry's first choice for hotel distribution services and solutions, focusing on e-commerce and the Internet as its primary delivery mechanism with its REZView product as the foundation for achieving this goal. The key elements of REZ's strategy are as follows:

     Increase Customer Base Worldwide. REZ intends to increase its customer portfolio by continuing to fully utilize the global sales force and office infrastructure it has put into place. REZ expects this to result in contracts for services to new hotels in the representation and brands businesses, and to allow it to target private label and ASP customers.

     Build on Current Technology. REZ strives to continue to enhance its REZView platform to provide additional products and services to existing and new customers, which REZ anticipates will result in increased reservations volumes being delivered to these customers and in turn generate increased fees to REZ. REZ plans to continue to aggressively increase its ASP services and private label services. These opportunities typically form the basis for enhancements to REZ's core technology and accordingly are key in providing the infrastructure support for the other areas of business. REZ expects that the enhancement of the REZView platform will facilitate accelerated growth for the brand customer business as the relationship with those customers offers a significant channel for sales of other products and services. REZ believes that pursuing this strategy will give REZ the ability to acquire a greater percentage of the customer's room inventory to sell in both its brands and representation services segments.

     Add Internet Capabilities. For many years REZ has used Internet tools and technology in its services and applications. In 1999, REZ extended that technology to support its infrastructure through NetRez. Additionally, REZ is building products that will facilitate the operation of its representation business in a predominantly electronic fashion. As a result, hotels may sign up via online contracts, input necessary information to make their property bookable through substantially all worldwide distribution channels, and receive reports on results as well as invoices, with minimal human interaction. This movement to electronic transactions will allow REZ to expand its hotel portfolio in its representation services and to strengthen its relationships with other customer segments. REZ is also reconstructing its public Internet site, HotelBook, to be used as the basis for several other products which will offer specialized capabilities to small businesses and travel agents. Using this approach, REZ can minimize its product development costs and radically improve time to market for new products.

COMPETITORS

     REZ competes with other entities for each of the services and solutions that it provides. For the representation services, REZ faces competition from a number of different sources including hotel groups, franchisers, consortia, reservation companies and representation companies. Entities that compete for representation services include Lexington Service Corp. and SRS. Primary brand services competitors include Leading Hotels of the World, Preferred Hotels, Small Luxury Hotels, and traditional hotel companies and hotel franchise companies like Choice and Best Western. The private label services competitors include primarily Trust International and Lexington Service Corp. and, to a lesser extent, Micros, Inc. REZ's application server processing services has as its primary competitors hotel chains that have decided to build their own infrastructure for these services. In central reservation system licensing, such as REZView, competitors include hotel companies attempting to sell their internal systems, third-party central reservation system software and service providers, and a few property management system companies. These competitors include Computer Sciences Corporation, Sabre Decision Technologies, and Micros, Inc. Competitors for property management systems sold on a property by property basis are numerous, but the largest and most successful is Fidelio Systems' division of Micros, Inc. Paycom services compete with those of Pegasus, National Processing Company and Citicorp. Paytell services compete with alternative pre-payment methodologies, such as check or wire transfer, or a credit card guarantee.

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EMPLOYEES

     As of September 30, 1999, REZ had approximately 1,950 employees worldwide. None of the employees are represented by a labor organization. REZ considers its employee relations to be good.

FACILITIES

     REZ is headquartered in Phoenix, Arizona and conducts its business in a 72,000 square foot leased office space and a 41,000 square foot dedicated outsourcing data center. In addition, REZ operates offices throughout the world to support its efforts in selling and supporting its hotel distribution systems and solutions and financial services.

LEGAL PROCEEDINGS

     REZ is a party from time to time to certain routine legal proceedings arising in the ordinary course of its business. Although the outcome of any such proceedings cannot be predicted accurately, REZ does not believe any liability that might result from such proceedings could have a material adverse effect on the financial condition and results of operations of REZ.

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

                    REZ MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with REZ's consolidated financial statements and the related notes appearing elsewhere in this information statement/prospectus.

OVERVIEW

     REZ is a leader in providing distribution services and solutions for the hotel industry. It offers a fully integrated portfolio of services and applications to independent hotels, management companies and hotel chains in approximately 180 countries. REZ maintains a global network of approximately 40 offices with approximately 1,950 employees. REZ provides services to approximately 25,000 hotels and 80 brands.

 Historical Background

     REZ's statement of operations data for 1996 reflect the carved out results of operations of the Utell reservation and data processing business of Reed Elsevier ("Utell"). REZ's statement of operations data for 1997 reflect the carved out results of operations of Utell for the first eleven months of 1997, as well as the combined results of operations for Utell and Anasazi, Inc. for December 1997, reflecting the merger in that month of Utell and Anasazi that resulted in the formation of REZ. Statements of operations for subsequent periods reflect REZ's operations.

     Prior to December 1997, the Utell operations were operated within different business units of Reed Elsevier. In preparation for the business combination with Anasazi, Inc., the Utell operations for 1996 and subsequent periods were carved out from the other Reed Elsevier operations, and through a series of transactions were ultimately contributed to the separate legal entity that acquired Anasazi in a transaction that was recorded using the purchase method of accounting. (See Note 1 to the REZ consolidated financial statements for a more complete description of this carve out and business combination). In light of the passage of time since the Utell/Anasazi merger, the complications associated with carving out Utell operations prior to 1996 and the reduced significance of those earlier operations to an understanding of REZ's current operating results and financial condition, the selected historical financial data for REZ has not been provided for periods prior to 1996.

  Revenues

     REZ offers its customers five major types of services and solutions, each characterized by distinct attributes:

     - Representation Services. REZ offers representation services primarily to independent hotels that seek to sell their rooms in marketplaces outside their locale. These hotels associate themselves with a hotel representation service which uses its systems and office infrastructure to assist the hotels in marketing their products and making reservations for their rooms. REZ earns revenue from its representation services in the form of reservation processing fees, membership fees, marketing services fees and financial services fees.

     - Brand Management Services. REZ provides international brand management services under its brand names, which include Summit Hotels & Resorts, Golden Tulip Hotels and Tulip Inns, Sterling Hotels & Resorts and Prima Hotels. As part of the branding relationship, the hotel receives reservation support, marketing assistance, purchasing and operations training, as well as financial services. REZ earns revenue from its brand management services in the form of reservation processing fees, membership fees, marketing services fees and financial services fees.

     - Private Label Services. REZ's private label services include the operation of private label central reservation systems and call centers on behalf of large individual properties, brand management companies and hotel chains. These services include handling of reservations from substantially all sources, data management and other related services. REZ earns revenue from private label services primarily in the form of reservation processing fees and membership fees.
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

     - Application Server Processing (ASP) Services. REZ provides application server processing services to customers who choose to operate their own reservations call centers but want a transaction processing solution for their central reservation system. REZ earns application server processing revenues primarily in the form of reservation processing fees.

     - Application Software Licensing. REZ licenses its REZView, GuestView and other applications software to hotels worldwide. REZ earns revenues from its license customers in the form of initial license fees, integration or modification service fees and maintenance and support fees.

     The revenues that REZ derives from its provision of the services described above may be categorized as follows:

     - Reservation Processing Fees. These fees are earned for processing reservations and are calculated in various manners based upon the type of service provided.

     - Membership Fees. These fees include initial and ongoing membership fees and directory fees derived from customer participation in some of REZ's services, as well as data management fees and other monthly service fees.

     - Marketing Services Fees. These fees are received for the development and implementation of targeted marketing programs, which are generally priced on a cost plus basis and are designed to produce incremental reservation processing volumes.

     - Financial Services Fees. These fees are generated from REZ's Paytell and PayCom services. REZ earns revenues on Paytell through a combination of interest earned on deposits held and a spread on foreign exchange conversion between the currency of the traveler and the currency of the hotel in which the reservation is made. REZ earns revenues on PayCom from a fee to the hotel and a spread on foreign exchange conversation between the currency of the hotel and the currency of the travel agent.

     - License Fees. These fees are earned from customers to whom licenses are granted through initial license fees, integration or modification service fees and maintenance and support fees.

  Operating Expenses

     Direct costs, or cost of services, consists primarily of the salaries and benefits of employees involved in systems maintenance, modification and programming; worldwide operations (which includes call center and data management operations); account management; voice and data communications; customer service; and data processing costs and related services.

     Research and development expense consists primarily of the salaries and benefits of the employees involved in internal software and product development. REZ's product development efforts focus primarily on new Internet-based products and improved versions and add-on modules to existing products. REZ believes that the timely development of new applications and enhancements is essential to maintain its competitive position in the market. In developing new products, REZ works closely with customers and industry leaders to determine product offerings. REZ believes that these collaborative efforts will lead to improved software functionality and superior products. REZ has not capitalized any software development costs.

     General and administrative expense consists primarily of the salaries and benefits of management and administrative personnel and general office and facilities administration expense which includes finance, human resources, information technology and other general corporate expenses.

     Marketing and promotion expense consists primarily of the salaries, commissions and benefits of those employees involved in sales and marketing, as well as travel, convention, corporate communication and other sales and marketing related activities.

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

     Depreciation and amortization expense consists primarily of depreciation of computer and data processing equipment, telecommunications equipment, office furniture and equipment, as well as amortization of license agreements and other intangibles and goodwill.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage relationship of certain items from REZ' statement of operations to net revenues. The Anasazi/Utell merger was concluded and treated as a purchase by Utell in December 1997, therefore the results for 1997 include one month of combined operations and eleven months of Utell only operations, making year-to-year comparisons less meaningful.

                           PERCENTAGE OF NET REVENUES

                                                       NINE-MONTH
                                                      PERIOD ENDED
                                                     SEPTEMBER 30,     YEAR ENDED DECEMBER 31,
                                                     --------------    -----------------------
                                                     1999     1998     1998     1997     1996
                                                     -----    -----    -----    -----    -----
Net revenues.......................................  100.0%   100.0%   100.0%   100.0%   100.0%
Operating expenses:................................
  Direct Costs (cost of services)..................   53.0     52.3     52.6     45.5     44.9
  Research and development.........................    2.8      2.1      2.1      0.3       --
  Write-off of purchased in-process research and
     development...................................     --       --       --     22.1       --
  General and administrative expenses..............   19.2     16.4     18.6     18.3     15.4
  Marketing and promotion expenses.................   19.9     21.5     21.3     25.1     21.8
  Depreciation and amortization....................   11.6     11.3     11.3      5.8      3.7
          Total operating expenses.................  106.5    103.6    105.9    117.1     85.8
Operating income (loss)............................   (6.5)    (3.6)    (5.9)   (17.1)    14.2
Other income (expense):
  Interest income (expense) net....................   (0.8)    (0.5)    (0.4)      --      0.3
  Gain on sale of investments......................     --      4.2      2.8       --       --
Income (loss) before income taxes..................   (7.3)     0.1     (3.5)   (17.1)    14.5
Income taxes benefit (provision)...................    2.8       --       .7     (2.4)    (4.9)
Net income (loss)..................................   (4.5)     0.1     (2.8)   (19.5)     0.1

  Nine Months Ended September 30, 1999 and 1998

     Net revenues. Net revenues for the nine months ended September 30, 1999 increased to $107.8 million from $105.5 million for the nine months ended September 30, 1998, an increase of 2.2%. This increase was primarily due to increases in revenues derived from brand management services, private label services and application server processing services. These increases were partially offset by decreases in revenues derived from representation services and financial services and, more significantly, a decrease in licensing fees. Licensing fees decreased to $3.2 million for the nine months ended September 30, 1999 from $12.9 million for the same period in 1998, a decrease of 75.2% that was the result of several large REZView and GuestView technology projects that were completed during the 1998 period and that were not replaced in the current year.

     Cost of services. Cost of services for the nine months ended September 30, 1999 increased to $57.2 million from $55.2 million for the nine months ended September 30, 1998, an increase of 3.6%. As a percentage of revenues, cost of services increased from 52.3% in the 1998 period to 53.0% in the 1999 period. These increases were due primarily to the addition of staffing to support several new private label and application server processing customers, which in turn, generated incremental revenues in the 1999 period. The increases were also due to increases in current employee salaries and benefits.

     Research and development. Research and development expenses for the nine months ended September 30, 1999 increased to $3.0 million from $2.3 million for the nine months ended September 30, 1998, an increase of 32.5%, primarily due to increased development efforts on global data management,

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

Internet products, Anasazi Decision Support, and to enhancements of REZ's existing REZView and GuestView applications. The increase consists primarily of increases in salaries, benefits and other programming related expenses. To date, REZ has not capitalized any software development costs, since it believes its current process for developing new software applications is essentially completed concurrent with the establishment of technological feasibility.

     General and administrative expenses. General and administrative expenses for the nine months ended September 30, 1999 increased to $20.7 million from $17.2 million for the for the nine months ended September 30, 1998, an increase of 20.4%, primarily driven by increased office automation costs to complete the world-wide upgrade of office systems, increased human resource and training costs, additional tax and treasury resources, an increase in bad debt expense of an additional $2.0 million and a small increase in severance costs.

     Sales and marketing expenses. Sales and marketing expenses for the nine months ended September 30, 1999 decreased to $21.4 million from $22.7 million for the nine months ended September 30, 1998, a decrease of 5.4%, due primarily to targeted reductions in corporate and selected regional and brands marketing projects and materials.

     Depreciation and amortization. Depreciation and amortization expense for the nine months ended September 30, 1999 increased to $12.5 million from $11.9 million for the nine months ended September 30, 1998, an increase of 4.9%, due to the acquisition of additional servers, personal computers and networking equipment to complete the office automation rollout, and capital expenditures incurred in connection with the new SAP accounting and human resources system.

     Net interest income/expense. Net interest income/expense for the nine months ended September 30, 1999 increased to net interest expense of approximately $832,000 from a net interest expense of approximately $583,000 for the nine months ended September 30, 1998, due primarily to increased interest payments made under capital equipment leases, notes, and borrowings against REZ's lines of credit.

     Gain on sale of investments. During 1998, REZ sold all of the Pegasus common stock it held as an investment, resulting in a one-time gain.

     Income taxes. Income taxes for the nine months ended September 30, 1999 and September 30, 1998 reflect federal, state and foreign income taxes. Income taxes for the nine months ended September 30, 1999 reflect an income tax benefit at an effective tax rate of 39%, which is primarily due to the tax effect of book losses. The income tax benefit recorded for the nine months ended September 30, 1998 is at an effective tax rate of approximately (20%), which is primarily due to the realization of additional tax net operating losses and lower tax on foreign earnings.

  Years Ended December 31, 1998 and 1997

     Since the Anasazi/Utell merger was concluded and treated as a purchase by Utell in December 1997, the 1997 financial results include only one month of combined operations and eleven months of Utell-only operations, making year-to-year comparisons less meaningful.

     Net revenues. REZ's net revenues for 1998 increased to $141.9 million from $90.5 million in 1997, an increase of 56.8%, primarily reflecting the impact of a full year of Anasazi's operations in 1998. The revenues contributed by Anasazi's operations primarily related to private label services, application server processing services and application software licensing.

     Cost of services. Cost of services for 1998 increased to $74.6 million from $41.1 million in 1997, an increase of 81.4%, primarily reflecting the impact of a full year of supporting Anasazi's operations in 1998.

     Research and development. Research and development expense for 1998 increased to $3.0 million from approximately $292,000 in 1997. This represents a full year in 1998 and only one month in 1997 of research and development expense, as Utell did not have a research and development staff.

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

     Purchased research and development. A one-time charge of $20.0 million was taken in December 1997 for the portion of the acquisition purchase price allocated to in-process research and development relating to software in the development stage for which technological feasibility had not been established and for which no alternative future use existed.

     General and administrative expenses. General and administrative expenses for 1998 increased to $26.3 million from $16.6 million in 1997, reflecting the impact of the merger. Also, during 1998, REZ provided $2.5 million for severance and employment related expenses associated with integration of the formerly separate operations of Utell and Anasazi. Additionally, REZ incurred $1.2 million of merger related costs, principally consisting of professional, consulting and advertising expenses related to the integration.

     Sales and marketing expenses. Sales and marketing expenses for 1998 increased to $30.2 million from $22.7 million in 1997, reflecting the impact of the merger. However, marketing and promotion expenses as a percentage of revenues decreased to 21.3% in 1998 from 25.1% in 1997. This decrease was primarily due to Anasazi having lower marketing and promotion expenses as a percentage of revenues than Utell.

     Depreciation and amortization. Depreciation and amortization expenses for 1998 increased to $16.1 million from $5.2 million in 1997, primarily due to the impact of the merger in 1998. The 1998 expense includes $8.8 million in depreciation and $7.3 million in amortization related to goodwill and other intangible assets resulting from the merger.

     Net interest income/expense. Net interest income/expense for 1998 decreased to net interest expense of approximately $613,000 from net interest income of approximately $79,000 for 1997, due primarily to increased interest payments made under capital equipment leases, notes, and borrowings against REZ's lines of credit.

     Gain on sale of investments. During 1998, the Company sold all of the Pegasus common stock it held as an investment resulting in a one-time gain.

     Income taxes. Income taxes for the calendar years 1998 and 1997 reflect federal, state and foreign income taxes. The income tax benefit for the 1998 calendar year is recorded at an effective tax rate of 20%, which is primarily due to the tax effect of additional tax losses. The income tax expense recorded for 1997 calendar year is at an effective tax rate of approximately (14%), which is primarily due to items that are non-deductible for tax purposes. These non-deductible items include goodwill and a research and development project that was written off for book purposes.

  Years Ended December 31, 1997 and 1996

     Since the Anasazi/Utell merger was concluded and treated as a purchase by Utell in December 1997, the 1997 financial results include only one month of combined operations and eleven months of Utell-only operations, while 1996 includes Utell-only operations for the full year, making year-to-year comparisons less meaningful.

     Net revenues. Revenues for 1997 increased to $90.5 million from $80.6 million in 1996, an increase of 12.2%. This increase was primarily due to increases in revenues derived from Utell representation and brand management services, as well as one month of revenues derived from Anasazi operations.

     Cost of services. Cost of services for 1997 increased to $41.1 million from $36.2 million in 1996, an increase of 13.8%. This increase reflected the increased costs associated with supporting a higher level of services. Cost of services as a percentage of revenues for 1997 increased to 45.5% from 44.9% in 1996.

     Research and development. Research and development in 1997 was approximately $292,000 and was zero in 1996. The $292,000 amount relates to the one month of Anasazi research and development costs for December 1997. Utell as a separate entity did not have a research and development staff.

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

     General and administrative expenses. General and administrative expenses for 1997 increased to $16.6 million from $12.5 million in 1996, an increase of 33.0%.

     Sales and marketing expenses. Sales and marketing expenses for 1997 increased to $22.7 million from $17.6 million in 1996, an increase of 29.0%, due in part to the inclusion of one month of Anasazi operations in the 1997 expenses, and to contractual commitments relating to the ramp-up of the Golden Tulip brand.

     Depreciation and amortization. Depreciation and amortization expenses for 1997 increased to $5.2 million from $3.0 million in 1996, due in part to the inclusion of one month of Anasazi operations in 1997, and to increased capital expenditures relating to the development of the Unison central reservation system.

     Net Interest Income/Expense. Net interest income/expense for 1997 decreased to net interest income of approximately $79,000 from a net interest income of approximately $264,000 for 1996, due primarily to increased interest payments made under capital equipment leases, notes, and borrowings against REZ's lines of credit.

     Income taxes. Income taxes for 1996 reflect federal and state income tax payable at a combined effective tax rate of 34%.

LIQUIDITY AND CAPITAL RESOURCES

     REZ's working capital deficit decreased to $6.6 million at September 30, 1999, compared to $9.3 million at September 30, 1998, due primarily to an additional $2.0 million charge to bad debt, a decrease in accounts payable and other accrued liabilities, which were funded by increased long term borrowings.

     Net cash provided by operating activities was $2.8 million for the nine months ended September 30, 1999 compared to $6.6 million for the nine months ended September 30, 1998, a decrease of $3.8 million. This decrease was due to increased net loss and working capital changes, partially offset by a larger depreciation and amortization expense as a component of net income. Net cash used in operating activities was $383,000 for 1998 compared to $7.4 million provided by operations for 1997, a decrease of $7.8 million, due primarily to changes in components of working capital.

     Net cash used in investing activities was $10.3 million for the nine months ended September 30, 1999 compared to $3.1 million for the nine months ended September 30, 1998, an increased use of cash of $7.2 million. Cash used in investing activities for the nine months ended September 30, 1998 included expenditures for furniture and computer equipment of $8.3 million, REZ generated cash of $5.2 million from the sale of Pegasus stock during the same period. Net cash used in investing activities was $5.0 million for 1998 compared to $9.2 million for 1997, a decrease of $4.3 million. This decrease was primarily due to proceeds received from the sale of Pegasus stock of $6.0 million in 1998 which partially offset expenditures for furniture and computer equipment of $11 million compared to similar expenditures in 1998 of $9 million.

     Cash provided from financing activities was $4.5 million for the nine months ended September 30, 1999 compared to approximately $927,000 used for financing activities for the nine months ended September 30, 1998, an increase of $5.4 million primarily attributable to an increase in net borrowings over net payments on notes payable and the lines of credit. Cash used in financing activities was $2.8 million for 1998 compared to $4.9 million provided in 1997, a decrease of $7.6 million, primarily attributable to repayments on shareholder notes.

     REZ is a party to a $10 million revolving credit facility. Interest on amounts borrowed under the credit facility is calculated according to a rate chosen by the borrower at the time of borrowing, which is either LIBOR plus 225 basis points or the lender's prime rate. REZ must repay all amounts borrowed under the credit facility by May 5, 2001. As of December 1, 1999, $7.2 million was outstanding under the credit facility. Excluding the assets of certain REZ subsidiaries, REZ has pledged substantially all of its assets as collateral for any amounts borrowed under the credit facility.

     REZ is also a party to a $5 million unsecured revolving credit facility with another lender, which is guaranteed by Reed Elsevier. Interest on amounts borrowed under the unsecured credit facility is calculated according to a monthly rate chosen by the borrower at the time of borrowing, which is either the bank's base rate or LIBOR plus 50 basis points. As of December 1, 1999, REZ no amounts were outstanding under the unsecured credit facility.

     REZ believes that internally generated funds and available borrowings under its lines of credit will be sufficient to satisfy its operating cash requirements for at least the next twelve months.

YEAR 2000 COMPLIANCE

     State of Readiness. REZ formalized its year 2000 Compliance efforts in September 1998 when it hired an Information Technology Program Manager to be responsible for a year 2000 compliance program, which has focused on three main areas: (1) revenue generating systems, (2) management information systems, and
(3) IT and non-IT infrastructure.

     REZ identified and inventoried REZ-developed and third party software and third party hardware elements of its revenue generating systems, including the REZview central reservation system and the GuestView property management system. REZ personnel tested critical systems and assessed year 2000 compliance. Material non-compliant functions and features have been remediated in upgrades and recent releases of the revenue generating systems. REZ identified critical third-party vendors for its revenue generating systems and investigated or contacted them in order to evaluate their ability to provide products and services without interruption before, during and after January 1, 2000. The assessment of these third-party vendors included joint testing between REZ and these vendors of significant hardware and software integral to the revenue generating systems. Testing and remediation of REZ's material revenue generating systems is complete.

     Prior to initiating its formal year 2000 compliance program, REZ recognized a business need to upgrade its management information systems. After assessing alternative systems, including evaluating vendor statements regarding their year 2000 readiness, REZ licensed and implemented new third party systems for all major accounting and human resources functions. REZ has completed this program.

     To test and remediate its infrastructure, REZ conducted an inventory of its IT and non-IT infrastructure and established year 2000 standards for all identified systems. REZ compared these systems to the established standards, and also attempted to obtain testing and compliance information from vendors. Plans for timely replacement or upgrade of critical non-compliant systems through asset management programs were finalized. REZ has replaced or upgraded substantially all critical non-compliant systems.

     To help minimize third party risks related to non-IT systems, REZ identified critical third party vendors and attempted to contact them to evaluate their ability to provide products and services without interruption before, during and after January 1, 2000. REZ received responses from substantially all of its material third party vendors assuring REZ of their year 2000 compliance.

     Costs. REZ has budgeted $700,000 in fiscal year 1999 for year 2000 compliance. All material amounts incurred during the current fiscal year and in previous fiscal years toward year 2000 compliance have been spent on updates and enhancements to its systems in the ordinary course of business. REZ expects to spend approximately $300,000 on extra staffing and contingency related activities immediately preceding, during and immediately following January 1, 2000. Amounts required to fund year 2000 compliance efforts are expected to be generated from cash from operations. To date, no IT development projects have been delayed due to year 2000 remediation efforts.

     Risks/Contingency Plans. While REZ has taken steps to ensure that the products and services it designed and developed are year 2000 compliant, it cannot control the products and services of third-party customers, vendors or others or the availability of telecommunications systems or other utilities generally. Failure of those products and services could have a material adverse effect on the business, financial condition and results of operations of REZ. Additionally, because a significant portion of REZ's revenues are derived from fees earned when reservations are made at its customers' hotels, REZ's business, financial condition and results of operations could be adversely affected by difficulties in the travel and hospitality industries if year 2000 problems or threats of these problems cause potential travellers to elect not to travel.

     In addition to its extensive testing, REZ has assigned each of its offices worldwide to one of three risk categories based on criticality of office functions. REZ investigated the year 2000 readiness of the countries in which its facilities are located. REZ determined that offices performing the most critical functions are located in the countries that are most prepared for the year 2000. With that information, REZ prepared a contingency plan for each of the three risk categories. These plans include specific instructions for year 2000 rollover time testing procedures, requirements for status reporting from the office to REZ, and identification of backup systems and manual procedures, if necessary. Each office has acknowledged and accepted its contingency plan.

INFLATION

     REZ does not believe that inflation has materially impacted results of operations during the past three years. Substantial increases in costs and expenses could have a significant impact on the combined company's results of operations to the extent such increases are not passed along to customers.

NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued SFAS No, 133, Accounting for Derivative Instruments and Hedging Activities, effective for transactions entered into in the first fiscal quarter of the fiscal year 2000. This statement establishes standards for the accounting and reporting for derivative instruments and for hedging activities The future effect on REZ's financial position and the results of operations has not been determined.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 91-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" effective for financial statements for fiscal years beginning after December 15, 1998. (SOP 98-1). SOP 98-1 requires that the costs related to the development of purchase of internal-use software be capitalized and amortized over the estimated useful life of the software. REZ will adopt SOP 98-1 in its 1999 annual financial statements, and does not believe the adoption of SOP 98-1 will have a material impact on the results of operations or financial condition.

                  REZ EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

     The following table sets forth for the periods indicated the compensation earned by I. Malcolm Highet for the fiscal year ended December 31, 1998:

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-
                                                                                          TERM
                                                       ANNUAL COMPENSATION               AWARDS
                                              --------------------------------------   ----------
                                                                                       SECURITIES
                                                                      OTHER ANNUAL     UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR   SALARY($)   BONUS($)   COMPENSATION($)   OPTIONS(#)   COMPENSATION($)
---------------------------            ----   ---------   --------   ---------------   ----------   ---------------
I. Malcolm Highet                      1998    $80,000(1)     --            --              --             --
  President and
  Chief Executive Officer

---------------

(1) This figure represents the amount paid by REZ to Reed Elsevier pursuant to an employee lease agreement between Reed Elsevier and REZ dated September 1, 1998, where the services of Mr. Highet were leased on an interim basis to REZ.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth each grant of stock options made during the fiscal year ended December 31, 1998 to I. Malcolm Highet:

                                                                                                   POTENTIAL REALIZABLE
                                                                                                     VALUE AT ASSUMED
                                                                                                  ANNUAL RATES OF STOCK
                              NUMBER OF                                                             PRICE APPRECIATION
                              SECURITIES       % OF TOTAL OPTIONS                                    FOR OPTION TERM
                              UNDERLYING           GRANTED IN       EXERCISE PRICE   EXPIRATION   ----------------------
NAME                      OPTIONS GRANTED(1)        1998(2)           PER SHARE       DATE(3)       5%($)       10%($)
----                      ------------------   ------------------   --------------   ----------   ---------   ----------
I. Malcolm Highet               28,735                1.51%             $5.22        1/15/08      $  94,332   $  239,056
                               100,000                5.26%             $5.22        10/1/08        328,282      831,933
                               -------                ----                                        ---------   ----------
Total                          128,735                6.77%                                       $ 422,615   $1,070,989
                               =======                ====                                        =========   ==========

---------------

(1) The options held by Mr. Highet will fully vest upon completion of the contemplated merger of Pegasus and REZ.

(2) Based on an aggregate of 1,902,129 shares subject to options granted in 1998 to REZ employees.

(3) Options may terminate before the expiration date upon the death, disability or termination of employment of the optionee.

AGGREGATE FISCAL YEAR-END OPTION VALUES

     No options were exercised by I. Malcolm Highet during 1998.

                            REZ CERTAIN TRANSACTIONS

     Reed Elsevier and REZ entered into an employee lease agreement on September 1, 1998 pursuant to which the management services of I. Malcolm Highet were leased to REZ on an interim basis. Under this agreement REZ paid Reed Elsevier $80,000 in 1998 and $240,000 in 1999 for Mr. Highet's management services. By mutual agreement dated September 1, 1999 Reed Elsevier and REZ agreed to terminate the employee lease agreement on December 31, 1999. Mr. Highet's employment with REZ is controlled by an employment agreement between Mr. Highet and REZ dated August 1, 1999.

                           REZ SECURITY OWNERSHIP OF
                     MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of December 1, 1999, some information regarding the beneficial ownership of REZ's outstanding common stock by:

     - Each person known by REZ to own beneficially more than five percent (5%) of the outstanding common stock

     - Each director and the chief executive officer and the four other most highly compensated executive officers whose salary and bonus for 1998 exceeded $100,000

     - All directors and executive officers of REZ as a group

     The following calculations of the percentage of outstanding shares are made based upon 34,511,280 shares of REZ's common stock outstanding as of December 1, 1999. Beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. All outstanding options to purchase shares of REZ common stock will accelerate and become exercisable in connection with the merger. The shares of REZ Common Stock underlying these options are therefore deemed issued and outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of any other person. These options are separately set forth below in the column titled "Options."

NAME                                                  SHARES      OPTIONS      TOTAL      PERCENT
----                                                ----------   ---------   ----------   -------
FIVE PERCENT STOCKHOLDERS:
Utell International Group Ltd.(1).................  20,446,936          --   20,446,936    59.3%
Morgan Stanley Venture Partners II, L.P.(2).......   2,455,069          --    2,455,069     7.1%
Reed Elsevier Inc.(1)  ...........................   2,300,285     100,000    2,400,285     6.9%
Trident Capital, Inc.(3)..........................   2,144,924          --    2,144,924     6.2%
DIRECTORS AND OFFICERS:
Nigel Stapleton...................................          --          --           --     *
W. Thomas Castleberry(4)..........................     688,683     335,000    1,023,683     2.9%
I. Malcolm Highet.................................          --     378,735      378,735     1.1%
C. Joseph Atteridge(5)............................     580,603     165,000      745,603     2.2%
Peter V. Ueberroth................................          --     100,000      100,000     *
John C. Holt......................................          --     100,000      100,000     *
Rockwell Schnabel.................................     668,110     100,000      768,110     2.2%
John H. Holdsworth................................     281,046      95,000      376,046     1.1%
Vernon L. Snider..................................     203,553      90,000      293,553     *
Michael Ball......................................      14,928      90,000      104,928     *
Rachid Bengougam..................................       9,805      70,000       79,805     *
Directors and executive officers as a group (11
  persons)(6).....................................   2,446,728   1,663,735    4,110,463    11.4%

---------------

 *  Less than one percent (1%).

(1) Utell International Group Ltd. and Reed Elsevier Inc. are wholly owned subsidiaries of Reed Elsevier plc.

(2) Represents shares owned of record by Morgan Stanley Venture Capital Fund II, L.P., Morgan Stanley Venture Investors L.P. and Morgan Stanley Venture Capital Fund II, C.V. Morgan Stanley Venture Partners II, L.P. is the general partner of each of these funds and therefore deemed the beneficial owner of the shares owned by each fund.

(3) Represents shares owned of record by Trident Capital Partners REZsolutions Fund, L.P., Trident Capital Partners Fund-I, C.V., and Trident Capital Partners Fund-I, L.P., with respect to which Trident Capital, Inc. is deemed to be the beneficial owner.

(4) Held of record by W. Thomas Castleberry and Jean Castleberry, Trustees of the JTC Revocable Trust.

(5) Held of record by C. Joseph Atteridge and Sheri Atteridge, as tenants-in-common.

(6) Includes options held by Richard Sauerbrun (Vice President and Chief Information Officer) to purchase 40,000 shares of common stock.

          UNAUDITED PRO FORMA FINANCIAL INFORMATION AND RELATED NOTES

     The following pro forma combined statements of operations assume the merger took place as of the beginning of the earliest period presented and combine: (i) Pegasus' unaudited consolidated statement of operations for the nine-month period ended September 30, 1999 with REZ's unaudited consolidated statement of operations for the nine-month period ended September 30, 1999, and (ii) Pegasus' consolidated statement of operations for the year ended December 31, 1998 and REZ's consolidated statement of operations for the year ended December 31, 1998. The pro forma balance sheet assumes the merger took place as of September 30, 1999 and combines Pegasus' unaudited September 30, 1999 consolidated balance sheet and REZ's unaudited September 30, 1999 consolidated balance sheet.

     The pro forma combined financial statements give effect to the proposed merger of Pegasus and REZ using the purchase method of accounting. Under this method of accounting, the aggregate purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. The pro forma adjustments are preliminary and are based on management's estimates of the value of the tangible and intangible assets and liabilities acquired. The final allocation of the purchase price to the respective assets and liabilities acquired are determined a reasonable time after consummation of such transactions and are based on a complete evaluation of the assets and liabilities assigned. Accordingly, the information presented herein may differ from the final purchase price allocation; however, the allocations are not expected to differ materially from the preliminary amounts.

     The pro forma information is unaudited and does not purport to be indicative of the combined company's financial condition or the results that actually would have been obtained had the merger been consummated as of the assumed dates and for the periods presented, nor are they indicative of the combined company's results of operations or financial condition for any future period or date. The pro forma combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Pegasus and REZ, including the notes thereto, included elsewhere in this information statement/ prospectus. See "Where You Can Find More Information" on page 31.

     On December 8, 1999, the Pegasus Board of Directors declared a 3-for-2 split of its shares of common stock effected in the form of a stock dividend on January 7, 2000 to all Pegasus' stockholders of record on December 20, 1999. The information contained in these pro forma combined condensed financial statements has been adjusted to reflect the stock split.

                                PEGASUS AND REZ

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1999
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                     ASSETS

                                                    HISTORICAL
                                                -------------------    PRO FORMA        PRO FORMA
                                                PEGASUS     REZ(a)    ADJUSTMENTS       COMBINED
                                                --------   --------   -----------       ---------
Cash and cash equivalents.....................  $ 90,675   $     --    $(65,001)(b)     $ 25,674
Short-term investments........................    47,659         --     (47,659)(b)           --
Accounts receivable, net......................     5,316     32,944        (461)(d)       37,799
Capitalized software, net.....................     1,361         --                        1,361
Property and equipment, net...................     3,705     29,479                       33,184
Goodwill, net.................................     3,906     20,497      98,632(c)       158,384
                                                                         35,349(j)
Other intangibles, net........................        --     11,954     104,546(c)       116,500
Other assets..................................     6,503     11,717                       18,220
                                                --------   --------    --------         --------
          Total assets........................  $159,125   $106,591    $125,406         $391,122
                                                ========   ========    ========         ========

                              LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued liabilities......  $  6,721   $ 28,075        (461)(d)       34,335
Notes payable.................................        --     13,340      20,000(b)        33,340
Other liabilities.............................     1,468     17,011      35,349(j)        53,828
Stockholders' equity:
  Preferred stock.............................        --        104        (104)(c)           --
  Common stock................................       203         35          40(b)           243
                                                                            (35)(c)
  Additional paid-in capital..................   154,193     81,008     126,643(b)       280,836
                                                                        (81,008)(c)
  Unearned compensation.......................      (334)        --                         (334)
  Accumulated deficit.........................    (3,100)   (32,302)     24,302(c)(e)    (11,100)
  Translation adjustment......................        --       (680)        680(c)            --
  Less treasury stock.........................       (26)        --                          (26)
                                                --------   --------    --------         --------
          Total stockholders' equity..........   150,936     48,165      70,518          269,619
                                                --------   --------    --------         --------
          Total liabilities and stockholders'
            equity............................  $159,125   $106,591    $125,406         $391,122
                                                ========   ========    ========         ========

   See accompanying notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

                                PEGASUS AND REZ

            PRO FORMA COMBINED AND CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                                  (UNAUDITED)
               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                  HISTORICAL
                                           -------------------------    PRO FORMA        PRO FORMA
                                             PEGASUS       REZ(a)      ADJUSTMENTS       COMBINED
                                           -----------   -----------   -----------      -----------
Net revenues.............................  $    27,636   $   107,841       (1,420)(d)   $   134,057
Cost of services.........................        8,907        57,191       (1,420)(d)        64,678
Research and development.................        1,888         3,008                          4,896
General and administrative expenses......        3,996        20,717                         24,713
Marketing and promotion expenses.........        4,499        21,438                         25,937
Depreciation and amortization............        1,853        12,537       40,311(f)         49,241
                                                                           (5,460)(g)
                                           -----------   -----------   ----------       -----------
Operating income(loss)...................        6,493        (7,050)     (34,851)          (35,408)
Other income (expense):
  Interest income(expense), net..........        3,204          (832)      (6,079)(h)        (3,707)
  Net (loss) on minority interest
     investments.........................       (1,100)           --                         (1,100)
                                           -----------   -----------   ----------       -----------
Income (loss) before income taxes........        8,597        (7,882)     (40,930)          (40,215)
Income tax provision (benefit)...........        3,113        (3,074)     (10,270)(j)       (10,231)
                                           -----------   -----------   ----------       -----------
Net income (loss)........................  $     5,484   $    (4,808)     (30,660)      $   (29,984)
                                           ===========   ===========   ==========       ===========
Net income (loss) per share:
  Basic..................................  $      0.30   $     (0.14)                   $     (1.36)
                                           ===========   ===========                    ===========
  Diluted................................  $      0.29   $     (0.14)                   $     (1.36)
                                           ===========   ===========                    ===========
Weighted average shares outstanding:
  Basic..................................   18,024,115    34,507,651    3,990,390(i)     22,014,505
                                           ===========   ===========   ==========       ===========
  Diluted................................   19,207,275    34,507,651    3,990,390(i)     22,014,505
                                           ===========   ===========   ==========       ===========

   See accompanying notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

                                PEGASUS AND REZ

            PRO FORMA COMBINED AND CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                              HISTORICAL
                                      ---------------------------      PRO FORMA       PRO FORMA
                                        PEGASUS         REZ(a)        ADJUSTMENTS      COMBINED
                                      -----------     -----------     -----------     -----------
Net revenues........................  $    29,064     $   141,870     $   (1,318)(d)  $   169,616
Cost of services....................        9,717          74,634         (1,318)(d)       83,033
Research and development............        2,673           2,985                           5,658
Write-off of purchased in-process
  R&D...............................        1,480              --                           1,480
General and administrative
  expenses..........................        4,442          26,282                          30,724
Marketing and promotion expenses....        4,824          30,164                          34,988
Depreciation and amortization.......        2,690          16,084         53,748(f)        65,260
                                                                          (7,262)(g)
                                      -----------     -----------     ----------      -----------
Operating income (loss).............        3,238          (8,279)       (46,486)         (51,527)
Other income (expense):
  Interest income (expense), net....        2,356            (613)        (9,929)(h)       (8,186)
  Net gain on minority interest
     investments....................           --           3,945                           3,945
                                      -----------     -----------     ----------      -----------
Income (loss) before income taxes...        5,594          (4,947)       (56,415)         (55,768)
Income tax provision (benefit)......          198            (990)       (14,338)(j)      (15,130)
                                      -----------     -----------     ----------      -----------
Net income (loss)...................  $     5,396     $    (3,957)    $  (42,077)     $   (40,638)
                                      ===========     ===========     ==========      ===========
Net income (loss) per share:
  Basic.............................  $      0.34     $     (0.11)                    $     (2.06)
                                      ===========     ===========                     ===========
  Diluted...........................  $      0.32     $     (0.11)                    $     (2.06)
                                      ===========     ===========                     ===========
Weighted average shares outstanding:
  Basic.............................   15,691,421      34,504,281      3,990,000(i)    19,681,421
                                      ===========     ===========     ==========      ===========
  Diluted...........................   16,795,343      34,504,281      3,990,000(i)    19,681,421
                                      ===========     ===========     ==========      ===========

   See accompanying notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

                                PEGASUS AND REZ

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     On November 16, 1999, Pegasus and REZ entered into a definitive agreement that provides for the merger of Pegasus and REZ. Under the terms of the agreement, Pegasus will issue 3.99 million (as adjusted for a 3-for-2 stock split) shares of common stock, pay $115 million in cash, and issue a $20 million note payable to Utell International Ltd., a subsidiary of Reed Elsevier plc, the majority stockholder in REZ, subject to certain closing balance sheet adjustments.

     The pro forma combined condensed balance sheet assumes that the merger took place September 30, 1999 and combines Pegasus' unaudited consolidated balance sheet and REZ's unaudited consolidated balance sheet as of September 30, 1999.

     The pro forma combined condensed statement of operations assumes the merger took place as of the beginning of the periods presented and combines Pegasus' consolidated statement of operations for the unaudited nine-month period ended September 30, 1999 and the year ended December 31, 1998 and REZ's consolidated statement of operations for the unaudited nine-month period ended September 30, 1999 and the year ended December 31, 1998.

     On December 8, 1999, the Pegasus board of directors declared a 3-for-2 split of its shares of common stock to be effected in the form of a stock dividend on January 7, 2000 to all Pegasus' stockholders of record on December 20, 1999. The information contained in these pro forma combined condensed financial statements has been adjusted to reflect the stock split.

2. PRO FORMA ADJUSTMENTS

(a) Certain reclassifications have been made to conform REZ's financial statements to those of Pegasus.

(b) Adjustment reflects the components of the consideration paid, which includes the following (in thousands):

Cash.....................................................   $ 67,341
Estimated acquisition costs..............................     11,000
Less: REZ assumed indebtedness at September 30, 1999.....    (13,340)
                                                            --------
Cash consideration before liquidation of short-term
  investments............................................     65,001
Liquidation of short-term investments....................     47,659
Note payable to Utell....................................     20,000
Issuance of 3.99 million shares of Pegasus $0.01 par
  value common stock at $31.75 (as adjusted for 3-for-2
  stock split)...........................................    126,683
                                                            --------
          Total consideration............................   $259,343
                                                            ========

                                PEGASUS AND REZ

                                  (UNAUDITED)

(c) Adjustment reflects the allocation of the purchase price to the assets acquired and the liabilities assumed as follows (in thousands):

                                                ALLOCATION OF
                                                PURCHASE PRICE   CARRYING VALUE   ADJUSTMENTS
                                                --------------   --------------   -----------
Accounts receivable, net......................     $ 32,944         $ 32,944       $     --
  Property and equipment, net.................       29,479           29,479             --
  Goodwill, net...............................      119,129           20,497         98,632
  Intangibles, net............................      116,500           11,954        104,546
  Other assets................................       11,717           11,717             --
  Accounts payable and accrued liabilities....       28,075           28,075             --
  Other liabilities...........................       17,011           17,011             --
  Note payable................................       13,340           13,340             --
  Preferred stock.............................           --              104           (104)
  Common stock................................           --               35            (35)
  Additional paid-in capital..................           --           81,008        (81,008)
  Accumulated deficit.........................       (8,000)         (32,302)        24,302
  Translation adjustment......................           --             (680)           680
                                                   --------
                                                   $259,343
                                                   ========

      Goodwill related to the merger is amortized over ten years. Of the $116.5 million allocated to intangible assets, approximately $17.5 million relates to workforce-in-place, $60.0 million relates to customer relationships, $35.0 million relates to software and $4.0 million relates to a non-compete agreement with Reed Elsevier. Such intangible assets are amortized over three years except for the non-compete agreement, which is amortized over the five-year term of the agreement.

(d) Adjustment reflects the elimination of intercompany transactions. REZ provides facility management, consulting and software development services to Pegasus. Pegasus provides electronic hotel reservation and commission processing services to REZ.

(e) Management estimates that $8.0 million of the purchase price represents purchased in-process research and development that has not yet reached technological feasibility and has no alternative future use. This amount is expensed as a non-recurring, non-tax deductible charge upon consummation of the merger. The adjustment reflects the write-off of purchased in-process research and development. This amount has been reflected as a reduction to stockholders' equity and has not been included in the pro forma combined condensed statement of operations due to its non-recurring nature.

      The value assigned to purchased in-process research and development was determined by identifying research projects in areas for which technological feasibility has not been established. Projects included were a customer reporting system valued at approximately $3.4 million and Corporate Direct, a service that would provide a comprehensive program of discounted corporate hotel rates on the Internet, valued at approximately $4.6 million. The value was determined by estimating the costs to develop these projects into commercially viable products; estimating the resulting net cash flows from such projects; and discounting the net cash flows back to their present values.

      The net cash flows from such projects are based on Pegasus and REZ management's estimates of revenues, cost of sales, research and development costs, marketing, and general and administrative costs derived from such projects. The resulting net cash flows are discounted back to their present value based on discount rates from 20-25%, which is higher than Pegasus' cost of capital of

                                PEGASUS AND REZ

                                  (UNAUDITED)

      approximately 16% due to the inherent uncertainties in the estimates described above including the uncertainty of the successful development of the projects, the useful lives of the technology, the profitability levels of the projects and the uncertainty of technological advances that are unknown at this time.

(f) Adjustment reflects additional amortization expense resulting from the allocation of the purchase price to goodwill and other intangible assets as follows (in thousands):

                                                         NINE MONTHS ENDED    YEAR ENDED
                                                           SEPTEMBER 30,     DECEMBER 31,
                                                               1999              1998
                                                         -----------------   ------------
Goodwill...............................................       $11,586          $15,448
  Non-compete agreement................................           600              800
  Other intangibles....................................        28,125           37,500
                                                              -------          -------
          Total adjustment.............................       $40,311          $53,748
                                                              =======          =======

      Goodwill related to the merger is amortized over ten years. Of the $116.5 million allocated to intangible assets, approximately $17.5 million relates to workforce-in-place, $60.0 million relates to customer relationships, $35.0 million relates to software and $4.0 million relates to a non-compete agreement with Reed Elsevier. Such intangible assets are amortized over three years except for the non-compete agreement, which is amortized over the five-year term of the agreement.

(g) Adjustment reflects the elimination of amortization expense related to REZ's intangible assets as follows (in thousands):

                                                         NINE MONTHS ENDED    YEAR ENDED
                                                           SEPTEMBER 30,     DECEMBER 31,
                                                               1999              1998
                                                         -----------------   ------------
Total REZ depreciation and amortization................       $12,537          $16,084
  Less: amortization of REZ intangibles................         5,460            7,262
                                                              -------          -------
  Adjusted depreciation and amortization...............       $ 7,077          $ 8,822
                                                              =======          =======

(h) Adjustment reflects financing costs related to the merger as follows (in thousands):

                                                         NINE MONTHS ENDED    YEAR ENDED
                                                           SEPTEMBER 30,     DECEMBER 31,
                                                               1999              1998
                                                         -----------------   ------------
$20 million note payable at 8%.........................       $1,216            $1,632
  Letter of credit borrowings(1).......................        2,237             6,561
                                                              ------            ------
  Pro forma interest expense...........................        3,453             8,193
  Reduction in historical Pegasus interest income(1)...        2,626             1,736
                                                              ------            ------
          Total adjustment.............................       $6,079            $9,929
                                                              ======            ======

             (1) For the nine months ended September 30, 1999, borrowings for the five-months preceding the Company's secondary offering in May 1999 are assumed. For the year ended December 31, 1998, borrowings for the full twelve months are assumed. Interest income has been reduced for any assumed invested cash which was applied toward the purchase.

      Interest expense for the letter of credit borrowings is based on interest rates ranging from 8.8% to 9.5%.

      A 1/8% increase or decrease in the assumed interest rate would have an impact of $95,000 and $127,000 for the nine months ended September 30, 1999 and the year ended December 31, 1998.

                                PEGASUS AND REZ

                                  (UNAUDITED)

(i) Pro forma weighted average common shares outstanding for all periods presented are based on Pegasus' and REZ' combined historical weighted average shares, after adjustment of REZ' historical number of shares by the assumed exchange ratio of 0.1156 (as adjusted for 3-for-2 stock split). Pro forma weighted average share calculation does not consider potential common stock equivalents because the combined company has a net loss, and consideration of potential common stock equivalents would be anti-dilutive.

(j)   Adjustment reflects the tax effect of the pro forma adjustments.

                      DESCRIPTION OF PEGASUS CAPITAL STOCK

     Pegasus' authorized capital stock consists of 50,000,000 shares of common stock, $.01 par value per share (along with related preferred stock purchase rights), and 2,000,000 shares of Preferred Stock, $.01 par value per share, issuable in series. As of December 1, 1999, there were outstanding 20,225,241 shares of common stock and no outstanding shares of preferred stock.

COMMON STOCK

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulate voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding shares of Preferred Stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Pegasus, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of common stock have no preemptive, conversion or other rights to subscribe for additional securities of Pegasus. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non assessable.

PREFERRED STOCK

     Pegasus' board of directors has the authority, without further action by the stockholders, to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of Pegasus. Pegasus has no present plan to issue any shares of preferred stock.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER AND CONTRACTUAL PROVISIONS

  Delaware Anti-Takeover Statute

     Pegasus is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

  Certificate of Incorporation

     Pegasus' Certificate of Incorporation provides (i) for the authorization of the board of directors to issue, without further action by the stockholders, up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, (ii) that any action required or permitted to be taken by stockholders of Pegasus must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing, (iii) that special meetings of stockholders of Pegasus may be called only by the Chairman of the Board, the Chief Executive Officer or a majority of the members of the board of directors, (iv) for a classified board of directors, (v) that vacancies on the board of directors, including newly created directorships, can be filled only by a majority of the directors then in office, and (vi) that directors of Pegasus may be removed only for cause and only by the affirmative vote of holders of at least two-thirds of the outstanding shares of voting stock, voting together as a single class. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage some types of transactions that may involve an actual or threatened change of control of Pegasus. These provisions are also designed to reduce the vulnerability of Pegasus to an unsolicited proposal for a takeover of Pegasus that does not contemplate the acquisition of all of its outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of Pegasus. Such provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of Pegasus. Such provisions may also have the effect of preventing changes in the management of Pegasus.

  Rights Agreement

     On September 28, 1998, the board of directors of Pegasus declared a dividend distribution of one purchase right for each outstanding share of its common stock to Pegasus stockholders on October 13, 1998. Each purchase right entitles the registered holder to purchase from Pegasus one-one thousand five hundredth (1/1,500) of a share of Series A Preferred Stock at a price of $60.00 per one-one thousand five hundredth (1/1,500) of a share, subject to adjustment.

     Initially, the purchase rights are attached to all common stock certificates representing shares then outstanding, and no separate rights certificates are distributed. The purchase rights will separate from the common stock upon the earlier of:

     - ten business days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of twenty percent or more of the outstanding shares of common stock

     - ten business days (or such later date as the board of directors determines) following the commencement of a tender or exchange offer that would result in a person or group beneficially owning twenty percent or more of such outstanding shares of common stock

     If an acquiring person or group obtains 20% or more of Pegasus' outstanding common stock, other than in some types of permitted transactions, and unless the purchase rights were redeemed earlier, the holder of each unexercised purchase right will have the right to receive shares of Pegasus common stock having a value equal to two times the purchase price. Similarly, unless the purchase rights were redeemed earlier, after the tenth day following some types of acquisition transactions, proper provision must be made so that holders of purchase rights (other than those beneficially owned by an acquiring person, which are void after being acquired by the acquiring person) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the purchase price. Prior to the time the purchase rights become exercisable, the Pegasus board of directors may redeem the purchase rights for $0.01. However, the purchase rights are not exercisable following the triggering events until the purchase rights are no longer redeemable by Pegasus as described below.

     Until ten business days following the time the purchase rights become exercisable, Pegasus may redeem the purchase rights in whole, but not in part, at a price of $0.01 per purchase right (payable in cash, shares of common stock or other consideration deemed appropriate by the Pegasus board of directors). Prior to the acquisition by any acquiring person or group of fifty percent or more of the outstanding shares of common stock, the Pegasus board of directors may, without payment of the purchase price by the holder, exchange the purchase rights (other than purchase rights owned by such acquiring person or group, which will become void), in whole or in part, for shares of common stock at an exchange ratio of one-half the number of shares of common stock (or in some circumstances preferred stock) for which a purchase right is exercisable immediately prior to the time of Pegasus' decision to exchange the purchase rights (subject to adjustment). The purchase rights expire on October 13, 2008 or on their earlier exchange, redemption or expiration in connection with some types of permitted transactions.

     Each share of Pegasus common stock issued in the merger with REZ carries with it a purchase right.

LIMITATIONS ON DIRECTOR LIABILITY

     Pegasus' Certificate of Incorporation provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, directors of Pegasus will not be liable to Pegasus or its stockholders for monetary damages for breach of fiduciary duty as a director.

TRADING MARKET, TRANSFER AGENT AND REGISTRAR

     The common stock is traded on the Nasdaq National Market under the symbol "PEGS". The Transfer Agent and Registrar for the common stock is American Stock Transfer & Trust Co.

INDEMNIFICATION POSITION OF THE SECURITIES AND EXCHANGE COMMISSION

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                COMPARISON OF PEGASUS AND REZ STOCKHOLDER RIGHTS

     The rights of REZ and Pegasus stockholders are governed by REZ's and Pegasus's respective Certificates of Incorporation, their Bylaws, each as amended and restated to date, the laws of the State of Delaware and, in the case of REZ, a stockholders agreement between REZ and most of its stockholders (the "REZ Stockholders Agreement"). After the close of the merger, the REZ stockholders will become Pegasus stockholders and their rights and obligations as stockholders will be governed by the Pegasus Third Amended and Restated Certificate of Incorporation (the "Pegasus Certificate"), the Pegasus Second Amended and Restated Bylaws (the "Pegasus Bylaws") and the laws of the State of Delaware.

     While the rights and privileges of stockholders of REZ are, in many instances, comparable to those of stockholders of Pegasus, there are some differences. The following is a summary of the material differences between the rights of stockholders of REZ and the rights of stockholders of Pegasus as of the date of this document. These differences arise from differences between the REZ Restated Certificate of Incorporation (the "REZ Certificate"), the REZ Amended and Restated Bylaws (the "REZ Bylaws"), the REZ Stockholders Agreement and the Pegasus Certificate and the Pegasus Bylaws. Pegasus is not a party to any stockholders agreement similar in content or breadth to the REZ Stockholders Agreement.

     The following discussions of similarities and material differences between the rights of Pegasus stockholders and the rights of REZ stockholders is only a summary of some provisions and does not purport to be a complete description of these similarities and differences. The following discussions are qualified in their entirety by reference to the Delaware General Corporation Law, or DGCL, the common law thereunder and the full text of the REZ Certificate, the REZ Bylaws, the REZ Stockholders Agreement, the Pegasus Certificate and the Pegasus Bylaws.

--------------------------------------------------------------------------------
              PEGASUS                                       REZ
--------------------------------------------------------------------------------

                     ADVANCE NOTICE OF STOCKHOLDER MEETINGS


The Pegasus Bylaws provide that notice of a Pegasus    The REZ Bylaws provide that notice of a REZ
stockholder meeting shall be in writing and shall not  stockholder meeting shall be in writing and shall not
be delivered less than ten days nor more than sixty    be delivered less than ten days nor more than sixty
days before the date of the meeting.                   days before the date of the meeting.

  QUORUM; STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL STOCKHOLDER MEETINGS


The Pegasus Bylaws provide that at any meeting of      The REZ Bylaws provide that at any meeting of REZ
Pegasus stockholders, the holders of a majority of     stockholders, the holders of a majority of the stock
the stock issued and outstanding and entitled to vote  issued and outstanding and entitled to vote shall
shall constitute a quorum for the transaction of any   constitute a quorum for the transaction of any
business. Pegasus stockholders may not take action by  business. The REZ Bylaws permit REZ stockholders to
written consent in lieu of a meeting but must take     take any action without a meeting, without prior
any actions at a duly called annual or special         notice, and without a vote, if the stockholders
meeting. The Pegasus Certificate provides that         having the minimum number of votes that would be
special meetings of the stockholders generally may     necessary to take such action at a meeting at which
only be called by the board of directors, the          all stockholders were present and voted consent to
chairman of the board or the chief executive officer   the action in writing. The REZ bylaws provide that
of Pegasus.                                            special meetings of the stockholders may be called by
                                                       the following persons:
                                                         - The board of directors
                                                         - The chairman or vice-chairman of the board
                                                         - REZ's president

--------------------------------------------------------------------------------
              PEGASUS                                       REZ
--------------------------------------------------------------------------------

                                                         - One or more stockholders holding shares in the
                                                           aggregate entitled to cast at least ten percent
                                                           (10%) of the votes at the meeting

                              NUMBER OF DIRECTORS


The Pegasus Certificate and Pegasus Bylaws provide     The REZ Bylaws provide that the number of directors
that the number of directors shall not be less than    shall be nine (9) and that any changes to the number
two (2) or more than twenty-five (25) and shall be     of directors must be made by a duly adopted amendment
fixed from time to time only by action of not less     to the REZ Certificate.
than a majority of the members of the board of
directors then in office. The Pegasus Certificate
provides for three classes of directors, as nearly
equal in size as possible, with staggered terms.

                       ELECTION AND REMOVAL OF DIRECTORS


The Pegasus Bylaws do not provide for the election or  The REZ Bylaws provide that the board of directors of
nomination of directors by any individual class or     REZ is to consist of the following individuals:
series of stock. The Pegasus Bylaws provide that
vacancies occurring on the Pegasus board of directors    - Three directors nominated by Reed Elsevier, Inc.
may be filled by vote of a majority of the remaining       ("Reed Elsevier")
members of the Pegasus board of directors, although      - Three directors nominated by Anasazi Inc.,
less than a quorum, at a meeting of the Pegasus board      ("Anasazi")
of directors. A person elected by the Pegasus board      - Three independent directors, unaffiliated with
of directors to fill a vacancy shall hold office           either Reed Elsevier or Anasazi that are
until the next succeeding annual meeting of Pegasus        nominated by a majority of the Reed Elsevier and
stockholders and until his or her successor shall          Anasazi directors
have been elected and qualified.
                                                       The REZ Bylaws also provide that vacancies with
     The holders of two-thirds (2/3) of the shares     respect to a Reed Elsevier or Anasazi director shall
entitled to vote at an election of directors may       be filled by the remaining Reed Elsevier or Anasazi
remove any director or the entire board of directors   directors, respectively, provided that:
only for cause. If at any time a class or series of
shares is entitled to elect one or more directors,       - If there are no Reed Elsevier directors
this provision will apply to the vote of that class        remaining, then a majority of Reed Elsevier
or series and not to the vote of the outstanding           stockholders shall have the right to fill such
shares as a whole. No reduction of the authorized          vacancy
number of directors shall have the effect of removing    - If there are no Anasazi directors remaining, then
any director prior to the expiration of such               a majority of Anasazi stockholders shall have the
director's term of office.                                 right to fill such vacancy
     Under the merger agreement, Reed Elsevier shall   The REZ Bylaws also provide that vacancies with
have the right to nominate a person to serve as a      respect to an independent director shall be filled by
director on the Pegasus board of directors             a majority of the board of directors.
immediately after the merger.
                                                       If there are no directors in office, then subject to
                                                       the limitations in the REZ Bylaws, any

--------------------------------------------------------------------------------
              PEGASUS                                       REZ
--------------------------------------------------------------------------------

                                                       of the following persons may call a special meeting
                                                       of stockholders in accordance with the DGCL:
                                                         - Any officer of REZ
                                                         - Any stockholder of REZ
                                                         - An executor, administrator, trustee or guardian
                                                           of a stockholder, or any other fiduciary for the
                                                           person or estate of the stockholder
                                                       Any Reed Elsevier director may be removed from office
                                                       only for cause by the majority vote of stockholders
                                                       entitled to vote at an election of directors. If the
                                                       Reed Elsevier stockholders, voting as a single group,
                                                       determine that a Reed Elsevier director shall be
                                                       removed, all stockholders must then vote to remove
                                                       such director.
                                                       Any Anasazi director may be removed from office only
                                                       for cause by the majority vote of stockholders
                                                       entitled to vote at an election of directors. If the
                                                       Anasazi stockholders, voting as a single group,
                                                       determine that an Anasazi director shall be removed,
                                                       all stockholders must then vote to remove such
                                                       director.
                                                       Any independent director may be removed from office
                                                       only for cause by the majority vote of stockholders
                                                       entitled to vote at an election of directors. If the
                                                       Anasazi stockholders and Reed Elsevier stockholders,
                                                       voting together as a single group, determine that an
                                                       independent director shall be removed, all
                                                       stockholders must then vote to remove such director.
                                                       Any reduction of the authorized number of directors
                                                       cannot cause the removal of any director before such
                                                       director's term of office expires.
                                                       The Reed Elsevier directors designate the chairman of
                                                       the board from among the Reed Elsevier directors
                                                       subject to the approval of the Anasazi directors and
                                                       a vice-chairman of the board.

--------------------------------------------------------------------------------
              PEGASUS                                       REZ
--------------------------------------------------------------------------------

        AMENDMENT AND REPEAL OF BYLAWS AND CERTIFICATE OF INCORPORATION


The Pegasus board of directors is expressly            REZ stockholders entitled to vote are authorized to
authorized to adopt, amend or repeal its bylaws. The   adopt, amend or repeal the REZ Bylaws subject to some
bylaws created by the Pegasus board of directors may   limitations set forth the REZ Bylaws. For example,
be amended or repealed by the directors or the         the REZ Bylaws require the approval of a majority of
Pegasus stockholders. The Pegasus stockholders may     the REZ stockholders entitled to vote in order to
only amend or repeal the bylaws with the approval of   amend any of the provisions of the REZ Bylaws
the holders of at least two-thirds (2/3) of all        relating to amendments to the REZ Bylaws or the
Pegasus shares entitled to vote in the election of     composition of the board of directors; provided,
directors as a single class.                           however, that such majority vote must include the
                                                       holders of at least 85% of the stock issued to the
     Pegasus must first obtain the approval of at      stockholders of Anasazi, Reed Elsevier, and Utell
least two-thirds (2/3) of Pegasus stockholders         International Group Ltd., at the time of the 1997
entitled to vote in the election of directors to       merger among Anasazi, Utell, Inc. and Reed
amend, adopt or repeal any provisions of the Pegasus   Telepublishing Limited, until the earliest to occur
Certificate dealing with:                              of any of the following events:
  - The number or classes of directors                   - Two years after the closing of an initial public
  - Filling vacancies of directors                       offering of REZ common stock
  - Stockholder actions taken without a meeting          - The stockholders of Reed Telepublishing Limited
  - Amendments to the Pegasus Certificate                  or Utell, Inc. and their affiliates beneficially
                                                           own or control in the aggregate less than 10% of
     Pegasus must first obtain the approval of at          the issued and outstanding stock of REZ
least eighty percent (80%) of Pegasus stockholders       - The stockholders of Anasazi and their affiliates
entitled to vote in the election of directors to           beneficially own or control in the aggregate less
amend, adopt or repeal any provisions of the Pegasus     than 10% of the issued and outstanding stock of REZ
Certificate dealing with:
                                                       Upon occurrence of any of the events specified above,
  - The removal of directors                           the affirmative vote of at least 75% of the REZ
  - Amending the above provision of the Pegasus        stockholders entitled to vote is required to alter,
    Certificate requiring an eighty percent (80%)      amend or repeal any provision of the REZ Certificate
    vote of Pegasus stockholders                       dealing with:
                                                         - The number of directors or the number of
                                                           executive committee members and their powers
                                                         - Director amendments to the REZ Certificate or REZ
                                                           Bylaws
                                                         - Amendments to the above provision of the REZ
                                                           Certificate requiring a seventy-five percent
                                                           (75%) vote of REZ stockholders

--------------------------------------------------------------------------------
              PEGASUS                                       REZ
--------------------------------------------------------------------------------

                  APPROVAL OF FUNDAMENTAL MANAGEMENT DECISIONS


The Pegasus Bylaws grant the board of directors the    Under the REZ Bylaws and the REZ Stockholders
full authority to manage the business and affairs of   Agreement, REZ must first obtain the approval of the
Pegasus subject to the limitations specifically        holders of at least 85% of the stock issued to the
reserved or granted to the stockholders by applicable  stockholders of Anasazi, Reed Elsevier and Utell
law.                                                   International Group Ltd., at the time of the 1997
                                                       merger among Anasazi, Utell, Inc. and Reed
                                                       Telepublishing Limited before acting on any
                                                       "fundamental decision." The REZ Bylaws and the REZ
                                                       Stockholders Agreement define fundamental decisions
                                                       as decisions involving any of the following actions:
                                                         - The issuance of additional shares of REZ by REZ
                                                           or any of its subsidiaries, except for:
                                                            - options issued under the REZ 1997 Stock Option
                                                              Plan
                                                            - securities issued in connection with an
                                                              initial public offering of the Company
                                                            - the repurchase by REZ at par value of shares
                                                              of Non-Voting Series A Preferred Stock issued
                                                              by REZ
                                                         - The creation or assumption of debt by REZ or any
                                                           of its subsidiaries, except for debt arising from
                                                           any of REZ's credit facilities or capital leases
                                                         - The declaration or payment of any dividend to REZ
                                                           stockholders
                                                         - The purchase or redemption of any shares of REZ
                                                           capital stock
                                                         - The creation of any material encumbrance over any
                                                           intellectual property or assets of REZ or its
                                                           subsidiaries
                                                         - The transfer, assignment or license of some
                                                           intellectual property assets of REZ
                                                         - The participation by REZ or any of its
                                                           subsidiaries in any of the following transactions
                                                           which involve the payment or receipt by REZ and
                                                           its subsidiaries of consideration exceeding 5% of
                                                           REZ's annual consolidated revenues for its most
                                                           recently completed fiscal year:
                                                            - merger, consolidation or dissolution
                                                            - any sale, lease or exchange of all or
                                                              substantially all of the assets of REZ or any
                                                              of its subsidiaries
                                                            - the acquisition of any business or entity by
                                                              REZ or any of its subsidiaries that exceed any
                                                              normal debt anticipated under the REZ business
                                                              plan
                                                         - The registration of REZ securities under

--------------------------------------------------------------------------------
              PEGASUS                                       REZ
--------------------------------------------------------------------------------

                                                            Federal securities laws
                                                         - The creation of or material amendment to REZ
                                                           stock option plans or employee incentive or
                                                           benefit plans unless required by law
                                                         - Any changes to the employment and compensation
                                                           arrangements of the chief executive officer of
                                                           REZ
                                                         - The appointment or removal of any chief executive
                                                           officer of REZ
                                                         - Any material transaction that would cause REZ to
                                                           act outside the scope of its business plan
                                                         - Any amendment to the REZ Certificate, the REZ
                                                           Bylaws or the REZ Stockholders Agreement

                               DIRECTOR LIABILITY


The Pegasus Certificate eliminates the personal        The REZ Certificate eliminates the personal liability
liability of its directors for monetary damages        of its directors for any monetary damages resulting
resulting from a breach of a director's fiduciary      from a breach of a director's fiduciary duty to the
duty to the fullest extent permitted by the Delaware   fullest extent permitted by the Delaware law.
law.

            INDEMNIFICATION OF OFFICERS AND DIRECTORS AND EMPLOYEES


The Pegasus Bylaws and certificate of incorporation    The REZ Bylaws and REZ Certificate require
require indemnification of their directors and         indemnification of their directors and officers to
officers to the maximum extent and in the manner       the maximum extent and in the manner permitted by
permitted by Delaware law. The Pegasus Bylaws also     Delaware law. The REZ Bylaws also permit REZ to
permit Pegasus to indemnify its employees and agents.  indemnify its employees and agents.

REZ STOCKHOLDERS AGREEMENT

     In addition to the rights provided to REZ stockholders by the REZ Certificate of Incorporation and Bylaws, most REZ stockholders are entitled to additional rights under the REZ Stockholders Agreement. Similar rights will not be afforded to REZ stockholders as stockholders of Pegasus following the merger.

     Under the REZ Stockholders Agreement, the prior approval of the holders of at least 85% of the shares of REZ common stock held by Reed Elsevier and the other initial REZ stockholders is required with respect to "fundamental decisions." These "fundamental decisions" are also set forth in the REZ Bylaws and are described in the above section titled, "Approval of Fundamental Management Decisions."

     The REZ Stockholders Agreement also provides that REZ stockholders are entitled to certain rights prior to the closing of an initial public offering of REZ securities. For example, before the closing of any initial public offering, if the holders of 85% of the shares of REZ common stock accept a third party offer to acquire all of REZ's outstanding stock or substantially all of its assets, then these holders can require the remaining REZ stockholders to participate in such acquisition on the same terms as the majority stockholders. Alternatively, if before the closing of an initial public offering, any stockholder or stockholders proposes to sell shares of REZ common stock to a third party and as a result this third party would or could own 15% or more of the outstanding shares of REZ common stock, then the remaining REZ stockholders can participate in the sale on a pro rata basis and on the same terms as the stockholder or stockholders receiving the third party offer. In addition, REZ has the right of first refusal with respect to sales and transfers of Series A Preferred Stock of REZ. Under the voting agreements executed with the merger agreement by the holders of more than 85% of the outstanding shares of REZ common stock, these holders agreed to amend the REZ Stockholders Agreement so that the rights described in this paragraph do not apply to the merger or the merger agreement.

                                    EXPERTS

     The consolidated financial statements of Pegasus Systems, Inc. as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996 included in this information statement/ prospectus and the related financial statement schedule for the years ended December 31, 1998, 1997 and 1996 included or incorporated by reference elsewhere in the information statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

     The consolidated financial statements of REZsolutions, Inc. and subsidiaries as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996 included in this information statement/prospectus and the related financial statement schedule included elsewhere in the information statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the information statement/prospectus, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the shares of Pegasus common stock offered hereby will be passed upon for Pegasus by Locke Liddell & Sapp LLP.

                                   TRADEMARKS

     Pegasus and REZ own trademarks rights with respect to certain trademarks and service marks contained in this information statement/prospectus. This document also includes trademarks, service marks or tradenames of companies other than Pegasus and REZ, which are the property of their respective owners.

                         INDEX TO FINANCIAL STATEMENTS

PEGASUS FINANCIAL STATEMENTS
Pegasus Systems, Inc. Audited Consolidated Financial
  Statements
  Report of Independent Accountants.........................   F-2
  Consolidated Balance Sheets as of December 31, 1998 and
     1997...................................................   F-3
  Consolidated Statements of Operations for the Years Ended
     December 31, 1998, 1997 and 1996.......................   F-4
  Consolidated Statements of Stockholders' Equity (Deficit)
     for the Years Ended December 31, 1998, 1997 and 1996...   F-5
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1998, 1997 and 1996.......................   F-6
  Notes to Consolidated Financial Statements................   F-7
Pegasus Systems, Inc. Unaudited Consolidated Financial
  Statements
  Consolidated Balance Sheet as of September 30, 1999.......  F-24
  Consolidated Statements of Operations for the Nine Months
     Ended September 30, 1999 and 1998......................  F-25
  Consolidated Statements of Cash Flows for the Nine Months
     Ended September 30, 1999 and 1998......................  F-26
  Notes to Consolidated Financial Statements................  F-27
REZ FINANCIAL STATEMENTS
REZ, Inc. Consolidated Financial Statements
  Report of Independent Auditors............................  F-30
  Consolidated Balance Sheets as of December 31, 1998 and
     1997 and September 30, 1999 (unaudited)................  F-31
  Consolidated Statements of Operations for the Years Ended
     December 31, 1998, 1997 and 1996 and the Nine Months
     Ended September 30, 1999 and 1998 (unaudited)..........  F-32
  Consolidated Statements of Shareholders' Equity for the
     Years Ended December 31, 1998, 1997 and 1996 and Nine
     Months Ended September 30, 1999 (unaudited)............  F-33
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1998, 1997 and 1996 and the Nine Months
     Ended September 30, 1999 and 1998 (unaudited)..........  F-34
  Notes to Consolidated Financial Statements................  F-35

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Pegasus Systems, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Pegasus Systems, Inc. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Dallas, Texas
February 2, 1999 except as to Note 1
and Note 2 which are as of December 13, 1999

                             PEGASUS SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

                                     ASSETS

                                                                 1998           1997
                                                              -----------   ------------
Cash and cash equivalents...................................  $25,002,185   $ 30,166,793
Restricted cash.............................................    2,106,676      1,286,032
Short-term investments......................................   15,768,400      9,380,050
Accounts receivable, net of allowance for doubtful accounts
  of $98,633 and $77,860, respectively......................    3,687,518      1,972,135
Other current assets........................................    3,689,254      1,232,874
                                                              -----------   ------------
          Total current assets..............................   50,254,033     44,037,884
Capitalized software, net...................................      869,619      1,183,453
Property and equipment, net.................................    2,635,068      2,712,091
Goodwill, net of accumulated amortization of $522,018 and
  $303,815, respectively....................................    4,238,071      1,560,900
Other noncurrent assets.....................................    2,323,620        428,981
                                                              -----------   ------------
          Total assets......................................  $60,320,411   $ 49,923,309
                                                              ===========   ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued liabilities....................  $ 4,715,018   $  4,048,343
Unearned income.............................................      258,667        477,688
Current portion of capital lease obligations................      535,072      1,048,179
Customer deposits...........................................      347,422         66,694
                                                              -----------   ------------
          Total current liabilities.........................    5,856,179      5,640,904
Capital lease obligations, net of current portion...........       57,634        661,049
Other noncurrent liabilities................................      142,380        143,612
Commitments and contingencies (Note 12).....................           --             --
Stockholders' equity:
  Preferred stock, $.01 par value; 2,000,000 shares
     authorized; Zero shares issued and outstanding.........           --             --
  Common stock, $.01 par value; 50,000,000 shares
     authorized, 15,980,056 and 15,446,293 shares issued,
     respectively...........................................      159,801        154,463
  Additional paid-in capital................................   63,330,637     58,068,849
  Unearned compensation.....................................     (615,636)      (738,533)
  Accumulated deficit.......................................   (8,584,246)   (13,980,697)
  Less treasury stock (174,726 shares, at cost).............      (26,338)       (26,338)
                                                              -----------   ------------
          Total stockholders' equity........................   54,264,218     43,477,744
                                                              -----------   ------------
          Total liabilities and stockholders' equity........  $60,320,411   $ 49,923,309
                                                              ===========   ============

          See accompanying notes to consolidated financial statements.

                             PEGASUS SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                           1998          1997          1996
                                                        -----------   -----------   -----------
Net revenues (Note 1).................................  $29,064,467   $20,903,416   $15,869,012
Cost of services......................................    9,716,854     7,445,271     6,199,058
Research and development..............................    2,673,628     2,504,074     1,961,055
Write-off of purchased in-process research and
  development (Note 4)................................    1,480,085            --       244,600
General and administrative expenses...................    4,442,557     3,715,547     3,799,199
Marketing and promotion expenses......................    4,823,787     3,998,054     2,824,633
Depreciation and amortization.........................    2,689,867     3,016,619     3,425,678
                                                        -----------   -----------   -----------
Operating income (loss)...............................    3,237,689       223,851    (2,585,211)
Other income (expense):
  Interest income.....................................    2,503,265       993,592       114,150
  Interest expense....................................     (146,879)     (600,067)     (893,177)
                                                        -----------   -----------   -----------
Income (loss) before income taxes and minority
  interest............................................    5,594,075       617,376    (3,364,238)
Income taxes..........................................      197,624        27,916        15,000
                                                        -----------   -----------   -----------
Income (loss) before minority interest................    5,396,451       589,460    (3,379,238)
Minority interest.....................................           --            --      (105,563)
                                                        -----------   -----------   -----------
Net income (loss).....................................  $ 5,396,451   $   589,460   $(3,484,801)
                                                        ===========   ===========   ===========
Net income (loss) per share:
  Basic...............................................  $      0.34   $      0.05   $     (0.44)
                                                        ===========   ===========   ===========
  Diluted.............................................  $      0.32   $      0.05   $     (0.44)
                                                        ===========   ===========   ===========
Weighted average shares outstanding:
  Basic...............................................   15,691,421    10,800,573     7,870,200
                                                        ===========   ===========   ===========
  Diluted.............................................   16,795,343    13,014,078     7,870,200
                                                        ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                             PEGASUS SYSTEMS, INC.

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                PREFERRED STOCK          COMMON STOCK
                                             ---------------------   ---------------------   ADDITIONAL
                                             NUMBER OF               NUMBER OF                 PAID-IN       UNEARNED
                                               SHARES      AMOUNT      SHARES      AMOUNT      CAPITAL     COMPENSATION
                                             ----------   --------   ----------   --------   -----------   ------------
Balance at December 31, 1995...............         --    $     --   7,827,000    $ 78,270   $ 8,626,879    $      --
                                             ----------   --------   ----------   --------   -----------    ---------
Issuance of preferred stock to Information
  Associates, L.P. and Information
  Associates, C.V..........................  2,307,694      23,077          --          --     7,476,928           --
Issuance of common stock for purchase of
  minority interest........................         --          --     134,599       1,346       277,276           --
Purchase of treasury stock.................         --          --          --          --            --           --
Issuance of compensatory stock options.....         --          --          --          --       551,150     (485,937)
Proceeds from stock subscription...........         --          --          --          --         1,900           --
Net loss...................................         --          --          --          --            --           --
                                             ----------   --------   ----------   --------   -----------    ---------
Balance at December 31, 1996...............  2,307,694      23,077   7,961,599      79,616    16,934,133     (485,937)
                                             ----------   --------   ----------   --------   -----------    ---------
Conversion of preferred stock to common
  stock....................................  (2,307,694)   (23,077)  2,307,694      23,077            --           --
Initial public offering....................         --          --   5,175,000      51,750    40,441,750           --
Warrants issued for contract...............         --          --          --          --       238,000           --
Issuance of compensatory stock options.....         --          --          --          --       450,847     (252,596)
Exercise stock options.....................         --          --       2,000          20         4,119           --
Net income.................................         --          --          --          --            --           --
                                             ----------   --------   ----------   --------   -----------    ---------
Balance at December 31, 1997...............         --          --   15,446,293    154,463    58,068,849     (738,533)
                                             ----------   --------   ----------   --------   -----------    ---------
Secondary offering.........................         --          --     420,481       4,205     4,221,091           --
Windfall tax benefit of stock options......         --          --          --          --       403,532           --
Issuance of compensatory stock options.....         --          --          --          --       240,928       28,176
Forfeitures of compensatory stock
  options..................................         --          --          --          --       (94,721)      94,721
Exercise stock options.....................         --          --      95,813         958       330,273           --
Issuance for stock purchase plan...........         --          --      17,469         175       160,685           --
Net income.................................         --          --          --          --            --           --
                                             ----------   --------   ----------   --------   -----------    ---------
Balance at December 31, 1998...............         --    $     --   15,980,056   $159,801   $63,330,637    $(615,636)
                                             ==========   ========   ==========   ========   ===========    =========

                                                TREASURY STOCK
                                             --------------------
                                             NUMBER OF              ACCUMULATED
                                              SHARES      AMOUNT      DEFICIT         TOTAL
                                             ---------   --------   ------------   -----------
Balance at December 31, 1995...............        --    $     --   $(11,085,356)  $(2,380,207)
                                             --------    --------   ------------   -----------
Issuance of preferred stock to Information
  Associates, L.P. and Information
  Associates, C.V..........................        --          --            --      7,500,005
Issuance of common stock for purchase of
  minority interest........................        --          --            --        278,622
Purchase of treasury stock.................  (174,726)    (26,338)           --        (26,338)
Issuance of compensatory stock options.....        --          --            --         65,213
Proceeds from stock subscription...........        --          --            --          1,900
Net loss...................................        --          --    (3,484,801)    (3,484,801)
                                             --------    --------   ------------   -----------
Balance at December 31, 1996...............  (174,726)    (26,338)  (14,570,157)     1,954,394
                                             --------    --------   ------------   -----------
Conversion of preferred stock to common
  stock....................................        --          --            --             --
Initial public offering....................        --          --            --     40,493,500
Warrants issued for contract...............        --          --            --        238,000
Issuance of compensatory stock options.....        --          --            --        198,251
Exercise stock options.....................        --          --            --          4,139
Net income.................................        --          --       589,460        589,460
                                             --------    --------   ------------   -----------
Balance at December 31, 1997...............  (174,726)    (26,338)  (13,980,697)    43,477,744
                                             --------    --------   ------------   -----------
Secondary offering.........................        --          --            --      4,225,296
Windfall tax benefit of stock options......        --          --            --        403,532
Issuance of compensatory stock options.....        --          --            --        269,104
Forfeitures of compensatory stock
  options..................................        --          --            --             --
Exercise stock options.....................        --          --            --        331,231
Issuance for stock purchase plan...........        --          --            --        160,860
Net income.................................        --          --     5,396,451      5,396,451
                                             --------    --------   ------------   -----------
Balance at December 31, 1998...............  (174,726)   $(26,338)  $(8,584,246)   $54,264,218
                                             ========    ========   ============   ===========

          See accompanying notes to consolidated financial statements.

                             PEGASUS SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                  1998           1997          1996
                                                              ------------   ------------   -----------
Cash flows from operating activities:
  Net income (loss).........................................  $  5,396,451   $    589,460   $(3,484,801)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Minority interest.......................................            --             --       105,563
    Accrued interest reclassified to notes payable..........            --         58,049        91,927
    Windfall tax benefit from employee exercise of
      non-qualified stock options...........................       403,532             --            --
    Write off of in-process research and development
      costs.................................................     1,480,085             --       244,600
    Adjustment for discontinued software projects...........            --             --       316,698
    Loss (gain) on sale of equipment........................         4,821            (53)        9,564
    Depreciation and amortization...........................     2,689,867      3,016,619     3,425,678
    Deferred income taxes...................................    (2,084,625)            --            --
    Decrease goodwill due to release of valuation
      allowance.............................................     1,467,246             --            --
    Recognition of stock option compensation................       269,104        198,251        65,213
    Other...................................................        27,615          3,359            --
    Changes in assets and liabilities:
      Restricted cash.......................................      (820,644)      (595,826)     (360,029)
      Accounts receivable...................................    (1,566,348)      (292,779)     (284,104)
      Other current and noncurrent assets...................      (807,830)    (1,203,609)     (156,931)
      Accounts payable and accrued liabilities..............       794,456      1,425,801       748,481
      Unearned income.......................................      (413,840)      (463,488)     (431,373)
      Other noncurrent liabilities..........................         9,030         23,904       119,709
                                                              ------------   ------------   -----------
        Net cash provided by operating activities...........     6,848,920      2,759,688       410,195
                                                              ------------   ------------   -----------
Cash flows from investing activities:
  Purchase of software, property and equipment..............    (1,729,950)    (1,594,401)     (495,100)
  Proceeds from sale of software, property and equipment....        29,887          1,075       133,134
  Purchase of marketable securities.........................   (33,832,343)   (11,486,932)   (2,705,076)
  Proceeds from sale of marketable securities...............    27,416,378      4,808,599            --
  Purchase of Driving Revenue L.L.C.........................    (5,998,366)            --            --
  Purchase of equity interest in investees..................    (1,500,000)            --            --
                                                              ------------   ------------   -----------
        Net cash used in investing activities...............   (15,614,394)    (8,271,659)   (3,067,042)
                                                              ------------   ------------   -----------
Cash flows from financing activities:
  Proceeds from issuance of stock...........................     4,717,387     40,497,639     7,500,005
  Purchase of minority interest.............................            --             --    (2,000,000)
  Repayments on notes payable to affiliates.................            --     (5,447,133)     (235,000)
  Repayments of capital leases..............................    (1,116,521)    (1,171,966)     (974,969)
  Purchase of treasury stock................................            --             --       (26,338)
  Proceeds from stock subscription..........................            --             --         1,900
  Proceeds from line of credit..............................            --             --       175,000
  Repayment of line of credit...............................            --             --      (175,000)
  Proceeds from capital leases..............................            --          3,913        93,729
                                                              ------------   ------------   -----------
        Net cash provided by financing activities...........     3,600,866     33,882,453     4,359,327
                                                              ------------   ------------   -----------
Net increase (decrease) in cash and cash equivalents........    (5,164,608)    28,370,482     1,702,480
Cash and cash equivalents, beginning year...................    30,166,793      1,796,311        93,831
                                                              ------------   ------------   -----------
Cash and cash equivalents, end of year......................  $ 25,002,185   $ 30,166,793   $ 1,796,311
                                                              ============   ============   ===========
Supplemental disclosure of cash flow information:
  Interest paid.............................................  $    144,833   $    601,787   $   858,017
                                                              ============   ============   ===========
  Income taxes paid.........................................  $    256,288   $     17,916   $        --
                                                              ============   ============   ===========
Supplemental schedule of noncash investing and financing
  activities:
  Acquisition of equipment under capital leases.............  $         --   $     79,144   $ 1,045,988
                                                              ============   ============   ===========
  Issuance of common stock for acquisitions (Notes 4 and
    9)......................................................  $         --   $         --   $   278,622
                                                              ============   ============   ===========
  Common stock warrants issued in exchange for customer
    contract asset..........................................  $         --   $    238,000   $        --
                                                              ============   ============   ===========

          See accompanying notes to consolidated financial statements.

                             PEGASUS SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization and Background

     In July 1995, Pegasus Systems, Inc. (Pegasus or the Company) was formed as a Delaware holding company to combine the operations of two existing companies operating in the same industry, The Hotel Industry Switch Company (THISCO) and The Hotel Clearing Corporation (HCC). For accounting purposes, the combination was recorded as a purchase of HCC.

  Consolidation

     The accompanying financial statements include the consolidated accounts of Pegasus and its wholly owned subsidiaries: THISCO, HCC, Pegasus IQ, Inc. (Pegasus IQ) and Driving Revenue L.L.C. (Driving Revenue) (collectively, the Company or Pegasus) THISCO is consolidated with its wholly owned subsidiary, TravelWeb, Inc. (TravelWeb), and HCC is consolidated with its wholly owned subsidiary, Pegasus Systems Inc. (UK) Limited (Pegasus UK). All significant intercompany balances have been eliminated in consolidation.

     THISCO was formed in September 1988 as a Delaware corporation. The Company's THISCO service provides an electronic interface from hotel central reservation systems to travel agencies through Global Distribution Systems
(GDSs), which are electronic travel information and reservation systems such as SABRE.

     HCC, acquired by the Company in July 1995, was formed in July 1991 as a Delaware corporation. The Company's HCC service consolidates commissions paid by participating hotels to a participating travel agency into a single monthly payment and provides participants with comprehensive transaction reports. Hotel properties and travel agencies worldwide utilize the HCC service to increase efficiency and reduce costs associated with preparing, paying and reconciling hotel room reservation commissions.

     Pegasus UK, a wholly-owned subsidiary of HCC, was formed in September 1993 in England to market and provide services for travel agents and hotel chains operating in Europe, Africa and Asia.

     TravelWeb was formed in October 1995 as a Delaware corporation. The Company's TravelWeb service provides individual travelers direct access to online hotel information and the ability to make reservations electronically at hotel properties. In addition, through its NetBooker service, the Company offers TravelWeb's comprehensive hotel database and Internet hotel reservation capabilities to third-party Web sites.

     Pegasus IQ was formed in November 1997 as a Delaware corporation. Pegasus IQ is expected to provide a wide array of hotel industry data, research and reporting services for benchmark analysis and strategic planning purposes.

     Driving Revenue, acquired by the Company in August 1998 (Note 4), is a hotel database marketing and consulting firm.

  Management Estimates

     In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results may differ from those estimates.

                             PEGASUS SYSTEMS, INC.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with maturities of three months or less from the date of purchase to be cash equivalents.

  Restricted Cash

     Funds for travel agency commission checks which have not cleared the Company's processing bank after certain time periods are returned to the Company. Any amounts which are not remitted to travel agents will be escheated to the appropriate state, as required.

  Investments in Debt Securities

     Marketable securities held by the Company at December 31, 1998 and 1997 are classified as held-to-maturity and consist of corporate debt securities that mature in less than one year. At December 31, 1998 and 1997 the amortized cost of corporate debt securities was $15,768,400 and $9,380,050, respectively. As of December 31, 1998 and 1997, the aggregate fair market value of the held-to-maturity securities was not materially different from their carrying values. The gross unrealized gains and losses by type of security were not material.

  Capitalized Software

     All costs incurred in the internal development of computer software used in delivery of the Company's services are expensed until a product design and a working model of the software have been tested and completed. Thereafter, any further development or production costs are capitalized until the software is placed into service. Maintenance and customer support costs are expensed when incurred. Capitalized software development costs are amortized on a product-by-product basis using the greater of the amount computed by the ratio of current year net revenue to estimated future net revenue, or the amount computed by the straight-line method over a period which approximates the estimated economic life of the products. In the event unamortized software costs exceed the net realizable value of the software, the excess is recognized in the period the excess is determined. Additionally, capitalized software includes software purchased from third parties used in the operations of the Company.

     Prior to 1996, capitalized costs were being amortized over three to five years using the straightline method. However, in 1996 the Company changed the estimated life of all capitalized software costs to three years. The effect of this change in 1998 and 1997 was to increase net income by approximately $144,000 and $142,000 and basic and diluted income per share by $0.01 and $0.01, respectively. The effect of this change in 1996 was to increase net loss by approximately $292,000 and basic or diluted loss per share by $0.04. During 1996, the Company recorded a charge of approximately $317,000 resulting from discontinued software development projects. During 1998, 1997 and 1996, the Company capitalized software costs of approximately $646,000, $505,000, and $470,000, respectively. For all periods presented capitalized software additions consist of software purchased from third parties. During 1998, 1997 and 1996, amortization expense related to capitalized software was approximately $959,000, $1,435,000 and $2,125,000, respectively. Accumulated amortization of capitalized software was approximately $9,134,000 and $8,174,000 at December 31, 1998 and 1997, respectively.

  Property and Equipment

     Property and equipment are recorded at cost and depreciated over their estimated useful lives, ranging from three to seven years. Leasehold improvements are amortized over the life of the lease using the straight-line method. Expenditures for maintenance and repairs, as well as minor renewals, are charged to

                             PEGASUS SYSTEMS, INC.

operations as incurred, while betterments and major renewals are capitalized. Any gain or loss resulting from the retirement or sale of an asset is credited or charged to operations.

     The Company evaluates long-lived assets to be held and used in the business, or to be disposed of, for impairment whenever events or changes in circumstances indicate that the net book value of the asset may not be recoverable. An impairment is determined by comparing expected future cash flows (undiscounted and before interest) to the net book value of the assets. If impairment exists, the amount of impairment is measured as the difference between the net book value of the assets and the estimated fair value of the related assets. Based on its most recent analysis, the Company believes that no impairment of property and equipment existed at December 31, 1998 or 1997.

  Goodwill

     Goodwill represents the excess of the purchase price of acquisitions over the fair value of the net assets acquired. Goodwill is amortized on a straight-line basis over ten to fifteen years. Unamortized goodwill at December 31, 1998 and 1997, was $4,238,071 and $1,560,900, respectively. The carrying value of goodwill is evaluated periodically in relation to the operating performance and anticipated future undiscounted net cash flows of the related business. Based on its most recent analysis, the Company believes that no impairment of goodwill existed at December 31, 1998 or 1997. Amortization of goodwill was approximately $218,000, $125,000 and $121,000 in 1998, 1997 and
1996, respectively.

  Other Investments

     In June 1998, the Company purchased 250,000 shares of Series A Convertible Preferred Stock of Customer Analytics, Inc. for $500,000. Customer Analytics, Inc. is a new database marketing applications and solutions provider specializing in the area of customer relationship marketing. The investment is accounted for based on the lower of cost or fair value.

     In September 1998, the Company purchased 225,225 shares of Series B Convertible Preferred Stock of Intermezzo Systems, Inc. for $1,000,000. Intermezzo Systems, Inc. is a developer of hotel reservation and property management systems and software. The investment is accounted for based on the lower of cost or fair value.

  Revenues

     Pegasus primarily derives its revenues from transaction fees and commissions charged to participating hotels and travel agencies. The Company's revenues are predominantly transaction-based.

     Pegasus derives its revenues from its THISCO service by charging its hotel participants a fee based on the number of reservations made, less the number cancelled ("net reservations"), and a fee for "status messages" processed through the THISCO service. Status messages are electronic messages sent by hotels to GDSs to update room rates, features and availability information in GDS databases. As a hotel's cumulative volume of net reservations increases during the course of the calendar year, its fee per transaction decreases after predetermined transaction volume hurdles have been met. As a result, for higher volume customers, unit transaction fees are higher at the beginning of the year, when cumulative transactions are lower. The Company recognizes revenues based on the fee per transaction that a customer is expected to pay during the entire year. This process of recognizing revenues creates a deferred revenue balance during early periods of the year, which is reflected in interim balance sheets. The deferred revenue balance created during the early periods of the year is fully utilized and eliminated by the end of each year. Additionally, Pegasus generally charges new participants in the THISCO service a one-time set-up fee for work associated with the implementation of the interface with the THISCO service. Revenue for these one-time set-up fees is recognized on a percentage of completion basis as the services are performed

                             PEGASUS SYSTEMS, INC.

over the set-up period, which generally ranges from two to six months. The Company also charges certain GDSs a fee based on the number of net reservations to compensate for the management and consolidation of multiple interfaces.

     Pegasus derives its revenues from its HCC service by charging a participating travel agency a fee based on a percentage of commissions paid to that agency through the HCC service. The Company also generally charges a participating hotel a fee based on the number of commissionable transactions arising from that hotel. Revenues from HCC travel agency fees can vary substantially from period to period based on the types of hotels at which reservations are made and fluctuations in overall room rates. Pegasus recognizes revenues from its HCC service in the month in which the hotel stay occurs. In the immediate following month, Pegasus collects commissions from the hotels by the 12th business day of such month and pays commissions to travel agencies by the 15th business day of such month. If a hotel fails to deliver funds to the Company, Pegasus is not obligated to deliver commission payments on behalf of the hotel to travel agencies. For the years ended December 31, 1998, 1997 and 1996, HCC revenues from hotels are presented net of commission payments to travel agencies of approximately $255,000,000, $165,000,000, and $105,000,000, respectively. HCC revenues also include amortization of a $2.0 million payment received by the Company in June 1993 in exchange for a five-year non-cancelable data processing contract. This payment was initially recorded as unearned income and is being recognized as revenue over the life of the contract (Note 12).

     Pegasus derives its TravelWeb revenues by charging participating hotels subscription fees based on the number of their properties included in the database and a combination of transaction fees or commissions. Transaction fees are based on the number of net reservations made at participating properties through the TravelWeb service, and commissions are based on the value of the guest stay for reservations booked through the TravelWeb service. Pegasus realizes revenues from NetBooker, the Company's hotel room reservation service provided to third-party Web sites, by charging third-party Web sites an initial development and licensing fee and by charging hotels a fee based on the number of net reservations made through the NetBooker service.

     Pegasus derives its Business Intelligence revenues by charging hotels fees for the development and maintenance of hotel databases and for consulting services.

  Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for a portion or all of the deferred tax assets when there is sufficient uncertainty regarding the Company's ability to recognize the benefits of the assets in future years.

  Advertising Costs

     Advertising and promotion-related expenses are charged to operations when incurred. Advertising expense for 1998, 1997 and 1996 was approximately $1,105,000, $609,000 and $613,000, respectively.

  Financial Instruments

     The carrying amounts of the Company's financial instruments reflected in the consolidated balance sheets at December 31, 1998 and 1997 approximate their respective fair values.

                             PEGASUS SYSTEMS, INC.

  Concentrations of Credit Risk

     The Company's financial instruments exposed to concentrations of credit risk consist primarily of cash and receivables. Cash balances, exceeding the federally insured limits, are maintained in financial institutions; however, management believes the institutions are of high credit quality. The majority of receivables are due from companies which are well-established entities in the travel industry. Therefore, management considers any exposure from concentrations of credit risks to be limited.

  Accounting for Stock-Based Compensation

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. Pro forma disclosure of net income (loss) based on the provisions of FAS 123 is presented in Note 10. For financial reporting purposes, the Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related Interpretations.

  Stock Splits

     A 100-for-1 stock split was effected in June 1996. All references in the consolidated financial statements to shares, share prices, per share amounts and stock plans have been adjusted retroactively for the 100-for-1 stock split. Additional information is presented in Note 9.

     In May 1997, the Board of Directors approved the declaration of a 4-for-3 stock split of the outstanding common and preferred stock effected in the form of a dividend to stockholders of record on the effective date of the Registration Statement on Form S-1 with respect to the Company's initial public offering (IPO) (Note 9). All references in the consolidated financial statements to shares, share prices, per share amounts and stock plans have been adjusted retroactively for the 4-for-3 stock split.

     On December 8, 1999, the Board of Directors declared a 3-for-2 split of its shares of common stock to be effected in the form of a stock dividend on January 7, 2000 to all Pegasus' stockholders of record on December 20, 1999. All references in the consolidated financial statements to shares, share prices, per share amounts and stock plans have been adjusted retroactively for the 3-for-2 stock split.

  Foreign Currency Translation

     The U.S. dollar is the functional currency for the Company's foreign operations. Gains and losses on the translation into U.S. dollars of amounts denominated in foreign currencies are included in net income (loss).

  Net Income (Loss) Per Share

     In 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (FAS 128). FAS 128 replaces primary and fully dilutive earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effect of potential common shares. Basic net income per share is based on the weighted average outstanding common shares. Diluted net income per share is based on the weighted average outstanding shares reduced by the effect of potential common shares. Net income (loss) for prior periods presented in the accompanying consolidated financial statements have been restated to comply with FAS 128 (Note 16).

                             PEGASUS SYSTEMS, INC.

  Comprehensive Income

     In 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". This statement requires separate financial statement disclosure of comprehensive income, which encompasses changes in net asset values derived from activity from both owner and non-owner sources. There were no items that qualified for treatment as components of other comprehensive income for the periods presented.

  Segment Information

     In 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (FAS 131). FAS 131 supercedes Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise", replacing the "industry" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. FAS 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of FAS 131 did not affect results of operations or financial position but did affect the disclosure of segment information (Note 17).

2. STOCK SPLIT

     On December 8, 1999, the Board of Directors approved a 3-for-2 stock split to be effected in the form of a 50% stock dividend, payable to stockholders of record on December 20, 1999. In connection with the stock dividend $53,268 and $51,488 will be transferred to common stock from additional paid-in capital in the December 31, 1998 and 1997 balance sheets, respectively. Basic and diluted earnings per share, giving retroactive effect to the stock split were:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                              1998    1997     1996
                                                              -----   -----   ------
Basic.......................................................  $0.34   $0.05   $(0.44)
Diluted.....................................................  $0.32   $0.05   $(0.44)

3. REORGANIZATION

     In July 1995, the Company issued 7,402,000 shares of its common stock in exchange for all of the outstanding capital stock of THISCO and 83.3% of the outstanding capital stock of HCC (the Reorganization). Lodging Network, Inc.
(LNI) retained 210 shares of HCC preferred stock, representing a 16.7% minority interest in HCC. The Reorganization brought THISCO and HCC together under the control of Pegasus and was initiated to integrate and expand the existing businesses of THISCO and HCC. Pegasus was formed immediately prior to the transaction for the purpose of combining the two operations into a single entity. For accounting purposes, the combination was recorded as a purchase of HCC.

4. ACQUISITIONS

     In June 1996, the Company purchased 210 shares of HCC preferred stock from LNI for $2,000,000 cash and 134,599 shares of Pegasus common stock. The 210 HCC preferred shares purchased represented a 16.7% minority ownership of HCC. After the purchase, Pegasus owned 100% of the outstanding shares of HCC. The transaction was accounted for as a purchase. The amount paid in excess of the minority interest value of $1,445,245 on the date of purchase was approximately $833,000 and was accounted for as $119,000 of goodwill to be amortized ratably over a 15 year period, $245,000 of in-process research and

                             PEGASUS SYSTEMS, INC.

development costs and $469,000 of step-up in the fair value of capitalized software costs. Such amount of in-process research and development was charged to expense at the date of acquisition. The fair value of the Company's common stock given as consideration was determined using an independent valuation.

     In August 1998, the Company acquired all of the equity interest in Driving Revenue for approximately $6 million plus estimated expenses of less than $100,000 (Acquisition). Driving Revenue provides hotel database marketing and consulting services.

     The Acquisition was recorded under the purchase method of accounting, and accordingly, Driving Revenue's results of operations subsequent to the Acquisition date are included in the accompanying consolidated financial statements. The purchase price has been allocated to assets acquired and liabilities assumed based on estimated fair value at the date of Acquisition. The approximate fair value of assets acquired and liabilities assumed at the date of acquisition, after giving effect to the write-off of certain purchased research and development, is summarized as follows:

Current assets (including approximately $2,000 cash)........   $  176,000
Software....................................................   $  344,000
Property and equipment......................................   $   42,000
Goodwill....................................................   $4,296,000
Current liabilities.........................................   $  338,000

     Approximately $1,480,000, based on a valuation performed by a third party, was allocated to in-process research and development projects that at the time of the Acquisition had not reached technological feasibility and had no probable alternative future use. Factors considered in determining the amount of the purchase price allocated to in-process research and development include the estimated stage of development for each project at the acquisition date, the projected cash flows from the expected revenues to be generated from each project and discounting the net cash flows. Such amount of in-process research and development was charged to expense at the date of acquisition. The balance of the purchase price, approximately $4,296,000, was recorded as the excess of cost over the fair value of net assets acquired (goodwill) and is being amortized on a straight-line basis over a ten year period ending August 2008.

5. ACCOUNTS RECEIVABLE

     The Company collects travel agents' commissions from hotel chains and, after retaining a portion of these commissions as a fee for services, remits the net commissions to the travel agents. At December 31, 1998 and 1997, trade accounts receivable were stated net of commissions of approximately $21,505,000 and $14,309,000, respectively.

     Net accounts receivable from affiliates of approximately $772,000 was included in the accompanying consolidated balance sheet at December 31, 1997. Net accounts receivable from affiliates for 1997 primarily consisted of amounts due from certain stockholder hotel chains. Disclosing the amounts due from stockholder hotel chains was not considered necessary in 1998 since their ownership percentage was reduced due to the Company's IPO in August 1997, the secondary offering in February 1998 and subsequent open market sales of their shares. The ownership percentage of the stockholder hotel chains was an aggregate of less than 10% of the Company's common shares outstanding at December 31, 1998; therefore, the stockholder hotel chains were not considered affiliates as of and for the year ended December 31, 1998.

                             PEGASUS SYSTEMS, INC.

6. PROPERTY AND EQUIPMENT

     Property and equipment at December 31 consisted of the following:

                                                                1998          1997
                                                             -----------   -----------
Computer equipment.........................................  $ 5,817,100   $ 4,985,455
Furniture and equipment....................................      890,334       677,183
Office equipment...........................................    1,320,239       974,851
Leasehold improvements.....................................       93,313        97,379
                                                             -----------   -----------
                                                               8,120,986     6,734,868
Less: accumulated depreciation.............................   (5,485,918)   (4,022,777)
                                                             -----------   -----------
Property and equipment, net................................  $ 2,635,068   $ 2,712,091
                                                             ===========   ===========

7. CAPITAL LEASES

     Assets recorded under capital leases, primarily consisting of computer equipment, are recorded at the lower of the present value of future minimum lease payments or the fair value of the asset. Total assets recorded under capital leases in 1998 and 1997 were approximately $3,436,000 and $3,747,000, respectively, net of accumulated amortization of $3,054,000 and $2,531,000, respectively. Amortization of assets under capital leases is included in depreciation and amortization expense.

     Future minimum lease payments and related interest are as follows:

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
1999........................................................   $ 602,041
2000........................................................      60,170
                                                               ---------
Aggregate minimum lease payments............................     662,211
Less: amount representing interest and taxes................     (69,505)
                                                               ---------
                                                                 592,706
Less: current portion.......................................    (535,072)
                                                               ---------
                                                               $  57,634
                                                               =========

     Interest rates on capital leases range from approximately 7% to 15%. Interest expense on capital leases for the years ended December 31, 1998, 1997 and 1996 was approximately $144,000, $277,000 and $351,000, respectively.

8. NOTES PAYABLE

     In August 1997, the Company repaid all outstanding principal and accrued interest on notes payable from the proceeds of the Company's IPO (Note 9). Total principal and interest paid during 1997 was approximately $5,254,000 and $457,000, respectively. During 1996, the Company paid interest totaling $478,000. Interest expense related to these notes was approximately $322,000 and $539,000 during the years ended December 31, 1997 and 1996, respectively.

9. STOCKHOLDERS' EQUITY

     In conjunction with the Reorganization, the Company issued 425,000 shares of restricted common stock to certain members of management in connection with the termination of a bonus plan for HCC's

                             PEGASUS SYSTEMS, INC.

management (Note 3). During 1996, the Company repurchased 38,200 shares from a terminated employee. The restrictions on these shares expired when the Company completed its IPO in August 1997.

     As a result of the Reorganization, certain stockholders exchanged shares of THISCO for shares of Pegasus. Additionally, in order to effect the purchase of HCC, the Company issued Pegasus shares to HCC stockholders in exchange for 83.3% of the outstanding capital stock of HCC. Some of the Pegasus shares exchanged for HCC shares were subject to repurchase. The repurchase was based upon an agreement by the HCC stockholders that some value for the HCC shares exchanged should be assigned based upon the number of transactions that an HCC stockholder committed to process through HCC in 1996. If a stockholder did not fulfill its commitment by processing the agreed number of transactions through HCC in 1996, the Company had the option to repurchase such shares for $0.007 per share. The total number of shares repurchased from each stockholder is based upon the percentage of their transaction commitment actually processed by HCC during 1996. Effective December 31, 1996, the Company repurchased 136,526 shares of the 716,600 shares subject to repurchase.

     In June 1996, Information Associates, L.P. and Information Associates, C.V. purchased 2,307,694 shares of the Company's series A preferred stock for $3.25 per share or $7,500,005. Total shares outstanding increased from 7,786,783 (including the 134,599 issued to LNI as part of the purchase of minority interest in HCC) to 10,094,568 shares, with the Information Associates, L.P. and Information Associates, C.V. ownership.

     In June 1996, the Company issued 134,599 shares of Pegasus common stock in conjunction with the acquisition of the minority ownership interest of HCC (Note
4).

     In June 1996, the Company declared a 100-for-1 stock split effected in the form of a stock dividend to stockholders of record on that date (Note 1). The number of common shares the Company is authorized to issue was also increased from 100,000 to 20 million and the number of authorized preferred shares was increased from 10,000 to 2 million.

     In August 1997, the stockholders amended the Company's certificate of incorporation to increase the number of authorized shares of common stock from 20 million to 100 million.

     The Company completed an IPO in August 1997. The Company's Registration Statement on Form S-1 (File No. 333-28595) with respect to the IPO was declared effective on August 6, 1997, and the Company's stock began trading on the Nasdaq National Market under the symbol PEGS on August 7, 1997. The Company sold 5,175,000 shares of common stock at a per share price of $8.67. Net proceeds to the Company, after deduction of the underwriting discount and estimated IPO expenses, were approximately $40.5 million. Selling stockholders also sold 988,500 shares at a per share price of $8.67. Net proceeds to the stockholders after deduction of the underwriting discount were approximately $8.0 million. The Company did not receive any proceeds from the sale of shares by the selling stockholders. Concurrent with the completion of the Company's IPO, a 4-for-3 split of the Company's outstanding common and series A preferred stock was effected (Note 1), and all outstanding shares of series A preferred stock were converted into shares of common stock.

     Effective February 11, 1998, the Company completed a secondary offering. The Company sold 420,481 shares of common stock at $11.67 per share. Net proceeds, after deducting the underwriting discount and estimated offering expenses, were approximately $4.2 million. Selling stockholders also sold 3,202,019 shares at $11.67 per share. The Company did not receive any proceeds from the sales of shares by the selling stockholders.

     In May 1998, stockholders amended the Company's certificate of incorporation to reduce the number of authorized shares of common stock from 100 million to 50 million. The financial statements have been retroactively adjusted to reflect the reduction in authorized shares.

                             PEGASUS SYSTEMS, INC.

     In September 1998, the Board of Directors authorized the repurchase of up to $6 million in aggregate of the Company's common stock from time to time. No shares have been acquired as of December 31, 1998.

     In September 1998, the Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of the Company's common stock. Each right will entitle stockholders to buy one-one thousand five hundredth of a share of the Company's series A preferred stock for each share of the Company's common stock held at a price of $60.00. The rights will be exercisable only if a person or group of affiliated or associated persons acquires, or has announced the intent to acquire, 20% or more of the Company's common stock.

10. STOCK-BASED COMPENSATION

     In accordance with the Company's 1996 stock option plan (1996 Plan), amended and approved in March 1997, options to purchase 1,300,000 shares of Company common stock may be granted to Company employees. Options granted under the 1996 Plan expire in December 2005. In accordance with the Company's 1997 stock option plan (1997 Plan), approved in March 1997 and amended in May 1998, options to purchase 900,000 shares of Company common stock may be granted to Company employees and non-employee directors and contractors. Options granted under the 1997 Plan expire in December 2006. Options granted under both the 1996 Plan and the 1997 Plan (collectively, Plans) may be in the form of incentive stock options or nonqualified stock options. The Stock Option Committee of the Board of Directors (Committee) administers the Plans and determines grant prices. Options granted to Company employees generally become exercisable in installments of 25% per year commencing one year from the date of grant while options granted to non-employee directors and contractors become exercisable over a vesting period determined by the Committee. The Company's authorized but unissued or reacquired common stock is used as stock options are exercised.

     In accordance with APB 25, the Company recorded unearned compensation of approximately $241,000, $451,000 and $551,000 in 1998, 1997 and 1996,
respectively, related to options. Unearned compensation is being recognized ratably over the vesting period for stock option grants with exercise prices which are less than fair market value of the stock at the date of grant. Compensation expense of approximately $269,000, $198,000 and $65,000 was charged to operations in 1998, 1997 and 1996, respectively.

     As discussed in Note 1, the Company has adopted the disclosure-only provision of FAS 123. Had compensation cost for the Company's stock option plans been determined based on the fair value provisions of FAS 123, the Company's net income (loss) and net income (loss) per share would have been decreased (increased) to the pro forma amounts indicated below:

                                                      1998        1997        1996
                                                   ----------   --------   -----------
Net income (loss) -- as reported.................  $5,396,451   $589,460   $(3,484,801)
Net income (loss) -- pro forma...................   4,859,692    334,589    (3,511,531)
Net income (loss) per share -- as reported:
  Basic..........................................        0.34       0.05         (0.44)
  Diluted........................................        0.32       0.05         (0.44)
Net income (loss) per share -- pro forma:
  Basic..........................................        0.31       0.03         (0.45)
  Diluted........................................        0.29       0.03         (0.45)

                             PEGASUS SYSTEMS, INC.

     The pro forma disclosures provided are not likely to be representative of the effects on reported net income for future years due to future grants and the vesting requirements of the Company's stock option plans.

     The weighted average fair value for options with exercise prices equal to the market price of stock at the grant date was $4.54 in 1998 and $0.55 in 1996. There were no options granted in 1997 with exercise prices equal to the market price of stock at the grant date. The weighted average fair value for options with exercise prices below the market price of stock at the grant date was $8.99 in 1998, $5.67 in 1997 and $1.11 in 1996. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used:

                                                         1998        1997        1996
                                                       ---------   ---------   ---------
Dividend yield.......................................         --          --          --
Expected volatility:
  Pre-IPO grants.....................................         --        0.0%        0.0%
  Post-IPO grants....................................      72.8%       65.0%          --
Risk-free rate of return.............................       4.6%        6.1%        6.5%
Expected life........................................  4.0 years   4.9 years   4.0 years

     The following table summarizes activity under the Company's stock option plans during the years ended December 31:

                                                                    WEIGHTED AVERAGE EXERCISE
                                   NUMBER OF COMPANY OPTIONS             PRICE PER SHARE
                               ---------------------------------   ---------------------------
                                 1998        1997        1996       1998      1997      1996
                               ---------   ---------   ---------   -------   -------   -------
Options outstanding at
beginning of year............  1,623,417   1,157,610          --    $3.83     $1.59     $  --
Granted......................    595,749     497,499   1,157,610     8.29      8.99      1.59
Exercised....................    100,480       2,000          --     3.73      2.07        --
Canceled.....................    117,744      29,692          --     8.13      2.89        --
                               ---------   ---------   ---------    -----     -----     -----
Options outstanding at end of
  year.......................  2,000,942   1,623,417   1,157,610    $4.91     $3.83     $1.59
                               =========   =========   =========    =====     =====     =====
Options exercisable at end of
  year.......................    735,784     395,151          --    $2.85     $1.55        --
                               =========   =========   =========    =====     =====     =====

     The following table summarizes information for stock options outstanding at December 31, 1998:

                                     OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                        ---------------------------------------------   --------------------------
                                    WEIGHTED AVERAGE      WEIGHTED                     WEIGHTED
                        NUMBER OF      REMAINING          AVERAGE       NUMBER OF      AVERAGE
   EXERCISE PRICES       OPTIONS    CONTRACTUAL LIFE   EXERCISE PRICE    OPTIONS    EXERCISE PRICE
   ---------------      ---------   ----------------   --------------   ---------   --------------
$ 1.34                    744,500      7.0 years           $ 1.34        456,374        $ 1.34
$ 2.07                    279,255      6.8 years             2.07        142,549          2.07
$ 3.50                     80,000      7.0 years             3.50         29,998          3.50
$ 6.33 - $8.93            485,923      7.9 years             7.15          1,674          7.37
$10.20 - $15.16           406,764      7.3 years            10.87        105,189         10.20
$16.92                      4,500      8.0 years            16.92             --            --
                        ---------      ---------           ------        -------        ------
                        2,000,942      7.3 years           $ 4.91        735,784        $ 2.85
                        =========      =========           ======        =======        ======

                             PEGASUS SYSTEMS, INC.

11. INCOME TAXES

     Pretax income (loss) from continuing operations for the years ended December 31 was taxed under the following jurisdictions:

                                                      1998        1997        1996
                                                   ----------   --------   -----------
Domestic.........................................  $5,495,808   $519,459   $(3,528,503)
Foreign..........................................      98,267     97,917        58,702
                                                   ----------   --------   -----------
                                                   $5,594,075   $617,376   $(3,469,801)
                                                   ==========   ========   ===========

     Deferred taxes consisted of the following at December 31:

                                                                 1998         1997
                                                              ----------   -----------
Deferred tax assets:
  Net operating loss carryforward...........................  $2,162,922   $ 4,214,785
  Bad debt reserves.........................................      36,396        26,473
  Stock option compensation expense.........................     181,545        81,873
  Rent expense..............................................      52,540        82,552
  Various expense accruals..................................      50,660        42,160
  Charitable contributions..................................      22,495            --
  Other.....................................................      24,160        10,801
                                                              ----------   -----------
          Total gross deferred tax assets...................   2,530,718     4,458,644
  Valuation allowance.......................................    (270,000)   (4,312,266)
Deferred tax liability:
  Software amortization.....................................    (109,190)      (79,850)
  Depreciation and amortization.............................     (66,903)      (66,528)
                                                              ----------   -----------
Net deferred tax assets.....................................  $2,084,625   $        --
                                                              ==========   ===========

     In 1997 and 1996, the net deferred tax asset was fully reserved because of uncertainty regarding the Company's ability to recognize the benefit of the asset in future years. In the fourth quarter of 1998, the Company released a significant portion of the valuation allowance as management believes it is more likely than not that the net deferred tax asset will be realized. The remaining valuation allowance at December 31, 1998 relates to state net operating loss carryforwards. A portion of the deferred tax asset was related to net operating loss carryforwards of HCC that existed at the time HCC was acquired by the Company in 1995. Accordingly, approximately $1,467,000 of the valuation allowance released in 1998 reduced the remaining goodwill related to the purchase of HCC. At December 31, 1998, 1997 and 1996, the Company had federal net operating loss carryforwards of approximately $5,567,000, $12,252,000 and $14,635,000, respectively. The 1998 net operating loss carryforwards that existed at December 31, 1998 will begin to expire in 2007. Utilization of the net operating loss carryforwards may be limited by the separate return loss year rules and could be affected by ownership changes which have occurred or could occur in the future.

                             PEGASUS SYSTEMS, INC.

     The components of the income tax provision for the years ended December 31 were as follows:

                                                         1998        1997      1996
                                                       ---------   --------   -------
Current provision:
  Federal............................................  $ 381,025   $ 51,525   $    --
  State..............................................    462,413         --        --
  Foreign............................................     38,100     27,916    15,000
                                                       ---------   --------   -------
                                                       $ 881,538   $ 79,441   $15,000
                                                       =========   ========   =======
Deferred benefit:
  Federal............................................  $(641,069)  $(51,525)  $    --
  State..............................................    (42,845)        --        --
                                                       ---------   --------   -------
Provision for income taxes...........................  $ 197,624   $ 27,916   $15,000
                                                       =========   ========   =======

     A reconciliation of taxes based on the federal statutory rate of 34.0% and the provision for income taxes is summarized as follows for the years ended December 31:

                                                              1998     1997     1996
                                                              -----    -----    -----
Expected income tax provision (benefit).....................   34.0%    34.0%   (34.0)%
Valuation allowance.........................................  (46.7)%  (38.4)%   29.4%
Permanent differences.......................................   10.9%     9.8%     5.1%
State income taxes..........................................    5.0%      --       --
Other, net..................................................    0.3%    (0.9)%   (0.5)%
                                                              -----    -----    -----
Provision for income taxes..................................    3.5%     4.5%     0.0%
                                                              =====    =====    =====

12. COMMITMENTS AND CONTINGENCIES

     The Company leases its corporate office space and certain office equipment under non-cancelable operating leases. The Company incurred rent expense of approximately $731,000, $720,000 and $697,000 in 1998, 1997 and 1996,
respectively.

     Approximate future minimum lease payments at December 31, 1998, under non-cancelable operating leases with original terms exceeding one year, including the Pegasus UK operating lease translated at the rate in effect at December 31, 1998, were as follows:

                      YEAR ENDING
                      DECEMBER 31,
                      ------------
1999....................................................   $  998,000
2000....................................................    1,024,000
2001....................................................    1,024,000
2002....................................................    1,012,000
2003....................................................       63,000
Thereafter..............................................      137,000
                                                           ----------
                                                           $4,258,000
                                                           ==========

     In June 1993, the Company received $2,000,000 from its processing bank in exchange for a five-year non-cancelable data processing contract and recorded the amount as deferred income. The non-cancelable contract requires the Company's processing bank to process transactions and generate various reports in exchange for a processing fee. The contract requires Pegasus to maintain an annual minimum volume of transactions. If the annual minimum volume is not attained, Pegasus is required to pay its processing bank

                             PEGASUS SYSTEMS, INC.

an additional processing fee for each transaction under the minimum volume. As of the date HCC was acquired by the Company, there was approximately $1,583,000 of deferred income to be amortized over the remaining life of the contract according to the volume of guaranteed transactions, as defined by the contract. During 1998, 1997 and 1996, the Company recognized approximately $471,000, $471,000 and $431,000, respectively, of the deferred income. In 1998, 1997 and 1996, the Company exceeded the annual minimum volume requirement. The deferred income was fully amortized as of December 31, 1998.

     In May 1997, the Company issued a warrant to a customer for the purchase of 518,584 shares of the Company's common stock as part of a five year contract involving a wide range of the Company's services. The warrant is exercisable during the two year period ended May 12, 1999 at an exercise price of $4.80 per share. The Company used the Black-Scholes option pricing model to value the warrant. A contract asset of $238,000 was recorded in May 1997, which will be amortized ratably over the associated five year contract period.

     As of December 31, 1998, the Company had a commitment to pay an affiliate $125,000 in 1999 for software development and modification.

13. EMPLOYEE BENEFIT PLAN

     The Company sponsors a 401(k) defined contribution retirement plan (401(k)
Plan) covering full-time employees who have attained the age of twenty-one. The 401(k) Plan allows eligible employees to defer receipt of up to fifteen percent of their compensation and contribute such amounts to various investment funds. Eligible employees may elect to participate at the beginning of any quarter after their hire date. Employee contributions vest immediately.

     The Company makes discretionary matching contributions up to five percent of employees' annual contributions. The Company's matching contributions vest on a pro rata basis over five years. During 1998, 1997 and 1996, the Company contributed approximately $292,000, $217,000 and $160,000, respectively, to the 401(k) Plan.

14. STOCK PURCHASE PLAN

     In May 1998, the Company's stockholders approved the Pegasus Systems, Inc. 1997 Employee Stock Purchase Plan (Stock Plan). The Company has reserved 750,000 shares of its common stock for purchase by its employees pursuant to the terms of the Stock Plan. Eligible participating employees of the Company may elect to have an amount up to, but not in excess of, 10% of their regular salary or wages withheld for the purpose of purchasing the Company's common stock. Under the Stock Plan, an eligible participating employee will be granted an option at the beginning of each plan year (the "Offering Commencement Date") to purchase at the end of the plan year (the "Offering Termination Date") shares of common stock using the amounts that have accumulated from the employee's payroll deductions made during the plan year at a price that is 85% of the closing price of the common stock on the Nasdaq National Market or any other national securities exchange on the Offering Commencement Date or the Offering Termination Date, whichever is lower.

15. RELATED PARTIES

     Prior to the IPO, the Company derived a substantial portion of its revenue from certain stockholders and stockholder-owned companies. For the years ended December 31, 1997 and 1996, revenue generated by stockholders and stockholder-owned companies was approximately $15.7 million, or 75.3%, and $12.0 million, or 75.4%, respectively. Disclosing revenues generated by stockholders was not considered necessary for the year ended December 31, 1998 since the ownership percentage of these stockholders was reduced by the Company's IPO in August 1997, the secondary offering in February 1998 and subsequent

                             PEGASUS SYSTEMS, INC.

open market sales of their shares. The ownership percentage of these stockholders was an aggregate of less than 10% of the Company's common shares outstanding at December 31, 1998; therefore, these stockholders were not considered affiliates as of and for the year ended December 31,1998.

     A stockholder provides services to the Company, including facility management, consulting and software development. During 1998, 1997 and 1996, the Company recognized expense in the amount of approximately $461,000, $488,000 and $774,000, respectively, for those services.

     Persons related to an officer of the Company have provided printing, design and procurement services to the Company. During 1998, 1997 and 1996, the Company paid approximately $3,000, $6,000 and $143,000, respectively, related to these services, the majority of which related to capitalized furniture purchases.

16. NET INCOME (LOSS) PER SHARE

     Basic net income (loss) per share for the years ended December 31, 1998, 1997 and 1996 has been computed in accordance with FAS 128 using the weighted average number of common shares outstanding after giving retroactive effect to stock splits (Notes 1 and 9).

     Diluted net income (loss) per share for the years ended December 31, 1998, 1997 and 1996 gives effect to all dilutive potential common shares that were outstanding during the periods. Outstanding options and warrants with strike prices below the average fair market value of the Company's common stock for the years ended December 31, 1998 and 1997 were included in the diluted earnings per share (EPS) calculations for the respective periods. None of the options outstanding at December 31, 1996 were included in the diluted EPS calculation for the year ended December 31, 1996 because the Company had a net loss. In 1998, all outstanding options and warrants were included in the diluted EPS calculation for the six months ended June 30, 1998. Options for 81,000 shares of the Company's common stock at strike prices from $12.96 to $15.16 were excluded for the diluted EPS calculation for the three months ended September 30, 1998 because they were anti-dilutive. Options for 85,500 shares of the Company's common stock at strike prices from $12.96 to $16.92 were excluded from the diluted EPS calculation for the three months ended December 31, 1998 because they were anti-dilutive. The options excluded in 1998 expire from December 2005 to December 2006. In 1997, all outstanding options and warrants were included in the calculation of diluted EPS. In 1996, 2,307,694 shares of Series A preferred stock and options for 1,157,600 shares of the Company's common stock at strike prices from $1.34 to $2.07 were excluded from the diluted EPS calculation because they were anti-dilutive. The options excluded in 1996 expire December 2005.

                             PEGASUS SYSTEMS, INC.

     The following table sets forth the basic and diluted net income (loss) per share computation for the years ended December 31:

                                                   1998          1997          1996
                                                -----------   -----------   -----------
Net income (loss).............................  $ 5,396,451   $   589,460   $(3,484,801)
                                                ===========   ===========   ===========
Basic:
  Weighted average number of shares
     outstanding..............................   15,691,421    10,800,573     7,870,200
                                                -----------   -----------   -----------
  Net income (loss) per share.................  $      0.34   $      0.05   $     (0.44)
                                                ===========   ===========   ===========
Diluted:
  Weighted average number of shares
     outstanding..............................   15,691,421    10,800,573     7,870,200
  Additional weighted average shares from
     assumed conversion of dilutive
     convertible preferred stock to common
     stock, net of shares to be repurchased
     with exercise proceeds...................           --     1,382,032            --
  Additional weighted average shares from
     assumed exercise of dilutive stock
     options and warrants, net of shares to be
     repurchased with exercise proceeds.......    1,103,922       831,473            --
                                                -----------   -----------   -----------
  Weighted average number of shares
     outstanding used in the diluted net
     income (loss) per share calculation......   16,795,343    13,014,078     7,870,200
                                                -----------   -----------   -----------
  Net income (loss) per share.................  $      0.32   $      0.05   $     (0.44)
                                                ===========   ===========   ===========

17. SEGMENT INFORMATION

     In 1998, the Company adopted FAS 131. The prior years' segment information has been restated to present the Company's three reportable segments:

- Electronic Distribution -- provides services that enable travel agents and individual travelers to electronically access hotel room inventory information and conduct reservation transactions;

- Commission Processing -- provides commission payment processing services to the hotel industry and travel agencies; and

- Business Intelligence -- provides data mining and reporting services for benchmark analysis and strategic planning for the hotel industry.

     The accounting policies of the segments are the same as those described in
Note 1. Segment data includes a charge allocating all corporate costs to the operating segments. The Company evaluates the performance of its segments based on pretax income.

     The Company is organized primarily on the basis of products and services. The Company's segments are strategic business units that offer different products and services. Two of the Company's strategic business units have been aggregated into the Electronic Distribution segment: THISCO and TravelWeb. The Commission Processing segment consists of the Company's HCC service. Pegasus IQ and Driving Revenue have been aggregated into the Business Intelligence segment.

                             PEGASUS SYSTEMS, INC.

     The following table presents information about reported segments for the years ended December 31:

                                ELECTRONIC    COMMISSION      BUSINESS     RECONCILING
                               DISTRIBUTION   PROCESSING    INTELLIGENCE      ITEMS         TOTAL
                               ------------   -----------   ------------   -----------   -----------
1998
Net revenues.................  $12,310,046    $15,851,557   $   902,864    $       --    $29,064,467
Interest income..............  $    14,358    $   151,243   $        12    $2,337,652    $ 2,503,265
Interest expense.............  $   112,988    $    33,788   $       103    $       --    $   146,879
Depreciation and
  amortization...............  $ 1,258,152    $ 1,175,451   $   256,264    $       --    $ 2,689,867
Write-off purchased
  in-process R&D.............  $        --    $        --   $ 1,480,085    $       --    $ 1,480,085
Income (loss) before taxes...  $   506,036    $ 5,527,910   $(2,777,523)   $2,337,652    $ 5,594,075
1997
Net revenues.................  $ 9,864,738    $11,038,678   $        --    $       --    $20,903,416
Interest income..............  $     7,820    $   105,437   $        --    $  880,335    $   993,592
Interest expense.............  $   516,631    $    83,265   $       171    $       --    $   600,067
Depreciation and
  amortization...............  $ 1,074,780    $ 1,929,588   $    12,251    $       --    $ 3,016,619
Income (loss) before taxes...  $(1,815,218)   $ 2,122,436   $  (570,177)   $  880,335    $   617,376
1996
Net revenues.................  $ 8,139,259    $ 7,729,753   $        --    $       --    $15,869,012
Interest income..............  $        --    $     4,839   $        --    $  109,311    $   114,150
Interest expense.............  $   768,730    $   124,447   $        --    $       --    $   893,177
Depreciation and
  amortization...............  $ 1,742,691    $ 1,682,987   $        --    $       --    $ 3,425,678
Write-off purchased
  in-process R&D.............  $        --    $   244,600   $        --    $       --    $   244,600
Loss before taxes and
  minority interest..........  $(3,289,159)   $  (184,390)  $        --    $  109,311    $(3,364,238)

     Reconciling items represent interest income earned as a result of short-term investment of operating cash balances and a portion of proceeds from the Company's IPO and secondary public offering of common stock.

     The Company's business is conducted principally in the United States. The Company does not utilize or measure revenues by geographic location to evaluate the Electronic Distribution and Business Intelligence segments. However, the Company does track the geographic source of travel agency and hotel transactions that give rise to Commission Processing revenues. For 1998, 1997 and 1996, approximately $2,922,000, $2,037,000 and $1,246,000 of Commission Processing revenues were derived from customers based outside the United States.

                             PEGASUS SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                     ASSETS

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
Cash and cash equivalents...................................  $ 88,234,679    $25,002,185
Restricted cash.............................................     2,440,593      2,106,676
Short-term investments......................................    47,658,828     15,768,400
Accounts receivable, net....................................     5,316,292      3,687,518
Other current assets........................................     4,156,980      3,689,254
                                                              ------------    -----------
          Total current assets..............................   147,807,372     50,254,033
Capitalized software, net...................................     1,361,325        869,619
Property and equipment, net.................................     3,704,811      2,635,068
Goodwill, net...............................................     3,906,312      4,238,071
Other noncurrent assets.....................................     2,345,581      2,323,620
                                                              ------------    -----------
          Total assets......................................  $159,125,401    $60,320,411
                                                              ============    ===========

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued liabilities....................  $  6,720,981    $ 4,715,018
Unearned income.............................................       818,423        258,667
Customer deposits...........................................       415,358        347,422
Current portion of capital lease obligations................       119,335        535,072
                                                              ------------    -----------
          Total current liabilities.........................     8,074,097      5,856,179
Other noncurrent liabilities................................       115,686        142,380
Capital lease obligations, net of current portion...........            --         57,634
Stockholders' equity:
  Preferred stock, $.01 par value; 2,000,000 shares
     authorized; zero shares issued and outstanding.........            --             --
  Common stock, $.01 par value; 50,000,000 shares
     authorized; 20,322,678 and 15,980,056 shares issued,
     respectively...........................................       203,227        159,801
  Additional paid-in capital................................   154,193,288     63,330,637
  Unearned compensation.....................................      (334,058)      (615,636)
  Accumulated deficit.......................................    (3,100,501)    (8,584,246)
  Less treasury stock (174,726 shares, at cost).............       (26,338)       (26,338)
                                                              ------------    -----------
          Total stockholders' equity........................   150,935,618     54,264,218
                                                              ------------    -----------
          Total liabilities and stockholders' equity........  $159,125,401    $60,320,411
                                                              ============    ===========

          See accompanying notes to consolidated financial statements

                             PEGASUS SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
Net revenues................................................  $27,635,790   $20,751,479
Cost of services............................................    8,907,363     7,091,049
Research and development....................................    1,887,572     1,966,738
Write-off of purchased in-process R&D.......................           --     1,480,085
General and administrative expenses.........................    3,995,745     3,202,457
Marketing and promotion expenses............................    4,499,515     3,610,230
Depreciation and amortization...............................    1,852,800     2,081,309
                                                              -----------   -----------
Operating income............................................    6,492,795     1,319,611
Other income (expense):
  Interest income...........................................    3,241,254     1,929,184
  Write-off of minority interest investment.................   (1,100,110)           --
  Interest expense..........................................      (36,612)     (122,000)
                                                              -----------   -----------
Income before income taxes..................................    8,597,327     3,126,795
Income taxes................................................    3,113,582        58,152
                                                              -----------   -----------
Net income..................................................  $ 5,483,745   $ 3,068,643
                                                              ===========   ===========
Net income per share:
  Basic.....................................................  $      0.30   $      0.20
                                                              ===========   ===========
  Diluted...................................................  $      0.29   $      0.18
                                                              ===========   ===========
Weighted average shares outstanding:
  Basic.....................................................   18,024,115    15,662,751
                                                              ===========   ===========
  Diluted...................................................   19,207,275    16,752,157
                                                              ===========   ===========

          See accompanying notes to consolidated financial statements

                             PEGASUS SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                              ---------------------------
                                                                  1999           1998
                                                              ------------   ------------
Cash flows from operating activities:
  Net income................................................  $  5,483,745   $  3,068,643
  Adjustments to reconcile net income to net cash from
     operating activities:
     Windfall tax benefit from employee exercise of
       non-qualified stock options..........................     2,573,150        281,692
     Depreciation and amortization..........................     1,852,800      2,081,309
     Write-off of minority interest investment..............     1,100,110             --
     Write-off of purchased in-process R & D................            --      1,480,085
     Recognition of stock option compensation...............       231,582        203,942
     Amortization of premiums on short-term investments.....        64,807         17,816
     Net loss on sales of property and equipment............        13,260          4,821
     Changes in assets and liabilities:
       Restricted cash......................................      (333,917)      (740,759)
       Accounts receivable..................................    (1,628,774)    (1,735,014)
       Other current and noncurrent assets..................    (1,489,687)      (125,524)
       Accounts payable and accrued liabilities.............     2,073,898        845,233
       Unearned income......................................       559,756        176,108
       Other noncurrent liabilities.........................       (26,694)        17,928
                                                              ------------   ------------
          Net cash provided by operating activities.........    10,474,036      5,576,280
                                                              ------------   ------------
Cash flows from investing activities:
  Purchase of software, property and equipment..............    (3,095,750)    (1,268,726)
  Purchase of marketable securities.........................   (54,536,121)   (22,553,383)
  Proceeds from maturity of marketable securities...........    22,580,886     19,763,985
  Purchase of Driving Revenue L.L.C.........................            --     (5,998,366)
  Purchase of minority interest investments.................      (100,110)    (1,500,000)
  Proceeds from sale of property and equipment..............            --         29,887
                                                              ------------   ------------
          Net cash used in investing activities.............   (35,151,095)   (11,526,603)
                                                              ------------   ------------
Cash flows from financing activities:
  Net proceeds from issuance of stock.......................    88,382,924      4,392,387
  Repayment of capital leases...............................      (473,371)      (850,166)
                                                              ------------   ------------
          Net cash provided by financing activities.........    87,909,553      3,542,221
                                                              ------------   ------------
Net increase in cash and cash equivalents...................    63,232,494     (2,408,102)
Cash and cash equivalents, beginning of period..............    25,002,185     30,166,793
                                                              ------------   ------------
Cash and cash equivalents, end of period....................  $ 88,234,679   $ 27,758,691
                                                              ============   ============
Supplemental disclosure of cash flow information:
  Interest paid.............................................  $     25,944   $    124,257
                                                              ============   ============
  Income taxes paid.........................................  $    140,288   $    191,288
                                                              ============   ============

          See accompanying notes to consolidated financial statements

                             PEGASUS SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     In July 1995, Pegasus Systems, Inc. (Pegasus or the Company) was formed as a Delaware holding company to combine the operations of two existing companies operating in the same industry, The Hotel Industry Switch Company (THISCO) and The Hotel Clearing Corporation (HCC). For accounting purposes, the combination was recorded as a purchase of HCC.

     The accompanying financial statements include the consolidated accounts of Pegasus and its wholly owned subsidiaries, THISCO, HCC, Pegasus IQ, Inc. (Pegasus IQ) and Driving Revenue L.L.C. (Driving Revenue) (collectively, Pegasus or the Company). THISCO is consolidated with its wholly owned subsidiary, TravelWeb, Inc. (TravelWeb), and HCC is consolidated with its wholly owned subsidiary, Pegasus Systems Inc. (UK) Limited (Pegasus UK). All significant intercompany balances have been eliminated in consolidation.

     In the opinion of management, the unaudited consolidated financial statements presented herein reflect all adjustments necessary to fairly state the financial position, operating results and cash flows for the periods presented. Such adjustments are of a normal recurring nature. The results for interim periods are not necessarily indicative of results expected for the entire fiscal year. The accompanying unaudited consolidated financial statements and the notes thereto should be read in conjunction with the consolidated financial statements and notes thereto contained in our annual report for the year ended December 31, 1998 on Form 10-K. Pegasus management believes that the disclosures are adequate for interim financial reporting purposes.

2. STOCKHOLDERS' EQUITY

     In May 1999, a customer exercised a warrant to purchase 518,584 shares of Pegasus common stock at $4.80 per share. The warrant was issued in May 1997 as part of a five-year contract involving a wide range of Pegasus services. At issuance, Pegasus used the Black-Scholes option pricing model to value the warrant, and a $238,000 contract asset was recorded. The contract asset is being amortized ratably over the five-year contract period.

     On December 8, 1999, the Board of Directors approved a three-for-two stock split to be effected in the form of a 50% stock dividend, payable to stockholders of record on December 20, 1999. All references in the unaudited consolidated financial statements to shares, share prices and per share amounts have been adjusted retroactively for the 3-for-2 stock split. In connection with the stock dividend $67,743 and $53,268 was transferred to common stock from additional paid-in capital in the September 30, 1999 and December 31, 1998 balance sheets. Basic and diluted earnings per share, giving retroactive effect to the stock split were:

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1999        1998
                                                              ------      ------
Basic.......................................................  $0.30       $0.20
Diluted.....................................................  $0.29       $0.18

3. EARNINGS PER SHARE

     Basic net income per share for the nine months ended September 30, 1999 and 1998 has been computed in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" (FAS 128) using the weighted average number of common shares outstanding.

     Diluted net income per share for the nine months ended September 30, 1999 and 1998 gives effect to all dilutive potential common shares that were outstanding during the respective periods. Outstanding

                             PEGASUS SYSTEMS, INC.

options and warrants with strike prices below the average fair market value of Pegasus common stock for the nine months ended September 30, 1999 and 1998 were included in the diluted earnings per share (EPS) calculations for the respective periods. Options for 1,500 shares of Pegasus common stock at a strike price of $27.25 were excluded from the diluted EPS calculation for the three months ended March 31, 1999 because they were antidilutive. Options for 9,000 shares of Pegasus common stock at strike prices from $27.25 to $31.17 were excluded from the diluted EPS calculation for the three months ended June 30, 1999 because they were antidilutive. Options for 106,500 shares of Pegasus common stock at strike prices from $25.25 to $31.17 were excluded from the diluted EPS calculation for the three months ended September 30, 1999 because they were antidilutive. The options excluded in 1999 expire from December 2005 to September 2009. All outstanding options and warrants were included in the diluted EPS calculation for the three and six months ended June 30, 1998. Options for 81,000 shares of Pegasus common stock at strike prices from $12.96 to $15.16 were excluded from the diluted EPS calculation for the three months ended September 30, 1998 because they were antidilutive. The options excluded in 1998 expire from December 2005 to December 2006.

     The following table sets forth the basic and diluted EPS computation for the nine months ended September 30, 1999 and 1998:

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                             -------------------------
                                                                1999          1998
                                                             -----------   -----------
Net income.................................................  $ 5,483,745   $ 3,068,643
                                                             ===========   ===========
Basic:
  Weighted average number of shares outstanding............   18,024,115    15,662,751
                                                             -----------   -----------
          Net income per share.............................  $      0.30   $      0.20
                                                             ===========   ===========
Diluted:
  Weighted average number of shares outstanding............   18,024,115    15,662,751
  Additional weighted average shares from assumed exercise
     of dilutive stock options and warrants, net of shares
     to be repurchased with exercise proceeds..............    1,183,160     1,089,406
                                                             -----------   -----------
  Weighted average number of shares outstanding used in the
     diluted net income per share calculation..............   19,207,275    16,752,157
                                                             -----------   -----------
          Net income per share.............................  $      0.29   $      0.18
                                                             ===========   ===========

4. SEGMENT INFORMATION

     In 1998, Pegasus adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information". The prior year's segment information has been restated to present the Company's three reportable segments:

     - Pegasus Electronic Distribution -- provides services that enable travel agents and individual travelers to electronically access hotel room inventory information and conduct reservation transactions;

     - Pegasus Commission Processing -- provides commission payment processing services to the hotel industry and travel agencies; and

     - Pegasus Business Intelligence -- provides database marketing and consulting services and is being expanded to provide data mining and reporting services for benchmark analysis and strategic planning for the hotel industry.

                             PEGASUS SYSTEMS, INC.

     Pegasus is organized primarily on the basis of services provided. Segment data includes a charge allocating all corporate costs to the operating segments. Management evaluates performance of its segments based on pretax income.

     The following table presents information about reported segments for the nine months ended September 30:

                                  ELECTRONIC    COMMISSION      BUSINESS     RECONCILING
                                 DISTRIBUTION   PROCESSING    INTELLIGENCE      ITEMS         TOTAL
                                 ------------   -----------   ------------   -----------   -----------
1999
Net revenues...................  $13,168,449    $13,056,684   $ 1,410,657    $       --    $27,635,790
Depreciation and
  amortization.................      953,948        287,404       611,448            --      1,852,800
Income (loss) before taxes.....    3,977,166      5,692,575    (3,053,206)    1,980,792      8,597,327
1998
Net revenues...................    8,994,253     11,399,839       357,387            --     20,751,479
Depreciation and
  amortization.................      886,442      1,079,033       155,834            --      2,081,309
Income (loss) before taxes.....      229,113      3,420,704    (2,335,801)    1,812,779      3,126,795

     Reconciling items for the nine months ended September 30, 1999 and 1998 include interest income earned on short-term investments. Reconciling items for the nine months ended September 30, 1999 also include a write-off of the Company's investment in Intermezzo Systems, Inc.

5. SECONDARY PUBLIC OFFERING

     In May 1999, Pegasus completed a secondary public offering of common stock. The effective date of the registration statement on Form S-3 was May 6, 1999. Pegasus sold 3,450,000 shares of common stock at a price of $25.92. After deducting the underwriters' discounts and offering expenses, net proceeds to Pegasus were approximately $84.4 million.

6. MINORITY INTEREST INVESTMENT

     In September 1998, Pegasus purchased a minority interest in Intermezzo Systems, Inc., a developer of enterprise software solutions for the hospitality industry. The Intermezzo Board of Directors elected to cease operations in July 1999 and entered into an orderly plan of liquidation. As a result, Pegasus wrote-off $1,100,110 in the second quarter representing the Company's entire investment in Intermezzo.

7. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. Accordingly, the Company adopted SOP 98-1 effective January 1, 1999.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133). FAS 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether the derivative is designated as part of a hedge transaction. FAS 133, as amended by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging and Activities -- Deferral of Effective Date of FAS 133", is effective for the Company's first quarter financial statements in fiscal 2001. Pegasus is not currently involved in derivative instruments or hedging activities, and therefore, will measure the impact of this statement as it becomes necessary.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
REZsolutions, Inc.
Phoenix, Arizona

     We have audited the accompanying consolidated balance sheets of REZsolutions, Inc. and subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Phoenix, Arizona
March 1, 1999

                      REZSOLUTIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (000'S OMITTED EXCEPT SHARE DATA)

                                     ASSETS

                                                                 DECEMBER 31,
                                                              -------------------   SEPTEMBER 30,
                                                                1998       1997         1999
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  3,061   $ 11,180     $     --
  Investment................................................                4,275
  Accounts receivable, net of allowance of $4,870 and $4,815 at December 31, 1998 and 1997 and $6,694 at September
     30, 1999...............................................    29,771     22,568       32,944
  Deferred income taxes.....................................     2,431      1,188        2,431
  Prepaid expenses and other................................     3,265      2,493        3,810
                                                              --------   --------     --------
          Total current assets..............................    38,528     41,704       39,185
                                                              --------   --------     --------
PROPERTY AND EQUIPMENT -- Net...............................    25,548     22,677       29,479
GOODWILL -- Net.............................................    21,161     22,028       20,497
OTHER INTANGIBLES -- Net....................................    16,750     23,145       11,954
LICENSE AGREEMENTS -- Net...................................     2,438      3,088        3,902
DEPOSITS AND OTHER ASSETS...................................       572        397        1,574
                                                              --------   --------     --------
          TOTAL.............................................  $104,997   $113,039     $106,591
                                                              ========   ========     ========

                              LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Current portion of notes payable and capital lease
     obligation.............................................  $  6,814   $  2,299     $  3,700
  Accounts payable..........................................     9,905      9,817       12,309
  Accrued expenses..........................................    12,343     11,419        9,266
  Accrued payroll and benefit related expenses..............     5,464      4,173        5,952
  Income taxes payable......................................     2,611      2,784          548
  Deferred revenue..........................................     7,471      5,872        5,387
  Hotel customers deposits..................................     3,328      3,728        8,626
  Due to shareholder........................................                5,732
                                                              --------   --------     --------
          Total current liabilities.........................    47,936     45,824       45,788
NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS -- Net of
  current portion...........................................     1,533      3,662       11,284
DEFERRED INCOME TAX LIABILITY...............................     2,214      4,715        1,354
                                                              --------   --------     --------
          Total liabilities.................................    51,683     54,201       58,426
                                                              --------   --------     --------
COMMITMENTS AND CONTINGENCIES (Notes 6 and 7)
SHAREHOLDERS' EQUITY:
  Non-Voting Series A Preferred shares, $.005 par value --
     authorized, 30,703,000 shares; issued and outstanding,
     20,702,900 shares......................................       104        104          104
  Common shares, $.001 par value -- authorized, 70,000,000
     shares; issued and outstanding, 34,504,281 shares......        35         35           35
  Additional paid-in capital................................    80,982     79,982       81,008
  Accumulated deficit.......................................   (27,494)   (23,537)     (32,302)
  Accumulated other comprehensive (loss) income.............      (313)     2,254         (680)
                                                              --------   --------     --------
          Total shareholders' equity........................    53,314     58,838       48,165
                                                              --------   --------     --------
          TOTAL.............................................  $104,997   $113,039     $106,591
                                                              ========   ========     ========

                See notes to consolidated financial statements.

                      REZSOLUTIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                (000'S OMITTED)

                                                                                 NINE MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31         SEPTEMBER 30
                                                -----------------------------   -------------------
                                                  1998       1997      1996       1999       1998
                                                --------   --------   -------   --------   --------
                                                                                    (UNAUDITED)
REVENUE.......................................  $141,870   $ 90,454   $80,610   $107,841   $105,482
                                                --------   --------   -------   --------   --------
OPERATING EXPENSES:
  Direct costs (cost of services).............    74,634     41,148    36,161     57,191     55,192
  Research and development....................     2,985        292                3,008      2,270
  Purchased research and development..........               19,999
  Sales and marketing.........................    30,164     22,670    17,584     21,438     22,673
  General and administrative..................    26,282     16,558    12,452     20,717     17,203
  Depreciation and amortization...............    16,084      5,248     3,002     12,537     11,949
                                                --------   --------   -------   --------   --------
          Total operating expenses............   150,149    105,915    69,199    114,891    109,287
                                                --------   --------   -------   --------   --------
OPERATING (LOSS) INCOME.......................    (8,279)   (15,461)   11,411     (7,050)    (3,805)
GAIN ON SALES OF INVESTMENTS..................     3,945                                      4,472
INTEREST (EXPENSE) INCOME -- Net..............      (613)        79       264       (832)      (583)
                                                --------   --------   -------   --------   --------
NET (LOSS) INCOME BEFORE INCOME TAXES.........    (4,947)   (15,382)   11,675     (7,882)        84
INCOME TAX BENEFIT (PROVISION)................       990     (2,170)   (3,970)     3,074        (16)
                                                --------   --------   -------   --------   --------
NET (LOSS) INCOME.............................  $ (3,957)  $(17,552)  $ 7,705   $ (4,808)  $     68
                                                ========   ========   =======   ========   ========

                See notes to consolidated financial statements.

                      REZSOLUTIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND NINE MONTHS ENDED SEPTEMBER 30,
                        1999 (UNAUDITED) (000'S OMITTED)

                                               REED     PREFERRED SHARES     COMMON SHARES    ADDITIONAL
                                             ELSEVIER   -----------------   ---------------    PAID-IN
                                              EQUITY    SHARES    AMOUNT    SHARES   AMOUNT    CAPITAL
                                             --------   -------   -------   ------   ------   ----------
BALANCE, JANUARY 1, 1996...................  $  4,420
  Net earnings.............................     7,705
  Translation adjustments..................     1,070
        Comprehensive income...............
                                             --------
BALANCE, DECEMBER 31, 1996.................    13,195
  Net earnings through November 30, 1997...     5,985
  Contribution to equity through
    forgiveness of debt by Reed............     2,752
  Exchange of Reed equity for preferred and
    common stock on December 1, 1997.......   (21,932)  20,703     $104     23,003    $23      $21,805
  Shares issued in connection with the
    acquisition of Anasazi.................                                 11,501     12       58,177
  Net loss subsequent to November 30,
    1997...................................
  Unrealized holding gain (net of tax
    of $659)...............................
  Translation adjustments..................
        Comprehensive loss.................
                                             --------   ------     ----     ------    ---      -------
BALANCE, DECEMBER 31, 1997.................        --   20,703      104     34,504     35       79,982
  Net loss.................................
  Contribution to equity through
    forgiveness of debt by Reed............                                                      1,000
  Translation adjustments..................
  Unrealized holding loss (net of tax
    benefit
    of $659)...............................
        Comprehensive loss.................
                                             --------   ------     ----     ------    ---      -------
BALANCE, DECEMBER 31, 1998.................        --   20,703      104     34,504     35       80,982
  Net loss.................................
  Translation adjustments..................
  Exercise of stock options................                                                         26
                                             --------   ------     ----     ------    ---      -------
BALANCE, SEPTEMBER 30, 1999 (unaudited)....  $     --   20,703     $104     34,504    $35      $81,008
                                             ========   ======     ====     ======    ===      =======

                                                ACCUMULATED COMPREHENSIVE
                                                      INCOME (LOSS)
                                             --------------------------------       TOTAL
                                             ACCUMULATED                        SHAREHOLDERS'   COMPREHENSIVE
                                               DEFICIT      OTHER     TOTAL        EQUITY       INCOME (LOSS)
                                             -----------   -------   --------   -------------   -------------
BALANCE, JANUARY 1, 1996...................                                       $  4,420
  Net earnings.............................                                          7,705        $  7,705
  Translation adjustments..................                                          1,070           1,070
                                                                                                  --------
        Comprehensive income...............                                                       $  8,775
                                                                                  --------        ========
BALANCE, DECEMBER 31, 1996.................                                         13,195
  Net earnings through November 30, 1997...                                          5,985
  Contribution to equity through
    forgiveness of debt by Reed............                                          2,752
  Exchange of Reed equity for preferred and
    common stock on December 1, 1997.......
  Shares issued in connection with the
    acquisition of Anasazi.................                                         58,189
  Net loss subsequent to November 30,
    1997...................................   $(23,537)              $(23,537)     (23,537)       $(23,537)
  Unrealized holding gain (net of tax
    of $659)...............................                $ 2,181      2,181        2,181           2,181
  Translation adjustments..................                     73         73           73              73
                                                                                                  --------
        Comprehensive loss.................                                                       $(21,283)
                                              --------     -------   --------     --------        ========
BALANCE, DECEMBER 31, 1997.................    (23,537)      2,254    (21,283)      58,838
  Net loss.................................     (3,957)                (3,957)      (3,957)       $ (3,957)
  Contribution to equity through
    forgiveness of debt by Reed............                                          1,000
  Translation adjustments..................                   (386)      (386)        (386)           (386)
  Unrealized holding loss (net of tax
    benefit
    of $659)...............................                 (2,181)    (2,181)      (2,181)         (2,181)
                                                                                                  --------
        Comprehensive loss.................                                                       $ (6,524)
                                              --------     -------   --------     --------        ========
BALANCE, DECEMBER 31, 1998.................    (27,494)       (313)   (27,807)      53,314
  Net loss.................................     (4,808)                (4,808)      (4,808)       $ (4,808)
  Translation adjustments..................                   (367)      (367)        (367)           (367)
  Exercise of stock options................                                             26
                                              --------     -------   --------     --------        --------
BALANCE, SEPTEMBER 30, 1999 (unaudited)....   $(32,302)    $  (680)  $(32,982)    $ 48,165        $ (5,175)
                                              ========     =======   ========     ========        ========

                See notes to consolidated financial statements.

                      REZSOLUTIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (000'S OMITTED)

                                                                                             NINE MONTHS ENDED
                                                              YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                                            -----------------------------   -------------------
                                                              1998       1997      1996       1999       1998
                                                            --------   --------   -------   --------   --------
                                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.......................................  $ (3,957)  $(17,552)  $ 7,705   $ (4,808)  $     68
  Adjustments to reconcile net (loss) income to net cash
     (used in) provided by operating activities:
  Provision for doubtful accounts.........................     1,581      2,015     1,602      4,016      1,300
  Depreciation and amortization...........................    16,084      5,248     3,002     12,536     11,963
  Gain on sales of investments............................    (3,945)                                    (4,472)
  Gain on sales of equipment..............................                           (303)
  Provision for deferred income taxes.....................    (3,744)      (406)              (3,074)      (302)
  Purchased research and development......................               19,999
  Changes in operating assets and liabilities:
     Accounts receivable -- net...........................    (8,784)    (2,436)   (3,773)    (7,689)    (7,080)
     Prepaid expenses and other...........................      (947)      (607)      192     (1,390)    (1,837)
     Accounts payable and other current liabilities.......     3,329      1,187     4,469      3,180      6,966
                                                            --------   --------   -------   --------   --------
          Net cash (used in) provided by operating
            activities....................................      (383)     7,448    12,894      2,771      6,606
                                                            --------   --------   -------   --------   --------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Proceeds from sales of investments......................     6,039                                      5,245
  Proceeds from sale of property and equipment............                          4,842
  Purchase of property and equipment......................   (10,999)    (9,222)   (6,581)   (10,328)    (8,339)
                                                            --------   --------   -------   --------   --------
          Net cash used in investing activities...........    (4,960)    (9,222)   (1,739)   (10,328)    (3,094)
                                                            --------   --------   -------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from (repayments to) shareholder -- net........    (4,732)     8,041       443                (1,738)
  Proceeds from notes payable.............................     5,928        345               18,395      3,000
  Principal payments on notes payable and lease
     obligations..........................................    (3,586)    (4,316)             (13,558)    (1,866)
  Decrease in notes receivable from employees.............                  709
  Proceeds from exercise of stock options.................                                        26
  Foreign currency translation adjustment.................      (386)        73                 (367)      (323)
                                                            --------   --------   -------   --------   --------
          Net cash (used in) provided by financing
            activities....................................    (2,776)     4,852       443      4,496       (927)
                                                            --------   --------   -------   --------   --------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS......    (8,119)     3,078    11,598     (3,061)     2,585
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR..............    11,180      8,102    (3,496)     3,061     11,180
                                                            --------   --------   -------   --------   --------
CASH AND CASH EQUIVALENTS, END OF YEAR....................  $  3,061   $ 11,180   $ 8,102   $     --   $ 13,765
                                                            ========   ========   =======   ========   ========
SUPPLEMENTAL CASH FLOW DISCLOSURES INFORMATION:
  Cash paid for interest..................................  $    987   $    581   $    37   $    850   $    810
                                                            ========   ========   =======   ========   ========
  Contribution to equity through forgiveness of debt by
     Reed.................................................  $  1,000   $  2,752   $    --   $     --   $     --
                                                            ========   ========   =======   ========   ========
  Merger related liabilities issued in acquisition........  $     --   $  1,189   $    --   $  1,800   $     --
                                                            ========   ========   =======   ========   ========
  Assets acquired through capital leases..................  $     44   $     --   $    --   $     --   $     --
                                                            ========   ========   =======   ========   ========
  Acquisition of license agreements.......................                                  $  2,144

                See notes to consolidated financial statements.

                      REZSOLUTIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
              AND NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)
            (000'S OMITTED FOR DATA IN TABLES EXCEPT SHARE AMOUNTS)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

     REZsolutions, Inc. (the "Company") is an international supplier of reservation, hotel marketing and information technology systems and services. The Company has over 50 offices worldwide and provides services to approximately 25,000 hotels. Acting as an intermediary between travelers, travel agents and hotels, the Company offers comprehensive reservations and payment settlement services. The Company also provides marketing support services to certain hotels that it represents, including advertising, trade promotion and brand development. In addition, the Company is a leading supplier of information technology to the international hospitality industry, including reservations and property management systems.

     The Company was incorporated on October 9, 1997, for the purpose of merging certain components of the operations of Utell ("Utell"), the reservation and data processing business of Reed Elsevier PLC ("Reed"), Utell, Inc. ("Utell, Inc.") a U.S. subsidiary of Reed, and Anasazi, Inc. and subsidiaries ("Anasazi"), a privately-held corporation based in Phoenix, Arizona.

     Prior to September 1997, Utell was operated as a division of Reed. During September 1997, Reed transferred certain of the historical net assets of its Utell business into Reed Telepublishing Ltd. ("RTL"), a separate legal entity. RTL had included certain components of Utell as well as other Reed businesses which had been distributed to Reed prior to the transfer of the Utell business into RTL. The determination of the assets contributed to RTL and the liabilities assumed by RTL was made pursuant to agreements entered into between RTL and Reed in connection with the capitalization of the Utell business during September 1997 (the "Capitalization"). The Capitalization was recorded by reclassifying the balance of Reed equity in Utell into shareholders' equity accounts. Financial data for Utell and RTL included in the accompanying consolidated financial statements for periods prior to September 1997 were prepared on a combined basis. The accompanying consolidated financial statements reflect what the historical assets, liabilities and operations would have been if Utell had been organized as a separate legal entity during 1997 and 1996 and consummated the acquisition of Anasazi as described above in 1997.

     Utell employees participated in various pension, health care and other benefit plans of Reed. Utell contributions to defined contribution and health care plans of Reed are included in Utell's financial statements. No contributions have been required to be made by Utell on behalf of their employees to the defined benefit plan as it was in an overfunded status throughout 1997. Utell employees will continue to participate in the Reed plans for the lesser of 18 months subsequent to January 1, 1998 or the completion of an initial public offering. During this period, the Company will contribute 6 percent of eligible Utell employee compensation to Reed plans.

     Reed used a centralized approach to cash management and the financing of its operations. Excess cash of Utell was transferred to Reed periodically. Utell generally had no borrowings except for periodic balances due Reed. Reed did not charge interest expense on any borrowings.

     Effective December 1, 1997, Reed contributed all of the issued and outstanding common stock of RTL and Utell, Inc. to the Company in exchange for
66.67 percent of the capital stock of the Company, and the shareholders of Anasazi contributed all of the outstanding common and preferred stock of Anasazi to the Company for 33.33 percent of the capital stock of the Company. The transaction has been accounted for as the acquisition of Anasazi by the Company effective December 1, 1997. Accordingly, the results of operations and cash flows of Anasazi are included in the accompanying consolidated financial statements only from December 1, 1997, the date of acquisition.

                      REZSOLUTIONS, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
              AND NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)
            (000'S OMITTED FOR DATA IN TABLES EXCEPT SHARE AMOUNTS)

     Principles of Consolidation -- The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All intercompany balances and transactions among the entities comprising the Company have been eliminated.

     Interim Period Presentation -- The unaudited consolidated financial statements for the nine months ended September 30, 1999 and 1998 have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the results of operations and cash flows. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of results that may be expected for the year ending December 31, 1999.

     Revenue Recognition -- Reservation services are comprised primarily of voice and global distribution system bookings from travel providers and consumers, with fees charged to the hotel either on a per call or booking basis. Booking fees are generally dependent upon the guests' length of stay and the room rate. Revenue for bookings made is recognized either at the time the reservation is used by the consumer or the transaction date based on the contractual agreement with each customer.

     Revenue generated by software license sales and software modification services are recognized upon the shipment of the product if collection is probable and the Company's remaining obligations under the license agreement are insignificant. The Company has entered into certain significant software license contracts in the current and prior years. These contracts call for the delivery of proprietary software to the customer and require the Company to modify the core software in order to meet certain specified criteria of performance. Contracts which call for the delivery of software which require significant modification are accounted for using the percentage of completion method of contract accounting. Accordingly, at December 31, 1998 and 1997, the Company had recorded unbilled accounts receivable of approximately $3,257,000 and $353,000, respectively, that had not been invoiced to customers based on contractual terms. Such unbilled amounts are included in accounts receivable in the accompanying consolidated financial statements.

     Revenue from data processing and consultative services is recognized in the period the services are rendered. Fixed fees for software maintenance are recognized ratably over the life of the software maintenance contract.

     Cash and cash equivalents include cash and all highly-liquid investments with original maturities at date of purchase of not more than three months.

     Investment represents the Company's ownership of 336,786 shares of unregistered common stock of a company which completed an initial public offering of its shares during 1997. The Company identified this investment as available-for-sale and adjusted the carrying value of this investment to its estimated market value at December 31, 1997. This adjustment resulted in recognition of an unrealized holding gain in shareholders' equity during 1997 of $2,840,000. Estimated market value was determined based on reference to quoted market prices of registered common stock of the investment and discussions with various broker/dealers of this and similar common stock. The Company recorded its investment at the market value of registered stock less a 25 percent discount based on marketability restrictions considered by management to be inherent in unregistered investments and net of a deferred tax liability of approximately $659,000. All of the shares were sold in 1998, the proceeds from which were $6,039,000.

     Concentrations of Credit Risk -- Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of accounts receivable and unbilled accounts receivable.

                      REZSOLUTIONS, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
              AND NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)
            (000'S OMITTED FOR DATA IN TABLES EXCEPT SHARE AMOUNTS)

     The Company's revenues are derived from hotels and hotel companies in various geographic areas around the world, with its most significant customers being well-known businesses in the hospitality industry.

     The Company performs ongoing credit risk evaluations of its customers' financial condition and generally does not require collateral. Credit losses have been provided for in the consolidated financial statements and have been within management's expectations.

     Property and equipment -- are stated at cost less accumulated depreciation and amortization. Equipment held under capital lease is stated at the lower of the present value of minimum lease payments or fair value at the inception of the lease. Depreciation and amortization is provided on straight-line method over the lesser of the estimated useful lives of the assets or the term of the lease, ranging from three to ten years.

     License agreements -- are amortized on a straight-line basis generally over three to five years and are shown net of amortization of $162,000 and $812,000 in 1997 and 1998, respectively.

     Hotel Customer Deposits -- The Company accepts prepayments for hotel reservations from hotel customers at the reservation booking date. The Company remits the hotel's portion of the prepayment to the hotel on the reservation date.

     Income Taxes -- The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using enacted rates. Prior to the merger, Utell did not file separate tax returns because its results were included in the income tax returns filed by Reed and its subsidiaries in various U.S. and non-U.S. jurisdictions. The tax provisions reflected in the accompanying consolidated statements of operations for periods prior to the Capitalization include a provision in lieu of income taxes which was computed as if Utell was a separate company and filed its own income tax returns for the entire fiscal year.

     Derivative Financial Instruments -- Currency forward contracts are used to manage currency exposures for financial instruments denominated in currencies other than the entity's functional currency. Foreign exchange forward contracts are accounted for as hedges to the extent they are designated as, and are effective as, hedges of firm foreign currency commitments. Gains and losses on contracts designated as hedges on firm foreign currency commitments are recognized in income in the same period as gain and losses on the underlying transactions are recognized. The fair value of derivative financial instruments approximates their contract value at December 31, 1998.

     Major currencies affecting the Company's business are the U.S. Dollar, British Pound Sterling, French Franc, German Deutschemark, Italian Lira, Singapore Dollar and Dutch Guilder.

     Goodwill and Intangibles -- Goodwill represents principally the excess of total cost over the fair value of Anasazi's net assets acquired (see Note 2) and is being amortized over 25 years. Goodwill is shown net

                      REZSOLUTIONS, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
              AND NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)
            (000'S OMITTED FOR DATA IN TABLES EXCEPT SHARE AMOUNTS)

of amortization of $958,000 and $91,000 at December 31, 1998 and 1997, respectively. Other intangibles are being amortized over 3 to 20 years and consist of the following as of December 31:

                                                                1998      1997
                                                              --------   -------
Tradenames -- 20 years......................................  $ 10,171   $10,171
Assembled workforce -- 3 years..............................     5,708     5,708
Customer contracts and relationships -- 3 years.............     5,659     5,659
Existing technology -- 3 years..............................     6,291     6,291
                                                              --------   -------
Total.......................................................    27,829    27,829
Less accumulated amortization...............................   (11,079)   (4,684)
                                                              --------   -------
Other intangibles -- net....................................  $ 16,750   $23,145
                                                              ========   =======

     Currency Translation -- The functional currency of the Company's U.K. subsidiary is the British pound. Translation adjustments result from the process of translating that currency into the reporting currency and are reported as a separate component of shareholders' equity.

     Product Development -- The costs to develop new software products and enhancements to existing products are expensed as incurred until technological feasibility has been established. The Company considers technological feasibility to have occurred when all planning, designing, coding and testing activities that are necessary to determine that the product can be produced to meet its design specifications have been completed. Once technological feasibility is established, any additional costs would be capitalized. The Company believes its current process for developing software is essentially completed concurrent with the establishment of technological feasibility and, accordingly, no costs have been capitalized.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Impairment -- The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets and identifiable intangible assets may warrant revision or that the remaining balance of these assets may not be recoverable. When factors indicate that these assets should be evaluated for possible impairment, the Company's management uses several factors including, among others, the Company's projection of future operating revenues relating to these assets and their related impact on cash flows.

     New Accounting Standards -- In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Statements ("SFAS") No. 130, Reporting Comprehensive Income, effective for fiscal years beginning after December 15, 1997. SFAS No. 130 changes the reporting of certain items currently reported in the stockholders' equity section of the balance sheet and requires that comprehensive income and its components be prominently displayed in the financial statements. The Company implemented the disclosures required under these standards during 1998.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for transactions entered into in the first fiscal quarter of the fiscal year 2000. This statement establishes standards for the accounting and reporting for derivative instruments and for hedging

                      REZSOLUTIONS, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
              AND NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)
            (000'S OMITTED FOR DATA IN TABLES EXCEPT SHARE AMOUNTS)

activities. The future effect on the Company's financial position and the results of operations has not been determined.

     The Company adopted Statement of Position 97-2, Software Revenue Recognition, issued by the Accounting Standards Executive Committee of the AICPA in October 1997. The effect on the Company's financial statements was not material.

     In March 1998, the American Institute of Certified Public Accountants Issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" effective for financial statements for fiscal years beginning after December 15, 1998. (SOP 98-1). SOP 98-1 requires that the costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software. REZ will adopt SOP 98-1 in its 1999 annual financial statements and does not believe the adoption of SOP 98-1 will have a material impact on the results of operations or financial conditions.

     Reclassification -- Certain changes in account classification have been made in the prior years' financial statements to conform to the 1998 presentation.

2. ACQUISITION OF ANASAZI

     On December 1, 1997, the Company, through its wholly-owned subsidiary, exchanged 11,501,427 shares of its common stock for all the issued and outstanding shares of capital stock of Anasazi, which was valued at $57,000,000 at that time. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon their fair values at the date of acquisition. As a result of the allocation of the purchase price, the Company recorded an expense of $19,999,000 for in-process research and development ("IPR&D") it acquired relating to software for which technological feasibility has not been established and for which no alternative future use existed.

     The accompanying consolidated statements of operations reflect the operating results of Anasazi since the effective date of the acquisition. Pro forma unaudited consolidated operating results of the Company and Anasazi for the years ended December 31, 1997 and 1996, assuming the acquisition had been made as of the beginning of each year presented, are summarized below:

                                                                1997          1996
                                                              --------      --------
Total revenues..............................................  $124,871      $102,489
                                                              ========      ========
Operating loss..............................................  $ (9,534)     $ (2,338)
                                                              ========      ========
Net loss....................................................  $ (6,770)     $ (1,661)
                                                              ========      ========

     The unaudited pro forma results for 1997 and 1996 have been prepared for illustrative purposes only and include certain adjustments such as the elimination of Anasazi's sale of software to Utell and the increase in amortization expense associated with the capitalization of goodwill and other intangibles, but exclude the write off of IPR&D. The unaudited pro forma results are not necessarily indicative of the results of operations as they would have been had the transaction been affected at the beginning of each year, nor are they necessarily indicative of future consolidated results of operations.

                      REZSOLUTIONS, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
              AND NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)
            (000'S OMITTED FOR DATA IN TABLES EXCEPT SHARE AMOUNTS)

     The allocation of the purchase price, including $1,189,000 of transaction costs, is shown in the table below:

Cash and cash equivalents...................................  $  1,335
Investments.................................................     1,425
Accounts receivable.........................................     9,208
Other current assets........................................       860
Property and equipment......................................     4,087
License and other assets....................................     3,578
Goodwill and other intangibles..............................    42,876
Purchased research and development..........................    19,999
Deferred tax asset..........................................     2,000
Debt and other liabilities..................................   (27,179)
                                                              --------
Total.......................................................  $ 58,189
                                                              ========

     During 1998, the Company provided $2,500,000 for severance and employment related expenses associated with integration of the formerly separate operations of Utell and Anasazi. Additionally, the Company incurred $1,201,000 of merger related costs, principally consisting of professional, consulting and advertising expenses, related to the integration. These costs and expenses have been included in general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 1998.

3. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at December 31:

                                                                1998       1997
                                                              --------   --------
Furniture and fixtures......................................  $ 11,558   $  9,363
Computer and communication equipment........................    43,686     36,867
Leasehold improvements and other............................     3,310      2,469
                                                              --------   --------
Total.......................................................    58,554     48,699
Less accumulated depreciation and amortization..............   (33,006)   (26,022)
                                                              --------   --------
Property and equipment -- net...............................  $ 25,548   $ 22,677
                                                              ========   ========

     The Company held property under capital lease agreements of $976,000, with accumulated depreciation of $583,000 and $260,000 at December 31, 1998 and 1997, respectively.

                      REZSOLUTIONS, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
              AND NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)
            (000'S OMITTED FOR DATA IN TABLES EXCEPT SHARE AMOUNTS)

4. NOTES PAYABLE AND CAPITAL LEASE OBLIGATION

     Notes payable and capital lease obligations consisted of the following at December 31:

                                                               1998     1997
                                                              ------   ------
Revolving line of credit up to $15,000,000 with a bank
bearing interest at LIBOR plus 0.50% (5.56% at December 31,
1998) payable monthly. The line is guaranteed by Reed and
expires in May 1999.........................................  $3,700
Note payable, interest at 8.5%, principal with interest due
  in three equal installments June 1, 1998, March 1, 1999
  and December 31, 1999, collateralized by certain license
  agreements................................................   1,667   $2,500
Note payable, imputed interest at 18.55%, principal and
  interest due monthly through November 30, 2001,
  collateralized by certain equipment.......................   1,600    2,038
Capital lease obligations, due in monthly payments ranging
  from $1,000 to $21,000, including imputed interest ranging from 10% to 23%, with maturity dates ranging from February
  2000 to October 2001, collateralized by equipment.........     694      932
Other.......................................................     686      491
                                                              ------   ------
Total notes payable and capital lease obligation............   8,347    5,961
Less current portion........................................   6,814    2,299
                                                              ------   ------
Total.......................................................  $1,533   $3,662
                                                              ======   ======

     Maturities of notes payable and long-term debt for the years succeeding December 31, 1998 are $6,814,000 in 1999, $1,056,000 in 2000 and, $477,000 in
2001.

5. INCOME TAXES

     The (provision) benefit for income taxes for the year ended December 31 is comprised of the following:

                                                               1998      1997      1996
                                                              -------   -------   -------
Current:
  Federal...................................................  $(1,912)
  State.....................................................     (274)
  Foreign...................................................     (568)  $(1,675)
                                                              -------   -------
Total.......................................................   (2,754)   (1,675)
                                                              -------   -------
Deferred:
  Federal...................................................    2,902       256
  State.....................................................      390        65
  Foreign...................................................      452        85
                                                              -------   -------
Total.......................................................    3,744       406
                                                              -------   -------
Provision in lieu of income taxes...........................               (901)  $(3,970)
                                                              -------   -------   -------
Income tax benefit (provision)..............................  $   990   $(2,170)  $(3,970)
                                                              =======   =======   =======

                      REZSOLUTIONS, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
              AND NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)
            (000'S OMITTED FOR DATA IN TABLES EXCEPT SHARE AMOUNTS)

     The following is a reconciliation of the reported effective income tax rates to the statutory rates:

                                                              1998     1997      1996
                                                              ----     -----     -----
Federal statutory income tax rate...........................  34.0%     34.0%    (34.0)%
Purchased research and development..........................           (42.7)
Effect of foreign tax rates.................................            (2.6)
Goodwill....................................................  (6.0)
Other items.................................................  (8.0)     (2.7)
                                                              ----     -----     -----
Effective rate..............................................  20.0%    (14.0)%   (34.0)%
                                                              ====     =====     =====

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement and income tax reporting purposes. Significant components of the Company's deferred income tax assets and liabilities as of December 31 are as follows:

                                                                1998                   1997
                                                        --------------------   --------------------
                                                        CURRENT   NONCURRENT   CURRENT   NONCURRENT
                                                        -------   ----------   -------   ----------
Deferred tax assets:
  Accrued compensation................................  $  699                 $  283     $    250
  Bad debt reserves...................................     756                    905
  Fixed assets........................................                                         931
  Net operating loss carryforwards....................             $ 3,749                   2,926
  Credit carryforwards................................                 450                     450
  Other...............................................     976         122                     995
                                                        ------     -------     ------     --------
  Total deferred tax assets...........................   2,431       4,321      1,188        5,552
  Valuation allowance for deferred tax assets.........                 (50)                    (50)
                                                        ------     -------     ------     --------
Net deferred tax assets...............................   2,431       4,271      1,188        5,502
                                                        ------     -------     ------     --------
Deferred tax liabilities:
  Investments.........................................                                      (1,211)
  Intangibles.........................................              (6,126)                 (9,006)
  Fixed assets........................................                (359)
                                                        ------     -------     ------     --------
Total deferred tax liabilities........................              (6,485)                (10,217)
                                                        ------     -------     ------     --------
Net deferred tax assets (liabilities).................  $2,431     $(2,214)    $1,188     $ (4,715)
                                                        ======     =======     ======     ========

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon projections of future taxable income, management believes it is more likely than not that the Company will not fully realize the benefits of net operating loss carryforwards and deductible differences. As a result, the Company has recorded a partial valuation allowance for the deferred tax assets related to net operating loss carryforwards and deductible differences.

     The Company has not provided for foreign withholding taxes or U.S. deferred income taxes on accumulated undistributed earnings of foreign subsidiaries. If such earnings were to be repatriated, such

                      REZSOLUTIONS, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
              AND NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)
            (000'S OMITTED FOR DATA IN TABLES EXCEPT SHARE AMOUNTS)

earnings could be subject to foreign withholding tax and U.S. residual tax. The determination of the amount of unrecognized withholding and U.S. taxes on those estimated earnings is not practicable.

     At December 31, 1998, the Company has net operating loss carryforwards of approximately $9,450,000 for federal and $8,430,000 for state income tax purposes that begin expiring in the year 2009 for federal income tax purposes and 1999 for state income tax purposes. The amount of the Company's loss carryforwards ultimately available to offset future taxable income in any one year could be subject to annual limitations that result in a reduction in the amount of the net operating loss carryforwards that can ultimately be used by the Company.

6. DERIVATIVE FINANCIAL INSTRUMENTS

     The Company's U.K. operations utilize foreign exchange forward contracts to manage foreign currency exposures to its functional currency, British Pounds. The principal objective of these contracts is to minimize the risks and/or costs associated with global financial and operating activities.

     Under these contracts, the Company has the obligation to purchase or sell foreign currencies at fixed rates at various maturity dates. At December 31, 1998, the Company had forward contracts outstanding for the sale and purchase of foreign currencies at fixed rates at December 31, 1998, as summarized in the table below:

  (British pound amounts in thousands)

                                                               SELL      PURCHASE
                                                              -------    --------
Japanese Yen................................................  L   456     L  219
French Franc................................................      759        725
Italian Lira................................................    1,758
German Deutchemark..........................................      697         64
Spanish Pesedo..............................................    2,390
Portugese Escudo............................................      500
Singapore Dollar............................................      197        296
U.S. Dollar.................................................    3,110      1,519
Other currencies............................................    2,230        655
                                                              -------     ------
                                                              L12,097     L3,478
                                                              =======     ======

     The Company does not use derivative financial instruments for trading or other speculative purposes, nor is the Company a party to leveraged derivatives.

7. COMMITMENTS

     The Company leases certain office space and equipment under noncancelable operating leases that expire in various years through 2012. Certain of these leases contain renewal and purchase option clauses under various terms. The total of the lease payments to be made is being expensed ratably over the term of the lease. Rent expense was approximately $10,408,000, $6,225,000 and $4,526,000 in 1998 and 1997 and 1996, respectively.

                      REZSOLUTIONS, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
              AND NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)
            (000'S OMITTED FOR DATA IN TABLES EXCEPT SHARE AMOUNTS)

     Future minimum payments under noncancelable operating leases and the present value of future minimum capital lease obligations with initial terms of one year or more consisted of the following at December 31, 1998:

                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
                                                              -------    ---------
1999........................................................   $430       $ 7,762
2000........................................................    312         6,524
2001........................................................     92         5,302
2002........................................................                4,791
2003........................................................                3,114
Thereafter..................................................               12,004
                                                               ----       -------
Total minimum lease payment.................................    834       $39,497
                                                                          =======
Less imputed interest -- rates ranging from 10% to 23%......    140
                                                               ----
Present value of future minimum capital lease obligations...    694
Less current portion of capital lease obligations...........    338
                                                               ----
Long-term portion of capital lease obligations..............   $356
                                                               ====

     The Company participates in a defined benefit pension plan (the "Pension Plan") covering substantially all full-time employees in the U.K. and a 401(k) Incentive Savings Plan (the "401(k) Plan") covering substantially all full-time employees in the U.S. Under the Pension Plan, benefits are based primarily on final average salary and years of service. Funding policies provide that payments to pension trusts shall be at least equal to the minimum funding required by applicable regulations in the U.K. No contributions have been required to be made by the Company on behalf of former Utell employees to the defined benefit plan as it was in an overfunded status throughout 1997. Former Utell employees will continue to participate in the Reed plans for the lesser of 18 months subsequent to January 1, 1998 or the completion of an initial public offering. During this period, the Company will contribute 6 percent of eligible Utell employee compensation to Reed plans. Under the terms of the 401(k) Plan, U.S. employees may make voluntary contributions, subject to Internal Revenue Service limitations. The Company matches employee contributions up to three percent of the employee's annual compensation. Company contributions vest 100 percent after the earlier of two years participation in the 401(k) Plan or five years of service, as defined.

8. FAIR VALUES OF FINANCIAL INSTRUMENTS

     The recorded amounts of cash, accounts receivable, accounts payable, notes payable and capital lease obligations approximate their fair values because of the short-term nature of these instruments. The estimated fair value of the Company's foreign currency forward contracts approximate amounts hedged. Fair values are estimated by the use of quoted market prices, estimates obtained from brokers, and other appropriate valuation techniques based upon information available as of December 31, 1998. The fair value estimates do not necessarily reflect the values the Company could realize in the current market.

9. STOCK OPTION PLAN

     The Company has a nonqualified stock option plan (the "1997 Option Plan") which provides for the granting of options for up to 3,833,809 shares of its common stock to selected officers and employees.

                      REZSOLUTIONS, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
              AND NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)
            (000'S OMITTED FOR DATA IN TABLES EXCEPT SHARE AMOUNTS)

     The following table summarizes option activity since inception of the 1997 Option Plan:

                                                                    1998                  1997
                                                            --------------------   ------------------
                                                                        EXERCISE             EXERCISE
                                                             SHARES      PRICE     SHARES     PRICE
                                                            ---------   --------   -------   --------
Outstanding at beginning of year..........................    985,000    $5.22
Granted...................................................  1,747,000    $5.22     985,000    $5.22
Cancelled.................................................   (148,167)   $5.22
                                                            ---------              -------
Outstanding at end of year................................  2,583,833    $5.22     985,000    $5.22
                                                            =========              =======
Options exercisable at end of year........................    579,978    $5.22
Weighted average fair value of options granted during the
  year....................................................               $5.22                $5.22

     During 1998, the Company instituted the 1998 Outside Director Stock Option Plan which provides for the granting of options for up to 300,000 shares of its common stock to directors of the Company. As of December 31, 1998, 143,675 options had been granted under this plan at an exercise price at $5.22.

     In management's opinion, all options granted through December 31, 1998 were issued with exercise prices at or above the estimated fair value at the date of grant and are exercisable at varying percentages up to 33 percent per year commencing on the first anniversary date of grant and will expire no later than ten years from the date of grant.

     The Company applies Accounting Principles Board ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plan. Accordingly, no compensation expense has been recognized for its stock-based compensation plan. Had compensation cost for the Company's stock option plan been determined based upon the fair value at the grant date for awards under this plan consistent with the methodology prescribed in Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, the Company's net loss for the year ended December 31, 1998 would have been increased by approximately $785,000. Since the options granted in 1997 were near the end of the year, the pro forma compensation cost and resulting effect on net income for that year were not significant. The fair value of the options granted during 1998 and 1997 is estimated as $2,328,000 and $1,300,000, respectively, on the date of grant using an option-pricing model with the following assumptions in 1998 and 1997: dividend yield and volatility of 0 percent, an average risk-free interest rate of 6 percent, an assumed forfeiture rate of 0 percent and an average expected life of five years, respectively. The remaining weighted average contractual life of the options is approximately eight years.

10. RELATED PARTY TRANSACTIONS

     The Company has two contractual arrangements with Reed -- a lease of an office facility in the UK and an employee lease arrangement for the management services of an executive officer. Amounts paid to Reed under these agreements amounted to approximately $170, $90 and $90 in the years ended December 31, 1998, 1997 and 1996, respectively, and approximately $307 (Unaudited) in the nine months ended September 30, 1999. In addition, as described in Note 4, Reed has guaranteed the revolving line of credit agreement entered into in 1998.

                                   APPENDIX A
                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG

                             PEGASUS SYSTEMS, INC.

                            PEGASUS WORLDWIDE, INC.

                                   REZ, INC.

                          AND THE MAJORITY STOCKHOLDER
                                  OF REZ, INC.

                         DATED AS OF NOVEMBER 16, 1999
                           (AS AMENDED AND RESTATED)

ARTICLE I            THE MERGER..................................................   A-1
  Section 1.01       The Merger..................................................   A-1
  Section 1.02       Effective Time..............................................   A-1
  Section 1.03       Effect of the Merger........................................   A-1
  Section 1.04       Taking of Necessary Action; Further Action..................   A-1
  Section 1.05       The Surviving Corporation...................................   A-2
  Section 1.06       The Closing.................................................   A-2
ARTICLE II           EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES......................   A-2
  Section 2.01       Effect On Capital Stock.....................................   A-2
  Section 2.02       Exchange of Certificates....................................   A-4
  Section 2.03       Dissenting Shares...........................................   A-6
ARTICLE III          PURCHASE PRICE ADJUSTMENTS..................................   A-7
  Section 3.01       Determination of Net Tangible Assets and Indebtedness.......   A-7
  Section 3.02       Estimated Closing Balance Sheet.............................   A-7
  Section 3.03       Adjustment to Gross Cash Amount.............................   A-7
  Section 3.04       Closing Balance Sheet.......................................   A-8
  Section 3.05       Post-Closing Adjustment.....................................   A-8
  Section 3.06       Working Capital Adjustments.................................   A-9
ARTICLE IV           REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
                     MAJORITY STOCKHOLDER........................................   A-9
  Section 4.01       Organization and Good Standing..............................  A-10
  Section 4.02       Subsidiaries................................................  A-10
  Section 4.03       Capitalization..............................................  A-10
  Section 4.04       Power, Authorization and Execution..........................  A-11
  Section 4.05       No Conflict.................................................  A-11
  Section 4.06       Intentionally Left Blank....................................  A-12
  Section 4.07       Litigation..................................................  A-12
  Section 4.08       Financial Statements; Undisclosed Liabilities...............  A-12
  Section 4.09       Tax Matters.................................................  A-12
  Section 4.10       Title to Assets.............................................  A-15
  Section 4.11       No Change...................................................  A-15
  Section 4.12       Contracts and Commitments...................................  A-16
  Section 4.13       Intellectual Property.......................................  A-18
  Section 4.14       Compliance with Laws; Permits...............................  A-21
  Section 4.15       No Material Adverse Changes.................................  A-21
  Section 4.16       Accounts Receivable; Evidences of Indebtedness..............  A-21
  Section 4.17       Certain Transactions and Agreements.........................  A-22
  Section 4.18       Employees...................................................  A-22
  Section 4.19       Employee Matters and Benefit Plans..........................  A-22
  Section 4.20       Insurance...................................................  A-25
  Section 4.21       Customers and Suppliers.....................................  A-25
  Section 4.22       Bank Accounts and Powers of Attorney........................  A-25
  Section 4.23       Books and Records...........................................  A-25
  Section 4.24       Environmental Matters.......................................  A-26
  Section 4.25       Year 2000 Compliance........................................  A-26
  Section 4.26       Brokers' and Finders' Fees..................................  A-27
  Section 4.27       Disclosure..................................................  A-27
  Section 4.28       Registration Statement......................................  A-27
  Section 4.29       Majority Stockholder Representations........................  A-28

ARTICLE V            REPRESENTATIONS AND WARRANTIES OF PEGASUS AND NEWCO.........  A-28
  Section 5.01       Incorporation and Good Standing.............................  A-28
  Section 5.02       Authority...................................................  A-28
  Section 5.03       Enforceability of Obligations...............................  A-29
  Section 5.04       No Breach...................................................  A-29
  Section 5.05       Intentionally Left Blank....................................  A-29
  Section 5.06       Brokerage...................................................  A-29
  Section 5.07       SEC Reports.................................................  A-29
  Section 5.08       Litigation..................................................  A-30
  Section 5.09       Capitalization of Pegasus and Newco.........................  A-30
  Section 5.10       Disclosure..................................................  A-30
  Section 5.11       Registration Statement......................................  A-30
  Section 5.12       Material Adverse Change.....................................  A-30
ARTICLE VI           CONDUCT AND TRANSACTIONS PRIOR TO THE EFFECTIVE TIME........  A-31
  Section 6.01       Conduct of the Business.....................................  A-31
  Section 6.02       Access to Books and Records.................................  A-32
ARTICLE VII          ADDITIONAL AGREEMENTS AND COVENANTS.........................  A-32
  Section 7.01       Preparation of Form S-4; Other Filings......................  A-32
  Section 7.02       Registration of Pegasus Common Stock on Form S-3............  A-33
  Section 7.03       Non competition Agreement...................................  A-33
  Section 7.04       Intercompany Arrangements...................................  A-34
  Section 7.05       Letter of the Company's Independent Accountants.............  A-34
  Section 7.06       Letter of Pegasus' Independent Accountants..................  A-34
  Section 7.07       Agreements To Take Reasonable Action........................  A-34
  Section 7.08       Consents....................................................  A-35
  Section 7.09       Nasdaq Additional Shares Listing............................  A-35
  Section 7.10       The Company Options; Employee Benefits......................  A-35
  Section 7.11       FIRPTA Compliance...........................................  A-36
  Section 7.12       Restrictions on Negotiations with Third Parties.............  A-36
  Section 7.13       Employment Agreements.......................................  A-37
  Section 7.14       Notice of Certain Matters...................................  A-38
  Section 7.15       Release and Repurchase of Certain Company Stock.............  A-38
  Section 7.16       Confidential Information....................................  A-38
  Section 7.17       Appointment of Majority Stockholder Representative to the
                     Pegasus Board...............................................  A-39
  Section 7.18       Actions under WARN and Similar State and Foreign Laws.......  A-39
  Section 7.19       Indemnification and Insurance...............................  A-39
  Section 7.20       Company Financial Statements................................  A-40
ARTICLE VIII         CONDITIONS TO CLOSING.......................................  A-40
  Section 8.01       Conditions to Each Party's Obligation To Effect the
                     Merger......................................................  A-40
  Section 8.02       Conditions to Pegasus' and Newco's Obligations..............  A-41
  Section 8.03       Conditions to the Company's Obligations.....................  A-42
ARTICLE IX           ESCROW ARRANGEMENTS.........................................  A-43
  Section 9.01       Escrow Arrangements.........................................  A-43
  Section 9.02       Indemnification by Pegasus..................................  A-49
  Section 9.03       Tax Indemnity...............................................  A-50
  Section 9.04       Exclusivity of Remedies.....................................  A-51
ARTICLE X            TERMINATION.................................................  A-51
  Section 10.01      Termination.................................................  A-51
  Section 10.02      Effect of Termination.......................................  A-52

Section 10.03        Fees and Expenses...........................................  A-52
  Section 10.04      Prompt Notice...............................................  A-52
ARTICLE XI           GENERAL PROVISIONS..........................................  A-52
  Section 11.01      Survival of Representations, Warranties and Covenants.......  A-52
  Section 11.02      Press Releases and Announcements............................  A-53
  Section 11.03      Notices.....................................................  A-53
  Section 11.04      Arbitration.................................................  A-54
  Section 11.05      Waiver; Amendment...........................................  A-55
  Section 11.06      Assignment..................................................  A-56
  Section 11.07      Severability................................................  A-56
  Section 11.08      Time of Essence.............................................  A-56
  Section 11.09      Entire Agreement............................................  A-56
  Section 11.10      Interpretation..............................................  A-56
  Section 11.11      Counterparts................................................  A-56
  Section 11.12      Governing Law...............................................  A-56
  Section 11.13      Knowledge...................................................  A-56

EXHIBITS

       Exhibit A-1  Form of Voting Agreement for Majority Stockholder
       Exhibit A-2  Form of Voting Agreement
       Exhibit B    Form of Certificate of Merger
       Exhibit C    Form of Subordinated Note
       Exhibit D    Form of Non-Competition Agreement
       Exhibit E    Form of Stockholders Agreement
       Exhibit F    Form of Majority Stockholder's Stockholders Agreement

                                 DEFINED TERMS

AAA.........................................
Acquisition Proposal........................
Adjusted Closing Balance Sheet..............
Affiliate...................................
affiliated group............................
Agreement...................................
Arbitrator..................................
Assets......................................
Authorized Person...........................
Award.......................................
Balance Sheet Date..........................
Balance Sheet Escrow........................
Base Balance Sheet..........................
Blue Sky Laws...............................
Cash Consideration..........................
Cash Escrow.................................
CERCLA......................................
Certificate of Merger.......................
Certificates................................
Claim.......................................
Closing.....................................
Closing Adjustment..........................
Closing Balance Sheet.......................
Closing Date................................
Closing Working Capital Adjustment..........
Code........................................
Company.....................................
Company Affiliates..........................
Company Ancillary Agreements................
Company Capital Stock List..................
Company Common Stock........................
Company Disclosure Schedule.................
Company Employee............................
Company Employee Agreement..................
Company Employee Plan.......................
Company Intellectual Property...............
Company Pension Plan........................
Company Stockholders........................
Company Subsidiary..........................
Company Voting Agreement....................
Conflict....................................
Consent.....................................
Constituent Corporations....................
controlled foreign corporation..............
DGCL........................................
Disclosing Party............................
disposal....................................
Dissenting Shares...........................
DOL.........................................
Effective Time..............................
employee benefit plan.......................
Employment Agreements.......................
ERISA.......................................
Escrow Agent................................
Escrow Amount...............................
Escrow Certificate..........................
Escrow Fund.................................
Escrow Period...............................
Estimated Closing Balance Sheet.............
Estimated Closing Balance Sheet
  Adjustment................................
Estimated Working Capital...................
Estimated Working Capital Adjustment........
Excess Fees.................................
excess parachute payments...................
Exchange Act................................
Exchange Agent..............................
Exchange Fund...............................
Financial Statements........................
Forecasted Working Capital..................
foreign person..............................
GAAP........................................
Governmental Entity.........................
Gross Cash Amount...........................
Hazardous Materials.........................
Hearing.....................................
HSR Act.....................................
Indebtedness................................
Indebtedness Adjustment.....................
Indemnification Period......................
Indemnified Parties.........................
Indemnified Person..........................
Indemnified Persons.........................
Injunction..................................
Intellectual Property.......................
International Employee Plan.................
IRS.........................................
Knowledge...................................
Laws........................................
Liens.......................................
Loss........................................
Loss Escrow.................................
Losses......................................
Majority Stockholder........................
Majority Stockholder Board Member...........
Majority Stockholder Stockholder
  Agreement.................................
Material Adverse Change.....................
Material Adverse Effect.....................
Material Consents...........................
Merger......................................
Merger Consideration........................
Multiemployer Plan..........................
Nasdaq......................................

Net Tangible Assets.........................
Net Tangible Assets Adjustment..............
Neutral Auditors............................
New Shares..................................
Non-Competition Agreement...................
Note........................................
Notice of Claim.............................
Notice of Dispute...........................
Option Plans................................
Other Filings...............................
Ownership Threshold.........................
passive foreign investment company..........
Pegasus.....................................
Pegasus Ancillary Agreements................
Pegasus Common Stock........................
Pegasus Representatives.....................
Pegasus SEC Reports.........................
Permits.....................................
Person......................................
Predecessor.................................
Pro Rata Percentage.........................
prohibited transaction......................
Proprietary Information.....................
PTO.........................................
Receivables.................................
Receiving Party.............................
Reed........................................
Registered Intellectual Property............
release.....................................
Required Stockholder Approval...............
Resolution Period...........................
Returns.....................................
Rez, Inc....................................
S-3.........................................
S-3 Shares..................................
S-4.........................................
safe harbor lease...........................
SEC.........................................
Securities Act..............................
Securityholder Agent........................
SRO.........................................
Stock.......................................
Stock Consideration.........................
Stock Escrow................................
Stockholder Agreements......................
Superior Proposal...........................
Surviving Corporation.......................
System......................................
Tax.........................................
Tax Affiliate...............................
Taxes.......................................
tax-exempt use property.....................
threatened release..........................
Total Fees..................................
UK Option Plan..............................
United States real property holding
  corporation...............................
US Option Plans.............................
Utell.......................................
WARN Act....................................
Working Capital.............................
Year 2000 Compliant.........................

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is entered into as of November 16, 1999, by and among Rez, Inc., a Delaware corporation (the "COMPANY"), Reed Elsevier Inc., a Massachusetts corporation ("REED"), and Utell International Group, Ltd., a corporation organized under the laws of England and Wales ("UTELL" and, together with Reed, the "MAJORITY STOCKHOLDER"), Pegasus Systems, Inc., a Delaware corporation ("PEGASUS") and Pegasus Worldwide, Inc. a Delaware corporation, and a wholly owned Subsidiary of Pegasus ("NEWCO"). Newco and the Company are hereinafter sometimes collectively referred to as the "CONSTITUENT CORPORATIONS."

                                    RECITALS

A. The respective Boards of Directors of Pegasus, Newco and the Company have approved and declared as advisable the merger of Newco with and into the Company in accordance with the terms of this Agreement and the applicable provisions of the laws of the State of Delaware (the "MERGER").

B. Concurrently with the execution of this Agreement, and as a condition and inducement to Pegasus' and the Company's willingness to enter into this Agreement, the Majority Stockholder is entering into a Voting Agreement in substantially the form attached hereto as Exhibit A-1 and certain other stockholders of the Company are entering into Voting Agreements in substantially the forms attached hereto as Exhibit A-2 (the "COMPANY VOTING AGREEMENT").

C. The Majority Stockholder is a party hereto solely for purposes of those provisions that are expressly applicable to the Majority Stockholder.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.01 THE MERGER. At the Effective Time and subject to the terms and conditions of this Agreement in accordance with the Delaware General Corporation Law ("DGCL"), Newco shall merge with and into the Company. The Company and Newco shall execute a Certificate of Merger in substantially the form attached hereto as Exhibit B (the "CERTIFICATE OF MERGER"). As a result of the Merger, the separate corporate existence of Newco shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Pegasus. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     Section 1.02 EFFECTIVE TIME. Subject to the provisions of this Agreement and the Certificate of Merger, the Certificate of Merger, together with any required certificates, shall be duly filed in accordance with the DGCL simultaneously with or as soon as practicable following the Closing (as defined in Section 1.06 below). The Merger shall become effective at such time as specified in the Certificate of Merger (the "EFFECTIVE TIME") or such other date and time as Pegasus and the Company may mutually agree.

     Section 1.03 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Newco shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Newco shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.04 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Newco, the officers and directors of the Company and Newco are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful action as shall be reasonable and necessary.

     Section 1.05  THE SURVIVING CORPORATION.

          (a) The Certificate of Incorporation of the Surviving Corporation shall be amended upon the Effective Time to be the same as the Certificate of Incorporation of Newco in effect at the Effective Time until altered, amended or repealed in accordance with applicable law and such Certificate of Incorporation; provided that the Certificate of Incorporation of the Surviving Corporation shall reflect that the name of the Surviving Corporation shall be "REZ, INC."

          (b) The Bylaws of Newco in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until altered, amended or repealed in accordance with applicable law, or the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

          (c) At the Effective Time, the directors and officers of Newco shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified.

     Section 1.06 THE CLOSING. Unless this Agreement shall have been terminated pursuant to Section 10.01, the closing of the Merger (the "CLOSING") will take place at 10:00 a.m., Dallas, Texas time, on a date (the "CLOSING DATE") to be mutually agreed upon by the Company and Pegasus, which date shall be the last day of the month in which all of the conditions set forth in Article VIII shall have been satisfied (or waived in accordance with the Agreement), unless another date is agreed to in writing by the Company and Pegasus. The Closing shall take place at the offices of Locke Liddell & Sapp LLP, 2200 Ross Avenue, Suite 2200, Dallas, Texas 75201, unless another place is agreed to in writing by the Company and Pegasus. As used in this Agreement, "BUSINESS DAY" shall mean any day, other than a Saturday, Sunday or legal holiday on which banks are permitted to close in the City of Dallas and State of Texas.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     Section 2.01 EFFECT ON CAPITAL STOCK. At the Effective Time, subject and pursuant to the terms of this Agreement, by virtue of the Merger and without any further action on the part of the Constituent Corporations or the holders of any shares of capital stock of the Constituent Corporations:

          (a) CAPITAL STOCK OF NEWCO. Each issued and outstanding share of the common stock, $.01 par value per share, of Newco shall be converted into one validly issued, fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation. Each stock certificate of Newco evidencing ownership of any such shares shall continue to evidence ownership of such shares of common stock of the Surviving Corporation.

          (b) CANCELLATION OF CERTAIN SHARES OF COMPANY COMMON STOCK. Each share of Company Common Stock (as defined in Section 2.01(c)) that is owned by the Company as treasury stock and each share of Company Common Stock that is owned by Pegasus, Newco or any other subsidiary of Pegasus or Newco shall be canceled and no capital stock of Pegasus or other consideration shall be delivered in exchange therefor.

          (c) EXCHANGE FOR THE COMPANY COMMON STOCK. Each share of common stock, $.001 par value per share, of the Company (the "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 2.01(b)), will be canceled and extinguished and automatically converted into the right to receive, subject to amounts
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     held in the Escrow Fund (as defined in Section 9.01), a Per Share Amount of
     (i) the Cash Consideration (as defined below) plus (ii) the Stock Consideration (as defined below), together with any amounts payable under
     Section 2.01(e), in each case upon surrender of the certificate representing such share of Company Common Stock in the manner provided in
     Section 2.02 (or in the case of a lost, stolen, or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.02(g)). The Cash Consideration and the Stock Consideration are referred to collectively as the "MERGER CONSIDERATION."

             (i) "PER SHARE AMOUNT" means the amount determined by multiplying
        (A) the aggregate amount of the item to be allocated into a Per Share Amount by (B) a fraction that has as its numerator the number one (1) and as its denominator the total number of shares of Company Common Stock outstanding (or deemed outstanding under Section 7.10) at the Closing. "PRO RATA PERCENTAGE" as applied to any Person means the amount (expressed as a percentage) equal to a fraction that has as its numerator the number of shares of outstanding Company Common Stock held by such Person at the Closing and as its denominator the total number of shares of Company Common Stock outstanding (or deemed outstanding under Section 7.10) at the Closing. At or prior to the Closing, the Company shall deliver to Pegasus and the Exchange Agent (as defined in Section 2.02(a)) a true, correct and complete list (the "COMPANY CAPITAL STOCK LIST") as of the Closing of shares of capital stock of the Company outstanding (or deemed outstanding under Section 7.10), including without limitation any such shares issued as a result of the actions contemplated by Section 7.10 (the "CLOSING SHARES OUTSTANDING"), upon which list the Company, the Exchange Agent and the Escrow Agent (as defined in Section 9.01) may rely in calculating the Per Share Amount and the Pro Rata Percentage for any Person.

             (ii) The term "CASH CONSIDERATION" shall mean $135 million in cash (including for this purpose the principal amount of the Note described below) (the "GROSS CASH AMOUNT") less any amounts attributable to (A) any Indebtedness (as defined below) reflected on the Estimated Closing Balance Sheet plus or minus the Estimated Working Capital Adjustment (as defined in Section 3.06), (B) the Estimated Closing Balance Sheet Adjustment (as defined in Section 3.03), and (C) any Excess Fees (as defined in Section 10.03). Utell agrees to accept, as part of its Cash Consideration, an unsecured, subordinated Promissory Note in the principal amount of $20 million with an interest rate of 8% per annum and a maturity date of the second anniversary date of the Closing Date, and otherwise in the form attached hereto as Exhibit C (the "NOTE"), in lieu of $20 million of cash.

             (iii) The term "INDEBTEDNESS" shall mean the short-term indebtedness and long-term indebtedness of the Company, including any current portions thereof and the Option Note (as defined in Section 7.10) and not including any capital lease obligations, in each case as reflected on the Base Balance Sheet, the Estimated Closing Balance Sheet, the Closing Balance Sheet or the Adjusted Closing Balance Sheet. For purposes of calculating Indebtedness with respect to Section 2.01(c)(ii) and Article III of this Agreement, if it is not reflected thereon, the Option Note shall be deemed to be outstanding and reflected on the Estimated Closing Balance Sheet.

             (iv) The term "STOCK CONSIDERATION" shall mean 2.66 million shares of common stock, $.01 par value per share, of Pegasus ("PEGASUS COMMON STOCK," which term includes, unless otherwise indicated, the preferred stock purchase rights described in Section 5.09(a)); provided, however, that upon any stock split, stock dividend or stock combination of the Pegasus Common Stock after November 16, 1999 and prior to the Effective Time, the Stock Consideration shall be adjusted to be that aggregate number of shares of Pegasus Common Stock that would result from such split, dividend or combination with respect to the Stock Consideration had the Stock Consideration been issued and outstanding at the time of such event; and provided further that any reference to a number of shares of Pegasus Common Stock in the Stockholder Agreements (as defined in Section 7.02(b)) and the Majority Stockholder Stockholder Agreement (as defined in Section 7.02(c)) shall be adjusted in proportion to any such split, dividend or combination.
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          (d) STOCK OPTION PLANS. At the Effective Time, all options to purchase the Company Common Stock then outstanding under the Company's 1997 Stock Option Plan, 1998 Outside Director Stock Option Plan the "US OPTION PLANS") and the Company's Share Option Scheme (the "UK OPTION PLAN", and together with the US Option Plans, the "OPTION PLANS") shall be treated as set forth in Sections 2.02(c) and 7.10.

          (e) NO ISSUANCE OF FRACTIONAL SHARES. No certificates or scrip for fractional shares of Pegasus Common Stock shall be issued, but in lieu thereof each holder of shares of the Company Common Stock who would otherwise be entitled to receive certificates or scrip for a fraction of a share of Pegasus Common Stock shall receive from Pegasus, at such time as such holder shall receive a certificate representing shares of Pegasus Common Stock, an amount of cash equal to the per share market value of Pegasus Common Stock determined by multiplying (i) the closing price of one share of Pegasus Common Stock as reported on the Nasdaq National Market ("NASDAQ") on the last full trading day prior to the Closing Date by (ii) the fraction of a share of Pegasus Common Stock to which such holder would otherwise be entitled.

     Section 2.02  EXCHANGE OF CERTIFICATES.

          (a) EXCHANGE AGENT. Prior to the Closing Date, Pegasus shall engage American Securities Transfer & Trust, Inc. (or some other entity acceptable to Pegasus and Rez) to act as exchange agent (the "EXCHANGE AGENT") in the Merger. Immediately following the Effective Time, Pegasus shall deposit with the Exchange Agent, for the benefit of the holders of shares of the Company Common Stock readily available funds in an amount equal to the Cash Consideration (including without limitation the Note) and certificates representing the shares of the Stock Consideration and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 2.01(e) (such Cash Consideration, including without limitation the Note, and Stock Consideration, together with any dividends or distributions with respect thereto, and cash for payment in lieu of fractional shares are referred to as the "EXCHANGE FUND").

          (b) EXCHANGE PROCEDURES. As soon as practicable (but in any event within three (3) days) after the Effective Time, the Exchange Agent shall mail to each holder of record (other than the Company, any Company Subsidiary (as defined in Section 4.02), Newco, Pegasus and any other subsidiary of Pegasus) of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of the Company Common Stock (collectively, the "CERTIFICATES") whose shares are being converted into the Merger Consideration pursuant to Section 2.01(c) of this Agreement, (i) a letter of transmittal (which shall specify that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Pegasus and the Company may reasonably specify) and
     (ii) instructions for use in effecting the surrender of the Certificates in exchange for amounts of cash and certificates representing Pegasus Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certified or bank cashier's check (or, for amounts in excess of $500,000, a wire transfer of funds) in an amount equal to such holder's Pro Rata Percentage of the Cash Consideration (which for the Majority Stockholder shall include the Note in lieu of an amount of cash equal to the principal amount of the Note otherwise payable hereunder) and (y) a certificate representing that number of whole shares of such holder's Pro Rata Percentage of the Stock Consideration. The Certificate so surrendered shall forthwith be canceled. Each payment delivered for Cash Consideration may be reduced by the amount of any withholding taxes required under applicable law. In the event of a transfer of ownership of shares of the Company Common Stock which is not registered on the transfer records of the Company, a certificate representing the proper number of shares of Pegasus Common Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until
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

     surrendered as contemplated by this Section 2.02, each Certificate shall be deemed, on and after the Effective Time, to represent only the right to receive upon such surrender such holder's Pro Rata Percentage of the Merger Consideration. Except as contemplated under the Note, no interest will be paid or will accrue on any Merger Consideration. The parties shall instruct the Exchange Agent to use commercially reasonable efforts to effect all exchanges contemplated hereby (to the extent Certificates and other materials contemplated by this Section 2.02(b) have been delivered in a manner to make such exchanges practicable) within seven (7) Business Days following the Closing Date.

          (c) EXCHANGE PROCEDURES FOR OPTIONS UNDER UK OPTION PLAN.

             (i) For purposes of this Agreement, the Options (as defined in Section 7.10) outstanding under the UK Option Plan on the Closing Date shall be deemed to be vested and exercised into shares of Company Common Stock, and such number of shares of Company Common Stock shall be deemed outstanding and shall be included on the Company Capital Stock List.

             (ii) Notwithstanding the provisions of Section 7.10(a), at any time within six (6) months following the Closing Date, any Person holding any Option to purchase Company Common Stock under the UK Option Plan may, in lieu of the rights set forth in Section 7.10(a), deliver a notice to Pegasus or the Surviving Corporation of the exercise of such Person's Options in accordance with the terms of the UK Option Plan, together with any amounts payable to effect such exercise. Upon delivery of such notice and any such amounts payable, together with any necessary materials, Pegasus shall deliver to such Person an instrument (a "NOTICE OF TRANSFER") signed on behalf of Pegasus setting forth the number of shares of Company Common Stock for which such Option or Options has been exercised and instructions for use in effecting the surrender of the Notice of Transfer in exchange for such Person's Pro Rata Percentage of the Merger Consideration. Upon surrender of the Notice of Transfer to the Exchange Agent, together with such other documents as may be reasonably required by the Exchange Agent, the holder of such Notice of Transfer shall be entitled to receive in exchange therefor (A) a certified or bank cashier's check (or, for amounts in excess of $500,000, a wire transfer of funds) in an amount equal to such holder's Pro Rata Percentage of the Cash Consideration and (B) a certificate representing that number of whole shares of such holder's Pro Rata Percentage of the Stock Consideration. The Notice of Transfer so delivered and surrendered shall forthwith be delivered by the Exchange Agent to Pegasus. Each payment delivered for Cash Consideration, if any, may be reduced by the amount of withholding taxes required under applicable law. In the event of a transfer of ownership of Options to purchase the Company Common Stock under the UK Option Plan which is not registered on the records of the Company, a Notice of Transfer may be issued to a transferee if the option agreement representing such Options is presented to Pegasus accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable transfer taxes have been paid. Until surrendered as contemplated by this
        Section 2.02, each Notice of Transfer shall be deemed, on and after the Effective Time, to represent only the right to receive upon such surrender such holder's Pro Rata Percentage of the Merger Consideration.

             (iii) In the event any Option outstanding under the UK Option Plan is not treated as described in Section 7.10(a) or exercised prior to the Merger or during the 6-month period thereafter as described in this
        Section 2.02(c), all Merger Consideration attributable to such unexercised options shall be distributed by the Exchange Agent pro rata to the Company Stockholders set forth on the Company Capital Stock List other than the holders of such unexercised Options.

          (d) DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED CERTIFICATES. No dividends or other distributions declared or made after the Effective Time with respect to Pegasus Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Pegasus Common Stock represented thereby (or any options to purchase Company

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

     Common Stock under the UK Option Plan) and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.01(e) until the holder of record of such Certificate shall surrender such Certificate thereby (or the holder of such options to purchase Company Common Stock under the UK Option Plan delivers and surrenders the Notice of Transfer). Subject to the effect, if any, of applicable laws, following surrender of any such Certificate or Notice of Transfer, there shall be paid to the record holder of the certificates representing whole shares of Pegasus Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Pegasus Common Stock to which such holder is entitled pursuant to Section 2.01(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Pegasus Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Pegasus Common Stock.

          (e) NO FURTHER OWNERSHIP RIGHTS IN THE COMPANY COMMON STOCK. All Merger Consideration paid upon the surrender for exchange of shares of the Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of the Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this
     Article II.

          (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for twelve
     (12) months after the Effective Time shall be delivered to Pegasus, upon demand, and any former stockholders of the Company who have not previously complied with this Article II shall thereafter look only to Pegasus for payment of their claim for Merger Consideration.

          (g) NO LIABILITY. None of the Exchange Agent, Pegasus, Newco or the Company shall be liable to any holder of shares of the Company Common Stock or Pegasus Common Stock, as the case may be, for cash amounts or shares (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates evidencing shares of the Company Common Stock shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate(s) shall upon request of Pegasus execute an affidavit of that fact and any indemnity which Pegasus may reasonably require against any claim that may be made against Pegasus or the Exchange Agent with respect to the Certificate(s) alleged to have been lost, stolen or destroyed. The affidavit and indemnity which may be required hereunder shall be delivered to the Exchange Agent, who shall be responsible for making payment for such lost, stolen or destroyed Certificate(s).

          (i) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund in U.S. investment-grade securities, as directed by Pegasus, on a daily basis. Any interest and other income resulting from such investments shall be paid to Pegasus.

          (j) RETURN OF MERGER CONSIDERATION. Any portion of the Merger Consideration made available to the Exchange Agent to pay for Dissenting Shares (as defined in Section 2.03) for which appraisal rights have been perfected shall be returned to Pegasus, promptly upon demand.

     Section 2.03 DISSENTING SHARES. Notwithstanding Section 2.01, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL (such shares, "DISSENTING SHARES") shall not be converted into a right to receive the
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Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses the right to appraisal, such shares shall be treated under this Agreement as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Pegasus prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Pegasus shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Pegasus, make any payment with respect to, or settle or offer to settle, any such demands.

                                  ARTICLE III

                           PURCHASE PRICE ADJUSTMENTS

     Section 3.01 DETERMINATION OF NET TANGIBLE ASSETS AND INDEBTEDNESS. The term "NET TANGIBLE ASSETS" shall mean all assets, other than license agreements, goodwill and other intangible assets, less all liabilities, other than amounts included in Indebtedness, in each case as reflected on the Base Balance Sheet, the Estimated Closing Balance Sheet, the Closing Balance Sheet or the Adjusted Closing Balance Sheet, as each such term is defined in this Article III. The term "WORKING CAPITAL" shall mean the Company's current assets less the Company's current liabilities with current liabilities excluding the fees and expenses of the Company associated with the Merger and any current portions of Indebtedness, and including, for purposes hereof, all liabilities of the Company relating to severance arrangements (including without limitation the Company's obligations to make payments under the agreements between the Company and Joe Atteridge and the agreements between the Company and Tom Castleberry) unless such amounts are included in Indebtedness (as such terms are defined by GAAP).

     Section 3.02 ESTIMATED CLOSING BALANCE SHEET. For purposes of determining an estimate of Net Tangible Assets, Working Capital and the Indebtedness to be reflected on the Closing Balance Sheet and the Gross Cash Amount payable by Pegasus at the Closing, not less than five (5) business days prior to the Closing Date, the Company shall, in consultation with Pegasus, prepare and deliver to Pegasus a balance sheet as of the end of a calendar month and as of a date not more than 45 days prior to the Closing Date (the "ESTIMATED CLOSING BALANCE SHEET"), such balance sheet (a) to be in form and detail consistent with the balance sheet of the Company as of July 31, 1999 (the "BASE BALANCE SHEET") previously delivered to Pegasus and (b) to be prepared in accordance with generally accepted accounting principles in the United States ("GAAP") as in effect on the date of such preparation and (c) otherwise to be consistent with the past practice of the Company as to accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodologies. If Pegasus shall object to any of the information set forth on the Estimated Closing Balance Sheet or accompanying schedules as presented by the Company, Pegasus and the Company shall negotiate in good faith and attempt to agree on appropriate adjustments such that the Estimated Closing Balance Sheet and accompanying schedules reflect as accurately as reasonably practicable the Working Capital and Indebtedness to be reflected on the Closing Balance Sheet and a reasonable estimate of Net Tangible Assets to be reflected on the Closing Balance Sheet. In connection with the determination of the Estimated Closing Balance Sheet, the Company shall provide to Pegasus such information and detail as Pegasus shall reasonably request.

     Section 3.03 ADJUSTMENT TO GROSS CASH AMOUNT. In the event Net Tangible Assets as reflected on the Estimated Closing Balance Sheet is less than Net Tangible Assets as reflected on the Base Balance Sheet, the Gross Cash Amount shall be reduced in an amount equal to the difference between (a) Net Tangible Assets as reflected on the Estimated Closing Balance Sheet and (b) Net Tangible Assets as reflected on the Base Balance Sheet. In no event will the calculations described in the previous sentence include any positive or negative amounts otherwise included in the Estimated Working Capital Adjustment; for purposes of this calculation only, Working Capital shall be deemed to be a constant at the amount stated on the Base Balance Sheet. The reductions to the Gross Cash Amount described in this Section 3.03 are referred to as the "ESTIMATED CLOSING BALANCE SHEET ADJUSTMENT."

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     Section 3.04  CLOSING BALANCE SHEET.

          (a) DELIVERY OF CLOSING BALANCE SHEET. As promptly as practicable following the Closing, but in no event later than thirty (30) days after the Closing Date (with one automatic thirty (30) day extension upon written notice to the Securityholder Agent), Pegasus shall prepare and deliver to the Securityholder Agent (as defined in Section 9.01(g) an unaudited balance sheet which shall set forth Net Tangible Assets, Working Capital and Indebtedness as of the Closing Date (the "CLOSING BALANCE SHEET"). The Closing Balance Sheet shall (a) be in form and detail consistent with the Base Balance Sheet and (b) be prepared in accordance GAAP as in effect on the date of such preparation and (c) otherwise be consistent with the past practice of the Company as to accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodologies.

          (b) NOTICE OF DISPUTE. If the Securityholder Agent disputes any items of the Closing Balance Sheet, then the Securityholder Agent shall deliver to Pegasus, within thirty (30) days following the delivery to the Securityholder Agent of the Closing Balance Sheet, a written notice specifying in reasonable detail all disputed items and the basis thereof and setting forth the adjustment to Net Tangible Assets that the Securityholder Agent believes should be made (a "NOTICE OF DISPUTE"). If Pegasus does not agree with a Notice of Dispute, Pegasus and the Securityholder Agent shall negotiate in good faith to resolve their differences within thirty (30) days following delivery to Pegasus of such Notice of Dispute (the "RESOLUTION PERIOD"), and any resolution by them as to any disputed amounts shall be in writing and shall be final, binding and conclusive.

          (c) RESOLUTION BY NEUTRAL AUDITORS. In the event that Pegasus and the Securityholder Agent are unable to resolve all disputes with respect to the Closing Balance Sheet prior to the expiration of the Resolution Period, issues remaining in dispute shall be submitted, as soon as practicable, to Ernst & Young LLP, or if they are unable to serve in such capacity or are not independent with respect to Pegasus, the Company or the Majority Stockholder, to another firm of independent public accountants of internationally recognized standing mutually acceptable to Pegasus and the Securityholder Agent that is not the regular accounting firm of Pegasus, the Company or the Majority Stockholder (the "NEUTRAL AUDITORS."). Pegasus and the Securityholder Agent agree to execute a reasonable engagement letter if requested by the Neutral Auditors. The Neutral Auditors shall act as an expert and not as an arbitrator to determine only those issues with respect to the Closing Balance Sheet which are still in dispute. The Neutral Auditors' determination shall be made within thirty (30) days after their selection, shall be set forth in a written statement delivered to Pegasus and the Securityholder Agent and shall be final, binding and conclusive and enforceable in any court of competent jurisdiction. The fees and expenses of the Neutral Auditors shall be allocated by the Neutral Auditors between Pegasus, on the one hand, and the Securityholder Agent, on behalf of the holders of Company Common Stock ("COMPANY STOCKHOLDERS"), on the other hand, in proportion to the extent that either party did not prevail on its items in dispute; provided that so long as a party complies in all material respects in good faith with the procedures of this Section 3.04, such fees shall not include the other party's outside counsel or accounting fees.

          (d) ADJUSTED CLOSING BALANCE SHEET. For purposes of this Agreement, the "ADJUSTED CLOSING BALANCE SHEET" shall be either (i) the Closing Balance Sheet in the event that (x) no Notice of Dispute is delivered to Pegasus during the 30-day period specified by Section 3.04(b) or (y) the Securityholder Agent and Pegasus so agree; or (ii) the Closing Balance Sheet adjusted in accordance with the Notice of Dispute in the event that Pegasus does not respond to the Notice of Dispute within the Resolution Period; or (iii) the Closing Balance Sheet as adjusted by either (x) the agreement of the Securityholder Agent and Pegasus or (y) the determination of the Neutral Auditors.

     Section 3.05  POST-CLOSING ADJUSTMENT.

          (a) The following terms shall have the meanings ascribed to them below:

             (i) "NET TANGIBLE ASSETS ADJUSTMENT" shall mean the result, whether a positive or negative number, obtained by subtracting (A) Net Tangible Assets as reflected on the Adjusted
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        Closing Balance Sheet from (B) Net Tangible Assets as reflected on the
        Estimated Closing Balance Sheet; provided that in no event shall any Net Tangible Asset Adjustment exceed to the detriment of Pegasus any Estimated Closing Balance Sheet Adjustment and provided further that if Net Tangible Assets as reflected on the Adjusted Closing Balance Sheet is greater than $23,745,000 no Net Tangible Asset Adjustment shall work to the detriment of the Company.

             (ii) The parties shall make the following calculations: (A) subtract Estimated Working Capital (as defined in Section 3.06) from the Forecasted Working Capital (as defined in Section 3.06) for the month containing the as of date of the Estimated Closing Balance Sheet and (B) subtract Working Capital as reflected on the Adjusted Closing Balance Sheet from the Forecasted Working Capital for the month containing the as of date of the Adjusted Closing Balance Sheet. The parties shall then take the difference of the result of the calculation of clause (A) whether a positive or negative number, minus the result of the calculation of clause (B), whether a positive or negative number. The difference of the result of the calculation of clause (A) minus the result of the calculation of clause (B), whether positive or negative, shall be referred to herein as the "CLOSING WORKING CAPITAL ADJUSTMENT."

             (iii) "INDEBTEDNESS ADJUSTMENT" shall mean the result, whether a positive or negative number, obtained by subtracting (A) Indebtedness as reflected on the Estimated Closing Balance Sheet from (B) Indebtedness as reflected on the Adjusted Closing Balance Sheet.

          (b) "CLOSING ADJUSTMENT" shall mean the sum, whether positive or negative of the Net Tangible Asset Adjustment plus the Closing Working Capital Adjustment plus the Indebtedness Adjustment. If the Closing Adjustment is a positive number, the Escrow Agent shall deliver to Pegasus from the Balance Sheet Escrow an amount equal to the Closing Adjustment in accordance with Article IX. If the Closing Adjustment is a negative number, Pegasus shall promptly pay into the Balance Sheet Escrow an adjustment payment in an amount equal to the absolute value of the Closing Adjustment in cash delivered to the Escrow Agent on behalf of the Company Stockholders.

          (c) Schedule 3.05 sets forth examples of the adjustments to be made pursuant to this Section 3.05.

     Section 3.06 WORKING CAPITAL ADJUSTMENTS. Schedule 3.06 sets forth a month by month forecast of its Working Capital (the "FORECASTED WORKING CAPITAL") as of the last day of each month for each month through the dates referred to in
Section 10.01(b). If the Working Capital reflected on the Estimated Closing Balance Sheet (the "ESTIMATED WORKING CAPITAL") is less than Forecasted Working Capital for the month containing the as of date of the Estimated Closing Balance Sheet, then Indebtedness as reflected on the Estimated Closing Balance Sheet shall be deemed to be increased by the difference between Estimated Working Capital and Forecasted Working Capital for such month. If the Estimated Working Capital is greater than the Forecasted Working Capital for the month containing the as of date of the Estimated Closing Balance Sheet, then Indebtedness as reflected on the Estimated Closing Balance Sheet shall be deemed to be decreased by the difference between the Forecasted Working Capital for the month containing the as of date of the Estimated Closing Balance Sheet and Estimated Working Capital. The increase or decrease in Indebtedness described in this
Section 3.06(a) is referred to in this Agreement as the "ESTIMATED WORKING CAPITAL ADJUSTMENT."

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
                              MAJORITY STOCKHOLDER

     The Company hereby represents and warrants to Pegasus and Newco, subject to such exceptions as are specifically disclosed in the disclosure schedules supplied by the Company to Pegasus and Newco (the "COMPANY DISCLOSURE SCHEDULE") and dated as of the date hereof, as follows (it being understood that matters disclosed in one section of the Company Disclosure Schedule shall be deemed to qualify such

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other representations and warranties of the Company herein to the extent, but only to the extent, such qualification is evident from such disclosure):

     Section 4.01 ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction set forth on Schedule 4.01, which is each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" or a similar phrase shall mean, with respect to any Person, any event, change or effect that, individually or together with all other events, changes or effects, is materially adverse with respect to (i) the business, operations, assets, liabilities, financial condition or results of operations of such Person and its subsidiaries, taken as a whole or (ii) the ability of such Person to consummate the transactions contemplated hereby. Set forth on Schedule 4.01 is a listing of all names used by the Company or, to the Company's knowledge, by any predecessor companies of the Company or the Company Subsidiaries (a "PREDECESSOR") during the past five (5) years, including the names of any entities from whom the Company acquired material assets during such period, and of all names under which the Company or the Company Subsidiaries does or has done business during such period.

     Section 4.02 SUBSIDIARIES. Schedule 4.02 sets forth all corporations, partnerships, joint ventures, associations, limited liability companies, or other entities owned or controlled, directly or indirectly, by the Company (collectively, the "Company Subsidiaries" and each a "COMPANY SUBSIDIARY"). Except as set forth on Schedule 4.02 and except for any ownership of capital stock or other equity securities that is required by foreign laws, all outstanding shares of capital stock or other equity securities of each Company Subsidiary are owned and held of record and beneficially owned by the Company or a Company Subsidiary free and clear of all liens, pledges, charges, claims, security interests or other encumbrances ("LIENS"). Each Company Subsidiary has the corporate power to own its properties and to carry on its business as now being conducted, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed could have a Material Adverse Effect on the Company.

     Section 4.03  CAPITALIZATION.

          (a) AUTHORIZED/OUTSTANDING CAPITAL STOCK. The authorized capital stock of the Company consists of One Hundred Million Seven Hundred Three Thousand (100,703,000) shares, consisting of (i) Seventy Million (70,000,000) shares of Common Stock, par value $0.001 per share of which Thirty Four Million Five Hundred Nine Thousand Six Hundred Fourteen (34,509,614) shares are issued and outstanding, and (ii) Thirty Million Seven Hundred Three Thousand (30,703,000) shares of Preferred Stock, of which Twenty Million Seven Hundred and Three Thousand (20,703,000) shares are designated as Non-Voting Series A Preferred Stock, par value $0.005 per share ("Series A Preferred Stock"), all of which are issued and outstanding] (the foregoing, the "Stock"). All shares of the Company's outstanding Stock are owned and held of record and, to the Company's knowledge, beneficially owned by the individuals and entities set forth on Schedule 4.03(a) to this Agreement in the amounts set forth opposite their respective names and, to the Company's knowledge, free and clear of all Liens. Except as set forth on Schedule 4.03(a), the Stock is validly issued, fully paid and non-assessable, and such Stock is not subject to any preemptive or other similar rights. All issued and outstanding shares of the Stock are not subject to any right of rescission and have been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws.

          (b) OPTIONS/RIGHTS. Schedule 4.03(b) sets forth the date of grant, the term, expiration date and the number and exercise price of all options, stock appreciation rights, warrants, conversion privileges

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     or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of the Company's authorized but unissued Stock. Other than set forth on Schedule 4.03(b), there are no options, warrants, conversion privileges or other rights or agreements, written or oral, to which the Company is a party or otherwise bound involving the issuance, delivery, sale, repurchase, redemption or other acquisition of any shares of the Company's Stock, and there is no liability for dividends accrued but unpaid. Other than set forth on Schedule 4.03(b), there are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of the Company's outstanding Stock. There are no shares of the Company Stock obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. As a result of the Merger, Pegasus will be the record owner of all shares of the Company's outstanding Stock and all rights to acquire or receive any capital stock of the Company.

     Section 4.04  POWER, AUTHORIZATION AND EXECUTION.

          (a) The Company has all necessary corporate power and authority to enter into this Agreement and all other agreements and instruments to be executed by the Company as contemplated by this Agreement (the "COMPANY ANCILLARY AGREEMENTS") and to carry out its obligations under this Agreement and the Company Ancillary Agreements. The execution, delivery and performance of this Agreement and the Company Ancillary Agreements have been duly and validly authorized by all necessary corporate actions on the part of the Company, other than formal approval of the Merger by the holders of 85% of the outstanding shares of Company Common Stock (the "REQUIRED STOCKHOLDER APPROVAL"), and no further action is required on the part of the Company or its stockholders to authorize the Agreement and the Company Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. The Required Stockholder Approval constitutes the only approval that remains to be obtained in accordance with applicable law, the Company's Certificate of Incorporation, Bylaws and any agreements affecting the securities of the Company for execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. The Company has received from Thomas Weisel Partners LLC, a written opinion, as to the fairness of the Merger to the Company Stockholders from a financial point of view.

          (b) This Agreement has been, and at Closing, the Company Ancillary Agreements to which the Company is a party will have been, duly executed and delivered to the other parties hereto and thereto by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute (or, as to the Company Ancillary Agreements, at Closing will constitute) the valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

     Section 4.05 NO CONFLICT. Except as set forth on Schedule 4.05 and except for the filing of the Certificate of Merger the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT"), neither the execution and delivery of this Agreement or the Company Ancillary Agreements nor the consummation of the transactions provided for hereby or thereby will (a) conflict with, result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "CONFLICT"), (b) result in any Lien upon any assets of the Company or any Company Subsidiary, or (c) require any consent, waiver, approval, order of or notice, report, registration, authorization, declaration or filing with (each a "CONSENT") of any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("GOVERNMENTAL ENTITY") or any other individual, corporation, partnership, limited liability company, trust, unincorporated organization, or the executors, administrators or other legal representatives of an individual in such

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capacity (each, a "PERSON," which term shall include Governmental Entities)
under the provisions of the charter or other organizational documents of the Company or any Company Subsidiary or any material indenture, lease, contract or other material agreement, instrument, permit, concession, franchise or license to which the Company or any of the Company Subsidiaries or any of their respective assets are bound, or any law, statute, rule or regulation or order, judgement or decree to which the Company or any Company Subsidiary is subject.

     Section 4.06  INTENTIONALLY LEFT BLANK.

     Section 4.07 LITIGATION. Except as set forth on Schedule 4.07, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company or the Company Subsidiaries that could reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth on Schedule 4.07, there is no action, suit, proceeding, claim, application, complaint or investigation in any court or before any arbitrator or before or by any regulatory body or governmental or non-governmental body pending or, to the Company's knowledge, threatened by or against the Company, the Company Subsidiaries or the transactions contemplated by this Agreement, and to the Company's knowledge, there is no factual or legal basis which could give rise to any such action, suit, proceeding, claim, application, complaint or investigation under applicable law. Except as set forth on Schedule 4.07, no Person has a claim against the Company or, to the Company's knowledge, the Company Stockholders based upon: (a) ownership or rights to ownership of any shares of the Stock, (b) any rights as a holder of outstanding securities of the Company, including, without limitation, any option or other right to acquire any of the Company securities, any preemptive rights or any rights to notice or to vote, or (c) any rights under any agreement between the Company and any current or former holder of outstanding securities of the Company.

     Section 4.08 FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. The Company has previously furnished to Pegasus and Newco, and Schedule 4.08 includes, true, correct and complete copies of the audited balance sheet of the Company as of December 31, 1998 and December 31, 1997, and the related statements of operations, stockholder's equity and cash flows for the two (2) fiscal years ended December 31, 1998 and December 31, 1997 as audited by the Company's certified public accountants, together with the Company's unaudited balance sheet and the related statements of operations, stockholders' equity and cash flows for the seven-month period ended July 31, 1999 ("BALANCE SHEET DATE"), (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements (i) are consistent with the books and records and accounting methods of the Company and are complete and accurate in all material respects, (ii) fairly present the financial position and results of operations of the Company as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied throughout the periods involved, except for the absence of footnotes and year-end adjustments in the case of the unaudited Financial Statements, none of which is expected to be material in amount or significance and information regarding such adjustments is included in Schedule 4.08. Except as set forth in the Financial Statements or otherwise set forth on Schedule 4.08, the Company does not have any material liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP) which (i) have not been reflected in or reserved against in the Financial Statements, or (ii) have not arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date. The Company and the Company Subsidiaries do not have any outstanding loans to their respective officers, directors or employees, except for liabilities in respect of reimbursable expenses incurred in the ordinary course of business.

     Section 4.09  TAX MATTERS. Except as set forth on Schedule 4.09:

          (a) Each of the Company, the Company Subsidiaries, the Predecessors and predecessors of Company Subsidiaries (each, a "TAX AFFILIATE" and, collectively, the "Tax Affiliates"), has: (i) timely filed after giving effect to any applicable filing extension (or has had timely filed on its behalf) all material returns, declarations, reports, estimates, information returns, and statements ("RETURNS") required to be filed or sent by it in respect of any "TAXES" (as defined below) or required to be filed

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

     or sent by it by any taxing authority having jurisdiction, and all such Returns are accurate and complete in all material respects; (ii) timely paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Returns; (iii) timely paid all material Taxes which will be due and payable, whether now or hereafter, for any period ending on, prior to or including the Closing Date, or such Taxes are reflected on the books of the Company as an accrued Tax liability determined in a manner which is consistent with past practices and the Financial Statements, without taking account of the Merger; (iv) complied in all material respects with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Internal Revenue Code of 1986, as amended (the "CODE"), or any similar foreign laws), and timely and properly withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws. For purposes of this Agreement, the term "TAXES" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Company or any Tax Affiliate and the term "TAX" means any one of the foregoing Taxes.

          (b) No deficiency for any Taxes has been proposed, asserted or assessed against the Company or any Tax Affiliate that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company or any Tax Affiliate regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There is no Tax audit or other administrative proceeding or court proceeding pending with regard to any Taxes or Returns of the Company or any Tax Affiliate, nor has there been any notice to the Company or any Tax Affiliate by any taxing authority regarding any such Tax, audit or other proceeding, or, to the Company's knowledge, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns of the Company or any Tax Affiliate. The Company does not expect the assessment of any additional Taxes with respect to the Company or any Tax Affiliate and is not aware of any unresolved questions, claims or disputes concerning the liability for Taxes of the Company or any Tax Affiliate which would exceed the estimated reserves established on its books and records.

          (c) The Company and the Company Subsidiaries set forth on Schedule
     4.09 are members of an "AFFILIATED GROUP" within the meaning of Section 1504(a)(1) of the Code and for all taxable periods on or after December 10, 1997 the Company and such Subsidiaries have filed federal income tax returns on a consolidated basis. The Company and the Company Subsidiaries do not have any liability for Taxes for any other affiliated group.

          (d) Except as set forth on Schedule 4.09, neither the Company nor any Tax Affiliate is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "EXCESS PARACHUTE PAYMENTS" within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company or any Tax Affiliate that are not deductible (in whole or in part) under Section 280G of the Code.

          (e) Neither the Company nor any Tax Affiliate has filed any consent under Section 341(f) of the Code (or any corresponding provision of state or local income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state or local income tax laws) apply to any disposition of any asset owned by it.

          (f) There are no Tax liens as of the date hereof upon any of the assets or properties of the Company or any Tax Affiliate except for statutory liens for Taxes not yet due or delinquent.

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

          (g) The amounts of Taxes withheld by or on behalf of the Company and the Tax Affiliates with respect to all amounts paid to employees of the Company and the Tax Affiliates or creditors or other parties for all periods ending on or before the Closing Date have been proper and accurate in all material respects, and all deposits required with respect to amounts paid to such employees, creditors or other parties have been made in compliance in all material respects with the provisions of all applicable Tax laws.

          (h) Neither the Company nor any Tax Affiliate is a party to, or has any obligations under, any tax sharing or similar agreement or arrangement.

          (i) The Company and the Tax Affiliates have made available for inspection by Pegasus: (i) complete and correct copies of all Tax Returns of the Company and any Tax Affiliates organized under the laws of the United States or any state or other jurisdiction thereof that have been required to be filed for taxable periods ending with or within the last two
     (2) years; (ii) complete and correct copies of all ruling requests, private letter rulings, revenue agent reports, information document requests and responses thereto, notices of proposed deficiencies, deficiency notices, applications for changes in method of accounting, protests, petitions, closing agreements, settlement agreements and any similar documents submitted by, received by or agreed to by or on behalf of the Company and the Tax Affiliates and relating to taxable periods ending with or within the last two (2) years; and (iii) copies of all record retention agreements currently in effect between the Company and the Tax Affiliates with any taxing authority.

          (j) Neither the Company nor any Tax Affiliate is a party to or has entered into any advance pricing agreements or any similar agreements with any taxing authority.

          (k) Except as set forth on Schedule 4.02, neither the Company nor any Tax Affiliate owns any interest in any "CONTROLLED FOREIGN CORPORATION" (within the meaning of Section 957 of the Code), "PASSIVE FOREIGN INVESTMENT COMPANY" (within the meaning of Section 1297 of the Code) or other entity the income of which is required to be included in the income of the Company or any Tax Affiliate whether or not distributed.

          (l) The Company is not, and has not been during the period beginning with its existence and ending on the Closing Date, a "UNITED STATES REAL PROPERTY HOLDING CORPORATION" within the meaning of Section 897 of the Code.

          (m) None of the assets of the Company or any Tax Affiliate directly or indirectly secures any debt the interest on which is tax-exempt under
     Section 103(a) of the Code.

          (n) None of the assets of the Company or any Tax Affiliate is "TAX-EXEMPT USE PROPERTY" within the meaning of Section 168(h) of the Code.

          (o) Neither the Company nor any Tax Affiliate has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

          (p) Schedule 4.09 sets forth a list of all foreign countries in which the Company or any Tax Affiliate has had a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

          (q) Neither the Company nor any Tax Affiliate is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

          (r) None of the assets of the Company or any Tax Affiliate is property that the Company or any Tax Affiliate is required to treat as being owned by any other person pursuant to the "SAFE HARBOR LEASE" provisions of former Section 168(f)(8) of the Code.

          (s) Neither the Company nor any Tax Affiliate has participated in an international boycott within the meaning of Section 999 of the Code.

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          (t) Prior to the Closing, the Company shall provide Pegasus with a complete list of each Company Stockholder that is a "FOREIGN PERSON" as that term is defined in Section 1445(f)(3) of the Code.

     Section 4.10  TITLE TO ASSETS.

          (a) The Company and the Company Subsidiaries own no real property.
     Schedule 4.10 sets forth a list of all real property currently leased by the Company and the Company Subsidiaries. All such leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) with respect to the Company or any Company Subsidiary or to the Company's knowledge, any other party to any such lease. There is no pending or, to the Company's knowledge, threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any part of such real property, and the Company has not received any written notice of any of the foregoing matters set forth in this Section 4.10(a). The Company is not in violation of any material zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of leased properties, and the Company has not received any notice of such violation with which it has not complied or has waived.

          (b) The Company and the Company Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their respective tangible properties and assets, real, personal and mixed, used or held for use in their respective businesses, free and clear of any Liens, except (i) as reflected in the Financial Statements, (ii) for Liens for Taxes not yet due and payable, (iii) such imperfections of title and encumbrances which would not have a Material Adverse Effect on the Company; and (iv) for Liens imposed by the owner of any leased real or personal property other than any Liens which result from default under any applicable lease agreement by the Company or Company Subsidiary.

          (c) Upon Closing, the Company will own or lease, or have the unrestricted right to use, all of the assets and properties of every kind, character, and description, whether tangible, intangible, real, personal or mixed, including but not limited to contract rights, Intellectual Property, permits, licenses and registrations (collectively, the "ASSETS") owned, leased or employed by, or necessary for the worldwide business of the Company or any of the Company Subsidiaries prior to the Closing, except for
     (i) Assets the absence of which will not have a Material Adverse Effect on Pegasus, (ii) the sale, transfer or disposition of Assets in the ordinary course of business consistent with prior practice, and (iii) matters set forth on Schedule 4.10(c).

          (d) Except as set forth on Schedule 4.10(d), all of the tangible Assets necessary for the conduct of the business of the Company and the Company Subsidiaries as currently conducted are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business.

     Section 4.11 NO CHANGE. Since the Balance Sheet Date, except as set forth on Schedule 4.11, there has not been, occurred or arisen any:

          (a) transaction by the Company or the Company Subsidiaries except in the ordinary course of business as conducted on that date and consistent with prior practices;

          (b) amendments or changes to the charter or other organizational documents of the Company or the Company Subsidiaries;

          (c) capital expenditure by the Company or the Company Subsidiaries exceeding $500,000 in the aggregate;

          (d) destruction of, damage to or loss of any assets of the Company or the Company Subsidiaries (whether or not covered by insurance) that would result in a Material Adverse Effect on the Company;

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          (e) any pending or threatened claim of wrongful discharge or other unlawful labor practice or action involving the Company or any of the Company Subsidiaries;

          (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP or applicable laws;

          (g) revaluation by the Company or the Company Subsidiaries of any assets that are material to the Company or the Company Subsidiaries taken as a whole;

          (h) declaration, setting aside or payment of a dividend or other distribution with respect to capital stock of the Company or any direct or indirect redemption, purchase or other acquisition by the Company of shares of its capital stock;

          (i) material increase in the salary or other compensation payable or to become payable by the Company or the Company Subsidiaries to any of their respective officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment by the Company or the Company Subsidiaries of a material bonus or other material additional salary or compensation to any such person, in each case other than in the ordinary course of business consistent with past practices;

          (j) any termination, extension, material amendment or material modification of the terms of any contract described in Section 4.12(a);

          (k) sale, lease, license or other disposition of any of the assets or properties of the Company or any of the Company Subsidiaries that would result in a Material Adverse Effect on the Company, or any creation of any security interest in such assets or properties, in each case other than in the ordinary course of business consistent with past practice;

          (l) waiver or release of any right or claim, including any write-off or other compromise of any account receivable other than in the ordinary course of business, that would result in a Material Adverse Effect upon the Company;

          (m) commencement or notice or threat of commencement of any lawsuit, proceeding or investigation relating to the Company, the Company Subsidiaries or any of their respective businesses;

          (n) issuance or sale, or contract to issue or sell, by the Company of any shares of its capital stock or securities exchangeable, convertible or exercisable therefor, or any securities, warrants, options or rights to purchase any of the foregoing other than the issuance of Company Common Stock pursuant to options outstanding as of the Balance Sheet Date;

          (o) change in pricing or royalties set or charged by the Company or the Company Subsidiaries to their respective customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property (as defined in Section 4.13 below) to the Company or the Company Subsidiaries that would result in a Material Adverse Effect upon the Company;

          (p) incurrence of indebtedness for borrowed money or in respect of capital leases, or any guarantee of such indebtedness (other than intercompany indebtedness or borrowings under an existing revolving credit facility) other than in the ordinary course of business; or

          (q) negotiation or agreement by the Company or the Company Subsidiaries or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (p).

     Section 4.12  CONTRACTS AND COMMITMENTS.

          (a) Schedule 4.12(a) sets forth the following agreements, whether oral or written, to which the Company, the Company Subsidiaries or, to the Company's knowledge, their respective Predecessors are a party, which are currently in effect, and which relate to the Company, the Company Subsidiaries or any of their respective businesses: (i) collective bargaining agreements or contracts with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred

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     compensation plans, other than as set forth on Schedule 4.19; (iii)
     hospitalization insurance or other welfare benefit plans, whether formal or informal, other than as set forth on Schedule 4.19; (iv) stock purchase, stock option, stock appreciation rights, any employee handbooks, policy manuals or other workplace documents, plans or agreements of similar import that are currently in effect or have been in effect since the Company's inception; (v) contracts for the employment of any Person that will be binding on the Company after the Closing Date or relating to severance pay for any Person, other than as set forth on Schedule 4.19; (vi) confidentiality agreements, (vii) contracts, agreements or understandings relating to the voting of the Stock or the election of directors of the Company that will be binding on the Company after the Closing Date; (viii) agreements or indentures relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of the assets of the Company; (ix) agreements of indemnification or guaranties of any obligation for borrowed money or otherwise; (x) leases or agreements under which the Company or any Company Subsidiary is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $250,000; (xi) leases or agreements under which it is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $250,000; (xii) contracts or groups of related contracts with the same party for the purchase of products or services under which the undelivered balance of such products or services is in excess of $250,000 per annum; (xiii) contracts or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $250,000; (xiv) contracts or groups of related contracts with the same party (other than any contracts or groups of related contracts for the purchase or sale of products or services) continuing over a period of more than six months from the date or dates thereof, not terminable by the Company or any Company Subsidiary on 30 days' or less notice without penalty and involving more than $250,000;
     (xv) any agreements containing covenants to limit the Company's freedom to compete in any line of business in any geographic area; (xvi) any dealer, distributor, sales representative, original equipment manufacturer, value added remarketer or other agreements for the distribution of the Company's products or services; (xvii) franchise agreements; (xviii) contracts or commitments for capital expenditures in excess of $250,000; (xix) any fidelity or surety bond or completion bond; (xx) any agreements, contracts or commitments outside the ordinary course of business relating to the disposition or acquisition of assets that are material to the Company or the Company Subsidiaries taken as a whole or any interest in any material business enterprise; (xxi) any purchase orders or contracts for the purchase of materials or services involving in excess of $250,000; (xxii) any distribution, joint marketing or development agreements involving in excess of $250,000; (xxiii) any other agreements, contracts or commitments involving more than $250,000; (xxiv) any agreement relating to any joint venture or strategic alliance to which the Company or the Company Subsidiaries or their respective properties are subject; (xxv) any agreement, including without limitation any facilities leasing or sharing or employee leasing or sharing agreements, with any Company Affiliate (as defined in Section 4.17), including the Majority Stockholder and any of its subsidiaries, or (xxvi) any other agreement which is either material to the Company's business or was not entered into in the ordinary course of business.

          (b) Except as set forth on Schedule 4.12(b), the Company and the Company Subsidiaries and, to the Company's knowledge, their respective Predecessors (as to any obligation the performance of which is binding on the Company) have performed all obligations required to be performed by them in connection with the contracts or commitments set forth on Schedule 4.12(a) other than any obligation the breach of which would not cause a Material Adverse Effect on the Company. Except as set forth on Schedule 4.12(b), neither the Company nor any Company Subsidiary is in receipt of any written claim of default or failure to perform under any contract or commitment required to be disclosed on such schedule. Neither the Company nor any Company Subsidiary has any present expectation or intention of not fully performing any obligation pursuant to any contract or commitment required to be disclosed on Schedule 4.12(a). The Company has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed on Schedule 4.12(a).

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          (c) Except as set forth on Schedule 4.12(c), no notices are required to be delivered to any Person under any contract or commitment required to be disclosed under Schedule 4.12(a) in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement.

          (d) The Company has specifically identified and made available to Pegasus a true and correct copy of each written contract or commitment, and a description of each oral contract or commitment, set forth on Schedule 4.12(a), together with all material amendments, waivers or other changes thereto.

          (e) Except as set forth on Schedule 4.12(e), the Company and the Company Subsidiaries have no business contracts with any Governmental Entity, including any prime contractor of any Governmental Entity and any higher level subcontractor of a prime contractor of any Governmental Entity, and including any employees or agents thereof.

     Section 4.13  INTELLECTUAL PROPERTY.

          (a) For the purposes of this Agreement, the following terms have the following definitions:

             "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets (whether currently existing or in development), proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world; (v) all industrial designs and any registrations and applications therefor throughout the world;
        (vi) all trade names, trade dress, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor throughout the world; (vii) all databases and data collections and all rights therein throughout the world; and (viii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, and all documentation related to any of the foregoing throughout the world.

             "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that: (i) is owned by or exclusively licensed to the Company or the Company Subsidiaries, or (ii) is necessary to the operation of the Company or the Company Subsidiaries, including the design, manufacture, sale and use of the products or performance of the services of the Company and the Company Subsidiaries, as it currently is operated or is reasonably anticipated to be operated in the future.

          (b) Schedule 4.13(b) sets forth all of the Company's and the Company Subsidiaries' United States and foreign (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) mask work registrations and applications to register mask works; and (v) other Company Intellectual Property that is the subject of an application, certificate or registration issued by or recorded by any state, government or other public legal authority, all of the foregoing, the "REGISTERED INTELLECTUAL PROPERTY."

          (c) Schedule 4.13(c) sets forth any proceedings or actions before any court, tribunal (including the United States Patent Office ("PTO") or equivalent authority anywhere in the world) related to any of the Registered Intellectual Property.

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          (d) The Company or the Company Subsidiaries have complied with all applicable disclosure requirements and have not committed any fraudulent act in the application for and maintenance of any patent, trademark or copyright of the Company or the Company Subsidiaries.

          (e) Each item of Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property have been made and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining, renewing or extending the registration of such Registered Intellectual Property. Schedule 4.13(e) sets forth all actions and payments that must be made in the twelve month period following the Closing Date in connection with the preservation or maintenance of the Registered Intellectual Property.

          (f) The Company and the Company Subsidiaries are not barred from seeking patents on any patentable inventions of the Company or the Company Subsidiaries that in the reasonable judgment of the Company would have been necessary to the operation of the Company or the Company Subsidiaries by "on-sale" or similar bars to, patentability or by failure to apply for a patent on such inventions within the time required.

          (g) The contracts, licenses and agreements set forth on Schedule 4.13(g) include all contracts, licenses and agreements to which the Company and the Company Subsidiaries is a party with respect to any Company Intellectual Property with a known value or cost to the Company in excess of $150,000.

          (h) The contracts, licenses and agreements set forth on Schedule 4.13(g) are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of the contracts, licenses and agreements set forth on Schedule 4.13(g). Other than those matters that would not have a Material Adverse Effect on the Company, the Company and the Company Subsidiaries are in compliance with, and have not breached any term of, the contracts, licenses and agreements set forth on Schedule 4.13(g), and, to the knowledge of the Company, all other parties to the contracts, licenses and agreements set forth on
     Schedule 4.13(g) of are in compliance with, and have not breached any material term of, such contracts, licenses and agreements. Following the Closing Date, Pegasus and its subsidiaries will be permitted to exercise all of their respective rights under the contracts, licenses and agreements set forth on Schedule 4.13(g) without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or the Company Subsidiaries would otherwise be required to pay.

          (i) Except as set forth on Schedule 4.13(i), (i) no Person has any rights to use any of the Company Intellectual Property; and (ii) the Company and the Company Subsidiaries have not granted to any Person, nor authorized any Person to retain, any rights in the Company Intellectual Property.

          (j) Except as set forth on Schedule 4.13(j), (A) the Company or a Company Subsidiary owns and has good, valid and exclusive title to, and has the unrestricted right to license and use, each item of the Intellectual Property of the Company or any Company Subsidiary, including all Registered Intellectual Property set forth on Schedule 4.13(b), free and clear of any Lien; (ii) the Company or a Company Subsidiary owns, or has the right, pursuant to a valid contract, to use or operate all other Intellectual Property of the Company or any Company Subsidiary, and (iii) the Company or one of the Company Subsidiaries is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Company and the Company Subsidiaries, including the sale of any products or the provision of any services by the Company and the Company Subsidiaries.

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          (k) To the Company's knowledge, the operation of the business of the
     Company and the Company Subsidiaries, taken as a whole, as such business currently is conducted, or as reasonably contemplated to be conducted, including the Company and the Company Subsidiaries' design, development, manufacture, marketing and sale of the products or services of the Company and the Company Subsidiaries (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any other Person.

          (l) Except as set forth on Schedule 4.13(l), the Company has not received any written notice from any Person that the design, development, manufacture and sale of the Company or the Company Subsidiaries' products (including with respect to products currently under development) and provision of their respective services, infringes or misappropriates the Intellectual Property of any Person.

          (m) To the Company's knowledge, the Company and the Company Subsidiaries own or have the right to use all Intellectual Property necessary to the conduct their respective business as currently is conducted or is reasonably contemplated to be conducted, including, without limitation, the design, development, manufacture and sale of all products currently manufactured or sold by the Company and the Company Subsidiaries or under development by the Company or the Company Subsidiaries and the performance of all services provided or contemplated to be provided by the Company or the Company Subsidiaries.

          (n) Except as set forth on Schedule 4.13(n), to the Company's knowledge, no Person has or is infringing or misappropriating any of Company Intellectual Property.

          (o) Except as set forth on Schedule 4.13(o), no Company Intellectual Property, or product or service of the Company or the Company Subsidiaries is subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any manner the use or licensing thereof by the Company or the Company Subsidiaries, or which may affect the validity, use, licensing or enforceability of such Company Intellectual Property.

          (p) The Company and the Company Subsidiaries have taken all steps that a reasonably prudent person would deem necessary to protect the Company's or the Company Subsidiaries' rights in their respective confidential information and trade secrets or any trade secrets or confidential information of third parties provided to the Company and the Company Subsidiaries, and, without limiting the foregoing, the Company and the Company Subsidiaries has a policy requiring each employee and contractor to execute proprietary information and confidentiality agreements substantially in the Company's standard forms and except as set forth on
     Schedule 4.13(p), all current employees and contractors of the Company and the Company's Subsidiaries have executed such an agreement.

          (q) The Company and the Company Subsidiaries own exclusively and have good title to all copyrighted works that are the Company's and the Company Subsidiaries' products or which the Company or the Company Subsidiaries otherwise purport to own, except for those copyrighted works licensed to the Company and the Company Subsidiaries set forth on Schedule 4.13(q).

          (r) Except as set forth on Schedule 4.13(r) and except for work, inventions or material created by advertising or other marketing firms on behalf of the Company and the Company Subsidiaries to which any such firm has retained all rights, to the extent that any work, invention, or material has been developed or created by a third party for the Company or the Company Subsidiaries, the Company or the Company Subsidiaries have a written agreement with such third party with respect thereto and the Company or the Company Subsidiaries thereby have obtained ownership of, and are the exclusive owners of, all Intellectual Property in such work, material or invention by operation of law or by valid assignment.

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     Section 4.14  COMPLIANCE WITH LAWS; PERMITS.

          (a) Except as set forth on Schedule 4.14 or such matters that would not have a Material Adverse Effect on the Company, the Company and the Company Subsidiaries have complied with all laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgements and decrees (collectively, "LAWS"), applicable to the Company and the Company Subsidiaries or to the assets, properties and business of the Company and the Company Subsidiaries, including, without limitation (i) all applicable federal and state securities Laws and regulations, (ii) all applicable foreign, federal, state and local Laws, pertaining to (A) the sale, licensing, leasing, ownership or management of the Company and the Company Subsidiaries owned, leased or licensed real or personal property, products or technical data, (B) employment or employment practices, terms and conditions of employment or wages and hours, or (C) safety, health, fire prevention, environmental protection, building standards, zoning or other similar matters, (iii) the Export Administration Act and regulations promulgated thereunder or other Laws, writs, injunctions, judgments or decrees applicable to the export or re-export of controlled commodities or technical data, or (iv) the Immigration Reform and Control Act.

          (b) (i) Except as would not have a Material Adverse Effect on the Company, the Company and the Company Subsidiaries have made all filings with, and have in full force and effect, all licenses, permits and certificates from, federal, state, local and foreign Governmental Entities necessary to conduct their respective businesses (collectively the "PERMITS"), and (ii) the Company, its Predecessors and the Company Subsidiaries have conducted their respective businesses in compliance with all terms and conditions of the Permits. The Company and the Company Subsidiaries are not relying on any exemption from or deferral of any such applicable Law or other requirement that, to the knowledge of the Company, would not be available to Pegasus.

          (c) The Company and the Company Subsidiaries have not made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any other Person in a position to assist or hinder the Company or the Company Subsidiaries in connection with any actual or proposed transaction.

          (d) No product liability, warranty or similar actions, suits or proceedings have been asserted against the Company or any Company Subsidiary since the Balance Sheet Date other than as set forth in the Financial Statements.

          (e) Since the Balance Sheet Date, neither the Company nor any Company Subsidiary has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (the "WARN ACT") or similar state or foreign laws. The Company and the Company Subsidiaries have complied in all respects with WARN or such state or foreign laws, and any regulations promulgated thereunder, and do not expect to incur any such liability as a result of actions taken or not taken prior to the Closing. Except as set forth on Schedule 4.14(e), the Company or any Company Subsidiary has not laid off more than ten percent (10%) of its employees at any single site of employment in any ninety (90) day period during the period from September 30, 1999 through the Closing Date. Except as set forth on Schedule 4.14(e), the Company and each Company Subsidiary has complied and is in compliance in all material respects with the provisions of the Americans with Disabilities Act.

     Section 4.15 NO MATERIAL ADVERSE CHANGES. Since the Balance Sheet Date, there has occurred no Material Adverse Change with respect to the Company.

     Section 4.16  ACCOUNTS RECEIVABLE; EVIDENCES OF INDEBTEDNESS. Set forth on
Schedule 4.16 to this Agreement is a list of all accounts receivable, promissory notes, contract rights, commercial paper, debt securities and other rights to receive money ("RECEIVABLES") outstanding of the Company and the Company Subsidiaries showing the name of the account debtor, maker or obligor, the unpaid balance, the age of the Receivable and, if applicable, the maturity date, the interest rate and the collateral securing the obligation. All Receivables are legal, valid and binding obligations of the obligors. Except as set forth on
Schedule 4.16, the Company has not (i) written off, cancelled, committed or become obligated to cancel

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or write off any Receivables; (ii) disposed of or transferred any Receivables;
or (iii) acquired or permitted to be created any Receivables except in the ordinary course of its business consistent with past practice. Notwithstanding the foregoing, the Company shall have no further liability under Section 9.01 or otherwise with respect to any representation or warranty made in this Section
4.16 as to any Receivables, except (i) for claims relating to the accuracy of the first two sentences of this Section 4.16 or (ii) for claims that the Company's treatment of a particular Receivable violates Section 6.01 of this Agreement.

     Section 4.17  CERTAIN TRANSACTIONS AND AGREEMENTS. Except as set forth on
Schedule 4.17, no Person who is an officer or director of the Company (including Tom Castleberry) or a holder of more than five percent (5%) of the outstanding shares of Company Common Stock (collectively, the "COMPANY AFFILIATES") or a member of any Company Affiliate's immediate family is, (and to the Company's knowledge, no such Person has any direct or indirect ownership interest in any other Person that is) a client, supplier, customer, lessor, lessee of the Company or a Company Subsidiary or a party to a contract required to be disclosed in Schedule 4.12(a) (except with respect to any interest in less than 1% of the outstanding voting shares of any corporation the stock of which is publicly traded). Except as set forth on Schedule 4.17, no Company Affiliate or any member of any Company Affiliates' immediate family, is directly or indirectly interested in any material contract or informal arrangement with the Company, or a Company Subsidiary, except for compensation for services as an officer, director, employee or consultant of the Company or a Company Subsidiary and except for the normal rights of a stockholder. Except at set forth on
Schedule 4.17, none of the Company Affiliates or their immediate family members has any interest in any property, real or personal, tangible or intangible, including, without limitation, the Intellectual Property, used in the business of the Company or a Company Subsidiary, except for the normal rights of a stockholder.

     Section 4.18  EMPLOYEES.

          (a) Schedule 4.18(a) sets forth all employees of the Company and the Company Subsidiaries, along with each employee's respective title and first date of employment of each employee with the Company or the respective Company Subsidiaries. The Company previously has made available annual compensation information with respect to each such Person which is true and accurate. The Company and the Company Subsidiaries (i) have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to its employees; (ii) are not liable for any arrears of wages or any material penalty for failure to comply with any of the foregoing; and (iii) are not liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the normal course of business and consistent with past practice).

          (b) No material work stoppage or labor strike against the Company or the Company Subsidiaries is pending, or to the knowledge of the Company, threatened. Neither the Company nor the Company Subsidiaries are involved in or have been threatened with any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor the Company Subsidiaries have engaged in any unfair labor practices which could, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and the Company Subsidiaries are not presently parties to, or bound by, any collective bargaining agreement or union contract with respect to any employees and no collective bargaining agreement is being negotiated by the Company or the Company Subsidiaries.

     Section 4.19  EMPLOYEE MATTERS AND BENEFIT PLANS.

          (a) DEFINITIONS. With the exception of the definitions of "Affiliate" and "International Employee Plan" set forth in Section 4.19(a)(i) and (iii) below (such definitions shall apply to this

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     Section 4.19), for purposes of this Agreement, the following terms shall have the meanings set forth below:

             (1) "AFFILIATE," as used in this Section 4.19, shall mean any other Person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder;

             (2) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

             (3) "INTERNATIONAL EMPLOYEE PLAN" shall mean each Company Employee Plan that has been adopted or maintained by the Company, whether informally or formally, for the benefit of a Company Employee (as defined below) outside the United States;

             (4) "COMPANY EMPLOYEE PLAN" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, described in any employee handbook, or notebook, or otherwise, including without limitation, each "EMPLOYEE BENEFIT PLAN," within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any "COMPANY EMPLOYEE", and pursuant to which the Company or any Affiliate has or may have any material liability contingent or otherwise;

             (5) "COMPANY EMPLOYEE" shall mean any current, former or retired employee, officer, or director of Company or any Affiliate;

             (6) "COMPANY EMPLOYEE AGREEMENT" shall refer to each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or similar agreement or contract between the Company or any Affiliate and any Company Employee or consultant;

             (7) "IRS" shall mean the Internal Revenue Service;

             (8) "MULTIEMPLOYER PLAN" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA; and

             (9) "COMPANY PENSION PLAN" shall refer to each Company Employee Plan which is an "employee pension plan," within the meaning of Section 3(2) of ERISA.

          (b) SCHEDULE. Schedule 4.19 sets forth each currently existing Company Employee Plan, International Employee Plan and Company Employee Agreement. Except as set forth on Schedule 4.19(b), the Company does not have any intention or commitment to establish any new Company Employee Plan or Company Employee Agreement, to modify any Company Employee Plan or Company Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Company Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Pegasus or Newco in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Company Employee Agreement.

          (c) DOCUMENTS. Company has provided to Pegasus and/or Newco (i) correct and complete copies of all plan documents embodying each Company Employee Plan and each Company Employee Agreement including all amendments thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust;
     (iv) if Company Employee Plan is funded, the most recent annual accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination letters and rulings relating to Company Employee Plans and copies of all applications and correspondence within the preceding year
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     to or from the IRS or the Department of Labor ("DOL") with respect to any
     Company Employee Plan; (vii) all written communications material as to the Company to any Company Employee or Company Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in a Material Adverse Effect on Company; and (viii) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

          (d) COMPANY EMPLOYEE PLAN COMPLIANCE. (i) Company has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) to knowledge of the Company, no "PROHIBITED TRANSACTION," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan; (iii) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (iv) except as set forth on Schedule 4.19(d), each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Company, Newco, Pegasus or any Affiliates (other than ordinary administration expenses typically incurred in a termination event); (v) each Company Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter that such plan satisfies the qualification requirements of the Tax Reform Act of 1986; (vi) there are no inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL with respect to any Company Employee Plan; (vii) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980B of the Code; and (viii) all contributions due from the Company with respect to any of the Company Employee Plans have been made or accrued on the Company financial statements, and no further contributions will be due or will have accrued thereunder as of the Closing Date.

          (e) COMPANY PENSION PLANS. Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Company Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

          (f) MULTIEMPLOYER PLANS. At no time has Company contributed to or been requested to contribute to any Multiemployer Plan.

          (g) NO POST-EMPLOYMENT OBLIGATIONS. Except as set forth on Schedule 4.19(g), no Company Employee Plan provides, or has any liability to provide, life insurance, medical or other medical benefits to any Company Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and Company has never represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) that such Company Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment.

          (h) EFFECT OF TRANSACTION. Except as provided in Schedule 4.19(h), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any Company Employee.

          (i) VIOLATIONS. To the Company's knowledge, no employee of Company has violated any employment contract, patent disclosure agreement or non-competition agreement between such
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     employee and any former employer of such employee due to such employee being employed by Company and disclosing to Company trade secrets or proprietary information of such employer.

          (j) INTERNATIONAL EMPLOYEE PLAN. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, except as set forth on Schedule 4.19(j), no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law and except as set forth on Schedule 4.19(j), no condition exists that would prevent Company or Pegasus and/or Newco from terminating or amending any International Employee Plan at any time for any reason.

     Section 4.20 INSURANCE. Schedule 4.20 sets forth the insurance policies of the Company and expiration date of each policy, including without limitation, fire and casualty, workers compensation, general liability, "key-man" and other such insurance policies. The Company has no knowledge that any such insurance policy will not be renewed in the normal course or that the premiums therefor will be materially increased. No insurance policies of the Company have been denied or coverage of such policy reduced. There is no material claim by the Company or the Company Subsidiaries or any third party pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All of such insurance policies are in full force and effect and are issued by insurers of recognized responsibility.

     Section 4.21 CUSTOMERS AND SUPPLIERS. Schedule 4.21 sets forth the 10 largest customers and the 10 largest suppliers (each as measured by revenues to the Company and the Company Subsidiaries on a consolidated basis) of the Company and the Company Subsidiaries, taken as a whole, for the fiscal year ended December 31, 1998 and for the nine month period ended September 30, 1999 and sets forth opposite the name of each such customer or supplier the approximate percentage of net sales or purchases by the Company and the Company Subsidiaries attributable to such customer or supplier for each such period. Except as set forth on Schedule 4.21, there are no currently pending, or to the Company's knowledge, threatened disputes between the Company and the Company Subsidiaries with their respective customers or suppliers that could materially and adversely effect the relationship between the Company and the Company Subsidiaries, on the one hand, and any of such customers and suppliers on the other. Except as set forth on Schedule 4.21, to the knowledge of the Company, no customer or supplier of the Company has expressed an intention to cease doing business with the Company or the Company Subsidiaries prior to or after the consummation of the transactions contemplated hereby, which cessation would have a Material Adverse Effect upon the Company. Except as set forth on Schedule 4.21, since December 31, 1998, neither the Company nor any Company Subsidiary has experienced any difficulties in obtaining any inventory items necessary to the operation of its business, and no such shortage of supply of inventory items is pending or threatened that would have a Material Adverse Effect upon the Company. The Company is not required to provide any bonding or other financial security arrangements in any amount in connection with any transactions with any of its customers or suppliers except in the ordinary course of business consistent with commercial practice in the Company's industry.

     Section 4.22 BANK ACCOUNTS AND POWERS OF ATTORNEY. Schedule 4.22 sets forth each bank, savings institution and other financial institution with which the Company and any Company Subsidiary have an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto. Each Person holding a power of attorney or similar grant of authority on behalf of the Company or any Company Subsidiary is set forth on Schedule 4.22. Except as disclosed on such Schedule, the Company has not given any revocable or irrevocable powers of attorney to any Person relating to its business for any purpose whatsoever.

     Section 4.23 BOOKS AND RECORDS. The books, records and accounts of the Company and the Company Subsidiaries (a) are in all material respects true and complete, (b) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and disposition of the assets of the

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Company in all material respects, and (d) accurately and fairly reflect in all material respects the basis for the Financial Statements.

     Section 4.24  ENVIRONMENTAL MATTERS.

          (a) Neither the Company nor any Company Subsidiary has been or is currently engaged in any activity involving the possession, transport, disposal or release of any Hazardous Materials. To the Company's knowledge, during the period that the Company and the Company Subsidiaries have leased the premises currently occupied by them and those premises occupied by them since the date of their incorporation, there have been no disposal, release or threatened release of Hazardous Materials (as defined below) from or any presence thereof on any such premises that would have a Material Adverse Effect on the Company. To the Company's Knowledge there is no presence, disposal, release or threatened release of Hazardous Materials on or from any of such premises, which may have occurred prior to the Company having taken possession of any of such premises that would have a Material Adverse Effect on the Company. For purposes of this Agreement, the terms "DISPOSAL," "RELEASE," and "THREATENED RELEASE" have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. sec. 9601 et seq., as amended ("CERCLA"). For the purposes of this Section 4.24, "HAZARDOUS MATERIALS" mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing Date regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" under (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. sec. 11001 et seq.; (iii) the Hazardous Material Transportation Act, 49 U.S.C. sec. 1801, et seq.; (iv) the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq.; (v) the Occupational Safety and Health Act of 1970, 29 U.S.C. sec. 651 et seq.; (vi) regulations promulgated under any of the above statutes; or (vii) any applicable state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those identified above.

          (b) To the Company's knowledge, none of the premises currently leased by the Company or any Company Subsidiary or any premises previously occupied by the Company is in material violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions in such premises.

          (c) During the time that the Company or any Company Subsidiary has leased the premises currently occupied by it or any premises previously occupied by the Company, neither the Company nor, to the knowledge of the Company, any third party, has used, generated, manufactured or stored in such premises or transported to or from such premises any Hazardous Materials that would have a Material Adverse Effect on the Company.

          (d) During the time that the Company has leased the premises currently occupied by it or any premises previously occupied by the Company, there has been no litigation, proceeding or administrative action brought or threatened in writing against the Company by, or any settlement reached by the Company with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such premises.

          (e) During the period that the Company or any Company Subsidiary has leased the premises currently occupied by it or any premises previously occupied by the Company, to the Company's knowledge no Hazardous Materials have been transported from such premises by or on behalf of the Company or any Company Subsidiary to any site or facility now listed or proposed for listing on the National Priorities List, at 40 C.F.R. Part 300, or any list with a similar scope or purpose published by any state authority.

     Section 4.25  YEAR 2000 COMPLIANCE. Except as set forth on Schedule 4.25,
(a) each automated, computerized and/or software system or program designed, developed or licensed to third parties by the Company or any Company Subsidiary (each, a "Company System") and, to the Company's knowledge, each automated, computerized and/or software system or program provided by a third party and used by
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

the Company or any Company Subsidiary in the operation of their respective businesses (each, a "THIRD PARTY SYSTEM") is designed to be used prior to, during and after the calendar year 2000 A.D., including leap years, and each Company System and, to the Company's knowledge, each Third Party System will operate during each such time period without error relating to date data ("YEAR 2000 COMPLIANT"). Without limiting the generality of the foregoing each Company System, and, to the Company's knowledge, each Third Party System:

          (a) Will not abnormally end or provide invalid or incorrect results as a result of date data, specifically including data which represents or references years prior to the Year 2000 or years including and subsequent to the Year 2000;

          (b) Has been designed to ensure that it is Year 2000 Compliant, including, but not limited to, date data recognition, calculations which accommodate dates before, during and after the Year 2000 and date values and date data interface values that reflect the dates before, during and after the Year 2000;

          (c) Will manage and manipulate data involving dates and will not cause an abnormally ending scenario or result within the application or generate incorrect values or invalid results involving such dates;

          (d) Provides that all date-related user interface functionalities include the indication of dates, before, during and after the Year 2000; and

          (e) Stores and interprets all date processing according to one of the following methods: (i) field expansion format; (ii) century indicator; or
     (iii) converting to packed or binary fields.

     Notwithstanding the preceding provisions of this Section, to the extent any such Company System must perform with Third Party Systems collectively as a unified information processing system, each Company System will properly exchange date/time data among such Third Party Systems to accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the years 1999 and 2000, and leap year calculations and will not malfunction, cease to function or provide invalid or incorrect results as a result of date/time data; provided that any such Third Party System functions in accordance with the specifications of this
Section 4.25. The Company and the Company Subsidiaries have, prior to the Closing Date, submitted or specifically identified and made available to Pegasus or Newco each Company System and Third Party System.

     Section 4.26 BROKERS' AND FINDERS' FEES. Except for the fees of Thomas Weisel Partners LLC, neither the Company nor the Company Subsidiaries and, to the Company's knowledge, no Company Stockholder has entered into any agreement which would entitle any Person to any valid claim against the Company, the Company Subsidiaries, the Company Stockholders, Pegasus or Newco for a broker's commission, finder's fee or similar payment with respect to any matters contemplated by this Agreement.

     Section 4.27 DISCLOSURE. The representations and warranties contained in this Agreement and the schedules thereto delivered to Pegasus and Newco by the Company under this Agreement, taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

     Section 4.28 REGISTRATION STATEMENT. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Pegasus in connection with the issuance of the Pegasus Common Stock in or as a result of the Merger (the "S-4") or the registration statement on Form S-3 to be filed with the SEC by Pegasus in accordance with Section 7.02 (the "S-3") will, at the time the S-4 and the S-3 each becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

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     Section 4.29  MAJORITY STOCKHOLDER REPRESENTATIONS. The Majority
Stockholder hereby represents and warrants to Pegasus and Newco that:

          (a) The Majority Stockholder has no knowledge that the representations and warranties contained in Section 4.07 [Litigation] and 4.14 [Compliance with Laws; Permits] are not true and correct.

          (b) To the extent the Majority Stockholder or one of its subsidiaries was responsible under applicable law or under a contract with the Company or any Company Subsidiary for the preparation of any such Return or the payment of such Taxes, the representations and warranties contained in
     Section 4.09 [Tax Matters] are true and correct as to such Return or Tax; provided that any provision that is qualified to the Company's knowledge shall for purposes of this provision also be qualified to the knowledge of the Majority Stockholder.

          (c) To the extent the Majority Stockholder or one of its subsidiaries was responsible under applicable law or under a contract with the Company or any Company Subsidiary for the preparation of the applicable Financial Statements, the representations and warranties contained in Section 4.08 [Financial Statements] are true and correct as to such Financial Statements; provided that any provision that is qualified to the Company's knowledge shall for purposes of this provision also be qualified to the knowledge of the Majority Stockholder.

          (d) The representations and warranties contained in Section 4.19 [Employee Matters and Benefit Plans] solely with respect to International Employee Plans are true and correct; provided that any provision that is qualified to the Company's Knowledge shall for purposes of this provision also be qualified to the knowledge of the Majority Stockholder.

          (e) The representations and warranties of Reed Elsevier Inc. and Utell International Group, Ltd. contained in the Share Exchange Agreement dated October 9, 1997 by and among Reed, Utell, Rezsolutions, Inc. (formerly known as Anasazi, Inc.) and the Company (formerly known as Rezsolutions, Inc.) were true and correct as of the dates prescribed in such Share Exchange Agreement. Notwithstanding any other term of such Share Exchange Agreement, the representations and warranties made in such Share Exchange Agreement will terminate six (6) months following the Closing Date.

          (f) None of the information supplied or to be supplied by the Majority Stockholder for inclusion or incorporation by reference in the S-4 or the S-3 will, at the time the S-4 and the S-3 each becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF PEGASUS AND NEWCO

     Pegasus and Newco hereby jointly and severally represent and warrant to the Company and the Company Stockholders that:

     Section 5.01 INCORPORATION AND GOOD STANDING. Each of Pegasus and Newco is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Pegasus and Newco is qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Pegasus.

     Section 5.02 AUTHORITY. Each of Pegasus and Newco has all necessary corporate power, authority and capacity to enter into this Agreement, the Certificate of Merger and all other agreements and instruments to be executed by Pegasus or Newco or both as contemplated by this Agreement (the "PEGASUS ANCILLARY AGREEMENTS") and to carry out their respective obligations under this Agreement, the

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Certificate of Merger and the Pegasus Ancillary Agreements. The execution and delivery of this Agreement and the Pegasus Ancillary Agreements have been duly authorized by all necessary corporate action on the part of Pegasus and Newco. Pegasus has received from Hambrecht & Quist LLC, a written opinion, as to the fairness of the Merger to the Company Stockholders from a financial point of view.

     Section 5.03 ENFORCEABILITY OF OBLIGATIONS. This Agreement constitutes, and each of the Pegasus Ancillary Agreements, when executed and delivered in accordance with the terms thereof, will constitute, the legal, valid and binding obligations of Pegasus or Newco or both, as the case may be, enforceable in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

     Section 5.04 NO BREACH. Except as set forth on Schedule 5.04, neither the execution and delivery of this Agreement, the Pegasus Ancillary Agreements nor the consummation of the transactions provided for hereby or thereby will conflict with, (a) the Certificate of Incorporation or Bylaws of Pegasus or Newco (b) result in any Lien upon any assets of the Company or Newco, or (c) require any Consent of or with any Governmental Entity, under the provisions of the Certificate of Incorporation or Bylaws of Pegasus or Newco or any indenture, lease, contract or other material agreement, instrument, permit, concession, franchise or license to which Pegasus or its subsidiaries or any of their respective assets are bound or affected, or any Laws, judgment or decree to which Pegasus or its subsidiaries are subject except for those required in connection with the HSR Act and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

     Section 5.05  INTENTIONALLY LEFT BLANK.

     Section 5.06 BROKERAGE. Except for the fees of Hambrecht & Quist LLC, which are payable by Pegasus, neither Pegasus nor Newco has entered into any agreement which would entitle any Person to any valid claim against the Company, the Company Stockholders, Pegasus or Newco for a broker's commission, finder's fee or similar payment with respect to any matters contemplated by this Agreement.

     Section 5.07  SEC REPORTS.

          (a) Since the time it became subject to the filing requirements of the Securities Exchange Commission ("SEC"), Pegasus has filed all forms, reports and documents (collectively, the "PEGASUS SEC REPORTS") with the SEC required to be filed by it pursuant to the federal securities laws and the rules and regulations of the SEC thereunder, all of which have complied as of their respective filing dates, or in the case of registration statements, their respective effective dates, in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder. None of the Pegasus SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified by subsequent filings prior to the date hereof.

          (b) The consolidated balance sheets and related consolidated statements of income, stockholders' equity and cash flows (including the related notes and schedules thereto) of Pegasus included in the Pegasus SEC Reports complied as to form, at the time filed, in all material respects with the published rules and regulations of the SEC with respect thereto at the time filed. Such materials were prepared in accordance with GAAP applied on a consistent basis during the periods involved and include in the case of unaudited interim financial statements all necessary adjustments, are in accordance with the books and records of Pegasus, which books and records are complete and accurate in all material respects, and present fairly the consolidated financial position of Pegasus as of their respective dates. The consolidated income and cash flows for the periods presented in the Pegasus SEC Reports are in conformity with GAAP applied on a consistent basis, except as otherwise noted therein or as permitted under the Exchange Act. Since December 31, 1998, neither Pegasus nor any of its subsidiaries has incurred any liabilities or obligations, whether absolute, accrued, fixed,

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     contingent, liquidated, unliquidated or otherwise and whether due or to become due, except (i) as and to the extent set forth on the audited balance sheet of Pegasus as at December 31, 1998, (ii) as incurred in connection with the transactions contemplated by this Agreement, (iii) as incurred after December 31, 1998 in the ordinary course of business and consistent with past practice, (iv) as described in the Pegasus SEC Reports, including but not limited to acquisitions described therein, or
     (v) as would not, in the aggregate, constitute a Material Adverse Effect on Pegasus.

     Section 5.08 LITIGATION. Except as set forth on Schedule 5.08, there are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of Pegasus and Newco, threatened against Pegasus or Newco, at law or in equity, or before or by any Governmental Entity. Neither Pegasus nor Newco is a party to, subject to, or threatened to be subject to, any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Entity, except for those that would not have a Material Adverse Effect on Pegasus.

     Section 5.09  CAPITALIZATION OF PEGASUS AND NEWCO.

          (a) As of the date of this Agreement, (i) the authorized capital stock of Pegasus consists of Fifty Million (50,000,000) shares of Pegasus Common Stock, of which 13,461,644 shares were issued and outstanding as of November 1, 1999, (with each share carrying a preferred stock purchase right as described in the Pegasus SEC Reports), and Two Million (2,000,000) shares of preferred stock, $.01 par value per share, of which no shares are issued and outstanding, and (ii) the authorized capital stock of Newco consists of One Thousand (1,000) shares of common stock, $.01 par value per share, of which One (1) share is issued and outstanding, which share is held by Pegasus. All outstanding shares of Pegasus Common Stock are duly authorized, validly issued, fully paid and non-assessable and free of preemptive or similar rights.

          (b) The shares of Pegasus Common Stock to be issued in the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable, and the issuance thereof is not subject to any preemptive or other similar right.

          (c) Pegasus has authorized but unissued shares in an amount sufficient to issue all shares required to be issued pursuant to the terms of this Agreement.

     Section 5.10 DISCLOSURE. The representations and warranties contained in this Agreement and the schedules thereto delivered to the Company and the Company Stockholders by Pegasus and Newco under this Agreement, taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

     Section 5.11 REGISTRATION STATEMENT. None of the information supplied or to be supplied by Pegasus for inclusion or incorporation by reference in the S-4 or the S-3 will, at the time the S-4 and the S-3 each becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and the S-4 and the S-3 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder.

     Section 5.12 MATERIAL ADVERSE CHANGE. Since the date of Pegasus' most recent SEC Filing, no Material Adverse Change has occurred; provided that a reduction in the price of Pegasus Common Stock due to general stock market conditions or otherwise shall not in and of itself constitute a Material Adverse Change.

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                                   ARTICLE VI

              CONDUCT AND TRANSACTIONS PRIOR TO THE EFFECTIVE TIME

     The Company hereby covenants and agrees with Pegasus and Newco as follows:

     Section 6.01 CONDUCT OF THE BUSINESS. Except as expressly permitted or contemplated by this Agreement, the Company shall observe each term set forth in this Section 6.01 and agrees that, from the date hereof until the Closing, unless otherwise consented by Pegasus or Newco in writing:

          (a) The business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of the Company's business, on an arm's-length basis, in the best interest of the Company and the Company Stockholders and in accordance in all material respects with all applicable laws, rules and regulations and consistent with the past practice of the Company;

          (b) The Company shall not, directly or indirectly, do or permit to occur any of the following: (i) issue or sell any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its Stock , except that the Company may grant additional options to its new employees consistent with the past practice of the Company; provided that, the Company shall obtain the prior written approval of Pegasus for any individual option grant for more than 5,000 shares of the Company Common Stock; (ii) sell, pledge, dispose of or encumber any of its assets (or enter into factoring or similar arrangements), except in the ordinary course of business and except as identified to Pegasus or Newco in writing; (iii) amend or propose to amend its Certificate of Incorporation or Bylaws; (iv) split, combine or reclassify any outstanding shares of the Stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of the Stock; (v) redeem (other then as contemplated by Section 7.15), purchase or acquire or offer to acquire any shares of the Stock or other securities of the Company; (vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice except pursuant to a revolving line of credit from Imperial Bank N.A. in an amount not to exceed $15,000,000; (viii) voluntarily permit any accounts payable owed to trade creditors to remain outstanding more than 60 days; (ix) accelerate, beyond the normal collection cycle, collection of accounts receivable except in the ordinary course of business consistent with past practice; or (x) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 6.01(b);

          (c) The Company (i) shall not, directly or indirectly, enter into or modify any employment, severance or similar agreements or arrangements that will be binding on, or in any way adversely affect Pegasus or Newco; or
     (ii) take any action with respect to the grant of any bonuses, salary increases, severance or termination pay that will be binding on, or in any way adversely affect Pegasus or Newco after the Closing Date or increase any of the benefits payable in effect on the date hereof that will be binding on Pegasus or Newco after the Closing.

          (d) The Company shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees;

          (e) The Company shall not cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

          (f) The Company shall (i) use commercially reasonable efforts to preserve intact the Company's business organization and goodwill, keep available the services of the Company's officers and

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     employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Company; (ii) confer on a regular and frequent basis with representatives of Pegasus or Newco to report operational matters and the general status of ongoing operations; and (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; and

          (g) The Company shall not (i) change any of its methods of accounting in effect at December 31, 1998, other than those required by GAAP; (ii) make or rescind any express or deemed election relating to Taxes, (iii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; or (iv) change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Tax returns for the taxable year ending December 31, 1998.

          (h) The Company shall file at its own expense, on or prior to the due date thereof, all Returns required to be filed for all Tax periods ending on or before the Closing Date; provided, however, that the Company shall not file any such Return (other than federal, state or local sales, use, property, withholding or employment tax returns or statements) for any Tax period without providing Pegasus or Newco with final copies of each such Return (including returns of all employee benefit plans) at least ten (10) Business Days before filing such return and shall reasonably cooperate with any request by Pegasus or Newco in connection therewith.

     Section 6.02 ACCESS TO BOOKS AND RECORDS. Between the date hereof and the Closing Date, the Company shall (a) afford Pegasus and Newco and their authorized representatives (the "PEGASUS REPRESENTATIVES") full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of the Company, (b) shall cause its independent accountants to afford to the independent auditors of Pegasus reasonable access to the audit work papers and other records of the independent auditors of the Company and the Company Subsidiaries and (c) otherwise provide such assistance as is reasonably requested by Pegasus and Newco in order that Pegasus and Newco may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the Company. In addition, the Company and its officers and directors shall cooperate fully (including providing introductions, where necessary) with Pegasus and Newco to enable Pegasus and Newco to contact such third parties, including customers, prospective customers, vendors, or suppliers of the Company as Pegasus deems reasonably necessary to complete its due diligence; provided that, Pegasus and Newco agree not to initiate such contacts without the prior approval of the Company, which approval will not be unreasonably withheld; provided further, that a representative of the Company may, at the Company's option, participate in such contacts. Each of Pegasus and Newco will hold, and will use all reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and all other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the confidentiality provisions of this Agreement.

                                  ARTICLE VII

                      ADDITIONAL AGREEMENTS AND COVENANTS

     Section 7.01 PREPARATION OF FORM S-4; OTHER FILINGS. As promptly as practicable after the date of this Agreement, Pegasus and the Company shall prepare and file with the SEC the S-4. Each of Pegasus and the Company shall use all reasonable efforts to respond to any comments of the SEC, to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to cause the S-4 to be mailed to such Company's stockholders at the earliest practicable time. The Company and the Majority Stockholder will ensure that Financial Statements used in connection with the S-4 and the S-3 are prepared in accordance with GAAP, consistently applied throughout their respective periods. As promptly as practicable after the date of this Agreement, Pegasus and the Company shall prepare and file

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any other filings required under the Exchange Act, the Securities Act of 1933, as amended (the "SECURITIES ACT") or any other federal or state securities laws ("BLUE SKY LAWS") relating to the Merger and the transactions contemplated by this Agreement and the Certificate of Merger, including, without limitation, under the HSR Act and state takeover laws (the "OTHER FILINGS"). Each of Pegasus, the Company and the Majority Stockholder will coordinate and cooperate with each such other party hereto in exchanging such information, will not make any such filing without providing to each such other party a final copy thereof for their review and consent at least two full Business Days in advance of the proposed filing. Each such party to this Agreement shall notify each such other party to this Agreement promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the S-4 or any Other Filing or for additional information and will supply such other parties with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the S-4, the Merger or any Other Filing. The S-4 and the Other Filings shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the S-4 or any Other Filing, Pegasus or the Company, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Pegasus and the Company, such amendment or supplement. The parties hereto agree to amend, modify, rescind or terminate any Company Voting Agreement and to amend this Agreement if required by the SEC in order to register the issuance of the Stock Consideration on Form S-4 or Form S-3 as contemplated by this Agreement.

     Section 7.02  REGISTRATION OF PEGASUS COMMON STOCK ON FORM S-3.

          (a) As soon as practicable after the filing of the S-4, Pegasus shall cause to be filed with the SEC the S-3 (which is considered by the Company, the Majority Stockholder and Pegasus to be an Other Filing) effecting the registration of the shares of Pegasus Common Stock to be received in connection with the Merger by the Majority Stockholder and the other Company Stockholders that execute a Company Voting Agreement (collectively, the "S-3 SHARES"). Each of Pegasus and the Company shall use all reasonable efforts to respond to any comments of the SEC with respect to the S-3 such that the S-3 will be declared effective under the Securities Act contemporaneously with the S-4. The Company and the Majority Stockholder will ensure that Financial Statements used in connection with the S-3 are prepared in accordance with GAAP, consistently applied throughout their respective periods.

          (b) The Company shall cause each of the Company's officers and directors that holds Company Common Stock (or rights exercisable for Company Common Stock) and each Company Stockholder that holds (or has the right to purchase) one percent 1% or more of the outstanding shares of Company Common Stock as of the date of this Agreement to enter into a stockholder agreement with Pegasus in the form attached hereto as Exhibit E (the "STOCKHOLDER AGREEMENTS"), which provide certain restrictions on the disposition of the Pegasus Common Stock received as a result of the Merger.

          (c) The Majority Stockholder shall enter into a stockholder agreement with Pegasus in the form attached hereto as Exhibit F (the "MAJORITY STOCKHOLDER STOCKHOLDER AGREEMENT"), which provides certain restrictions on the disposition of the Pegasus Common Stock received as a result of the Merger.

     Section 7.03  NON-COMPETITION AGREEMENT ALLOCATION OF VALUE;

          (a) Reed shall, and shall cause each affiliate of Reed that is engaged in the same or similar business as Reed and not organized under the laws of the United Kingdom, to enter into a non-competition agreement with Pegasus, in the form attached hereto as Exhibit D (the "NON-COMPETITION AGREEMENT"). The parties to this Agreement expressly stipulate that (i) the Non-Competition Agreement is a material inducement to Pegasus and Newco entering into this Agreement; (ii) $4 million of the Merger Consideration to be received by Reed shall be allocated to
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     the Non-Competition Agreement; and (iii) the appropriate parties agree to reflect such allocation on its books and records, if applicable, and on any applicable Return or similar filing made with any taxing authority.

          (b) The form of Non-Competition Agreement attached to the Agreement as Exhibit D is hereby deemed to be amended to delete Utell as a party thereto and to substitute therefor as a party each affiliate of Reed that is engaged in the same or similar business as Reed and is not organized under the laws of the United Kingdom.

     Section 7.04 INTERCOMPANY ARRANGEMENTS. On or before the Closing Date, the Majority Stockholder and Pegasus shall enter into an agreement or agreements relating to certain intercompany arrangements between the Majority Stockholder and the Company from and after the Effective Time, including without limitation a UK pension funds transfer and indemnification agreement reasonably satisfactory to Pegasus and the Majority Stockholder.

     Section 7.05 LETTER OF THE COMPANY'S INDEPENDENT ACCOUNTANTS. The Company shall use all reasonable efforts to cause to be delivered to Pegasus a letter of Deloitte & Touche, the Company's independent accountants, dated a date within two Business Days before the date on which the S-4 and, if applicable, the S-3 shall become effective and addressed to Pegasus, in form and substance reasonably satisfactory to Pegasus and customary in scope and substance for letters delivered by independent auditors in connection with registration statements similar to the S-4 and, if applicable, the S-3.

     Section 7.06 LETTER OF PEGASUS' INDEPENDENT ACCOUNTANTS. Pegasus shall use all reasonable efforts to cause to be delivered to the Company a letter of PricewaterhouseCoopers LLP, Pegasus' independent auditors, dated a date within two Business Days before the date on which the S-4 and, if applicable, the S-3 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent auditors in connection with registration statements similar to the S-4 and, if applicable, the S-3.

     Section 7.07  AGREEMENTS TO TAKE REASONABLE ACTION.

          (a) The Company and the Majority Stockholder shall take, and the Company shall cause the Company Subsidiaries to take, all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on the Company or the Company Subsidiaries with respect to the Merger (including furnishing the information required under the HSR Act) and shall take all reasonable actions necessary to cooperate promptly with and furnish information to Pegasus in connection with any such requirements imposed upon Pegasus or Newco or any subsidiary of Pegasus or Newco in connection with the Merger. The Company and the Majority Stockholder shall take, and shall cause the Company Subsidiaries to take, all reasonable actions necessary (i) to obtain any clearance, consent, authorization, order or approval of, or any exemption by, any Governmental Entity, or other third party (including without limitation those items identified in Schedule 4.05) required to be obtained or made by the Company or any of its subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement; (ii) to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the ability of the Company to consummate the transactions contemplated hereby; (iii) to fulfill all conditions applicable to the Company or the Majority Stockholder pursuant to this Agreement; and (iv) to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order, the entry, enactment or promulgation thereof, as the case may be; provided, however, that with respect to clauses (i) through (iv) above, the Company and the Company Subsidiaries will take only such curative measures (such as licensing and divestiture) as Pegasus and the Company mutually determine, in good faith, to be reasonable.

          (b) Pegasus and Newco shall take, and shall cause their subsidiaries to take, all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them or their subsidiaries with respect to the Merger (including furnishing the information required under the HSR Act) and shall take all reasonable actions necessary to cooperate promptly with and furnish

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     information to the Company in connection with any such requirements imposed upon the Company or any Company Subsidiary in connection with the Merger. Pegasus and Newco shall take, and shall cause their subsidiaries to take, all reasonable actions necessary (i) to obtain any clearance, consent, authorization, order or approval of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by Pegasus or any of its subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement; (ii) to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the ability of Pegasus or Newco to consummate the transactions contemplated hereby; (iii) to fulfill all conditions applicable to Pegasus or Newco pursuant to this Agreement; and (iv) to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order, the entry, enactment or promulgation thereof, as the case may be; provided, however, that with respect to clauses (i) through (iv) above Pegasus and its subsidiaries will take only such curative measures (such as licensing and divestiture) as Pegasus determines, in good faith, to be reasonable.

          (c) Subject to the terms and conditions of this Agreement, each of the parties to this Agreement shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, subject to the appropriate approval of the stockholders of the Company. Pegasus and the Company will use all reasonable efforts to resolve any competitive issues relating to or arising under the HSR Act or any other federal or state antitrust or fair trade law raised by any Governmental Entity including making offers of curative divestitures and/or licensing of technology which Pegasus determines to be reasonable. If such offers are not accepted by such Governmental Entity, Pegasus (with the Company's cooperation) shall pursue all litigation resulting from such issues. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade law.

     Section 7.08 CONSENTS. Each of Pegasus, Newco, the Company and the Majority Stockholder shall use all reasonable efforts to obtain the Consent of, or effect the notification of or filing with, each Person necessary for such party hereto to consummate the Merger and the transactions contemplated by this Agreement and to enable the Surviving Corporation to conduct and operate the business of the Company and the Company Subsidiaries substantially as presently conducted and as contemplated to be conducted.

     Section 7.09 NASDAQ ADDITIONAL SHARES LISTING. Pegasus will cause the shares of Pegasus Common Stock issuable to the Company Stockholders in the Merger to be listed for trading on the Nasdaq National Market.

     Section 7.10  THE COMPANY OPTIONS; EMPLOYEE BENEFITS.

          (a) Not later than twenty (20) days prior to the Closing Date, the Company shall deliver written or electronic notice to all of its employees or other Persons who hold (i) options granted under the US Option Plans, including without limitation those options that accelerate and become fully vested and exercisable as a result of the Merger (the "ACCELERATED OPTIONS"), or (ii) any options outstanding under the UK Option Plan (the "OTHER OPTIONS" and together with the Accelerated Options, the "OPTIONS"), which notice shall request each such Person to make an election not less than fifteen (15) days after delivery of the notice referred to above to
     (A) exercise any or all of the Options held by such Person and purchase the related shares of Company Common Stock (which shares shall convert into the right to receive the Merger Consideration upon the Effective Time) or (B) surrender the Options to be bought out by the Company in accordance with the terms of the Options Plans in return for a cash payment equal to the Option Per Share Amount. The Option Per Share Amount shall be deemed to be $1.73, calculated as set forth on Schedule 7.10. On the Closing Date, the Company shall pay to each Person who elects to receive such cash payment

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     the aggregate amount of such cash payment as calculated in accordance with the preceding sentence. Except as otherwise provided above, the Accelerated Options shall terminate 15 days after the date of delivery of the notice specified in the first sentence of this Section 7.10(a) in accordance with the terms of the US Option Plans. Any Other Options which are not exercised or surrendered as provided in this Section 7.10(a), shall be treated in accordance with the provisions of Section 2.02(c) and the terms of the UK Option Plan. In any event, none of the Options shall be assumed by Pegasus.

          (b) The Company and Pegasus agree that any amounts necessary to make the cash payments contemplated by clause (a) above shall be funded by a promissory note payable by the Company to Pegasus, in form and substance reasonably satisfactory to the Company and Pegasus (the "OPTION NOTE"),which shall be signed and delivered by the Company and funded by Pegasus on or prior to the Closing Date.

          (c) Pegasus shall provide or cause the Surviving Corporation to provide benefits to employees of the Company and the Company Subsidiaries that are not materially less favorable in the aggregate to such employees than those in effect on the date of this Agreement. For purposes of determining eligibility to participate, vesting, and entitlement to benefits, service with the Company and the Company Subsidiaries shall be treated as service with Pegasus and its subsidiaries. Notwithstanding the preceding provisions of this Section 7.10(b), subject to any requirements of law or contract relating to the Company's UK Pension Scheme, nothing in this Agreement shall prevent Pegasus from amending or revising after six
     (6) months following the Closing Date the benefits provided to such employees. Notwithstanding the foregoing, no provision of this Section 7.10(c) shall be construed to create a right in any employee or beneficiary of such employee under any benefit plan or other similar arrangement that such employee or beneficiary would not otherwise have under such benefit plans or other similar arrangements.

          (d) The Company shall use its reasonable best efforts to make available to employees of the Company holding Options a credit arrangement through a third-party to enable such employees to deliver the funds required to exercise any or all of the Options held by such Person and purchase the related shares of Company Common Stock in accordance with clause (A) of Section 7.10(a). The credit arrangement shall be full recourse to such employees, but the Majority Stockholder shall fully secure (by means of a guarantee or other credit support) such credit arrangement. The credit extended to the employees shall have an interest rate at least equal to the rate required by the Code to avoid any imputed interest amounts. The Company shall include in the notice to be sent by the Company to its employees which is referred to in Section 7.10(a) a description of such credit arrangement and the procedure for obtaining funds from such credit arrangement.

     Section 7.11 FIRPTA COMPLIANCE. On the Closing Date, the Company and the appropriate Company Stockholders (as indicated by the information provided under Section 4.09(t)), shall deliver to Pegasus a properly executed statement in a form reasonably acceptable to Pegasus for purposes of satisfying Pegasus' obligations under U.S. Treasury regulation section 1.1445-2(b)(2) (promulgated pursuant to Code Sections 897 and 1445).

     Section 7.12  RESTRICTIONS ON NEGOTIATIONS WITH THIRD PARTIES.

          (a) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company and the Majority Stockholder shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or the Majority Stockholder or any of their respective subsidiaries, solicit or encourage (including by way of furnishing nonpublic information) or take other action, either directly or indirectly, to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below) from any person, or engage in any discussions or negotiations relating thereto or in furtherance thereof or accept any Acquisition Proposal. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any inquiries or proposals regarding any (i) merger, consolidation, sale of substantial assets or similar transactions involving the Company or any Company Subsidiaries (other than sales of assets or inventory in the
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     ordinary course of business), (ii) purchase of 20% or more of the outstanding shares of capital stock of the Company (including without limitation by way of a tender offer or an exchange offer) or similar transactions involving the Company or any Company Subsidiaries, (iii) acquisition by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership or a right to acquire beneficial ownership of 20% or more of the then outstanding shares of capital stock of the Company; or (iv) public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          (b) Notwithstanding Section 7.12(a), the restrictions set forth in this Agreement shall not prevent the Board of Directors of the Company, in the exercise of and as required by its fiduciary duties as determined in good faith by the Board of Directors of the Company after consultation with its outside legal counsel, engaging in discussions or negotiations with, and furnishing information concerning the Company and its business, properties and assets (but not directly or indirectly soliciting or initiating such discussions or negotiations or directly or indirectly encouraging inquiries or the making of any Acquisition Proposal), to a third party who makes a written, unsolicited, bona fide Acquisition Proposal that is reasonably capable of being consummated and is reasonably likely to be on financial terms and conditions more favorable to the Company and its stockholders than the Merger, as determined in each case in good faith by the Company's Board of Directors after consultation with the Company's financial advisors (a "SUPERIOR PROPOSAL"), provided that Pegasus shall have been promptly notified in writing of such Acquisition Proposal, including the principal financial terms and conditions thereof, and the identity of the person or group making such Acquisition Proposal.

          (c) Upon compliance with the foregoing, the Company shall be entitled to (i) withdraw, modify or refrain from making its recommendation regarding the Merger following receipt of a Superior Proposal, and approve and recommend to the stockholders of the Company a Superior Proposal and (ii) enter into an agreement with such third party concerning a Superior Proposal; provided, however, that the Company shall immediately and prior to either (i) or (ii) make payment in full to Pegasus of the Breakup Fee as defined in Section 10.03. In any such event and after payment to Pegasus of the Breakup Fee, the Company Voting Agreements (expressly excluding any voting agreement signed by the Majority Stockholder) then in effect shall terminate in accordance with their terms.

          (d) If the Company or any of its subsidiaries receives any unsolicited offer or proposal to enter negotiations relating to an Acquisition Proposal, the Company shall immediately notify Pegasus thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the principal financial terms and conditions of such offer or proposal, as the case may be.

          (e) Notwithstanding the foregoing provisions of this Section 7.12, the Company shall not provide any non-public information to a third party as described above unless the Company provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement previously entered into between Pegasus and the Company. Nothing in this Section 7.12 shall constitute a waiver of any of the provisions of Section 7.16.

          (f) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Pegasus) conducted prior to the date of this Agreement with respect to any Acquisition Proposal.

     Section 7.13 EMPLOYMENT AGREEMENTS. At or prior to Closing, Pegasus shall enter into Employment Agreements with John F. Davis, III and Joseph W. Nicholson having a term of at least two (2) years for their full-time service as Pegasus' chief executive officer and chief information officer, respectively (the "EMPLOYMENT AGREEMENTS").

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     Section 7.14  NOTICE OF CERTAIN MATTERS. Each of the Company and the
Majority Stockholder shall promptly notify Pegasus and Newco, and each of Pegasus and Newco shall promptly notify the Company and the Majority Stockholder, in writing (i) of any material governmental or administrative complaints, investigations or hearings (or communications indicating that the same may be contemplated); (ii) if such Person discovers that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any respect; (iii) of any notice or other communication from any third party relating to, a material default or event which, with notice or lapse of time or both, would become a material default, received by such Person subsequent to the date of this Agreement and prior to the Closing Date under any material agreement, indenture or instrument to which such Person is a party or to which the assets of such Person and its subsidiaries are subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; or (v) any event or circumstance that, so far as reasonably can be foreseen at the time of its occurrence, would result in a Material Adverse Effect to such Person.

     Section 7.15 RELEASE AND REPURCHASE OF CERTAIN COMPANY STOCK. At or prior to Closing, the Company and the Majority Stockholder shall release or cause to be released the Company's Series A Preferred Stock and any Company Common Stock subject to the escrow established under the Share Exchange Agreement dated October 9, 1997 by and among the Company, the Majority Stockholder and the other parties named therein, and the Company shall repurchase all outstanding shares of the Series A Preferred Stock of the Company.

     Section 7.16  CONFIDENTIAL INFORMATION.

          (a) Each of Pegasus and the Company has disclosed and delivered and will through the Closing disclose and deliver to the other party hereto certain information about its respective properties, employees, finances, businesses and operations prepared by such party or its advisors (such party when disclosing such information being "DISCLOSING PARTY" and such party when receiving such information being the "RECEIVING PARTY"). All such information furnished by the Disclosing Party or its Authorized Persons (as defined below), whether furnished before or after the date hereof, whether oral or written, and regardless of the manner in which it is furnished, is referred to in this Agreement as "PROPRIETARY INFORMATION." Proprietary Information does not include, however, information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Authorized Persons, (ii) was available to the Receiving Party on a nonconfidential basis prior to its disclosure by the Disclosing Party or its Authorized Persons, provided that the source of such information is not known to the Receiving Party to be obligated to maintain such information as confidential, (iii) becomes available to the Receiving Party on a nonconfidential basis from a Person other than the Disclosing Party or its Authorized Persons that is not otherwise bound by a confidentiality agreement with the Disclosing Party or any of its Authorized Persons, or is otherwise not under an obligation to the Disclosing Party or any of its Authorized Persons not to transmit the information to the Receiving Party or any other third party or (iv) required to be disclosed in connection with this Agreement or any other documents contemplated hereby. As used in this Agreement, the term "AUTHORIZED PERSON" means, as to any Person, those Persons that are actively and directly participating in the evaluation and negotiation of the transaction contemplated by this Agreement.

          (b) Subject to Section 7.16(c), unless otherwise agreed to in writing by the Disclosing Party, the Receiving Party agrees (a) except as required by law, to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any person other than its Authorized Persons, and to cause those persons to observe the terms of this Agreement, (b) not to use Proprietary Information for any purpose other than in connection with its evaluation of the transaction contemplated hereby or the completion of the transaction contemplated hereby in a manner approved by the Disclosing Party and (c) except as required by law or pursuant to a listing or similar agreement with the New York Stock Exchange, the American Stock Exchange, the National Association of Securities Dealers, Inc. or other similar securities regulatory organization (collectively,
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     an "SRO"), not to disclose to any Person (other than its Authorized
     Persons) (i) the fact that the Proprietary Information exists or has been made available, (ii) any information about the transactions contemplated hereby, or the terms or conditions or any facts relating thereto, including without limitation, the fact that discussions are taking place with respect thereto or the status thereof, or (iii) the fact that Proprietary Information has been made available to the Receiving Party or its Authorized Persons. The Receiving Party will be responsible for any breach of the terms of this Section 7.16 by the Receiving Party or any of its Authorized Persons.

          (c) In the event that the Receiving Party is requested pursuant to, or required by, applicable law, regulation or SRO rule or by legal process to disclose any Proprietary Information or any other information concerning the Disclosing Party or the Proposed Transaction, the Receiving Party agrees that it will provide the Disclosing Party with prompt notice of such request or requirement in order to enable the Disclosing Party to seek an appropriate protective order or other remedy, to consult with the Receiving Party with respect to the Disclosing Party taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Agreement. In the event that no such protective order or other remedy is obtained, or that the Disclosing Party waives compliance with the terms of this Agreement, the Receiving Party will use its reasonable best efforts to disclose only that portion of any Proprietary Information which the Receiving Party is advised by counsel is legally required and will exercise all reasonable efforts to ensure that all Proprietary Information so disclosed will be accorded confidential treatment.

          (d) Each of Pegasus and the Company is aware, and each of Pegasus and the Company will advise its respective Authorized Persons that are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any Person who has received material, nonpublic information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other Person is likely to sell such securities in reliance upon such information.

          (e) Without prejudice to the rights or remedies otherwise available to each of the parties hereto, each such party shall be entitled to equitable relief by way of specific performance, injunction or otherwise, if the other party hereto or any of its Authorized Persons breaches or threatens to breach any of the provisions of this Section 7.16. Each party hereto agrees to waive any requirement for the security or posting of any bond in connection with such remedy.

     Section 7.17 APPOINTMENT OF MAJORITY STOCKHOLDER REPRESENTATIVE TO THE PEGASUS BOARD. After the Closing Date, so long as the Majority Stockholder continues to own in excess of five percent (5%) of the issued and outstanding Pegasus Common Stock (the "OWNERSHIP THRESHOLD"), Reed shall have a right to designate a Person, subject to the reasonable approval of Pegasus (the "MAJORITY STOCKHOLDER BOARD MEMBER") to be elected to the Board of Directors of Pegasus at the next regularly scheduled Board meeting of Pegasus following such designation; and thereafter Reed shall have the right to remove and substitute the Majority Stockholder Board Member subject to the reasonable approval of Pegasus. The rights granted under this Section 7.17 shall terminate if the Majority Stockholder at any time beneficially owns less than the Ownership Threshold. If at any time Majority Stockholder does not beneficially own the Ownership Threshold, the Pegasus Board shall have the right to remove the Majority Stockholder Board Member with cause or without cause, and if Pegasus so desires, to fill such vacancy with any other Person.

     Section 7.18 ACTIONS UNDER WARN AND SIMILAR STATE AND FOREIGN LAWS. The Company shall provide any notice and otherwise comply with WARN and any similar state and foreign laws applicable to the Company and the Company Subsidiaries by reason of this Agreement, the Merger or any of the other documents or transactions contemplated by this Agreement.

     Section 7.19  INDEMNIFICATION AND INSURANCE.

          (a) From and after the Effective Time, Pegasus shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification

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     provisions under the Company's Certificate of Incorporation or Bylaws as in
     effect on the date hereof with respect to directors and officers of the Company immediately prior to the Effective Time (the "INDEMNIFIED
     PARTIES"). The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of three (3) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law.

          (b) For a period of three (3) years after the Effective Time, Pegasus will, or will cause the Surviving Corporation to, use commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms substantially similar to those applicable to the current directors and officers of the Company; provided, however, that in no event will Pegasus or the Surviving Corporation be required to expend in excess of $75,000 in total.

          (c) The provisions of this Section 7.19 shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     Section 7.20 COMPANY FINANCIAL STATEMENTS. Prior to the date of the Estimated Closing Balance Sheet, the Company shall recognize a bad debt expense in the amount of $2 million for doubtful accounts receivable in addition to its normal monthly bad debt expense, which shall be no less than $200,000 for each month from October 1999 through the month of the Closing Date.

                                  ARTICLE VIII

                             CONDITIONS TO CLOSING

     Section 8.01  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) HSR ACT. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger, which action shall not have been withdrawn or terminated.

          (b) STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted by the Required Stockholder Approval.

          (c) EFFECTIVENESS OF THE S-4 AND S-3. The S-4 and S-3 shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

          (d) GOVERNMENTAL ENTITY APPROVALS. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, expired or been obtained, other than those that, individually or in the aggregate, the failure to be filed, expired or obtained would not, in the reasonable opinion of Pegasus, have a Material Adverse Effect on the Company or a Material Adverse Effect on Pegasus.

          (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "INJUNCTION") preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be
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     pending; and there shall not be any action taken, or any statute, rule, regulation or order (whether temporary, preliminary or permanent) enacted, entered or enforced which makes the consummation of the Merger illegal or prevents or prohibits the Merger.

          (f) LISTING OF SHARES. The shares of Pegasus Common Stock issuable to the Company Stockholders in accordance with this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

          (g) AGREEMENT REGARDING ESTIMATED CLOSING BALANCE SHEET. Pegasus and the Company shall have agreed to the Estimated Closing Balance Sheet.

     Section 8.02 CONDITIONS TO PEGASUS' AND NEWCO'S OBLIGATIONS. The obligations of Pegasus and Newco to consummate the transactions contemplated by this Agreement are subject to the fulfillment and satisfaction as of the Closing Date, of each of the following conditions, any of which may be waived in writing, in whole or in part, by Pegasus or Newco:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and the Majority Stockholder set forth in this Agreement shall be true and correct in all material respects (except that any such representation and warranty that is qualified by the terms material, materially, Material Adverse Effect or like terms shall be true and correct in all respects) (i) as of the date hereof and (ii) as of the Closing Date, as though made on and as of the Closing Date; and Pegasus shall have received a certificate signed by the chief executive officer and the chief financial officer of the Company and a duly authorized officer of the Majority Stockholder to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company and the Majority Stockholder shall have performed in all material respects (except that any obligation or covenant that is qualified by material, materiality, Material Adverse Effect or like terms shall have been performed in all respects) all obligations and covenants required to be performed by it under this Agreement prior to or as of the Closing Date, and Pegasus shall have received a certificate signed by the chief executive officer and the chief financial officer of the Company to such effect.

          (c) DELIVERY OF AGREEMENTS. Each party other than Pegasus and Newco shall have executed and delivered the Company Ancillary Agreements, including the Certificate of Merger, the Employment Agreements, the Non-Competition Agreement, the Stockholder Agreements, the Majority Stockholder Stockholder Agreement, the Option Note and the UK pension indemnity agreement from the Majority Stockholder.

          (d) CONSENTS. Pegasus and Newco shall have received duly executed copies in form and substance reasonably satisfactory to Pegasus and Newco of the consents set forth on Schedule 8.02(d) (the "MATERIAL CONSENTS")

          (e) LEGAL OPINION. Pegasus and Newco shall have received a legal opinion from Bryan Cave LLP, counsel to the Company, covering the matters set forth in Schedule 8.02(e). Bryan Cave LLP shall be entitled where appropriate to rely on the opinion of the Company's in-house or general counsel.

          (f) COMPANY CAPITAL STOCK LIST. Pegasus shall have received the Company Capital Stock List.

          (g) OTHER DELIVERIES. Prior to the Closing Date, the Company shall have delivered or made available, as applicable, to Pegasus and Newco all of the following:

             (i) A copy of (A) certificates from the applicable Governmental Entities for the Company and the Company Subsidiaries, as may be appropriate under the applicable laws, dated as of a date not more than ten (10) days prior to the Closing Date, attesting to the organization, existence and good standing of the Company and the Company Subsidiaries, and (B) a copy, certified by the applicable Governmental Entities as of a date not more than ten (10) days prior to the Closing Date, of the Certificate of Incorporation and all amendments thereto and the organizational documents for the Company and each Company Subsidiaries, respectively;

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

             (ii) resignations (effective as of the Closing Date) of the Company's and the Company Subsidiaries' officers and directors;

             (iii) a copy of (A) the resolutions adopted by the Board of Directors of the Company authorizing execution, delivery and performance of this Agreement and, subject to the approval of the Company's stockholders, the execution, delivery and performance of the Certificate of Merger and the consummation of all of the transactions contemplated by this Agreement and the Certificate of Merger and (B) the bylaws (or similar document) of the Company and each Company Subsidiary, along with certificates executed on behalf of each of the Company and each Company Subsidiary by their respective corporate secretaries (or similar functionaries) certifying to the Pegasus and Newco that such copies are true, correct and complete copies of such resolutions and bylaws, respectively, and that such resolutions and bylaws were duly adopted and have not been amended or rescinded; and

             (iv) incumbency certificates executed on behalf of the secretary (or similar functionary) for the Company and each Company Subsidiary certifying the signature and office of each officer executing this Agreement, the Certificate of Merger and the Company Ancillary Agreements.

          (h) MATERIAL ADVERSE CHANGE. No Material Adverse Change (other than any matters that would qualify as a Material Adverse Change solely under clause (ii) of the definition of such term) shall have occurred with respect to the Company.

          (i) EXCESS INSURANCE PREMIUM. An amount equal to any excess of $75,000 necessary to obtain the insurance policy evidenced by the insurance certificate referred to in Section 8.03(g)

          (j) OTHER MATTERS. Such other certificates, documents and instruments as Pegasus and Newco reasonably request related to the transactions contemplated hereby.

     Section 8.03 CONDITIONS TO THE COMPANY'S OBLIGATIONS. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions at or before the Closing Date, any of which may be waived in writing, in whole or in part:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Pegasus and Newco set forth in this Agreement shall be true and correct in all material respects (except that any such representation and warranty that is qualified by the terms material, materially, Material Adverse Effect or like terms shall be true and correct in all respects) (i) as of the date hereof and (ii) as of the Closing Date, as though made on and as of the Closing Date; and the Company shall have received a certificate signed by the chief executive officer and the chief financial officer of Pegasus and the president of Newco to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF PEGASUS AND NEWCO. Each of Pegasus and Newco shall have performed in all material respects (except that any obligation or covenant that is qualified by material, materiality, Material Adverse Effect or like terms shall have been performed in all respects) all obligations and covenants required to be performed by it under this Agreement prior to or as of the Closing Date, and the Company shall have received a certificate signed by the chief executive officer and the chief financial officer of Pegasus and the president of Newco to such effect.

          (c) DELIVERY OF AGREEMENTS. Pegasus and Newco, as applicable, shall have executed and delivered the Pegasus Ancillary Agreements, including the Certificate of Merger, the Employment Agreements, the Non-competition Agreement, the Stockholder Agreements and the Majority Stockholder Stockholder Agreement.

          (d) LEGAL OPINION. The Company and the Company Stockholders shall have received a legal opinion from Locke Liddell & Sapp LLP, counsel to Pegasus, covering the matters set forth in Schedule 8.03(d). Locke Liddell & Sapp LLP shall be entitled where appropriate to rely on the opinion of Pegasus' in-house or general counsel.
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

          (e) OTHER DELIVERIES. At or prior to the Closing Date, Pegasus and Newco will have delivered to the Company:

             (i) a copy of (A) the certificates from the Secretary of State of the State of Delaware for Pegasus and Newco dated as of a date not more than ten (10) days prior to the Closing Date, attesting to the organization, existence and good standing of Pegasus and Newco, and (B) a copy, certified by the Secretary of State of the State of Delaware as of a date not more than ten (10) days prior to the Closing Date, of the Certificate of Incorporation and all amendments thereto of Pegasus and Newco;

             (ii) a copy of each of (A) the resolutions adopted by the board of directors of Pegasus and Newco authorizing the execution, delivery and performance of this Agreement and the Certificate of Merger and the consummation of all of the transactions contemplated by this Agreement and the Certificate of Merger and (B) the bylaws of Pegasus and the Newco, along with certificates executed on behalf of each of Pegasus and Newco by their respective corporate secretaries certifying to the Company that such copies are true, correct and complete copies of such resolutions and bylaws, respectively, and that such resolutions and bylaws were duly adopted and have not been amended or rescinded, and

             (iii) incumbency certificates executed on behalf of each of Pegasus and Newco by their corporate secretaries certifying the signature and office of each officer executing this Agreement, the Certificate of Merger and the Pegasus Ancillary Agreements.

          (f) INSURANCE CERTIFICATE. Pegasus shall deliver to the Company the insurance policy specified in Section 7.19 of this Agreement prepaid, together with a certificate of insurance indicating that such policy shall remain in effect for a minimum of three (3) years from the Closing Date, but only upon receipt of any funds required by Section 8.02(i).

          (g) DISCLOSURE CERTIFICATE. A certificate signed by the chief executive officer and chief financial officer of Pegasus as of the Closing Date certifying that since Pegasus' most recent filing with the SEC no material event or circumstance has occurred with respect to Pegasus that would require Pegasus to amend, restate or supplement its then current SEC filings or to file a current report on Form 8-K as to any matter that materially and adversely affects Pegasus.

          (h) MATERIAL ADVERSE CHANGE. No Material Adverse Change (other than any matters that would qualify as a Material Adverse Change solely under clause (ii) of the definition of such term) shall have occurred with respect to Pegasus; provided that a reduction in the price of Pegasus Common Stock due to general stock market conditions or otherwise shall not in and of itself constitute a Material Adverse Change.

          (i) FUNDING OF OPTION NOTE. Immediately available funds in an amount equal to the principal amount of the Option Note.

          (j) OTHER MATTERS. Such other certificates, documents and instruments as the Company reasonably requests related to the transactions contemplated hereby.

                                   ARTICLE IX

                              ESCROW ARRANGEMENTS

     Section 9.01 ESCROW ARRANGEMENTS. The Escrow Agent (as defined herein) hereby expressly agrees that its obligations and liabilities under this Agreement shall be limited exclusively to the terms and conditions set forth in
Section 9.01 [Escrow Arrangements], Section 11.03 [Notices] and Section 11.04 [Arbitration] of this Agreement.

          (a) ESCROW FUND. At the Effective Time, the Company Stockholders will be deemed to have received as part of the Merger Consideration and deposited with the Escrow Agent (as defined below) without any act of any Company Stockholder (i) $5.5 million in cash (the "CASH ESCROW") (plus any and all interest that accrues on the Cash Escrow) plus shares of Pegasus Common Stock (the "STOCK ESCROW") having a value of $5.5 million plus (ii) shares of Pegasus Common Stock (the "BALANCE SHEET ESCROW") having a value of $2.0 million as determined under the terms of Section 9.01(d)(ii) (plus any and all additional shares as may be issued in respect of such shares upon any stock split, stock dividend or recapitalization effected by Pegasus after the Effective Time) (items (i) and (ii) are referred to collectively as the "ESCROW AMOUNT"). As soon as practicable after the Effective Time, the Escrow Amount, without any act of any Company Stockholder, will be deposited with Chase Bank of Texas, N.A. (or such other institution acceptable to the Company and Pegasus) as Escrow Agent (the "ESCROW AGENT"), such deposit to constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein. Such deposits into the Escrow Fund shall be deemed made by each Company Stockholder in an amount equal to such Person's Pro Rata Percentage of the Cash Escrow, the Stock Escrow and the Balance Sheet Escrow. Upon receipt of such amounts, the Escrow Agent shall invest the Cash Escrow in short-term investment-grade securities. The Balance Sheet Escrow shall be available to compensate Pegasus solely for any amounts payable to Pegasus under Section
     3.05. The Cash Escrow and the Stock Escrow portions of the Escrow Fund (the "LOSS ESCROW") shall be available solely to compensate Pegasus solely for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defense, including amounts due to Pegasus pursuant to Sections 9.03 [Tax Indemnity] (hereinafter individually a "LOSS" and collectively "LOSSES") incurred by Pegasus directly or indirectly arising out of, relating to or in connection with (i) any inaccuracy or breach of a representation or warranty of the Company or the Majority Stockholder contained in this Agreement (as modified by the Company Disclosure Schedule) or the certificates or other documents delivered by such parties in connection with this Agreement or (ii) any breach of any covenant or agreement of the Company or the Majority Stockholder contained in this Agreement or the certificates or other documents delivered by such parties in connection with this Agreement. Pegasus may not receive any amounts from the Loss Escrow unless and until one or more Escrow Certificates (as defined in Section 9.01(d) below) identifying Losses, the aggregate amount of which exceed $1,500,000, have been delivered to the Escrow Agent as provided in Section 9.01(d); in such case, Pegasus may recover from the Loss Escrow the amount of its Losses that exceed such $1,500,000 amount. In lieu of the deposit of any fractional share into the Balance Sheet Escrow or the Loss Escrow and the distribution of any fractional share therefrom, the number of shares to be deposited on behalf of or distributed to any Company Stockholder shall be rounded in each case to the nearest whole share.

          (b) ESCROW PERIOD; DISTRIBUTION UPON TERMINATION OF ESCROW
     PERIOD. Subject to the following requirements, the Loss Escrow shall terminate at 5:00 p.m., Dallas, Texas time, on the later of (i) first anniversary date of the Effective Time or (ii) the date of the publication of the first audited consolidated financial statements of Pegasus after the Effective Time (the "ESCROW PERIOD"); provided that the Escrow Period shall not terminate with respect to such amount (or some portion thereof), that together with the aggregate amount remaining in amount of the Loss Escrow that is necessary in the reasonable judgment of Pegasus, subject to the objection of the Securityholder Agent and the subsequent arbitration of the matter in the manner provided in Section 11.04, to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of such Escrow Period specified in any Escrow Certificate delivered to the Escrow Agent prior to termination of such Escrow Period. As soon as all such claims for losses have been resolved, the Escrow Agent shall deliver to the Company Stockholders the remaining portion of the Cash Escrow not required to satisfy such claims plus any and all interest that accrues on the Cash Escrow and shall deliver to the Securityholder Agent for distribution to the Company Stockholders the remaining portion of the Stock Escrow not required to satisfy such claims. The Balance Sheet Escrow shall terminate upon (i) delivery to Pegasus of shares of Pegasus Common Stock out of the Balance Sheet Escrow having a value determined under Section 9.01(d)(ii) in an amount payable in accordance with the terms of Section
     3.05 or (ii) delivery to the Escrow Agent of a cash payment in an amount payable in

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     accordance with the terms of Section 3.05 and prompt distribution after receipt thereof of such amounts by the Escrow Agent to the Company Stockholders. As soon as all claims relating to the Balance Sheet Escrow have been resolved, the Escrow Agent shall deliver to the Securityholder Agent for distribution to the Company Stockholders the remaining portion of the Balance Sheet Escrow not required to satisfy such claims. Deliveries of Escrow Amounts or any amounts arising out of cash payments required under
     Section 3.05 to the Company Stockholders pursuant to this Section 9.01(b) shall be made in proportion to their respective original contributions to the Escrow Fund as described in Section 9.01(a).

          (c) PROTECTION OF ESCROW FUND.

             (i) The Escrow Agent shall hold and safeguard the Escrow Fund, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Pegasus and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

             (ii) Any shares of Pegasus Common Stock or other equity securities issued or distributed by Pegasus (including shares issued upon a stock split) ("NEW SHARES") in respect of Pegasus Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued or cash dividends of distributions paid in respect of shares of Pegasus Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Pegasus Common Stock which have not been released from the Escrow Fund shall be added to the Escrow Fund.

             (iii) Each of the Company Stockholders shall have voting rights with respect to the shares of Pegasus Common Stock contributed to the Escrow Fund by such Company Stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Pegasus Common Stock).

          (d) CLAIMS UPON ESCROW FUND.

             (i) Upon receipt by the Escrow Agent of a written notice or other authorization signed by Pegasus and the Securityholder Agent, or signed solely by the accounting firm that performs the services described in
        Section 3.03, the Escrow Agent shall deliver to Pegasus out of the Balance Sheet Escrow that number of shares of Pegasus Common Stock having a value determined under Section 9.01(d)(ii) in an amount specified in such authorization (plus any and all additional shares as may be issued in respect of such shares upon any split, stock dividend or recapitalization effected by Pegasus after the Effective Time). Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of one or more certificates signed by Pegasus (an "ESCROW CERTIFICATE") (A) stating that Pegasus has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the basis for the claim on the Loss Escrow, the Escrow Agent shall, subject to the provisions of Section 9.01(e) and subject to the limitations of the last sentence of Section 9.01(a), deliver to Pegasus out of the Loss Escrow, as promptly as practicable, an amount from the Escrow Loss equal to such Losses (plus any and all additional shares as may be issued in respect of such shares upon any split, stock dividend or recapitalization effected by Pegasus after the Effective Time and any and all interest that has accrued on such amount). Any amount payable under this Section shall be paid out of the Loss Escrow first in cash and, to the extent there are no cash amounts remaining in the Escrow Loss, then in shares of Pegasus Common Stock (with a value determined as to the Pegasus Common Stock in accordance with Section 9.01(d)(ii)).

             (ii) The number of shares of Pegasus Common Stock to be deposited in the Loss Escrow and the Balance Sheet Escrow and to be delivered to Pegasus from time to time out of the Loss Escrow or the Balance Sheet Escrow pursuant to Section 9.01 shall be determined by dividing
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        the aggregate value of the amount to be so deposited or delivered by the average per share closing sale price of the Pegasus Common Stock for the five (5) market trading days preceding the date that is three (3) days before the Closing Date.

          (e) OBJECTIONS TO CLAIMS. At the time of delivery of any Escrow Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Securityholder Agent. The Escrow Agent shall make delivery of an amount that has a value equal to the amount of the Losses stated in the Escrow Certificate (plus any and all interest that has accrued on such amount), provided that no such payment or delivery may be made if the Securityholder Agent shall object in a written statement to the claim made in the Escrow Certificate and such statement shall have been delivered to the Escrow Agent within thirty (30) days of the delivery of the Escrow Certificate.

          (f) RESOLUTION OF CONFLICTS; ARBITRATION.

             (i) In case the Securityholder Agent shall so object in writing to any claim made in any Escrow Certificate, the Securityholder Agent and Pegasus shall attempt in good faith to agree upon the rights of the respective parties with respect to such claim. If the Securityholder Agent and Pegasus should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute amounts from the Loss Escrow in accordance with the terms thereof.

             (ii) If no such agreement can be reached after good faith negotiation for thirty (30) days after delivery of the Securityholder Agent's objection referred to in Section 9.01(f)(i), either Pegasus or the Securityholder Agent may demand arbitration of the matter to be conducted in accordance with Section 11.04, unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or all parties including the third party agree to arbitration.

          (g) SECURITYHOLDER AGENT OF THE COMPANY STOCKHOLDERS: POWER OF
     ATTORNEY.

             (i) In the event that the Merger is completed, effective upon such event, and without further act of any Company Stockholder, Henry Horbaczewski, Frank M. Placenti and Vern Snider shall be appointed as agent and attorney-in-fact (collectively, the "SECURITYHOLDER AGENT") (with the act of any two such Persons as evidenced by a writing bearing their original or facsimile signature or otherwise being the conclusive act of the Securityholder Agent) for each Company Stockholder (except such Company Stockholders, if any, as shall have perfected their appraisal or dissenters' rights under the DGCL), for and on behalf of the Company Stockholders, to give and receive notices and communications, to authorize delivery of amounts of cash and shares of Pegasus Common Stock from the Escrow Fund in satisfaction of claims by Pegasus, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the Company Stockholders from time to time upon not less than thirty (30) days prior written notice to Pegasus; provided that the Securityholder Agent may not be removed unless holders of a 85% interest in the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a an 85% interest of the Escrow Fund. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his or her services. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the Company Stockholders.

             (ii) The Securityholder Agent shall not be liable for any act done or omitted hereunder as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment. The Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall
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        jointly and severally indemnify the Securityholder Agent and hold the
        Securityholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

          (h) ACTIONS OF THE SECURITYHOLDER AGENT. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of all the Company Stockholders for whom a portion of the Escrow Amount otherwise payable or issuable to them is deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Company Stockholders, and the Escrow Agent and Pegasus may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each such Company Stockholder. The Escrow Agent and Pegasus are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

          (i) THIRD PARTY CLAIMS. In the event Pegasus becomes aware of a third-party claim which Pegasus believes may result in a demand against the Loss Escrow, Pegasus shall notify the Securityholder Agent of such claim, and the Securityholder Agent, as representative for the Company Stockholders, shall be entitled, at the Company Stockholder's expense, to participate in any defense of such claim. Pegasus shall not have the right to settle any such claim without the prior consent of the Securityholder Agent; provided that such approval shall not be unreasonably withheld. In the event that the Securityholder Agent has consented to any such settlement and acknowledged that the claim is a valid claim against the Loss Escrow, the Securityholder Agent shall have no power or authority to object under any provision of this Article IX to the amount of any claim by Pegasus against the Loss Escrow with respect to such settlement.

          (j) ESCROW AGENT'S DUTIES.

             (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and as are set forth in any additional written instructions with respect to the Escrow that the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Pegasus and the Securityholder Agent. The Escrow Agent may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

             (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

             (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

             (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

             (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on

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        the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine. The Escrow Agent shall not be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered or permitted by the Escrow Agent in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

             (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and cash amounts and shares of Pegasus Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage.

             (vii) The Escrow Agent may, at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and all amounts of cash and shares of Pegasus Common Stock held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which shall be paid equally by Pegasus and the Securityholder Agent, on behalf of the Company Stockholders. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

             (viii) Pegasus and the Securityholder Agent, on behalf of the Company Stockholders, shall indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of the Escrow Agent's duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

             (ix) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Pegasus and the Securityholder Agent shall use all reasonable efforts to agree on a successor escrow agent within thirty (30) days after receiving such notice. If such parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of Texas. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

          (k) FEES. All fees of the Escrow Agent for performance of its duties hereunder shall be paid equally by Pegasus and the Securityholder Agent, on behalf of the Company Stockholders; provided that the portion of such fees payable by the Company Stockholders shall be paid from the Escrow Fund. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of
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     its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or litigation. All such amounts shall be paid equally by Pegasus and the Securityholder Agent, on behalf of the Company Stockholders.

          (l) TAX MATTERS. Pegasus shall provide and the Company shall cause the Company Stockholders to provide Escrow Agent with their taxpayer identification numbers documented by an appropriate Form W 8 or Form W 9 at or prior to Closing. Failure to so provide such forms may prevent or delay disbursements from the Escrow Fund and may also result in the assessment of a penalty and Escrow Agent's being required to withhold tax on any interest or other income earned on the Escrow Fund. Any payments of income shall be subject to applicable withholding regulations then in force in the United States or any other jurisdiction, as applicable.

          (m) FUNDS TRANSFER. In the event funds transfer instructions are given (other than in writing at the time of execution of the Agreement), whether in writing, by telefax, or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated in the Notices provision of Section 11.03 of this Agreement, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. The parties to this Agreement acknowledge that such security procedure is commercially reasonable.

          (n) It is understood that the Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify (i) the beneficiary, (ii) the beneficiary's bank, or (iii) an intermediary bank. The Escrow Agent may apply any portion of the Escrow Fund for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank, designated.

          (o) NOTICES. Any notice or other communication required or permitted to be given pursuant to the terms and conditions set forth in Section 9.01 hereof shall be made in accordance with the terms and conditions of the Notices provision set forth in Section 11.03 of this Agreement.

     Section 9.02  INDEMNIFICATION BY PEGASUS.

          (a) Subject to the limitations set forth in this Section 9.02, Pegasus shall indemnify and hold harmless the Company and those Persons that are or, pursuant to Section 7.10, are deemed to be stockholders of the Company immediately prior to the Closing (hereinafter in this Section 9.02 referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all Losses incurred by any such Indemnified Person directly or indirectly arising out of, relating to or in connection with (i) any inaccuracy or breach of a representation or warranty of the Pegasus or Newco contained in this Agreement or the certificates or other documents delivered by such parties in connection with this Agreement or (ii) any breach of any covenant or agreement of Pegasus or Newco contained in this Agreement or the certificates or other documents delivered by such parties in connection with this Agreement. The Indemnified Persons may not receive any amounts under this Section 9.02 unless and until the Losses to the Indemnified Persons exceed in the aggregate amount $1,500,000, and in such case, the Indemnified Persons may recover the amount of Losses that exceed such $1,500,000 amount.

          (b) DEFENSE OF CLAIMS. Promptly after the receipt by any Indemnified Party of notice or discovery of any claim, damage or legal action or proceeding giving rise to indemnification rights under this Section 9.02, such Indemnified Party will give Pegasus written notice of such claim, damage, legal action or proceeding (for purposes of this Section 9.02, a "CLAIM") in accordance with this Section 9.02. Within seven days of delivery of such written notice, Pegasus may, with such
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     Indemnified Party's written consent, which shall not be unreasonably withheld, at the expense of Pegasus, elect to take all necessary steps properly to contest any Claim involving third parties or to prosecute or defend such Claim to conclusion or settlement. If Pegasus makes the foregoing election, then Pegasus will take all necessary steps to contest any such Claim or to prosecute or defend such Claim to conclusion or settlement, and will notify such Indemnified Party of the progress of any such Claim, will permit such Indemnified Party, at its expense, to participate in such prosecution or defense (provided, however, that if a conflict of interest exists which would make it inappropriate, in the reasonable opinion of such Indemnified Party, for the same counsel to represent both such Indemnified Party and Pegasus in the resolution of such Claim, then such Indemnified Party may retain separate counsel, and the fees and expenses of one such counsel for all applicable Indemnified Parties shall be borne by Pegasus rather than by any such Indemnified Party) and will provide such Indemnified Party with reasonable access to all relevant information and documents relating to the Claim and Pegasus' prosecution or defense thereof. If Pegasus does not make such election, then such Indemnified Party shall be free to handle the prosecution or defense of any such Claim, will take all necessary steps to contest any such Claim involving third parties or to prosecute or defend such Claim to conclusion or settlement, will notify Pegasus of the progress of any such Claim, and will permit Pegasus, at the expense of Pegasus, to participate in such prosecution or defense and will provide Pegasus with reasonable access to all relevant information and documents relating to the Claim and such Indemnified Party's prosecution or defense thereof. In either case, the party not in control of a Claim will fully cooperate with, and will cause its counsel, if any, to fully cooperate with, the other party in the conduct of the prosecution or defense of such Claim. Neither party will compromise or settle any such Claim without the written consent of either such Indemnified Party (if Pegasus defends the Claim) or Pegasus (if such Indemnified Party defends the Claim), such consent not to be unreasonably withheld.

          (c) NOTICE OF CLAIMS. Any written notice of a Claim required under this Section 9.02 (for purposes of this Section 9.02, a "NOTICE OF CLAIM") will be in writing and will contain the following information to the extent reasonably available to such Indemnified Party:

             (i) such Indemnified Party's good faith estimate of the reasonably foreseeable maximum amount of the alleged Loss (which amount may be the amount of damages claimed by a third party plaintiff in an action brought against such Indemnified Party); and

             (ii) A brief description in reasonable detail of the facts, circumstances or events giving rise to the alleged Loss based on such Indemnified Party's good faith belief thereof and the basis under this Agreement for such Claim, including, without limitation, the identity and address of any third-party claimant (to the extent reasonably available to such Indemnified Party) and copies of any formal demand or complaint.

          (d) All claims for indemnification under Section 9.02 must be asserted prior to the expiration of the later of (i) first anniversary date of the Effective Time or (ii) the date of the publication of the first audited consolidated financial statements of Pegasus after the Effective Time (the "INDEMNIFICATION PERIOD").

          (e) The aggregate liability of Pegasus and Newco for indemnification under this Section 9.02 shall not exceed in the aggregate $11,000,000.

     Section 9.03 TAX INDEMNITY. If and only to the extent that Losses to Pegasus under this Article IX exceed, in the aggregate, $1,500,000 and if an insufficient amount of Escrow Funds are available therefor, the Company Stockholders that execute this Agreement or a Company Voting Agreement shall indemnify and hold harmless Pegasus, its affiliates and their respective officers, directors, stockholders, employees, representatives and agents from and against any Losses with respect to or in connection with any Taxes arising out of or relating to matters prior to the Closing for a period of time equal to the applicable statute of limitations with respect to such Taxes.

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     Section 9.04  EXCLUSIVITY OF REMEDIES. The remedies provided to the parties in Article III and this Article IX shall be the exclusive remedies to which the parties hereto and the stockholders of the Company are entitled after Closing for any breach of or noncompliance with the provisions of this Agreement, any ancillary agreement and any transactions contemplated hereby or thereby, except for any Losses that occur as a result of intentional misrepresentations or fraudulent acts of Pegasus, Newco, the Company or the Majority Stockholder.

                                   ARTICLE X

                                  TERMINATION

     Section 10.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger:

          (a) by mutual written consent duly authorized by the Boards of Directors of Pegasus and the Company; or

          (b) by either Pegasus or the Company if the Merger shall not have been consummated by April 1, 2000 (provided that if the Merger shall not have been consummated due to the waiting period (or any extension thereof) under the HSR Act not having expired or been terminated, or due to any delay by the SEC or an action having been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger, then such date shall be extended to May 15, 2000, and provided further that the right to terminate this Agreement under this
     Section 10.01(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement); or

          (c) by either Pegasus or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall (i) have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable, or (ii) seek to enjoin the Merger and the terminating party reasonably believes that the time period required to resolve such governmental action and the related uncertainty is reasonably likely to have a Material Adverse Effect on Pegasus or a Material Adverse Effect on the Company; or

          (d) by either Pegasus or the Company, if the Company (i) shall have accepted or recommended to the stockholders of the Company a Superior Proposal and (ii) in the case of the termination of this Agreement by the Company, the Company shall have paid to Pegasus all amounts owing by the Company to Pegasus under Section 10.03(b); or

          (e) by Pegasus, if the Board of Directors of the Company shall have withdrawn, modified or refrained from making its recommendation concerning the Merger referred to in Section 7.12 or if a third party other than Pegasus or any of its affiliates (including a person or a group as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) acquires beneficial ownership of, or the right to acquire beneficial ownership of, at least twenty percent (20%) of the Company's outstanding voting equity securities; or

          (f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Pegasus set forth in this Agreement, or if any representation or warranty of Pegasus shall have become untrue; in either case such that the conditions set forth in Section 8.02(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue provided that in any event Pegasus shall have 3 days following notice to cure such breach or inaccuracy; or

          (g) by Pegasus, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) would
                                      A-51
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     not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that in any event the Company shall have three (3) days to cure such breach or inaccuracy.

          Section 10.02 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 10.01, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 10.02,
     Section 7.16, Section 10.03 and Article XI, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

     Section 10.03  FEES AND EXPENSES.

          (a) Except as set forth in this Section 10.03(a) or in Section 10.03(b), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Pegasus and the Company shall share equally all fees and expenses, other than attorneys' and accountants' fees, incurred in relation to the printing and filing of materials required under the HSR Act and the S-4 (including financial statements and exhibits) and any amendments or supplements thereto. Notwithstanding the preceding provisions of this Section, if the Company's total fees and expenses associated with the Merger, including the fees associated with the filing under the HSR Act but excluding costs incurred in connection with Section 7.19(b) up to $75,000 (collectively, the "TOTAL FEES") exceed $2.75 million, then any Total Fees in excess of such amount (the "EXCESS FEES") shall be deducted from the Gross Cash Amount payable under Section 2.01 and the Company will have no further responsibility for the payment of the Excess Fees.

          (b) Upon the occurrence of any of the following events, the Company shall immediately make payment to Pegasus (by wire transfer in immediately available funds or cashiers check) of a breakup fee in the amount of $7.5 million (the "Breakup Fee"): (i) the Company shall have accepted or recommended to the stockholders of the Company a Superior Proposal; (ii) the Board of Directors of the Company shall have withdrawn, modified or refrained from making its recommendation concerning the Merger or shall have disclosed its intention to change such recommendation, (iii) a third party (including a person or a group as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) other than Pegasus or its affiliates acquires after the date hereof beneficial ownership of, or the right to acquire beneficial ownership of, at least 20% of the Company's outstanding voting equity securities or (iv) the Company accepts or recommends a Superior Proposal before March 1, 2001 with a party with whom the Company conducted discussions regarding an Acquisition Proposal prior to termination of the Merger Agreement.

          (c) Payment of the fees described in Section 10.03(b) above shall be in lieu of any damages incurred as a result of events specified in such Section or any other remedy that Pegasus may have therefor in law or equity.

     Section 10.04 PROMPT NOTICE. In the event of termination of this Agreement by any party as provided in Article X, prompt written notice shall be given to the other parties thereto.

                                   ARTICLE XI

                               GENERAL PROVISIONS

     Section 11.01  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
COVENANTS. Unless otherwise provided herein, all representations and warranties of the Company and the Majority Stockholder in this Agreement shall survive the Merger and shall terminate upon expiration of the Escrow Period. The covenants of the Company, the Securityholder Agent and the Company Stockholders contained in Article IX shall survive the Merger and shall terminate upon the expiration of the Escrow Period and upon the disposition of the Escrow Funds in accordance with the provisions of Article IX. All representations and warranties of

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Pegasus and Newco in this Agreement, shall survive the Merger and shall terminate upon the expiration of the Indemnification Period. The covenants of Pegasus contained in Article IX shall survive the Merger and shall terminate upon the expiration of the Indemnification Period and payment of any amounts payable by Pegasus in accordance with the provisions of Section 9.02. All other covenants contained in this Agreement shall not survive the Merger, except for the covenants contained in Article II and Article III and Sections 1.04 [Further Action], 7.10(b) [UK Options], 7.18 [Confidential Information], 7.19 [Appointment of Majority Stockholder Board Representative], 10.03 [Fees and Expenses], and Article XI (other than Section 11.02 [Press Releases and Announcements], each of which shall survive the Merger.

     Section 11.02 PRESS RELEASES AND ANNOUNCEMENTS. Prior to the Closing Date, no party hereto shall issue any press release or make any other public announcement related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of the Company, Pegasus or Newco without prior written approval of each other party hereto, except as may be necessary, in the reasonable opinion of counsel to Pegasus, to comply with the requirements of applicable law. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

     Section 11.03 NOTICES. All notices, demands and other communications to be delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been delivered upon receipt when delivered personally or by overnight courier or three days after being mailed, if mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to the parties hereto will, unless another address is specified in writing, be sent to the address indicated below:

     NOTICES TO PEGASUS OR NEWCO:

     Pegasus Systems, Inc.
     3811 Turtle Creek Drive, Suite 1100
     Dallas, Texas 75219
     Attention: Ric L. Floyd, Esq.
     Facsimile: (214) 528-5675

     With a copy to:

     Locke Liddell & Sapp LLP
     2200 Ross Avenue, Suite 2200
     Dallas, Texas 75201
     Attention: Guy Kerr, Esq.
     Facsimile: (214) 740-8800

     NOTICES TO THE COMPANY:

     Rez, Inc.
     7500 N. Dreamy Draw Drive, Suite 120
     Phoenix Arizona 85020
     Attention: President
     Facsimile: (602) 861-7630

     With a copy to:

     Bryan Cave, LLP
     Two North Central Avenue, Suite 2200
     Phoenix, Arizona 65004-4406
     Attention: Frank M. Placenti, Esq.
     Facsimile: (602) 364-7070

     NOTICES TO THE MAJORITY STOCKHOLDER:

     Reed Elsevier Inc.
     275 Washington Street
     Newton, Massachusetts 02458
     Attn: General Counsel
     Fax No.: (617) 558-4649

     NOTICE TO ESCROW AGENT:

     Chase Bank of Texas, National Association
     2200 Ross Avenue, Suite 500
     Dallas, Texas 75201
     CMFS/Escrow Section
     Facsimile: (214) 965-3577

     NOTICES TO SECURITYHOLDER AGENT:

     Vernon L. Snider
     Rez, Inc.
     7500 N. Dreamy Draw Drive, Suite 120
     Phoenix Arizona 85020
     Facsimile: (602) 861-7630

     Frank M. Placenti, Esq.
     Bryan Cave, LLP
     Two North Central Avenue, Suite 2200
     Phoenix, Arizona 65004-4406
     Facsimile: (602) 364-7070

     Henry Z. Horbaczewski
     Reed Elsevier Inc.
     275 Washington Street
     Newton, Massachusetts 02458
     Facsimile: (617) 558-4649

     Section 11.04 ARBITRATION. The parties agree that any controversy, claim or dispute arising under Article IX of this Agreement shall, at the request of either Pegasus or the Securityholder Agent be resolved by a private arbitration proceeding conducted pursuant to the Rules of Commercial Arbitration of the American Arbitration Association (the "AAA"). Such arbitration proceeding shall be conducted by a single arbitrator selected by the mutual agreement of the parties (the "ARBITRATOR"). If the parties are unable to agree on an Arbitrator within ten (10) days following the request of a party to submit a matter to arbitration the parties shall request AAA to provide a list of seven (7) names from which the parties shall select the Arbitrator. If the parties are unable to agree on a person on the list, the parties shall alternately strike names from the list until one (1) name is left on the list. A coin toss shall determine which party is entitled to strike the first name. The Arbitrator shall not be any person who is an officer, director or employee or Affiliate of such party or any person who has a direct or indirect personal or financial interest in the outcome of the arbitration. The Arbitrator shall set a hearing date for an arbitration proceeding (the "HEARING") in accordance with the Rules of Commercial Arbitration of the AAA, unless otherwise agreed by the parties, or unless otherwise ordered by the Arbitrator at the request of any party. The Hearing shall be conducted and completed on consecutive days. The Hearing shall be held in Dallas, Texas if the arbitration is requested by the Company or the Securityholder Agent, and in

Phoenix, Arizona if the arbitration is requested by Pegasus. The Hearing shall be conducted in accordance with the following procedures:

          (a) Unless otherwise agreed, within thirty (30) days prior to the Hearing, each party shall submit to the Arbitrator, with a copy to the other parties, a list of all witnesses and exhibits which it intends to present at the Hearing.

          (b) No later than fifteen (15) days prior to the scheduled Hearing, each party shall provide to the Arbitrator a short (not to exceed five (5) single-spaced pages or such other page limits as the Arbitrator permits) statement of its position with regard to the dispute.

          (c) At the Hearing, each party shall, unless it waives the opportunity, make an oral opening statement and an oral closing statement.

          (d) The Arbitrator shall not be strictly bound by rules of procedure or rules of evidence, but shall use the Federal Rules as a guideline in conducting the Hearing.

          (e) The Hearing shall be conducted in private. Attendance at the Hearing shall be limited to the following: (i) the Arbitrator; (ii) representatives of each party; (iii) each party's attorneys and attorneys' assistants or advisors, if any, including expert witnesses, if any (iv) a court reporter if requested by any party; and (v) any witnesses. The Arbitrator may sequester witnesses upon the motion of a party.

          (f) When testimony is complete and each party has introduced its exhibits and made a closing statement or waived the opportunity to do so, the Arbitrator shall declare the Hearing closed; provided, however, that the parties may submit post-hearing briefs pursuant to an agreed upon schedule or one formulated by the Arbitrator.

          (g) Within thirty (30) days after the close of the Hearing or submission of the post-hearing briefs, the Arbitrator shall issue a written opinion and award (the "AWARD"), based on evidence, arguments and post-hearing briefs, if any. The Award shall resolve the parties' dispute and shall be final and binding on the parties. The Arbitrator shall have the Award delivered to each party in accordance with Section 11.03.

          (h) Except as otherwise provided in this Agreement, there shall be no ex-parte communication regarding the subject matter of the Hearing between a party or its attorneys and the Arbitrator from the time the Arbitrator is appointed until after the parties receive the Award.

          (i) The parties may agree to submit the dispute to the Arbitrator without a Hearing, in which event the Arbitrator will render and deliver to the parties a written opinion and Award within (30) days of being notified that the parties waive the Hearing.

          (j) The non-prevailing party in the arbitration proceeding shall pay the costs and expenses of the arbitration, including filing fees, fees of the Arbitrator and costs, if any, of obtaining a location for the Hearing. The Award may include provisions awarding costs, expenses and attorney's fees to the prevailing party.

     Section 11.05 WAIVER; AMENDMENT. A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature). No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

     Section 11.06 ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or conveyed by operation of law or otherwise by any party hereto without the prior written consent of the other parties hereto.

     Section 11.07 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     Section 11.08 TIME OF ESSENCE. Time shall be of the essence of this Agreement in all respects.

     Section 11.09 ENTIRE AGREEMENT. This Agreement, the schedules hereto, the Company Ancillary Agreements and the Pegasus Ancillary Agreements and the exhibits thereto and other documents referred to herein contain the complete agreement between the parties and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written.

     Section 11.10 INTERPRETATION. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". All accounting terms not defined in this Agreement shall have the meanings determined by generally accepted accounting principles.

     Section 11.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

     Section 11.12 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. ALL REMEDIES AT LAW, IN EQUITY, BY STATUTE OR OTHERWISE SHALL BE CUMULATIVE AND MAY BE ENFORCED CONCURRENTLY OR FROM TIME TO TIME AND, SUBJECT TO THE EXPRESS TERMS OF THIS AGREEMENT, THE ELECTION OF ANY REMEDY OR REMEDIES SHALL NOT CONSTITUTE A WAIVER OF THE RIGHT TO PURSUE ANY OTHER AVAILABLE REMEDIES.

     Section 11.13  KNOWLEDGE.

          (a) As used herein, the term "KNOWLEDGE OF THE COMPANY" or similar terms shall mean the actual knowledge after due inquiry (including, without limitation, inquiry of other Persons within the organization having knowledge of the subject matter and any professionals retained with respect to any such matter) of the following Persons: Nigel Stapleton, I. Malcolm Highet, W. Thomas Castleberry, Joseph Atteridge, Vernon L. Snider, Kris Schloemer, Raymond Martin, David Heuck, Ryan Benton, Rashid Bengougam, John Holdsworth, Richard Sauerbrun, Alan White, Heather Blaseby, Michael Ball, Nassir Kassum, Geoff Andrew, Lyle Hobbs.

          (b) As used herein, the term "KNOWLEDGE OF THE MAJORITY STOCKHOLDER" or similar terms shall mean the actual knowledge after due inquiry (including, without limitation, inquiry of other Persons within the organization having knowledge of the subject matter and any professionals retained with respect to any such matter) of the following Persons: Mark Armour (Finance Director -- Reed Elsevier plc), Henry Horbaczewski (General Counsel -- Reed Elsevier Inc.), Charles Fontaine (Vice
     President -- Tax -- Reed Elsevier Inc.), Monica Albano (Vice
     President -- Human Resources -- Reed Elsevier Inc.), Anne Joseph (Legal Director -- Reed Elsevier (UK) Limited), David Fuller (Tax Director -- Reed Elsevier (UK) Limited), and Chris D. Thomas (Director of Benefits -- Reed Elsevier (UK) Limited).

          (c) As used herein, the term "KNOWLEDGE OF PEGASUS" or similar terms shall mean the actual knowledge actual knowledge after due inquiry (including, without limitation, inquiry of other Persons within the organization having knowledge of the subject matter and any professionals retained with respect to any such matter) of the following Persons: John F. Davis, III, Joseph W. Nicholson, Jerome L. Galant, Ric L. Floyd, Steve Reynolds, Bryan Donowho, Jeff Bzdawka and Kevin Short.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the day and year first above written.

                                            PEGASUS:

                                            PEGASUS SYSTEMS, INC., a Delaware
                                            corporation

                                            By:   /s/ JOHN F. DAVIS, III
                                              ----------------------------------
                                                     John F. Davis, III
                                                  Chief Executive Officer

                                            NEWCO:

                                            PEGASUS WORLDWIDE, INC., a
                                            Delaware corporation

                                            By: /s/ RIC L. FLOYD
                                              ----------------------------------

                                            Name:  Ric L. Floyd
                                            ------------------------------------

                                            Title: President
                                               ---------------------------------

                                            COMPANY:

                                            REZ, INC., a Delaware corporation

                                            By: /s/ I. M. HIGHET
                                              ----------------------------------

                                            Name: I.M. Highet
                                                --------------------------------

                                            Title: President & CEO
                                               ---------------------------------

                                            MAJORITY STOCKHOLDER:

                                            REED ELSEVIER INC. (solely for those
                                            Sections described in Recital C)

                                            By: /s/ HENRY Z. HORBACZEWSKI
                                              ----------------------------------

                                            Name: Henry Z. Horbaczewski
                                                --------------------------------

                                            Title: Senior Vice President
                                               ---------------------------------

                                            UTELL INTERNATIONAL GROUP, LTD.
                                            (solely for those Sections described
                                            in Recital C)

                                            By: /s/ HENRY Z. HORBACZEWSKI
                                              ----------------------------------
                                            Name: Henry Z. Horbaczewski
                                                --------------------------------
                                            Title: Attorney-in-Fact
                                               ---------------------------------

                                            ESCROW AGENT (as to only Sections
                                            9.01 and
                                            Article XI except for Section
                                            11.02):

                                            By: /s/ KATHLEEN WAGNER
                                              ----------------------------------
                                            Name: Kathleen Wagner
                                                --------------------------------

                                            Title: Vice President
                                               ---------------------------------

                                   APPENDIX B
                              REZ VOTING AGREEMENT
                             (MAJORITY STOCKHOLDER)

                                   REZ, INC.
                                VOTING AGREEMENT

     This Voting Agreement ("AGREEMENT") is made and entered into as of November 16, 1999 between Pegasus Systems, Inc., a Delaware corporation ("PEGASUS"), and Reed Elsevier Inc., a Massachusetts corporation, and Utell International Group, Ltd., a corporation organized under the laws of England and Wales (collectively, the "STOCKHOLDER").

                                    RECITALS

A. Concurrently with the execution of this Agreement, Pegasus, Rez, Inc., a Delaware corporation ("REZ"), the Stockholder and Pegasus Worldwide, Inc., a Delaware corporation and a wholly owned subsidiary of Pegasus ("MERGER SUB"), have entered into an Agreement and Plan of Merger of even date herewith (the "MERGER AGREEMENT") which provides for the merger (the "MERGER") of Merger Sub with and into Rez. Pursuant to the Merger, shares of Common Stock of Rez will be converted into the right to receive the "MERGER CONSIDERATION" as defined in and provided for in the Merger Agreement. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

B. The Stockholder is the record holder and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) of such number of shares of the outstanding Common Stock of Rez as is indicated on the final page of this Agreement (the "SHARES").

C. As a material inducement to enter into the Merger Agreement, Pegasus desires the Stockholder to agree, and the Stockholder is willing to agree, not to transfer or otherwise dispose of any of the Shares, or any other shares of capital stock of Rez acquired hereafter and prior to the Expiration Date (as defined in Section 1(a) below), except as otherwise permitted hereby, and to vote the Shares and any other such shares of capital stock of Rez so as to facilitate consummation of the Merger.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, the parties agree as follows:

     1. AGREEMENT TO RETAIN SHARES.

          (a) TRANSFER AND ENCUMBRANCE. Stockholder agrees not to transfer (except as may be specifically required by court order), sell, exchange, pledge or otherwise dispose of or encumber any of the Shares or any New Shares as defined in Section 1(b) below, or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term "EXPIRATION DATE" shall mean the earliest to occur of: (i) such date as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement; (ii) a material breach of the Merger Agreement by Pegasus or Newco, which breach shall not have been cured within the time periods specified therein (and which breach would permit termination of the Merger Agreement by Rez); (iii) termination of the Merger Agreement pursuant to Section 10.01(a), 10.01(b), 10.01(c), 10.01(d), 10.01(e), 10.01(f) or Section 10.01(g), provided however that this Agreement shall not terminate if the Company enters into a definitive written agreement to consummate a Superior Proposal within one year following termination of the Merger Agreement with a party with whom the Company conducted discussions regarding an Acquisition Proposal prior to termination of the Merger Agreement pursuant to Section 10.01(g) thereof unless and until the Company has paid the Break-Up Fee required by Section
     7.12 of the Merger Agreement; or (iv) one (1) year following any termination of the Merger Agreement.

          (b) ADDITIONAL PURCHASES. Stockholder agrees that any shares of capital stock of Rez that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) after the execution of this Agreement and prior to the Expiration Date ("NEW SHARES") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

     2. AGREEMENT TO VOTE SHARES. Prior to the Expiration Date, at every meeting of the stockholders of Rez called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Rez with respect to any of the following, Stockholder shall vote the Shares and any New Shares: (i) in favor of approval of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger; and (ii) against approval of any proposal made in opposition to or competition with consummation of the Merger and against any merger, consolidation, sale of assets, reorganization or recapitalization, with any party other than with Pegasus and its affiliates and against any liquidation or winding up of Rez (each of the foregoing is hereinafter referred to as an "OPPOSING PROPOSAL"). Stockholder agrees not to take any actions contrary to Stockholder's obligations under this Agreement.

     3. IRREVOCABLE PROXY. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Pegasus a proxy in the form attached hereto as Annex A (the "PROXY"), which shall be irrevocable, with respect to the total number of shares of capital stock of Rez beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by Stockholder set forth therein.

     4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
STOCKHOLDER. Stockholder hereby represents, warrants and covenants to Pegasus as follows:

          (a) OWNERSHIP OF SHARES. Stockholder (i) is the beneficial owner of the Shares, which at the date hereof and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances; (ii) does not beneficially own any shares of capital stock of Rez other than the Shares (excluding shares as to which Stockholder currently disclaims beneficial ownership in accordance with applicable law) and the outstanding shares of Series A Preferred Stock of Rez; and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

          (b) ACCREDITED INVESTOR. The Stockholder hereby acknowledges and represents that such stockholder is familiar with and understands the definition of the term "accredited investor" set forth in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT"). The Stockholder represents and warrants that such stockholder (i) is an "accredited investor" and has such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of an investment in the common stock, $.01 par value per share, of Pegasus (the "PEGASUS COMMON STOCK"), which will be included in the Merger Consideration, (ii) fully understands the nature, scope and duration of the limitations on transfer of Pegasus Common Stock received hereunder, described in the Merger Agreement and (iii) can bear the economic risk of an investment in the shares of Pegasus Common Stock and can afford a complete loss of such investment.

          (c) RECEIPT OF INFORMATION. The Stockholder (i) has received copies of Pegasus' Form 10-K for the period ended December 31, 1998 (the "FORM 10-K"), the Company's Proxy Statement for the 1999 Annual Stockholders' Meeting ("PROXY STATEMENT") and Pegasus' Reports (the "REPORTS") on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999 (the Form 10-K, Proxy Statement and the Reports collectively referred to herein as the "PEGASUS SEC DOCUMENTS") and (ii) has had the opportunity to ask questions of and receive answers from Pegasus concerning the terms and conditions of this Agreement and to obtain from Pegasus any additional information that Pegasus possesses or can acquire without unreasonable effort or expense necessary to verify the accuracy of the information described in the Pegasus SEC Documents.

          (d) NO RELIANCE. The Stockholder has not relied, in connection with this transaction, upon any statements, representations, warranties or agreements other than those set forth in the documents referred to in this Agreement.

          (e) DISTRIBUTION. The Stockholder represents that there is no current plan or intention by such Stockholder to sell, exchange or otherwise dispose of any of the shares of Pegasus Common Stock received by such Stockholder in the Merger as of the Closing Date, except as contemplated in the Merger Agreement.

          (f) NO PROXY SOLICITATIONS. Stockholder will not, and will not permit any entity under Stockholder's control to: (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Opposing Proposal or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; (ii) initiate a stockholders' vote or action by consent of Rez stockholders with respect to an Opposing Proposal; or (iii) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Rez with respect to an Opposing Proposal provided however that nothing herein shall prevent or restrict Henry Horbaczewski or any other director of Rez from participating in the deliberation of the Board of Directors of Rez with respect to an Opposing Proposal or taking any actions in connection therewith consistent with his fiduciary duties as permitted by the Merger Agreement.

     5. ADDITIONAL DOCUMENTS. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Pegasus and Stockholder, as the case may be, to carry out the intent of this Agreement.

     6. CONSENT, WAIVER AND AMENDMENT. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Stockholder is a party or pursuant to any rights Stockholder may have. Without limiting the foregoing, the Stockholder hereby votes to amend the Stockholders Agreement by and among Rez, Reed Elsevier Inc., Utell International Group, Ltd. and certain other holders of equity interests in Rez to provide that Section 6.2 [Drag Along Rights] and Section 6.3 [Certain Rights of Inclusion] and Section 6.4 [Right of First Refusal] shall not apply to the Merger or the Merger Agreement.

     7. TERM. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect on and as of the Expiration Date.

     8. GENERAL.

          (a) SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (b) BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

          (c) AMENDMENTS AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          (d) SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto acknowledge that Pegasus will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreement of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Pegasus upon any such violation, Pegasus shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Pegasus at law or in equity.

          (e) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by cable, telegram or telex, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties as follows:

     If to Pegasus:    Pegasus Systems, Inc.
                       3811 Turtle Creek Blvd.
                       Suite 1100
                       Dallas, Texas 75219
                       Facsimile: (214) 528-5675

     With a copy to:   Locke Liddell & Sapp LLP
                       2200 Ross Avenue, Suite 2200
                       Dallas, Texas 75201
                       Attention: Guy Kerr
                       Facsimile: (214) 740-8800

     If to the
Stockholder:           At the address provided on the signature page hereto

     or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

     8.6 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

     8.7 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

     8.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     8.9 EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the date and year first above written.

                                            PEGASUS SYSTEMS, INC.

                                            By:    /s/ JEROME L. GALANT
                                              ----------------------------------
                                            Name: Jerome L. Galant
                                            Title: Chief Financial Officer

                                            STOCKHOLDER

                                            REED ELSEVIER INC.

                                            By:  /s/ HENRY Z. HORBACZEWSKI
                                              ----------------------------------
                                            Name: Henry Z. Horbaczewski
                                            Title: Senior Vice President

                                            UTELL INTERNATIONAL GROUP, LTD

                                            By:  /s/ HENRY Z. HORBACZEWSKI
                                              ----------------------------------
                                            Name: Henry Z. Horbaczewski
                                            Title: Attorney-in-Fact

                                            Stockholder's Address for Notice:

                                            Reed Elsevier Inc.
                                            275 Washington Street
                                            Newton, Massachusetts 02458
                                            Attn: General Counsel
                                            Fax No.: (617) 558-4649

                                    ANNEX A

                               IRREVOCABLE PROXY
                             (MAJORITY STOCKHOLDER)

     Each undersigned Stockholder (collectively, the "STOCKHOLDER") of Rez, Inc., a Delaware corporation ("REZ"), hereby irrevocably appoints the directors on the Board of Directors of Pegasus Systems, Inc., a Delaware corporation ("PEGASUS"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of capital stock of Rez beneficially owned by the undersigned, which shares are listed on the final page of this Irrevocable Proxy (the "SHARES"), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof, until the earlier to occur of (i) the effectiveness of the Merger (as defined in the Agreement and Plan of Merger (the "MERGER AGREEMENT") dated November 16, 1999 by and among Pegasus, Rez, the Stockholder and Pegasus Worldwide, Inc., a Delaware corporation and a wholly owned subsidiary of Pegasus and (ii) the termination of the Voting Agreement (as defined below) in accordance with its terms. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given.

     This proxy is irrevocable, is granted pursuant to the Voting Agreement dated as of November 16, 1999 between Pegasus and the undersigned Stockholder (the "VOTING AGREEMENT"), and is granted in consideration of Pegasus entering into the Merger Agreement. Pegasus and the undersigned Stockholder agree and acknowledge that the grant of this irrevocable proxy is a material inducement for Pegasus to enter into the Merger Agreement and is therefore coupled with an interest and irrevocable. The attorneys and proxies named above will be empowered at any time prior to either termination of the Merger Agreement or the Effective Time, as the case may be, to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Rez stockholders, and in every written consent in lieu of such a meeting, or otherwise, in favor of approval of the Merger and the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger, and against any proposal made in opposition to or competition with the consummation of the Merger and against any merger, consolidation, sale of assets, reorganization or recapitalization of Rez with any party other than Pegasus and its affiliates and against any liquidation or winding up of Rez.

     The attorneys and proxies named above may only exercise this proxy to vote the Shares subject hereto at any time prior to either termination of the Merger Agreement or the Effective Time, as the case may be, at every annual, special or adjourned meeting of the stockholders of Rez and in every written consent in lieu of such meeting, in favor of approval of the Merger and the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger, and against any merger, consolidation, sale of assets, reorganization or recapitalization of Rez with any party other than Pegasus and its affiliates, and against any liquidation or winding up of Rez, and may not exercise this proxy on any other matter. The undersigned Stockholder may vote the Shares on all other matters.

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

     This proxy is irrevocable.

     Dated: November 16, 1999

                                            REED ELSEVIER INC.

                                            By:  /s/ HENRY Z. HORBACZEWSKI
                                              ----------------------------------
                                            Name: Henry Z. Horbaczewski
                                            Title: Senior Vice President

                                            Shares beneficially owned:

                                            2,300,285 shares of Common Stock

                                            Stockholder's Address for Notice:

                                            Reed Elsevier Inc.
                                            275 Washington Street
                                            Newton, Massachusetts 02458
                                            Attn: General Counsel
                                            Fax No.: (617) 558-4649

                                            UTELL INTERNATIONAL GROUP, LTD

                                            By:  /s/ HENRY Z. HORBACZEWSKI
                                              ----------------------------------
                                            Name: Henry Z. Horbaczewski
                                            Title: Attorney-in-Fact

                                            Shares beneficially owned:

                                            20,446,936 shares of Common Stock

                                            c/o Reed Elsevier Inc.
                                            275 Washington Street
                                            Newton, Massachusetts 02458
                                            Attn: General Counsel
                                            Fax No.: (617) 558-4649

                                   APPENDIX C
                          FORM OF REZ VOTING AGREEMENT
                   (PARTIES OTHER THAN MAJORITY STOCKHOLDER)

                                   REZ, INC.
                                VOTING AGREEMENT

     This Voting Agreement ("AGREEMENT") is made and entered into as of November 16, 1999 between Pegasus Systems, Inc., a Delaware corporation ("PEGASUS"), and the undersigned stockholder ("STOCKHOLDER") of Rez, Inc. a Delaware corporation ("REZ").

                                    RECITALS

A. Concurrently with the execution of this Agreement, Pegasus, Rez and Pegasus Worldwide, Inc., a Delaware corporation and a wholly owned subsidiary of Pegasus ("MERGER SUB"), have entered into an Agreement and Plan of Merger of even date herewith (the "MERGER AGREEMENT") which provides for the merger (the "MERGER") of Merger Sub with and into Rez. Pursuant to the Merger, shares of Common Stock of Rez will be converted into the right to receive the "Merger Consideration" as defined in and provided for in the Merger Agreement.

B. The Stockholder is the record holder and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) of such number of shares of the outstanding Common Stock of Rez as is indicated on the final page of this Agreement (the "Shares").

C. As a material inducement to enter into the Merger Agreement, Pegasus desires the Stockholder to agree, and the Stockholder is willing to agree, not to transfer or otherwise dispose of any of the Shares, or any other shares of capital stock of Rez acquired hereafter and prior to the Expiration Date (as defined in Section 1.1 below), except as otherwise permitted hereby, and to vote the Shares and any other such shares of capital stock of Rez so as to facilitate consummation of the Merger.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, the parties agree as follows:

     1. AGREEMENT TO RETAIN SHARES.

          (a) TRANSFER AND ENCUMBRANCE. Stockholder agrees not to transfer (except as may be specifically required by court order), sell, exchange, pledge or otherwise dispose of or encumber any of the Shares or any New Shares as defined in Section 1(b) below, or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, (ii) a material breach of the Merger Agreement by Pegasus or Newco, which breach shall not have been cured within the time periods specified therein (and which breach would permit termination of the Merger Agreement by Rez); and (iii) termination of the Merger Agreement pursuant to Section 10.01 and, if applicable, any Break-Up Fee (as defined in the Merger Agreement) payable in connection therewith shall have been paid in full.

          (b) ADDITIONAL PURCHASES. Stockholder agrees that any shares of capital stock of Rez that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) after the execution of this Agreement and prior to the Expiration Date ("NEW SHARES") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

     2. AGREEMENT TO VOTE SHARES. Prior to the Expiration Date, at every meeting of the stockholders of Rez called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Rez with respect to any of the following, Stockholder shall vote the Shares and any New Shares: (i) in favor of approval of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger; and (ii) against approval of any proposal made in opposition to or competition with consummation of the Merger and against any merger, consolidation, sale of assets, reorganization or recapitalization, with any party other than with Pegasus and its affiliates and against any liquidation or winding up of Rez (each of the foregoing is hereinafter referred to as an "OPPOSING PROPOSAL"). Stockholder agrees not to take any actions contrary to Stockholder's obligations under this Agreement.

     3. IRREVOCABLE PROXY. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Pegasus a proxy in the form attached hereto as Annex A (the "PROXY"), which shall be irrevocable, with respect to the total number of shares of capital stock of Rez beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by Stockholder set forth therein.

     4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
STOCKHOLDER. Stockholder hereby represents, warrants and covenants to Pegasus as follows:

          (a) OWNERSHIP OF SHARES. Stockholder (i) is the beneficial owner of the Shares, which at the date hereof and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances; (ii) does not beneficially own any shares of capital stock of Rez other than the Shares (excluding shares as to which Stockholder currently disclaims beneficial ownership in accordance with applicable law); and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

          (b) ACCREDITED INVESTOR. The Stockholder hereby acknowledges and represents that such stockholder is familiar with and understands the definition of the term "accredited investor" set forth in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT"). The Stockholder represents and warrants that such stockholder (i) is an "accredited investor" and has such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of an investment in the common stock, $.01 par value per share, of Pegasus (the "PEGASUS COMMON STOCK"), which will be included in the Merger Consideration, (ii) fully understands the nature, scope and duration of the limitations on transfer of Pegasus Common Stock received hereunder, described in the Merger Agreement and (iii) can bear the economic risk of an investment in the shares of Pegasus Common Stock and can afford a complete loss of such investment.

          (c) RECEIPT OF INFORMATION. The Stockholder (i) has had access to copies of Pegasus' Form 10-K for the period ended December 31, 1998 (the "FORM 10-K"), the Company's Proxy Statement for the 1999 Annual Stockholders' Meeting ("PROXY STATEMENT") and Pegasus' Reports (the "REPORTS") on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999 (the Form 10-K, Proxy Statement and the Reports collectively referred to herein as the "PEGASUS SEC DOCUMENTS") and
     (ii) has had the opportunity to ask questions of and receive answers from Pegasus concerning the terms and conditions of this Agreement and to obtain from Pegasus any additional information that Pegasus possesses or can acquire without unreasonable effort or expense necessary to verify the accuracy of the information described in the Pegasus SEC Documents.

          (d) NO RELIANCE. The Stockholder has not relied, in connection with this transaction, upon any statements, representations, warranties or agreements other than those set forth in the documents referred to in this Agreement.

          (e) DISTRIBUTION. The Stockholder represents that there is no current plan or intention by such Stockholder to sell, exchange or otherwise dispose of any of the shares of Pegasus Common Stock received by such Stockholder in the Merger as of the Closing Date, except as contemplated in the Merger Agreement.

          (f) NO PROXY SOLICITATIONS. Stockholder will not, and will not permit any entity under Stockholder's control to: (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Opposing Proposal or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; (ii) initiate a stockholders' vote or action by consent of Rez stockholders with respect to an Opposing Proposal; or (iii) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Rez with respect to an Opposing Proposal provided however that nothing herein shall prevent or restrict Henry Horbaczewski or any other director at Rez from participating in the deliberation of the Board of Directors of Rez with respect to any Opposing Proposal or taking any actions in connection therewith consistent with his fiduciary duties as permitted by the Merger Agreement.

     5. ADDITIONAL DOCUMENTS. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Pegasus and Stockholder, as the case may be, to carry out the intent of this Agreement.

     6. CONSENT, WAIVER AND AMENDMENT. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Stockholder is a party or pursuant to any rights Stockholder may have. Without limiting the foregoing, the Stockholder hereby votes to amend the Stockholders Agreement by and among Rez, Reed Elsevier Inc., Utell International Group, Ltd. and certain other holders of equity interests in Rez to provide that Section 6.2 [Drag Along Rights] and Section 6.3 [Certain Rights of Inclusion] and Section 6.4 [Right of First Refusal] shall not apply to the Merger or the Merger Agreement.

     7. JOINDER IN TAX INDEMNITY. The Stockholder agrees to be bound by the terms of Section 9.02 [Tax Indemnity] of the Merger Agreement which generally provides for indemnification of Pegasus by certain stockholders of Rez for the tax representations contained therein to the extent that no escrow funds are available therefor and the $1.5 million deductible has been exceeded.

     8. TERM; MODIFICATION. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect on and as of the Expiration Date. The parties agree to modify, amend, rescind or terminate this Agreement if and as required in order to permit registration of this issuance of Pegasus Common Stock on Form S-4 as contemplated by Section 7.01 of the Merger Agreement.

     9. GENERAL.

     9.1 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     9.2 BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

     9.3 AMENDMENTS AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     9.4 SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto acknowledge that Pegasus will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreement of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Pegasus upon any such violation, Pegasus shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Pegasus at law or in equity.

     9.5 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by cable, telegram or telex, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties as follows:

     If to Pegasus:    Pegasus Systems, Inc.
                       3811 Turtle Creek Blvd.
                       Suite 1100
                       Dallas, Texas 75219
                       Facsimile: (214) 528-5675

     With a copy to:   Locke Liddell & Sapp LLP
                       2200 Ross Avenue, Suite 2200
                       Dallas, Texas 75201
                       Attention: Guy Kerr
                       Facsimile: (214) 740-8800

     If to the
Stockholder:           At the address provided on the signature page hereto

     or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

     9.6 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

     9.7 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

     9.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     9.9 EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the date and year first above written.

                                            PEGASUS SYSTEMS, INC.

                                            By:
                                            ------------------------------------
                                            Name:
                                               ---------------------------------
                                            Title:
                                               ---------------------------------

                                            STOCKHOLDER

                                            ------------------------------------
                                            Name:
      --------------------------------------------------------------------------

                                            Stockholder's Address for Notice:

                                            ------------------------------------
                                            ------------------------------------
                                            ------------------------------------

                                            Number of Shares Beneficially Owned:

                                                          shares of Common Stock

                                    ANNEX A

                               IRREVOCABLE PROXY

     The undersigned Stockholder (the "STOCKHOLDER") of Rez, Inc., a Delaware corporation ("REZ"), hereby irrevocably appoints the directors on the Board of Directors of Pegasus Systems, Inc., a Delaware corporation ("PEGASUS"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of capital stock of Rez beneficially owned by the undersigned, which shares are listed on the final page of this Irrevocable Proxy (the "SHARES"), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof, until the earlier to occur of (i) the effectiveness of the Merger (as defined in the Agreement and Plan of Merger (the "MERGER AGREEMENT") dated November 16, 1999 by and among Pegasus, Rez, the majority stockholder named therein and Pegasus Worldwide, Inc., a Delaware corporation and a wholly owned subsidiary of Pegasus and (ii) the termination of the Voting Agreement (as defined below) in accordance with its terms. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given.

     This proxy is irrevocable, is granted pursuant to the Voting Agreement dated as of November 16, 1999 between Pegasus and the undersigned Stockholder (the "VOTING AGREEMENT"), and is granted in consideration of Pegasus entering into the Merger Agreement. Pegasus and the undersigned Stockholder agree and acknowledge that the grant of this irrevocable proxy is a material inducement for Pegasus to enter into the Merger Agreement and is therefore coupled with an interest and irrevocable. The attorneys and proxies named above will be empowered at any time prior to either termination of the Merger Agreement or the Effective Time, as the case may be, to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Rez stockholders, and in every written consent in lieu of such a meeting, or otherwise, in favor of approval of the Merger and the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger, and against any proposal made in opposition to or competition with the consummation of the Merger and against any merger, consolidation, sale of assets, reorganization or recapitalization of Rez with any party other than Pegasus and its affiliates and against any liquidation or winding up of Rez.

     The attorneys and proxies named above may only exercise this proxy to vote the Shares subject hereto at any time prior to either termination of the Merger Agreement or the Effective Time, as the case may be, at every annual, special or adjourned meeting of the stockholders of Rez and in every written consent in lieu of such meeting, in favor of approval of the Merger and the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger, and against any merger, consolidation, sale of assets, reorganization or recapitalization of Rez with any party other than Pegasus and its affiliates, and against any liquidation or winding up of Rez, and may not exercise this proxy on any other matter. The undersigned Stockholder may vote the Shares on all other matters.

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

     This proxy is irrevocable.

Dated:           , 1999

     Signature of Stockholder:
                         -------------------------------------------------

     Print Name of Stockholder:
                            ----------------------------------------------------

     Shares beneficially owned:

            shares of Common Stock

                                                                      APPENDIX D

                         FORM OF STOCKHOLDER AGREEMENT
                             (MAJORITY STOCKHOLDER)

     THIS AGREEMENT (the "AGREEMENT") is made and entered into as of
  ,      , by and between Pegasus Systems, Inc., a Delaware corporation (the
"COMPANY"), and Reed Elsevier Inc., a Massachusetts corporation, and Utell International Group, Ltd., a corporation organized under the laws of England and Wales (collectively, the "STOCKHOLDER").

                                    RECITALS

A. In accordance with the Agreement and Plan of Merger entered into as of November 16, 1999 (the "MERGER AGREEMENT") by and among the Company, Rez, Inc. ("REZ"), the Stockholder and Pegasus Worldwide, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("NEWCO"), Newco shall merge with and into Rez, with Rez being the surviving corporation (the "MERGER").

B. The Merger Agreement provides, as a condition to the closing of the Merger thereunder, that Stockholder shall execute and deliver this Agreement; and

C. The agreements of Stockholder hereunder are an important aspect of the Merger, and the Company would not consummate the Merger absent the execution and delivery by Stockholder of this Agreement.

                                   AGREEMENT

     For and in consideration of the premises and of the mutual covenants and agreements contained herein and in the Agreement and the other documents contemplated by the Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

     1. RESTRICTION ON TRANSFERS. The Stockholder will not, without the prior written consent of the Company, as determined in its sole discretion, directly or indirectly sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of common stock, $.01 par value per share, of Pegasus Systems, Inc. (the "Common Stock") or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire Common Stock, whether obtained as a result of the Merger or otherwise, except that, subject to applicable laws, (a) after thirty (30) days following the Closing Date (such term as used herein is as defined in the Merger Agreement), Stockholder may sell up to one-half of the Common Stock received by Stockholder as a result of the Merger and (b) after nine (9) months following the Closing Date, Stockholder may sell all shares of Common Stock held by such Stockholder; provided however that, subject to Section 3 hereof the Stockholder may transfer the rights but not the obligations under this agreement to any wholly owned subsidiary of Stockholder so long as such transferee agrees to be bound by the terms hereof.

     2. COOPERATION; DELAY OF REGISTRATION.

          (a) The Company and the Stockholder shall cooperate with each other in effecting the disposition of the Common Stock held by the Stockholder and received in the Merger. Without limiting the preceding sentence, the Stockholder agrees to provide written notice of its intent to offer, sell or otherwise dispose of more than 15,000 shares of Common Stock in any single transaction or series of related transactions.

          (b) Upon request of the Stockholder but no more often than once every six (6) months, the Company shall cause the Company's Chief Executive Officer and Chief Financial Officer to participate in efforts lasting not more than three (3) days for each such request to market and facilitate the offer and sale of the shares of Common Stock held by the Stockholder, or part thereof;

     provided that the Stockholder's rights to request such assistance under
     Section 2(b) shall expire 180 days following the Closing Date.

          (c) If the Company shall furnish to the Stockholder a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for the Stockholder to offer, sell or otherwise dispose of its shares of Common Stock at such time, the Company shall have the right upon written notice to the Stockholder to delay any such offer, sale or other disposition of any or all shares of Common Stock held by the Stockholder for a period of not more than one hundred eighty (180) days after the Closing Date; provided that such right to delay any such offer, sale or other disposition shall be exercised by the Company not more than once and provided further that such right shall not apply to any offer, sale or other disposition by the Stockholder of less than 15,000 shares of Common Stock in any single transaction or series of related transactions or if the Stockholder holds less than one percent (1%) of all shares of Common Stock outstanding at the time of such offer, sale or other disposition.

     3. TRANSFER OF SHARES TO COMPETITORS OF THE COMPANY. Without the Company's written consent, the Stockholder shall not directly or indirectly sell, offer, contract to sell, transfer the economic risk of ownership in, pledge or otherwise dispose of any shares of Common Stock to any person known after due inquiry to be engaged in the Business (as such term is defined in the Noncompetition Agreement dated on or about the date hereof among the parties hereto) other than by means of a "broker's transaction" (as defined in Rule 144(g) under the Securities Act of 1933, as amended).

     4. LEGEND.

          (a) LEGEND ON CERTIFICATE. The Stockholder understands that all certificates representing Common Stock delivered to the Stockholder pursuant to the Merger shall bear a legend in substantially the form set forth below, until the earlier to occur of (i) one of the events referred to in Section 5 above or (ii) the date on which the undersigned requests removal of such legend; provided that, such request occurs at least two years from the Effective Time (as defined in the Merger Agreement) and that the undersigned is not at the time of such request, and has not been during the three months period preceding to such request, an affiliate of the Company.

        "The shares represented by this certificate may only be transferred in accordance with the terms of a stockholders agreement between the initial holder hereof and the Company, a copy of which agreement may be inspected by the holder of this certificate at the principal offices of the Company, or furnished by the Company to the holder of this certificate upon written request, to bear the foregoing legend."

          (b) STOP TRANSFER ORDER. The Company, in its discretion, may cause appropriate stop transfer orders to be placed with its transfer agent with respect to the certificates for the shares of Common Stock that are required to bear the foregoing legend.

     5. GENERAL.

          (a) SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (b) BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

          (c) AMENDMENTS AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          (d) SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto acknowledge that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreement of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company upon any such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company at law or in equity.

          (e) NOTICES. Any notice, request, instruction, document or other communication to be given hereunder by any party hereto to any other party hereto shall be in writing and validly given if (i) delivered personally,
     (ii) sent by telecopy with electronic confirmation of receipt, (iii) delivered by overnight express, or (iv) sent by registered or certified mail, postage prepaid, as follows:

        If to the Company:    Pegasus Systems, Inc.
                              3811 Turtle Creek Blvd.
                              Suite 1100
                              Dallas, Texas 75219
                              Facsimile: (214) 528-5675

        With a copy to:        Locke Liddell & Sapp LLP
                               2200 Ross Avenue, Suite 2200
                               Dallas, Texas 75201
                               Attention: Guy Kerr
                               Facsimile: (214) 740-8800

        If to the Stockholder: At the address provided on the signature page hereto or at such other address for a party as shall be specified by like notice. Any notice that is delivered personally, or sent by telecopy or overnight express in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon receipt by such party. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the three days after the day it is so placed in the mail.

          (f) GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

          (g) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

          (h) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          (i) EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have caused this Stockholder Agreement to be duly executed on the date and year first above written.

                                            PEGASUS SYSTEMS, INC., a Delaware
                                            corporation

                                            By:
                                              ----------------------------------
                                            Name:
      --------------------------------------------------------------------------
                                            Title:
                                               ---------------------------------

                                            STOCKHOLDER:

                                            REED ELSEVIER INC.

                                            By:
                                              ----------------------------------
                                            Name:
      --------------------------------------------------------------------------
                                            Title:
                                               ---------------------------------

                                            UTELL INTERNATIONAL GROUP, LTD.

                                            By:
                                              ----------------------------------
                                            Name:
      --------------------------------------------------------------------------
                                            Title:
                                               ---------------------------------

                                            Stockholder's Address for Notice:
                                            ------------------------------------
                                            ------------------------------------
                                            ------------------------------------

                                   APPENDIX E
                         FORM OF STOCKHOLDER AGREEMENT
                       (OTHER THAN MAJORITY STOCKHOLDER)

     THIS AGREEMENT (the "AGREEMENT") is made and entered into as of        by
and between Pegasus Systems, Inc., a Delaware corporation (the "COMPANY"), and
       ("STOCKHOLDER"), a stockholder of REZ, Inc. ("REZ").

                                    RECITALS

A. In accordance with the Agreement and Plan of Merger entered into as of November 16, 1999 (the "MERGER AGREEMENT") by and among the Company, REZ, Inc., Reed Elsevier, Inc. and Pegasus Worldwide, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("NEWCO"), Newco will merge with and into REZ, with REZ being the surviving corporation (the "MERGER").

B. The Merger Agreement provides, as a condition to the closing of the Merger thereunder, that Stockholder shall execute and deliver this Agreement; and

C. The agreements of Stockholder hereunder are an important aspect of the Merger, and the Company would not consummate the Merger absent the execution and delivery by Stockholder of this Agreement.

                                   AGREEMENT

     For and in consideration of the premises and of the mutual covenants and agreements contained herein and in the Agreement and other documents contemplated by the Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

     1. RESTRICTION ON TRANSFERS. The Stockholder will not, without the prior written consent of the Company, as determined in its sole discretion, directly or indirectly sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of common stock, $.01 par value per share, of Ranger, Inc. (the "COMMON STOCK") or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire Common Stock, whether obtained as a result of the Merger or otherwise, except that subject to applicable laws (a) after thirty
(30) days following the Closing Date (such term as used herein is as defined in the Merger Agreement), Stockholder may sell up to one-half of the Common Stock received by Stockholder as a result of the Merger and (b) after nine (9) months following the Closing Date, Stockholder may sell all shares of Common Stock held by such Stockholder. Notwithstanding the preceding provisions of this Section 1, if the Stockholder holds less than thirty thousand (45,000) shares of Common Stock, then the Stockholder may sell any and all such shares of Common Stock after thirty (30) days following the Closing Date.

     2. PERMITTED TRANSFERS. Notwithstanding the foregoing, if the Stockholder is an individual, he or she may transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for the Common Stock either during his or her lifetime or on death by will or intestacy to his or her immediate family or to a trust the beneficiaries of which are exclusively the Stockholder and/or a member or members of his or her immediate family or to any other trust or entity for bona fide charitable or estate planning purposes; provided, however, that prior to any such transfer each transferee shall execute an agreement satisfactory to the Company, pursuant to which each transferee shall agree to receive and hold such shares of Common Stock, or securities convertible into or exchangeable or exercisable for the Common Stock, subject to the provisions hereof, and there shall be no further transfer except in accordance with the provisions hereof. For the purposes of this Section 2, "immediate family" shall mean spouse, lineal descendant, father, mother, brother or sister of the transferor.

     3. LEGEND.

          (a) LEGEND ON CERTIFICATE. The Stockholder understands that all certificates representing Common Stock delivered to the Stockholder pursuant to the Merger shall bear a legend in substantially the form set forth below, until the earlier to occur of (i) one of the events referred to in Section 5 above or (ii) the date on which the undersigned requests removal of such legend; provided that, such request occurs at least two years from the Effective Time (as defined in the Merger Agreement) and that the undersigned is not at the time of such request, and has not been during the three months period preceding to such request, an affiliate of the Company.

        "The shares represented by this certificate may only be transferred in accordance with the terms of a stockholders agreement between the initial holder hereof and the Company, a copy of which agreement may be inspected by the holder of this certificate at the principal offices of the Company, or furnished by the Company to the holder of this certificate upon written request, to bear the foregoing legend."

          (b) STOP TRANSFER ORDER. The Company, in its discretion, may cause appropriate stop transfer orders to be placed with its transfer agent with respect to the certificates for the shares of Common Stock that are required to bear the foregoing legend.

     4. GENERAL.

     Section 11.14 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 11.15 BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

     Section 11.16 AMENDMENTS AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          NOTICES. Any notice, request, instruction, document or other communication to be given hereunder by any party hereto to any other party hereto shall be in writing and validly given if (a) delivered personally,
     (b) sent by telecopy with electronic confirmation of receipt, (c) delivered by overnight express, or (d) sent by registered or certified mail, postage prepaid, as follows:

        If to the Company:  Pegasus Systems, Inc.
                            3811 Turtle Creek Blvd.
                            Suite 1100
                            Dallas, Texas 75219
                            Facsimile: (214) 528-5675

        With a copy to:     Locke Liddell & Sapp LLP
                            2200 Ross Avenue, Suite 2200
                            Dallas, Texas 75201
                            Attention: Guy Kerr
                            Facsimile: (214) 740-8800

     or at such other address for a party as shall be specified by like notice. Any notice that is delivered personally, or sent by telecopy or overnight express in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon receipt by such party. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the three days after the day it is so placed in the mail.

     Section 11.17 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

     Section 11.18 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

     Section 11.19 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     Section 11.20 EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have caused this Stockholder Agreement to be duly executed on the date and year first above written.

                                            PEGASUS SYSTEMS, INC.

                                            By:
    ----------------------------------------------------------------------------
                                            Name:
      --------------------------------------------------------------------------
                                            Title:
       -------------------------------------------------------------------------

                                            STOCKHOLDER

--------------------------------------------------------------------------------
                                            Name:
      --------------------------------------------------------------------------

                                            Stockholder's Address for Notice:

                                            ------------------------------------

                                            ------------------------------------

                                            ------------------------------------

                                   APPENDIX F
                        FORM OF NONCOMPETITION AGREEMENT

     THIS AGREEMENT (the "AGREEMENT") is made and entered into as of          ,
     by and among Pegasus Systems, Inc., a Delaware corporation (the "COMPANY"), and Reed Elsevier Inc., a Massachusetts corporation, and Utell International Group, Ltd., a corporation organized under the laws of England and Wales (collectively, the "SELLER").

                                    RECITALS

A. Pursuant to the Agreement and Plan of Merger entered into as of November 16, 1999 (the "MERGER AGREEMENT") by and among the Company and Seller and certain other parties named therein, Pegasus Worldwide, Inc., a Delaware corporation and wholly owned subsidiary of the Company, shall merge with and into Rez, Inc. ("REZ"), with Rez, Inc. being the surviving corporation (the "MERGER");

B. The Merger Agreement provides, as a condition to the closing of the Merger thereunder, that Seller shall execute and deliver this Agreement to, among other matters, restrict the Seller's ability to perform activities included in the Business (as defined below);

C. The agreements of Seller hereunder are an important aspect of the Merger, and the Company would not consummate the Merger absent the execution and delivery by Seller of this Agreement;

D. Seller and Seller's affiliates have substantial financial resources and the ability to operate a business or businesses that could compete with the Company in the Business following the Closing; and

E. The agreements of Seller hereunder are reasonable and necessary, both in scope and duration, to protect the business and goodwill of the Company that will be acquired pursuant to the Merger Agreement, and the Company would suffer damages, including the loss of profits, if Seller or any of Seller's affiliates engaged, directly or indirectly, in a competing business with the Company.

                                   AGREEMENT

     For and in consideration of the premises and of the mutual covenants and agreements contained herein and in the Merger Agreement and the documents contemplated thereby, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

     1. DISCLOSURE OF CONFIDENTIAL INFORMATION. Seller shall not, directly or indirectly, through any form of ownership, in any individual or representative or affiliated capacity whatsoever, except as may be required by law, reveal, divulge, disclose or communicate to any person or entity in any manner whatsoever information of any kind, nature or description concerning: (i) any plans, trade secrets or other data of any kind, nature or description, whether tangible or intangible, of the Company, Rez or their respective businesses or
(ii) any other financial, operational, statistical or other information that the Company or Rez, in either case, designates as confidential or proprietary ("CONFIDENTIAL INFORMATION"). Confidential Information shall not, however, include any information that at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by Seller or its affiliates and in violation of this Agreement) is subsequently acquired by Seller from a source not known by Seller to be under an obligation of confidentiality to the Company or Rez, is independently developed by or for Seller without use of Confidential Information, or the disclosure of which is legally required. In the event that the Seller is required by applicable law to disclose any of the information described in this Section 1, the Seller agrees that it will provide the Company with prompt notice of such requirement in order to enable the Company to seek an appropriate protective order or other remedy, to consult with the Seller with respect to the Company taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Agreement. In the event that no such protective order or other remedy is obtained, or that the Company waives compliance with the terms of this Agreement, the Seller will use its reasonable best efforts to disclose only that portion of such information which the Seller is advised by counsel is legally required and will exercise all reasonable efforts to ensure that all such information so disclosed will be accorded confidential treatment.

     2. EMPLOYEES. If an employee of the Company becomes an employee or independent contractor of Seller or one of Seller's affiliates (as the term affiliate is defined under Rule 144 under the Securities Act of 1933, as amended) during a period of five (5) years following the date hereof, Seller shall cause such person not to perform directly or indirectly in his or her capacity as an employee of Seller or an affiliate of Seller any activities which are the same as or are substantially similar to the Business as conducted as of the date of this Agreement (a "RESTRICTED BUSINESS").

     3. NONCOMPETITION. Seller agrees that for a period of five (5) years following the date hereof, Seller shall not:

          (a) Engage directly or through a subsidiary in a business the same as or substantially similar to the Business; or

          (b) Hold equity securities or indebtedness or invest or lend money to any person or entity that engages directly or indirectly in a business the same as or substantially similar to the Business when the effect of such investment of extension of credit would be that Seller would control such person or entity.

     4. For purposes of this Agreement, the term the "Business" means the development or operation of any of the following:

          (a) hotel central reservation system and property management systems;

          (b) any business similar to the PayTell services of Rez as conducted on the date of this Agreement;

          (c) travel agency commissions processing services;

          (d) hotel brand services, which means services provided by a third party to a person or entity in connection with two or more hotel properties that are affiliated for one or more of the following reasons (i) receiving consulting services, (ii) enhancing the marketplace presence and product distribution of the hotel properties, and (iii) leveraging resources; and

          (e) hotel representation services substantially as conducted by Rez as of the date hereof; and

          (f) any reservation transaction processing services substantially as conducted by Rez as of the date hereof.

          (g) Notwithstanding the preceding provisions of this Section 4, nothing in this Agreement shall prohibit Seller from continuing its activities and business as conducted on the date of this Agreement, even if such activities or business is the same as or substantially similar to the Business.

          (h) Notwithstanding anything to the contrary in the foregoing, the parties stipulate that the following activities are not restricted under
     Section 3 hereof:

             (i) Preparation of advertising material for third parties including, without limitation, advertorials, single-sponsor publications, brochures or trade show displays for a Restricted Business.

             (ii) Providing consulting services with respect to the advertising or marketing of a Restricted Business.

             (iii) Licensing exhibition space to a Restricted Business.

             (iv) Selling, advertising or marketing opportunities to a Restricted Business on behalf of the Company or third parties.

             (v) The provision of travel related data and/or destination or editorial matter, by sale license or contribution.

             (vi) Publication or other dissemination of advertisements for Restricted Businesses in any medium, now known or hereafter developed.

             (vii) Providing links from any website of the Company to any website of a Restricted Business, allowing links from any website of a Restricted Business to a website of the Company or participating in an Internet portal with any Restricted Business.

             (viii) Engaging in any activity which is the successor to any of the preceding enumerated activities following changes in technology or general business practices.

             (ix) The development and marketing to third parties of travel planning software which permits the user to interface with a lodging establishment and/or Restricted Business in order to make reservations; which may incidentally provide the capability of providing travel agency commissions; provided, however, that before introducing any such product, Seller shall notify the Company and shall engage in good faith discussions with the Company (pursuant to a written non-disclosure agreement on terms substantially similar to those on Section 7.16 of the Merger Agreement, mutatis mudandis, or otherwise reasonably satisfactory to the parties, if confidential information may be disclosed) regarding possible cooperative technology, marketing or other mutual arrangements, including, without limitation, subject to Seller's commitments existing as of the Date of this Agreement, the possibility of utilizing the electronic reservation processing services of the Company in connection therewith.

     5. ENFORCEMENT OF COVENANTS.

          (a) Seller acknowledges that a violation or attempted violation of any of the covenants and agreements in Sections 1, 2 and 3 above will cause such damage to the Company as will be irreparable, the exact amount of which would be difficult to ascertain and for which there will be no adequate remedy at law, and accordingly, Seller agrees that the Company shall be entitled as a matter of right to an injunction issued by any court of competent jurisdiction, restraining such violation or attempted violation of such covenants and agreements by Seller, or the affiliates, partners or agents of such Seller, as well as recover from Seller any and all costs and expenses sustained or incurred by the Company in obtaining such an injunction, including, without limitation, reasonable attorneys' fees. Seller agrees that no bond or other security shall be required in connection with such injunction. Seller further agrees that the five (5) year period of restriction set forth in Sections 2 and 3 above shall be tolled during any period of violation thereof by Seller. Any exercise by the Company of its rights pursuant to this Section 5 shall be cumulative and in addition to any other remedies to which the Company may be entitled. Each party represents and warrants that it has been, or has had the opportunity to be, represented by counsel in the negotiation and execution of this Agreement, including without limitation, the provisions set forth above in this Section 5(a) concerning the recovery of attorneys' fees.

          (b) Seller understands and acknowledges that the Company shall have the right, in its sole discretion, to reduce the scope of any covenants set forth in Sections 1, 2 and 3, or any portion thereof, without Seller's consent, effective immediately upon receipt by Seller of written notice thereof; and Seller agrees that Seller shall comply forthwith with any covenant as so modified, which shall be fully enforceable as so revised in accordance with the terms of this Agreement.

     6. VALIDITY. To the extent permitted by applicable law, if it should ever be held that any provision contained herein does not contain reasonable limitations as to time, geographical area or scope of activity to be restrained, then the court so holding shall at the request of the Company reform such provisions to the extent necessary to cause them to contain reasonable limitations as to time, geographical area and scope of activity to be restrained and to give the maximum permissible effect to the intentions of the parties as set forth herein; and the court shall enforce such provisions as so reformed. If, notwithstanding the foregoing, any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically by the Company as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, and the parties hereby agree to such provision.

     7. NOTICE. Any notice, request, instruction, document or other communication to be given hereunder by any party hereto to any other party hereto shall be in writing and validly given if (a) delivered personally, (b) sent by telecopy with electronic confirmation of receipt, (c) delivered by overnight express, or (d) sent by registered or certified mail, postage prepaid, as follows:

         If to the Company:    Pegasus Systems, Inc.
                               3811 Turtle Creek Blvd.
                               Suite 1100
                               Dallas, Texas 75219
                               Attention: Ric L. Floyd
                               Telecopy No.: (214) 522-8488

         If to Seller:            c/o Reed Elsevier Inc.
                                  275 Washington Street
                                  Newton, MA 02458
                                  Attention: General Counsel
                                  Facsimile: (617) 558-4649

     or at such other address for a party as shall be specified by like notice. Any notice that is delivered personally, or sent by telecopy or overnight express in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon receipt by such party. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the three days after the day it is so placed in the mail.

     8. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto with respect to the matters covered hereby, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     9. MODIFICATION AND WAIVER. No modification or amendment of any of the terms, conditions or provisions in this Agreement may be made otherwise than by written agreement signed by the parties hereto, except as provided in Sections 5(b) and 6 hereof. The waiver by any party to this Agreement of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party nor shall such waiver constitute a continuing waiver.

     10. SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto, and any purported assignment in violation of this Section 8 shall be null and void.

     11. HEADINGS. The headings of the sections of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     12. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED, ENFORCED AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES.

     13. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, and such counterparts together shall constitute one and the same instrument.

            [THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the parties have duly caused this Agreement to be executed as of the date first above written.

                                            THE COMPANY:

                                            PEGASUS SYSTEMS, INC.

                                            By:
    ----------------------------------------------------------------------------
                                            Name:
      --------------------------------------------------------------------------
                                            Title:
       -------------------------------------------------------------------------

                                            SELLER:

                                            REED ELSEVIER INC.

                                            By:
    ----------------------------------------------------------------------------
                                            Name:
      --------------------------------------------------------------------------
                                            Title:
       -------------------------------------------------------------------------

                                            UTELL INTERNATIONAL GROUP, LTD.

                                            By:
    ----------------------------------------------------------------------------
                                            Name:
      --------------------------------------------------------------------------
                                            Title:
       -------------------------------------------------------------------------

                                  APPENDIX G*
                             HAMBRECHT & QUIST LLC

                                ONE BUSH STREET
                            SAN FRANCISCO, CA 94104
                                 (415) 439-3000

November 15, 1999

Confidential

The Board of Directors
Pegasus Systems, Inc.
3811 Turtle Creek Boulevard
Dallas, Texas 75219

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to Pegasus Systems, Inc. ("PEGASUS" or the "COMPANY") of the consideration to be paid by the Company in connection with the proposed acquisition by Pegasus of the common stock of Rez, Inc. ("REZ") (the "PROPOSED TRANSACTION") under the terms of an Agreement and Plan of Merger, to be dated as of November 16, 1999, by and among Pegasus, Pegasus Worldwide, Inc., a wholly owned subsidiary of Pegasus, Rez, Utell International Group, Ltd., and Reed Elsevier Inc. The Agreement will provide, among other things, that Pegasus will pay to Rez, upon consummation of the Proposed Transaction, $115 million in cash, a $20 million promissory note, and 2.66 million shares of Pegasus common stock, subject to adjustment based on Rez's closing balance sheet, as is more fully described in the Agreement. We understand that the Proposed Transaction will be accounted for as a purchase.

     Hambrecht & Quist LLC ("HAMBRECHT & QUIST"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Board of Directors of Pegasus in connection with the Proposed Transaction, and we will receive a fee for our services, which include the rendering of this opinion.

     In the past, we have provided investment banking and other financial advisory services to Pegasus and have received fees for rendering these services. Specifically, Hambrecht & Quist served as lead-manager for the Company's initial public offering in August 1997, as lead-manager for the Company's follow-on offerings in February 1998 and May 1999, and as financial advisor with respect to the Company's adoption of a Stockholder Rights Plan in September 1998, and Hambrecht & Quist may provide additional investment banking or other financial advisory services to Pegasus. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Pegasus and receives customary compensation in connection therewith, and also provides research coverage of Pegasus. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of Pegasus for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Hambrecht & Quist and/or affiliates thereof own approximately 59,723 shares of Rez stock, which represents approximately 0.17% of Rez's shares outstanding.

---------------

* Subsequent to November 15, 1999 the Pegasus board of directors declared a 3 for 2 stock split to be effected in the form of a stock dividend on January 7, 2000 to all Pegasus stockholders of record as of
  December 20, 1999. Accordingly, the number of shares to be issued to REZ stockholders in the merger will be 3.99 million shares instead of the 2.66 million shares referenced above.

     In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

          (i) reviewed the publicly available financial statements of Pegasus for recent years and interim periods to date and certain other relevant financial and operating data of Pegasus made available to us from published sources and from the internal records of Pegasus;

          (ii) reviewed certain internal financial and operating information, including certain projections, relating to Pegasus prepared by the management of Pegasus;

          (iii) discussed the business, financial condition and prospects of Pegasus with certain members of senior management;

          (iv) reviewed the financial statements of Rez for recent years and interim periods to date and certain other relevant financial and operating data of Rez made available to us from the internal records of Rez;

          (v) reviewed certain internal financial and operating information, including certain projections, relating to Rez prepared by, the management of Rez;

          (vi) discussed the business, financial condition and prospects of Rez with certain members of senior management of Pegasus and Rez;

          (vii) reviewed the recent reported prices and trading activity for the common stock of Pegasus and compared such information and certain financial information for Pegasus and Rez with similar information for certain other companies engaged in businesses we believe to be generally comparable;

          (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions involving companies engaged in businesses we believe to be generally comparable;

          (ix) reviewed an November 13, 1999 draft of the Agreement (the "DRAFT AGREEMENT");

          and

          (x) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning Pegasus or Rez considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification of such information. We have not undertaken any independent valuation or appraisal of any of the assets or liabilities of Pegasus or Rez or concerning the solvency or fair value of Pegasus or Rez; nor have we conducted a physical inspection of the properties and facilities of either company. With respect to the financial forecasts and projections or any financial or operating information made available to us and used in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the competitive, operating and regulatory environment and the expected future financial performance of Pegasus and Rez. We assume no responsibility for and express no view as to such forecasts and projections or the assumptions on which they are based. For purposes of this opinion, we have assumed that neither Pegasus nor Rez is a party to any material pending transactions, including external financings, recapitalizations or mergers, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion. In rendering this opinion, we have assumed that the Agreement in the form in which it is executed will not differ in any material respects from the Draft Agreement and that the Proposed Transaction will be consummated substantially on the terms discussed in the Agreement, without any waiver of any material terms or conditions by any party thereto.

     It is understood that this letter is for the information of the Company's Board of Directors in connection with its evaluation of the Proposed Transaction and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in the S-4 Registration Statement, if necessary. This letter does not address the underlying decision by Pegasus to engage in the Merger.

     Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be paid by Pegasus in the Proposed Transaction is fair to the Company from a financial point of view.

                                            Very truly yours,

                                            HAMBRECHT & QUIST LLC

                                            By:    /s/ PAUL B. CLEVELAND
                                              ----------------------------------
                                                Paul B. Cleveland
                                                Managing Director

                                                                     APPENDIX H*

                             THOMAS WEISEL PARTNERS
                                MERCHANT BANKING

November 15, 1999

Board of Directors
REZ, Inc., formerly known as
REZsolutions, Inc.
11048 N. 23rd Avenue
Phoenix, Arizona 85029

Gentlemen:

     We understand that REZ, Inc., formerly known as REZsolutions, Inc., a Delaware corporation ("SELLER"), and Pegasus Systems Inc., a Delaware corporation ("BUYER"), propose to enter into a Merger Agreement to be dated November 16, 1999 (the "MERGER AGREEMENT"), pursuant to which a wholly owned subsidiary of Buyer will be merged with and into Seller, which will be the surviving entity and a wholly owned subsidiary of Buyer (the "MERGER"). Pursuant to the Merger, as more fully described in the draft Merger Agreement provided to us by management for Seller and as further described to us by management of Seller, we understand that all of the common stock, $.01 par value per share ("SELLER COMMON STOCK"), of Seller will be converted into and exchangeable for
(1) 2,660,000 million shares of the common stock, $.01 par value per share ("BUYER COMMON STOCK"), of Buyer and (2) cash in the amount of $135 million, subject to certain adjustments (the "CONSIDERATION"). The Majority Shareholder of Seller has agreed to accept, in lieu of $20 million in cash, an unsecured, subordinated Promissory Note in the principal amount of $20 million with an interest rate of 8% per annum and a maturity date of the second anniversary date of the closing date. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

     You have asked us for our opinion as investment bankers as to whether the Consideration to be received by the shareholders of Seller pursuant to the Merger is fair to such shareholders, taken as a whole, from a financial point of view, as of the date hereof.

     In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller and Buyer, including the consolidated financial statements for recent years and interim periods to September 30, 1999 and certain other relevant financial and operating data relating to Seller and Buyer made available to us from published sources and from the internal records of Seller and Buyer; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for Buyer Common Stock; (iv) compared Seller and Buyer from a financial point of view with certain other companies which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Seller and Buyer certain information of a business and financial nature regarding Seller and Buyer, furnished to us by them, including financial forecasts and related assumptions of Seller and Buyer; and (vii) performed such other analyses and examinations as we have deemed appropriate.

     In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With

---------------

* Subsequent to November 15, 1999 the Pegasus board of directors declared a 3 for 2 stock split to be effected in the form of a stock dividend on January 7, 2000 to all Pegasus stockholders of record as of
  December 20, 1999. Accordingly, the number of shares to be issued to REZ stockholders in the merger will be 3.99 million shares instead of the 2.66 million shares referenced above.

respect to the financial forecasts for Seller and Buyer provided to us by their respective management, we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective management at the time of preparation as to the future financial performance of Seller and Buyer and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Seller's or Buyer's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller or Buyer, nor have we been furnished with any such appraisals. You have informed us, and we have assumed, that the Merger will be recorded as a purchase under generally accepted accounting principles. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

     We have further assumed that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further material amendments thereto, and without waiver by Seller of any of the conditions to its obligations thereunder.

     We have acted as financial advisor to Seller in connection with the Merger and will receive a fee for our services, including rendering this opinion, which is contingent upon the consummation of the Merger.

     Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the shareholders of Seller pursuant to the Merger is fair to such shareholders, taken as a whole, from a financial point of view, as of the date hereof.

     This opinion is directed to the Board of Directors of Seller in its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to the shareholders and does not address the relative merits of the Merger and any alternatives to the Merger, Seller's underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our prior written consent.

     We are not expressing an opinion regarding the price at which the Buyer Common Stock may trade at any future time. The Consideration to be received by the shareholders of Seller pursuant to the Merger is based upon a fixed exchange ratio and, accordingly, the market value of the Consideration may vary significantly.

                                            Very truly yours,

                                            By:
                                              /s/ THOMAS WEISEL PARTNERS LLC
                                              ----------------------------------
                                                  THOMAS WEISEL PARTNERS LLC

---------------

* Subsequent to November 15, 1999 the Pegasus board of directors declared a 3 for 2 stock split to be effected in the form of a stock dividend on January 7, 2000 to all Pegasus stockholders of record as of
  December 20, 1999. Accordingly, the number of shares to be issued to REZ stockholders in the merger will be 3.99 million shares instead of the 2.66 million shares referenced above.

                                                                      APPENDIX I

                         DELAWARE GENERAL CORPORATE LAW
                         SECTION 262--APPRAISAL RIGHTS

     SECTION 262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251(other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publication s least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of Pegasus may and, in some cases, must be indemnified by Pegasus against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Pegasus. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to Pegasus, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

     Article Eight of Pegasus' Third Amended and Restated Certificate of Incorporation provides that no director of Pegasus shall be liable to Pegasus or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

     Article Eight of Pegasus' Third Amended and Restated Certificate of Incorporation also provides that Pegasus may indemnify to the fullest extent permitted by Delaware law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his estate or legal representative is or was a director, officer, employee or agent of Pegasus or any predecessor of Pegasus or serves or served at any other enterprise as a director, officer, employee or agent at the request of Pegasus or any other predecessor to Pegasus. In addition, Section 7.7 of Pegasus' Amended and Restated Bylaws provides that Pegasus shall indemnify to the fullest extent authorized or permitted by law any current or former director or officer of Pegasus (or his or her testator or estate) made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether criminal, civil administrative, or investigative, by reason of the fact that he or she is or was a director or officer of Pegasus or is or was serving, at the request of Pegasus, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise and that, subject to applicable law, Pegasus may indemnify an employee or agent of Pegasus to the extent that and with respect to such proceedings as, the Board of Directors may determine by resolution, in its discretion.

     Reference is also made to the Rights Agreement incorporated herein as
Exhibit 4.3 hereto, pursuant to which some holders of capital stock of Pegasus named therein have agreed to indemnify officers and directors of Pegasus against the liabilities under the Securities Act of 1933 or the Securities Exchange Act of 1934 in the event Registrable Securities (as defined therein) held by such holders are included in the securities to be registered pursuant to a public offering by Pegasus.

     Pegasus has purchased directors' and officers' liability insurance. Subject to conditions, limitations and exclusions in the policy, the insurance covers amounts required to be paid for a claim or claims made against directors and officers for any act, error, omission, misstatement, misleading statement or breach of duty by directors and officers in their capacity as directors and officers of Pegasus.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

     (a) The following is a list of exhibits filed herewith or incorporated by reference herein. Pegasus agrees to supply supplementally a copy of any omitted schedule to the SEC upon request.

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
          2.1            -- Contribution and Restructuring Agreement dated effective as of July 21, 1995 by and among Pegasus Systems, Inc.
                            and all of the stockholders of Pegasus Systems, Inc.
         +2.2            -- Agreement and Plan of Merger dated as of November 16,
                            1999, as amended and restated, by and among Pegasus
                            Systems, Inc., Pegasus Worldwide, Inc., REZ, Inc., Reed
                            Elsevier Inc. and Utell International Group, Ltd.
                            (attached as Appendix A to the information
                            statement/prospectus contained in this Registration
                            Statement).
        ++3.1            -- Third Amended and Restated Certificate of Incorporation,
                            as amended.
          3.2            -- Second Amended and Restated Bylaws.
          3.3            -- Form of Certification of Designation, Preferences and
                            Rights of Series A Preferred Stock of Pegasus Systems,
                            Inc. (incorporated by reference from Exhibit 2 of Pegasus
                            Systems, Inc.'s Form 8-A filed with the Commission on
                            October 9, 1998).
          4.1            -- Common Stock Purchase Warrant issued to Holiday
                            Hospitality Corporation.
          4.2            -- Rights Agreement dated as of September 28, 1998 by and
                            between Pegasus Systems, Inc. and American Securities
                            Transfer & Trust, Inc. (incorporated by reference from
                            Exhibit 4 of Pegasus Systems, Inc.'s Current Report on
                            Form 8-K filed with the Commission on October 9, 1998).
          4.3            -- Form of Rights Certificate (incorporated by reference
                            from Exhibit 3 of Pegasus Systems, Inc.'s Form 8-K filed
                            with the Commission on October 9, 1998).
         +5.1            -- Opinion of Locke Liddell & Sapp LLP, regarding the
                            legality of securities being issued.
         +9.1            -- Voting Agreement dated as of November 16, 1999 between
                            Pegasus Systems, Inc. and the Majority Stockholder of
                            REZ, Inc., a Delaware corporation (attached as Appendix B
                            to the information statement/prospectus contained in this
                            Registration Statement).
         +9.2            -- Form of Voting Agreement dated as of November 16, 1999
                            between Pegasus Systems, Inc. and the Parties other than
                            Majority Stockholder of REZ, Inc., a Delaware corporation
                            (attached as Appendix C to the information statement/
                            prospectus contained in this Registration Statement) and
                            a Schedule of Signatures.
         10.1            -- Employment Agreement dated June 25, 1996 between Pegasus
                            Systems, Inc. and John F. Davis, III.
         10.2            -- Employment Agreement dated June 25, 1996 between Pegasus
                            Systems, Inc. and Joseph W. Nicholson.
         10.3            -- Employment Agreement dated August 29, 1996 between
                            Pegasus Systems, Inc. and Jerome L. Galant.
        +10.4            -- Employment Agreement dated August 1, 1999 between REZ,
                            Inc. and I. Malcolm Highet.
       ++10.5            -- 1996 Stock Option Plan, as amended.

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
         10.6            -- 1997 Stock Option Plan, as amended (incorporated by
                            reference from Pegasus Systems, Inc.'s Proxy Statement
                            for its 1999 Annual Stockholders meeting filed with the
                            Commission on April 12, 1999).
         10.7            -- Citibank Global Payments Service Agreement dated July 24,
                            1998 between the Hotel Clearing Corporation and Citibank,
                            N.A. (incorporated by reference to Exhibit 10.1 of
                            Pegasus Systems, Inc.'s 10-Q for the quarter ended
                            October 31, 1998, filed with the Commission on November
                            16, 1998).
         10.8            -- Facilities Management Agreement dated January 1, 1996
                            between Pegasus Systems, Inc. and Anasazi, Inc.,
                            currently known as REZsolutions, Inc.
         10.9            -- Service Agreement dated December 13, 1996 between Pegasus
                            Systems, Inc. and Comdisco, Inc.
         10.10           -- Service Agreement dated January 17, 1997 between Pegasus
                            Systems, Inc. and Genuity, Inc.
       ++10.11           -- 1997 Employee Stock Purchase Plan, as amended.
        +10.12           -- Office Lease dated October 1, 1995, First Amendment to
                            Office Lease dated February 25, 1998, Second Amendment to
                            Office Lease dated November 2, 1998 and Third Amendment
                            to Office Lease dated November 8, 1999 between Pegasus
                            Systems, Inc. and the Utah State Retirement Investment
                            Fund relating to property located at 3811 Turtle Creek
                            Blvd., Suite 1100, Dallas, Texas 75219
        +21.1            -- Subsidiaries of Pegasus Systems, Inc.
        +23.1            -- Consent of PricewaterhouseCoopers LLP.
        +23.2            -- Consent of Deloitte and Touche LLP.
        +23.3            -- Consent of Locke Liddell & Sapp LLP (included in its
                            opinion filed as Exhibit 5.1).
        +23.4            -- Consent of Hambrecht & Quist LLC.
        +23.5            -- Consent of Thomas Weisel Partners, LLC.
        +24.1            -- Power of Attorney (included on signature page).
         27.1            -- Financial Data Schedule for the period ended September
                            30, 1999 (incorporated by reference to Exhibit 27 of
                            Pegasus' Form 10-Q for the period ended September 30,
                            1999).

---------------

Unless otherwise indicated, exhibits are incorporated by reference to the Registration Statement (File No. 333-28595) on Form S-1 declared effective by the Commission on August 6, 1997.

 + Filed herewith.

++ Incorporated by reference to the Form 10-K for the fiscal year ended December
   31, 1998.

     (b) Financial Statement Schedules

     Schedules not listed above have been omitted because the information required to be set forth therein is not required, not applicable or is shown in the financial statements or is included elsewhere.

ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any information statement/prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the information statement/prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4) that prior to any public reoffering of the securities registered hereunder through use of a information statement/prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering information statement/prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          (5) that every information statement/prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (6) to respond to requests for information that is incorporated by reference into the information statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of the Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

          (7) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 13th day of December, 1999.

                                            PEGASUS SYSTEMS, INC.

                                            By:      /s/ JOHN F. DAVIS
                                              ----------------------------------
                                                      John F. Davis, III
                                                   Chief Executive Officer,
                                                    President and Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John F. Davis, III, Jerome L. Galant and Ric L. Floyd, and each of them, such individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such individual and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                     SIGNATURES                                   TITLE                    DATE
                     ----------                                   -----                    ----


               /s/ JOHN F. DAVIS, III                  Chief Executive Officer,      December 13, 1999
-----------------------------------------------------  President and Director
                 John F. Davis, III                    (Principal Executive
                                                       Officer)

                /s/ JEROME L. GALANT                   Chief Financial Officer       December 13, 1999
-----------------------------------------------------  (Principal Financial and
                  Jerome L. Galant                     Accounting Officer)

               /s/ MICHAEL A. BARNETT                  Director                      December 13, 1999
-----------------------------------------------------
                 Michael A. Barnett

                  /s/ PAUL J. BROWN                    Director                      December 13, 1999
-----------------------------------------------------
                    Paul J. Brown

                     SIGNATURES                                   TITLE                    DATE
                     ----------                                   -----                    ----

                /s/ ROBERT B. COLLIER                  Director                      December 13, 1999
-----------------------------------------------------
                  Robert B. Collier

             /s/ WILLIAM C. HAMMETT, JR.               Director                      December 13, 1999
-----------------------------------------------------
               William C. Hammett, Jr.

                /s/ THOMAS F. O'TOOLE                  Director                      December 13, 1999
-----------------------------------------------------
                  Thomas F. O'Toole

                  /s/ MARK C. WELLS                    Director                      December 13, 1999
-----------------------------------------------------
                    Mark C. Wells

                 /s/ BRUCE W. WOLFF                    Director                      December 13, 1999
-----------------------------------------------------
                   Bruce W. Wolff

                                                                     SCHEDULE II

                             PEGASUS SYSTEMS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

                                                         ADDITIONS    ADDITIONS
                                            BALANCE AT   CHARGED TO     FROM                    BALANCE
                                            BEGINNING    COSTS AND    ACQUIRED                  AT END
              CLASSIFICATION                OF PERIOD     EXPENSES    COMPANIES   DEDUCTIONS   OF PERIOD
              --------------                ----------   ----------   ---------   ----------   ---------
December 31, 1996
  Allowance for doubtful accounts.........    $   20       $   25        $--       $    --      $   45
  Income tax valuation allowances.........    $3,528       $1,060        $--       $   (39)     $4,549
                                              ------       ------        ---       -------      ------
          Total reserves and allowances...    $3,548       $1,085        $--       $   (39)     $4,594
                                              ======       ======        ===       =======      ======
December 31, 1997
  Allowance for doubtful accounts.........    $   45       $   81        $--       $   (48)     $   78
  Income tax valuation allowances.........    $4,549       $   --        $--       $  (237)     $4,312
                                              ------       ------        ---       -------      ------
          Total reserves and allowances...    $4,594       $   81        $--       $  (285)     $4,390
                                              ======       ======        ===       =======      ======
December 31, 1998
  Allowance for doubtful accounts.........    $   78       $   35        $ 7       $   (21)     $   99
  Income tax valuation allowances.........    $4,312       $  270        $--       $(4,312)     $  270
                                              ------       ------        ---       -------      ------
          Total reserves and allowances...    $4,390       $  305        $ 7       $(4,333)     $  369
                                              ======       ======        ===       =======      ======

---------------

(a) This schedule should be read in conjunction with the Company's audited consolidated financial statements and related notes thereto.

                                                                     SCHEDULE II

                       REZSOLUTIONS, INC. AND SUBSIDIARY

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

                                                                  ADDITIONS
                                                              ------------------
                                                 BALANCE AT   CHARGES TO                         BALANCE
                                                 BEGINNING    COSTS AND                          AT END
                  DESCRIPTION                    OF PERIOD     EXPENSES    OTHER   DEDUCTIONS   OF PERIOD
                  -----------                    ----------   ----------   -----   ----------   ---------
1996
  Allowance for Doubtful Accounts..............    $3,906       $1,602      --      $(1,163)     $4,345
                                                   ======       ======      ==      =======      ======
1997
  Allowance for Doubtful Accounts..............    $4,345       $2,015      --      $(1,545)     $4,815
                                                   ======       ======      ==      =======      ======
1998
  Allowance for Doubtful Accounts..............    $4,815       $1,581      --      $(1,526)     $4,870
                                                   ======       ======      ==      =======      ======

                               INDEX TO EXHIBITS

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
          2.1            -- Contribution and Restructuring Agreement dated effective as of July 21, 1995 by and among Pegasus Systems, Inc.
                            and all of the stockholders of Pegasus Systems, Inc.
         +2.2            -- Agreement and Plan of Merger dated as of November 16,
                            1999, as amended and restated, by and among Pegasus
                            Systems, Inc., Pegasus Worldwide, Inc., REZ, Inc., Reed
                            Elsevier Inc. and Utell International Group, Ltd.
                            (attached as Appendix A to the information
                            statement/prospectus contained in this Registration
                            Statement).
        ++3.1            -- Third Amended and Restated Certificate of Incorporation,
                            as amended.
          3.2            -- Second Amended and Restated Bylaws.
          3.3            -- Form of Certification of Designation, Preferences and
                            Rights of Series A Preferred Stock of Pegasus Systems,
                            Inc. (incorporated by reference from Exhibit 2 of Pegasus
                            Systems, Inc.'s Form 8-A filed with the Commission on
                            October 9, 1998).
          4.1            -- Common Stock Purchase Warrant issued to Holiday
                            Hospitality Corporation.
          4.2            -- Rights Agreement dated as of September 28, 1998 by and
                            between Pegasus Systems, Inc. and American Securities
                            Transfer & Trust, Inc. (incorporated by reference from
                            Exhibit 4 of Pegasus Systems, Inc.'s Current Report on
                            Form 8-K filed with the Commission on October 9, 1998).
          4.3            -- Form of Rights Certificate (incorporated by reference
                            from Exhibit 3 of Pegasus Systems, Inc.'s Form 8-K filed
                            with the Commission on October 9, 1998).
         +5.1            -- Opinion of Locke Liddell & Sapp LLP, regarding the
                            legality of securities being issued.
         +9.1            -- Voting Agreement dated as of November 16, 1999 between
                            Pegasus Systems, Inc. and the Majority Stockholder of
                            REZ, Inc., a Delaware corporation (attached as Appendix B
                            to the information statement/prospectus contained in this
                            Registration Statement).
         +9.2            -- Form of Voting Agreement dated as of November 16, 1999
                            between Pegasus Systems, Inc. and the Parties other than
                            Majority Stockholder of REZ, Inc., a Delaware corporation
                            (attached as Appendix C to the information statement/
                            prospectus contained in this Registration Statement) and
                            a Schedule of Signatories.
         10.1            -- Employment Agreement dated June 25, 1996 between Pegasus
                            Systems, Inc. and John F. Davis, III.
         10.2            -- Employment Agreement dated June 25, 1996 between Pegasus
                            Systems, Inc. and Joseph W. Nicholson.
         10.3            -- Employment Agreement dated August 29, 1996 between
                            Pegasus Systems, Inc. and Jerome L. Galant.
        +10.4            -- Employment Agreement dated August 1, 1999 between REZ,
                            Inc. and I. Malcolm Highet.
       ++10.5            -- 1996 Stock Option Plan, as amended.
         10.6            -- 1997 Stock Option Plan, as amended (incorporated by
                            reference from Pegasus Systems, Inc.'s Proxy Statement
                            for its 1999 Annual Stockholders meeting filed with the
                            Commission on April 12, 1999).

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
         10.7            -- Citibank Global Payments Service Agreement dated July 24,
                            1998 between the Hotel Clearing Corporation and Citibank,
                            N.A. (incorporated by reference to Exhibit 10.1 of
                            Pegasus Systems, Inc.'s 10-Q for the quarter ended
                            October 31, 1998, filed with the Commission on November
                            16, 1998).
         10.8            -- Facilities Management Agreement dated January 1, 1996
                            between Pegasus Systems, Inc. and Anasazi, Inc.,
                            currently known as REZsolutions, Inc.
         10.9            -- Service Agreement dated December 13, 1996 between Pegasus
                            Systems, Inc. and Comdisco, Inc.
         10.10           -- Service Agreement dated January 17, 1997 between Pegasus
                            Systems, Inc. and Genuity, Inc.
       ++10.11           -- 1997 Employee Stock Purchase Plan, as amended.
        +10.12           -- Office Lease dated October 1, 1995, First Amendment to
                            Office Lease dated February 25, 1998, Second Amendment to
                            Office Lease dated November 2, 1998 and Third Amendment
                            to Office Lease dated November 8, 1999 between Pegasus
                            Systems, Inc. and the Utah State Retirement Investment
                            Fund relating to property located at 3811 Turtle Creek
                            Blvd., Suite 1100, Dallas, Texas 75219
        +21.1            -- Subsidiaries of Pegasus Systems, Inc.
        +23.1            -- Consent of PricewaterhouseCoopers LLP.
        +23.2            -- Consent of Deloitte and Touche LLP.
        +23.3            -- Consent of Locke Liddell & Sapp LLP (included in its
                            opinion filed as Exhibit 5.1).
        +23.4            -- Consent of Hambrecht & Quist LLC.
        +23.5            -- Consent of Thomas Weisel Partners, LLC.
        +24.1            -- Power of Attorney (included on signature page).
         27.1            -- Financial Data Schedule for the period ended September
                            30, 1999 (incorporated by reference to Exhibit 27 of
                            Pegasus' Form 10-Q for the period ended September 30,
                            1999).

---------------

Unless otherwise indicated, exhibits are incorporated by reference to the Registration Statement (File No. 333-28595) on Form S-1 declared effective by the Commission on August 6, 1997.

+  Filed herewith.

++ Incorporated by reference to the Form 10-K for the fiscal year ended December
   31, 1998.

     (b) Financial Statement Schedules

     Schedules not listed above have been omitted because the information required to be set forth therein is not required, not applicable or is shown in the financial statements or is included elsewhere.